Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED AND UNAUDITED)

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-206964

Proxy Statement/Prospectus	Proxy Statement

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

         The Boards of Directors of First Capital, Inc. ("First Capital") and Peoples Bancorp, Inc. of Bullitt County ("Peoples") have approved an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 4, 2015, pursuant to which Peoples will merge with and into First Capital (the "Merger"). If the Merger Agreement is approved by the shareholders of both First Capital and Peoples and the Merger is subsequently completed, each share of Peoples common stock (except for specified shares of Peoples common stock held by Peoples or First Capital and any dissenting shares) will be converted, at the election of such shareholder and subject to certain adjustments and election and allocation procedures described elsewhere in this joint proxy statement/prospectus, into the right to receive, without interest, either (i) 382.83 shares of First Capital common stock, or (ii) $9,475.00 in cash. Peoples shareholders will also receive cash in lieu of any fractional shares of First Capital common stock. In addition, the Merger Agreement provides that shareholders of Peoples may receive an additional cash payment as specified in the Merger Agreement if Peoples sells certain specified assets prior to the effective time of the Merger, or First Capital sells such assets within twenty-six (26) months after the effective time of the Merger. If the Merger had been completed on September 8, 2015, First Capital would have issued approximately 566,370 shares of common stock and paid approximately $15,122,000 in cash in exchange for the outstanding shares of common stock of Peoples, or an aggregate of approximately $30,244,000 in cash and stock based upon the average closing price of a share of First Capital common stock during the 20 trading days preceding September 8, 2015.

         Peoples shareholders will have the opportunity to elect the form of consideration to be received for their shares, subject to certain allocation procedures set forth in the Merger Agreement that are intended to ensure that 50% of the outstanding shares of Peoples common stock will be converted into the right to receive shares of First Capital common stock and the remaining outstanding shares of Peoples common stock will be converted into the right to receive cash. Therefore, the allocation of First Capital common stock and cash that each Peoples shareholder will receive will depend on the elections of other Peoples shareholders. In addition, the Merger Agreement provides that the exchange ratio and cash price per share will be (i) adjusted within certain limits in the manner specified in the Merger Agreement if the average per share closing price of First Capital common stock for the 20 trading days preceding the 5th calendar day before the effective time is greater, or less, than $24.75; and (ii) decreased as specified in the Merger Agreement if the consolidated net book value of Peoples as specified in the Merger Agreement is less than $29,010,000 but greater than $26,410,000. The exchange ratio also may be adjusted in the manner specified in the Merger Agreement if there is a change in the number of shares of common stock issued and outstanding prior to the effective time of the Merger by way of a stock split, stock dividend, or recapitalization or similar transaction with respect to the outstanding First Capital common stock.

         We expect that the Merger will generally be tax-free with respect to any First Capital common stock that Peoples shareholders receive and will generally be taxable with respect to any cash that Peoples shareholders receive. First Capital's common stock is traded on the Nasdaq Capital Market under the symbol "FCAP."

         First Capital and Peoples will each hold a special meeting of their respective shareholders in connection with the Merger. First Capital and Peoples shareholders will be asked to vote to approve the Merger Agreement and related matters as described in the attached joint proxy statement/prospectus. Approval of the Merger Agreement by First Capital shareholders requires the affirmative vote of the holders of a majority of votes entitled to be cast and approval of the Merger Agreement by Peoples shareholders requires the affirmative vote of a majority of votes entitled to be cast.

         The special meeting of First Capital shareholders will be held on November 19, 2015, at the main office of First Harrison Bank, 220 Federal Drive NW, Corydon, Indiana, at 12:00 p.m. local time. The special meeting of Peoples shareholders will be held on November 12, 2015, at the main office of The Peoples Bank of Bullitt County, 1612 Highway 44 East, Shepherdsville, Kentucky at 7:30 p.m. local time.

         First Capital's board of directors unanimously recommends that First Capital shareholders vote "FOR" the approval of the Merger Agreement and "FOR" the approval of the other matters to be considered at the First Capital special meeting.

         People's board of directors unanimously recommends that Peoples shareholders vote "FOR" the approval of the Merger Agreement and "FOR" the approval of the other matters to be considered at the Peoples special meeting.

         This joint proxy statement/prospectus contains important information about First Capital, Peoples, the Merger and the conditions that must be satisfied before the Merger can occur. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page 31, for a discussion of the risks relating to the proposed Merger. You also can obtain information about First Capital from documents that First Capital has filed with the Securities and Exchange Commission.

William W. Harrod President and Chief Executive Officer First Capital, Inc.	G. William Hardy Chairman and Chief Executive Officer Peoples Bancorp, Inc. of Bullitt County

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The securities to be issued in connection with completion of the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This joint proxy statement/prospectus is dated October 2, 2015, and it is first being mailed or otherwise delivered to shareholders of First Capital and Peoples on or about October 9, 2015.

AVAILABLE INFORMATION

        Except where the context otherwise indicates, First Capital has supplied all of the information contained in this joint proxy statement/prospectus relating to First Capital and First Harrison Bank, and Peoples has supplied all of the information contained in this joint proxy statement/prospectus relating to Peoples and The Peoples Bank of Bullitt County.

        You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated October 2, 2015, and you should assume that the information in this document is accurate only as of such date. Neither the mailing of this document to First Capital shareholders or Peoples shareholders nor the issuance by First Capital of shares of First Capital common stock in connection with the Merger will create any implication to the contrary.

        You may ask questions about the Merger or request copies of this joint proxy statement/prospectus from First Capital, without charge, or upon written or oral request to the information agent, Georgeson Inc., located at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or at telephone number (888) 658-3624. Your requests for information from First Capital may also be directed to the following:

First Capital, Inc.
220 Federal Drive NW
P.O. Box 130
Corydon, Indiana 47112
Attn: Jill R. Keinsley, Corporate Secretary
(812) 738-2198

        In order to ensure timely delivery of these documents, you should make your request by November 6, 2015, to receive them before the special meetings.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FIRST CAPITAL, INC.
220 Federal Drive NW
P.O. Box 130
Corydon, Indiana 47112
(812) 738-2198

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 19, 2015

To the Shareholders of First Capital, Inc.:

        We will hold a special meeting of the shareholders of First Capital, Inc. ("First Capital") on November 19, 2015, at 12:00 p.m., local time, at the main office of First Harrison Bank, 220 Federal Drive NW, Corydon, Indiana, to consider and vote upon:

  1.
  Merger Proposal.    A proposal to approve the Agreement and Plan of Merger, dated as of June 4, 2015, by and between First Capital and Peoples Bancorp, Inc. of Bullitt County ("Peoples"), pursuant to which Peoples will merge with and into First Capital, as more fully described in the attached joint proxy statement/prospectus (the "First Capital Merger Proposal").

  2.
  Adjournment.    A proposal to adjourn the First Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the First Capital Merger Proposal (the "First Capital Adjournment Proposal").

  3.
  Other Matters.    Such other matters as may properly come before the special meeting or any adjournment of the special meeting. The First Capital board of directors is not aware of any such other matters as of the date of this joint proxy statement/prospectus.

        The joint proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned "Risk Factors" beginning on page 31 of the attached joint proxy statement/prospectus for a discussion of certain risk factors relating to the Merger.

        The board of directors of First Capital has unanimously adopted the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of First Capital and its shareholders, and unanimously recommends that First Capital shareholders vote (1) "FOR" approval of the First Capital Merger Proposal and (2) "FOR" approval of the First Capital Adjournment Proposal, if necessary or appropriate.

        The board of directors of First Capital fixed the close of business on October 2, 2015, as the record date for determining the First Capital shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        YOUR VOTE IS VERY IMPORTANT.    The First Capital Merger Proposal must be approved by the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal. Approval of the First Capital Adjournment Proposal requires that more votes be cast in favor of the proposal than in opposition to the proposal. If you do not return your proxy or do not vote in person at the special meeting, the effect will be the same as a vote against the Merger Proposal. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying envelope. You may revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

By Order of the Board of Directors

Jill R. Keinsley Corporate Secretary October 9, 2015

PEOPLES BANCORP, INC. OF BULLITT COUNTY
1612 Highway 44 East
Shepherdsville, Kentucky 40165
(502) 543-2226

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 12, 2015

To the Shareholders of Peoples Bancorp, Inc. of Bullitt County:

        We will hold a special meeting of the shareholders of Peoples Bancorp, Inc. of Bullitt County ("Peoples") on November 12, 2015, at 7:30 p.m., local time, at the main office of The Peoples Bank of Bullitt County, 1612 Highway 44 East, Shepherdsville, Kentucky, to consider and vote upon:

  1.
  Merger Proposal.    A proposal to approve the Agreement and Plan of Merger, dated as of June 4, 2015, by and between First Capital, Inc. and Peoples, pursuant to which Peoples will merge with and into First Capital, as more fully described in the attached joint proxy statement/prospectus (the "Peoples Merger Proposal").

  2.
  Adjournment.    A proposal to adjourn the Peoples special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Peoples Merger Proposal (the "Peoples Adjournment Proposal").

  3.
  Other Matters.    Such other matters as may properly come before the special meeting or any adjournment of the special meeting. The Peoples board of directors is not aware of any such other matters as of the date of this joint proxy statement/prospectus.

        The joint proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned "Risk Factors" beginning on page 31 of the attached joint proxy statement/prospectus for a discussion of certain risk factors relating to the Merger.

        The board of directors of Peoples has unanimously adopted the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Peoples and its shareholders, and unanimously recommends that Peoples shareholders vote (1) "FOR" approval of the Peoples Merger Proposal and (2) "FOR" approval of the Peoples Adjournment Proposal, if necessary or appropriate.

        The board of directors of Peoples fixed the close of business on October 2, 2015, as the record date for determining the Peoples shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        Peoples shareholders are entitled to assert dissenters' rights in connection with the proposed Merger under KRS 271B Subchapter 13, a copy of which is attached as Annex D to the attached joint proxy statement/prospectus.

        YOUR VOTE IS VERY IMPORTANT.    The Peoples Merger Proposal must be approved by the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal. Approval of the Peoples Adjournment Proposal requires that more votes be cast in favor of the proposal than in opposition to the proposal. If you do not return your proxy or do not vote in person at the special meeting, the effect will be the same as a vote against the Merger Proposal. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying envelope. You may revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

By Order of the Board of Directors
G. William Hardy, Chairman and Chief Executive Officer October 9, 2015

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are some questions that you may have about the Merger and the First Capital or Peoples special meetings, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Merger and the First Capital or Peoples special meetings.

        Unless the context otherwise requires, references in this joint proxy statement/prospectus to "First Capital" refer to First Capital, Inc., an Indiana corporation, and its subsidiaries, references to "Peoples" refer to Peoples Bancorp, Inc. of Bullitt County, a Kentucky corporation, and its subsidiaries, and "we," "us" and "our" refers collectively to First Capital and Peoples.

Q:
What is the Merger?

A:
First Capital and Peoples have entered into an Agreement and Plan of Merger, dated as of June 4, 2015 (the "Merger Agreement"). Under the Merger Agreement, Peoples will be merged with and into First Capital, with First Capital continuing as the surviving corporation. A copy of the Merger Agreement is included in this joint proxy statement/prospectus as Annex A.

The Merger cannot be completed unless, among other things, both First Capital shareholders and Peoples shareholders approve their respective proposals to approve the Merger Agreement (which we refer to as the "First Capital Merger Proposal" and the "Peoples Merger Proposal," respectively).

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by the boards of directors of both First Capital and Peoples to solicit proxies of their respective shareholders in connection with approval of the Merger and related matters.

In order to approve the Merger and related matters, First Capital and Peoples have each called a special meeting of their shareholders (which we refer to as the "First Capital special meeting" and the "Peoples special meeting," respectively). This document serves as the proxy statement for the First Capital special meeting and the Peoples special meeting and describes the proposals to be presented at the meetings.

This document is also a prospectus that is being delivered to Peoples shareholders because First Capital is offering shares of its common stock to Peoples shareholders in connection with the Merger.

This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
In addition to the First Capital Merger Proposal, what else are First Capital shareholders being asked to vote on?

A:
In addition to the First Capital Merger Proposal, First Capital is soliciting proxies from its shareholders with respect to a proposal to adjourn the First Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the First Capital Merger Proposal (which we refer to as the "First Capital Adjournment Proposal"). Completion of the Merger is not conditioned upon approval of the First Capital Adjournment Proposal.

Q:
In addition to the Peoples Merger Proposal, what else are Peoples shareholders being asked to vote on?

A:
In addition to the Peoples Merger Proposal, Peoples is soliciting proxies from its shareholders with respect to a proposal to adjourn the Peoples special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Peoples Merger Proposal (which we refer to as the "Peoples Adjournment Proposal"). Completion of the Merger is not conditioned upon approval of the Peoples Adjournment Proposal.

Q:
What will Peoples shareholders receive in the Merger?

A:
If the Merger is completed, each share of Peoples common stock (except for specified shares of Peoples common stock held by Peoples or First Capital and any dissenting shares) will be converted, at the election of the shareholder and subject to certain adjustments and election and allocation procedures described elsewhere in this joint proxy statement/prospectus, into the right to receive, without interest, either (i) 382.83 shares (the "Exchange Ratio") of First Capital common stock (the "Stock Consideration"), or (ii) $9,475.00 in cash (the "Cash Consideration") (collectively, the "Merger Consideration"). Peoples shareholders who would otherwise be entitled to a fractional share of First Capital common stock upon the completion of the Merger will instead receive an amount in cash (without interest) equal to the fractional share interest multiplied by the "Average First Capital Closing Price," which is defined below.

The Merger Agreement also provides for the possibility of an additional cash payment to shareholders of Peoples as described elsewhere in this joint proxy statement/prospectus if and to the extent that Peoples sells certain assets (the "Contingent Assets") prior to the effective time of the Merger, or First Capital sells such assets within 26 months after the effective time of the Merger. There is no guarantee that the Contingent Assets will be sold in the manner or in the timeframes set forth in the Merger Agreement or that Peoples shareholders will receive any additional cash payment.

Peoples shareholders have the opportunity to elect the form of consideration they will receive for their shares, subject to certain allocation procedures set forth in the Merger Agreement. Those procedures are intended to ensure that 50% of the outstanding shares of Peoples common stock will be converted into the right to receive the Stock Consideration, and that the remaining outstanding shares of Peoples common stock will be converted into the right to receive the Cash Consideration. Therefore, the allocation of Stock Consideration and Cash Consideration that each Peoples shareholder will receive will depend on the elections made by other Peoples shareholders.

In addition, the Merger Agreement provides that in certain circumstances the Stock Consideration and Cash Consideration will be adjusted in a manner specified in the Merger Agreement.

•
The Stock Consideration and Cash Consideration will be adjusted within certain limits if the Average First Capital Closing Price is greater or less than $24.75. "Average First Capital Closing Price" means the average per share closing price of First Capital common stock for the 20 trading days preceding the 5th calendar day before the effective time of the Merger.

•
The Stock Consideration and Cash Consideration will be decreased if the consolidated net book value of Peoples (as defined in the Merger Agreement) is less than $29,010,000 but greater than $26,410,000.

•
The Exchange Ratio also may be adjusted if there is a change in the number of shares of First Capital common stock issued and outstanding prior to the effective time of the Merger due to a stock split, stock dividend, recapitalization or similar transaction affecting the outstanding First Capital common stock.

The following table shows the range of potential values for the Cash Consideration per Peoples share and the Exchange Ratio (the number of First Capital shares into which each Peoples share would be converted in the Merger) based on (1) changes in the Average First Capital Closing Price within the minimum and maximum price range, with a mid-point of $24.75 per First Capital share; and (2) various levels of Consolidated Net Book Value as of the Closing Date. The values in the table are for illustrative purposes only. The actual values will be determined immediately before the Merger becomes effective. The table assumes no cash issued in lieu of fractional shares of First Capital common stock.

	Average First Capital Closing Price
	Minimum (9.9% decrease) $22.30		Mid-Point $24.75		Maximum (10.1% increase) $27.25
Peoples Consolidated Net Book Value (in thousands)	Exchange Ratio (First Capital shares)	Cash Consideration	Exchange Ratio (First Capital shares)	Cash Consideration	Exchange Ratio (First Capital shares)	Cash Consideration
$29,010	403.86	$9,006.04	382.83	$9,475.00	365.27	$9,953.54
$28,000	389.11	$8,677.16	369.54	$9,146.12	353.20	$9,624.66
$27,000	374.51	$8,351.53	356.38	$8,820.49	341.25	$9,299.03
$26,410	365.89	$8,159.41	348.62	$8,628.37	334.20	$9,106.91

As of June 30, 2015, Peoples would have reported Consolidated Net Book Value (as defined in the Merger Agreement) of more than $29,010,000. Assuming that value remained in effect on the closing date, there would not be a book value-related price adjustment. Based on the $26.27 closing trading price of First Capital common stock on September 14, 2015, the Exchange Ratio would be 371.75 First Capital shares for each Peoples share, and the Cash Consideration would be $9,765.95 for each Peoples share.

The mix of Merger Consideration to be received by each Peoples shareholder in the Merger will not be known until the results of the cash/stock elections made by Peoples shareholders are tallied by Computershare Limited, the election agent, which will not be completed until after the dates of both special shareholders meetings. No guarantee can be made that Peoples shareholders will receive the amount of cash or stock they elect to receive.

See "The Merger Agreement—Merger Consideration" for a more complete discussion of the Merger Consideration to be paid in the Merger.

Q:
What will First Capital shareholders receive in the Merger?

A:
First Capital shareholders will not receive anything in the Merger for their shares. If you are a First Capital shareholder, each share of First Capital common stock that you hold before the Merger will continue to represent one share of First Capital common stock after the Merger.

Q:
How does First Capital's board of directors recommend that I vote at the First Capital special meeting?

A:
First Capital's board of directors unanimously recommends that you vote "FOR" the First Capital Merger Proposal and "FOR" the First Capital Adjournment Proposal, if necessary or appropriate.

Q:
How does Peoples' board of directors recommend that I vote at the Peoples special meeting?

A:
Peoples' board of directors unanimously recommends that you vote "FOR" the Peoples Merger Proposal and "FOR" the Peoples Adjournment Proposal, if necessary or appropriate.

Q:
When and where are the meetings?

A:
The First Capital special meeting will be held at the main office of First Harrison Bank, 220 Federal Drive NW, Corydon, Indiana on November 19, 2015, at 12:00 p.m. local time.

The Peoples special meeting will be held at the main office of The Peoples Bank of Bullitt County on November 12, 2015, at 7:30 p.m. local time.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus in its entirety and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the applicable special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

First Capital shareholders may also vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions for First Capital shareholders, who are encouraged to vote through the internet.

If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. "Street name" shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.

If you return your signed proxy card but do not specify how you wish to vote your shares, your shares will be voted "FOR" each of the recommended proposals.

Q:
What constitutes a quorum for the First Capital special meeting?

A:
The presence at the First Capital special meeting, in person or by proxy, of holders of a majority of the outstanding shares of First Capital common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What constitutes a quorum for the Peoples special meeting?

A:
The presence at the Peoples special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Peoples common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the First Capital special meeting?

A:
First Capital Merger Proposal:

•
Required vote:  Approval of the First Capital Merger Proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal.

•
Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy card or vote by telephone or internet or in person at the First Capital special meeting or fail to instruct your bank or broker with respect to the First Capital Merger Proposal, it will have the same effect as a vote "AGAINST" the proposal.

First Capital Adjournment Proposal:

•
Required vote:  Approval of the First Capital Adjournment Proposal requires that more votes be cast in favor of the proposal than against the proposal at the First Capital special meeting.

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the First Capital Adjournment Proposal, it will have no effect on the proposal. If you are not a "street name" holder and fail to either submit a proxy card entirely or vote by telephone or internet or in person at the First Capital special meeting, it will have no effect on such proposal.

Q:
What is the vote required to approve each proposal at the Peoples special meeting?

A:
Peoples Merger Proposal:

•
Required vote:  Approval of the Peoples Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Peoples common stock entitled to vote on the proposal.

•
Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy card or vote in person at the Peoples special meeting or fail to instruct your bank or broker how to vote with respect to the Peoples Merger Proposal, it will have the same effect as a vote "AGAINST" the proposal.

Peoples Adjournment Proposal:

•
Required vote:  Approval of the Peoples Adjournment Proposal requires that more votes be cast in favor of the proposal than against the proposal at the Peoples special meeting.

•
Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Peoples Adjournment Proposal, it will have no effect on the proposal. If you are not a "street name" holder and fail to either submit a proxy card entirely or vote in person at the Peoples special meeting, it will have no effect on such proposal.

Q:
What risks should I consider before I vote on the Merger Proposal?

A:
You should review "Risk Factors" beginning on page 31.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for First Capital or Peoples to obtain the necessary quorum to hold their special meetings. In addition, your failure to submit a proxy or to vote, your failure to instruct your bank or broker how to vote, or your abstention will have the same effect as a vote "AGAINST" approval of the Merger Agreement. The Merger Agreement must be approved by both the affirmative vote of holders of a majority of the outstanding shares of First Capital common stock and the affirmative vote of the holders of a majority of the outstanding shares of Peoples common stock. The First Capital board of directors and the Peoples board of directors unanimously, respectively, recommend that you vote "FOR" the First Capital Merger Proposal and "FOR" the Peoples Merger Proposal, respectively.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
Can I attend the meetings and vote my shares in person?

A:
Yes. All shareholders of First Capital and Peoples, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of First Capital and Peoples common stock can vote in person at the First Capital special meeting and Peoples special meeting, respectively. First Capital shareholders of record can also vote by telephone or internet. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the meetings. If you plan to attend your meeting, you must hold your shares in your own name or bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. In addition, you must bring a form of personal photo identification with you in order to be admitted. First Capital and Peoples reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:
Can I change my vote?

A:
First Capital shareholders:    Yes. If you are a holder of record of First Capital common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to First Capital's corporate secretary, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting, or (4) voting by telephone or the internet at a later time. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by First Capital after the vote will not affect the vote. First Capital's corporate secretary's mailing address is: Corporate Secretary, First Capital, Inc., 220 Federal Drive NW, P.O. Box 130, Corydon, Indiana 47112. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Peoples shareholders:    Yes. If you are a holder of record of Peoples common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card to Peoples with a later date, (2) delivering a written revocation letter to Peoples' corporate secretary, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Peoples after the vote will not affect the vote. Proxy cards and notices of revocation should be sent to: Corporate Secretary, Peoples Bancorp, Inc. of Bullitt County, 1612 Highway 44 East, Shepherdsville, Kentucky 40165.

Q:
Will First Capital be required to submit the proposal to approve the Merger Agreement to its shareholders even if First Capital's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the First Capital special meeting, First Capital is required to submit the proposal to approve the Merger Agreement to its shareholders even if First Capital's board of directors has withdrawn, modified or qualified its recommendation.

Q:
Will Peoples be required to submit the proposal to approve the Merger Agreement to its shareholders even if Peoples' board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Peoples special meeting, Peoples is required to submit the proposal to approve the Merger Agreement to its shareholders even if Peoples' board of directors has withdrawn, modified or qualified its recommendation.

Q:
What are the U.S. federal income tax consequences of the Merger to Peoples shareholders?

A:
We intend that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by First Capital or Peoples as a result of the Merger, and (ii) Peoples shareholders who receive shares of First Capital common stock in exchange for shares of Peoples common stock in the Merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) as Cash Consideration, or (b) in lieu of fractional shares of First Capital common stock. Peoples shareholders who exercise dissenters' rights and receive cash for their shares of First Capital common stock generally will recognize gain or loss for federal income tax purposes. At the closing, Peoples is to receive an opinion confirming these tax consequences. See "Material Federal Income Tax Consequences" beginning on page 95.

The U.S. federal income tax consequences described above may not apply to all holders of Peoples common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences that the Merger would have for you.

Q:
Are Peoples shareholders entitled to dissenters' rights?

A:
Yes. Peoples shareholders who do not vote in favor of the Peoples Merger Proposal will be entitled to dissenters' rights under Kentucky law, provided they take all of the steps required to perfect their rights under KRS 271B.13-020. For further information, see "The Merger—Dissenters' Rights in the Merger." In addition, a copy of the Kentucky Dissenters' Rights Statute, KRS 271B Subchapter 13, is attached as Annex D to this joint proxy statement/prospectus.

Q:
How do Peoples shareholders elect the form of payment that they prefer in the Merger?

A:
Peoples shareholders will receive an Election Form for use by Peoples shareholders in the mail. If Peoples shareholders wish to make an election, they should complete the Election Form and mail it in the postage-prepaid envelope provided to the election agent, Computershare Limited ("Computershare" or "Election Agent"). To make an effective election, you must submit a properly completed and executed Election Form for receipt by Computershare before 5:00 p.m. local time on the election deadline. The election deadline will be fixed by First Capital and can be no earlier than 7 days after the Peoples special meeting and no later than the date set for closing the Merger.

Peoples shareholders must include their Peoples share certificates with their Election Forms. If you hold your shares in street name with a broker, you should ask your broker for instructions on tendering your Peoples shares. Peoples shareholders should read the instructions to the Election Form for information on completing the form. These instructions will also inform you what to do if your share certificates have been lost, stolen or destroyed. If you do not return a properly completed and executed Election Form by the election deadline, then you will be treated as not having made an election with respect to your shares, and your shares will be converted into the Cash Consideration and/or the Stock Consideration in accordance with the election, adjustment, proration and allocation procedures described elsewhere in this joint proxy statement/prospectus.

Q:
Which form of payment should Peoples shareholders choose?

A:
The form of payment you choose will depend upon your personal financial preferences and tax circumstances. We urge Peoples shareholders to consult their personal financial or tax advisors if they have any questions about the form of payment they should elect.

Q:
What if Peoples shareholders don't make an election as to some or all of their Peoples shares?

A:
If you do not submit an Election Form, the form of Merger Consideration you receive will depend entirely on the elections made by other Peoples shareholders. You may be treated as having made an election for cash, First Capital common stock, or a combination of both, depending on the outcome of the proration and allocation procedures. It is impossible to predict in advance what form of Merger Consideration you will receive if you do not make an election.

Q:
If I am a Peoples shareholder and am voting against the Peoples Merger Proposal, should I still make an election?

A:
Yes. If the Peoples Merger Proposal is approved by the Peoples shareholders and becomes effective, Peoples shareholders will receive Merger Consideration based on the elections they make on their Election Forms, subject to the election, adjustment, proration and allocation procedures described elsewhere in this joint proxy statement/prospectus. If you fail to submit an Election Form, the form of Merger Consideration you receive will be determined by the elections made by other Peoples shareholders, as described in the preceding answer.

Q:
Can Peoples shareholders change their elections?

A:
Yes. Peoples shareholders can change their elections by submitting a new Election Form to the Election Agent, as long as it is received before the election deadline set forth on the Election Form. After the election deadline, no changes can be made.

Q:
Can the form of Merger Consideration I receive differ from what I choose on my Election Form?

A:
Yes. It is possible that you will not receive the exact form of consideration that you chose on your Election Form. Whether you will be entitled to receive cash or First Capital shares in exchange for your Peoples shares will be initially determined based on your election, but may be adjusted depending upon the elections made by other Peoples shareholders. The Merger Agreement provides that 50% of the outstanding shares of Peoples must be converted into First Capital shares, with the balance of the outstanding Peoples shares converted into cash.

•
If the elections made by Peoples shareholders would result in less than 50% of the Peoples shares being converted into First Capital stock, then the shares for which no elections were made ("non-elections") will first be converted into stock elections on a pro rata basis until 50% of the Peoples shares would be converted. If less than 50% of the Peoples shares would be converted into First Capital stock even after all non-elections are converted into stock elections, then cash elections would be converted into stock elections on a pro rata basis until the 50% of the outstanding shares of Peoples would be converted into First Capital stock.

•
If the elections made by Peoples shareholders would result in more than 50% of the Peoples shares being converted into stock, then the stock elections will be converted into cash elections on a pro rata basis.

In either case, you may receive a combination of cash and whole shares of First Capital common stock for each of your Peoples shares that is different from what you elected, depending on the elections made by other Peoples shareholders. The allocation of the mix of consideration payable to each Peoples shareholder will not be finally determined until the Election Agent tallies the results of the elections made by Peoples shareholders, which will not occur until near the time of the closing of the Merger. See "The Merger Agreement—Election and Allocation Procedures."

Q:
If I am a Peoples shareholder, when should I send in my Peoples stock certificates?

A:
You should send your stock certificates when you return your Election Form. Take note that your election of Merger Consideration will only be effective if your Election Form and stock certificates are received by Computershare before 5:00 p.m. local time on the election deadline. The election deadline will be fixed by First Capital and can be no earlier than 7 days after the Peoples special meeting and no later than the date set for closing the Merger. Accordingly, we urge you to locate your stock certificates as soon as possible.

Q:
What if I cannot find my Peoples stock certificates?

A:
In order to avoid any delay in receiving your Merger Consideration after the Merger is completed, we urge you to confirm as soon as possible whether you hold stock certificates for your shares of Peoples common stock or whether your shares are held by a broker, depository or another financial institution. We also urge you to locate the stock certificates for any shares you hold as soon as possible. If you cannot locate your stock certificates, you should contact William L. Dawson, Peoples' President, immediately. Mr. Dawson can be reached at the address and telephone number listed below.

Your Election Form also explains the procedure by which you can receive your Merger Consideration even if you are unable to deliver your Peoples stock certificates because you have lost them. However, this procedure may take time to complete and could involve an additional expense to you.

Q:
When do you expect to complete the Merger?

A:
First Capital and Peoples expect to complete the merger in the fourth quarter of 2015. However, neither First Capital nor Peoples can assure you when or if the Merger will be completed. First Capital and Peoples must first obtain the approval of First Capital shareholders and Peoples shareholders for the Merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed, holders of Peoples common stock will not receive any consideration for their shares in connection with the Merger. Instead, Peoples will remain an independent company. In addition, if the Merger Agreement is terminated in certain circumstances, Peoples may be required to pay a termination fee. See "The Merger Agreement—Termination Fee" beginning on page 82 for a discussion of the circumstances under which a termination fee will be required to be paid.

Q:
Whom should I call with questions?

A:
First Capital shareholders:    If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of First Capital common stock, please contact the information agent, Georgeson Inc., located at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or at telephone number (888) 658-3624.

Peoples shareholders:    If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Peoples common stock, please contact the information agent, Georgeson Inc., located at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or at telephone number (888) 658-3624, or Peoples' President, William L. Dawson, at (502) 543-2226.

 SUMMARY

        This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this joint proxy statement/prospectus.

The Companies (page 43)

  First Capital, Inc.
  220 Federal Drive NW
  P.O. Box 130
  Corydon, Indiana 47112
  (812) 738-2198

        First Capital, Inc., is listed on the NASDAQ Capital Market (under the symbol: "FCAP") and is a community-focused, savings and loan holding company. As of June 30, 2015, First Capital had approximately $476.9 million in assets, $298.9 million in loans, $416.2 million in deposits and $58.4 million of total equity. Through First Harrison Bank, First Capital offers full banking services and currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville. First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, offers non-FDIC insured investments to complement its traditional banking products and services.

  Peoples Bancorp Inc. of Bullitt County
  1612 Highway 44 East
  Shepherdsville, Kentucky 40165
  (502) 543-2226

        Peoples Bancorp Inc. of Bullitt County ("Peoples") is a bank holding company which was incorporated in Kentucky in 1990 and is headquartered in Shepherdsville, Kentucky. Peoples conducts its financial services business through its wholly owned banking subsidiary, The Peoples Bank of Bullitt County ("Peoples Bank"), which offers full banking services and operates five banking offices in Bullitt County, Kentucky.

        As of June 30, 2015, Peoples had total assets of $237.8 million, net loans of $57.8 million, deposits of $208.6 million and total shareholder's equity of $28.1 million.

Special Meetings of Shareholders; Required Vote (pages 39 and 41)

  First Capital

        The First Capital special meeting is scheduled to be held at the main office of First Harrison Bank, 220 Federal Drive NW, Corydon, Indiana on November 19, 2015, at 12:00 p.m. local time. At the First Capital special meeting, you will be asked to vote to approve the First Capital Merger Proposal. You will also be asked to approve the First Capital Adjournment Proposal. Only First Capital shareholders of record as of the close of business on October 2, 2015, are entitled to notice of, and to vote at, the First Capital special meeting and any adjournments or postponements of the First Capital special meeting.

        As of the record date, there were 2,758,586 shares of First Capital common stock outstanding. The directors and executive officers of First Capital (and their affiliates), as a group, beneficially owned 202,764 shares of First Capital common stock, including shares subject to options currently exercisable but not exercised, representing approximately 7.35% of the outstanding shares of First Capital common stock as of the record date.

        Approval of the First Capital Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of First Capital. Approval of the First Capital Adjournment Proposal requires that more votes be cast in favor of the proposal than against the proposal at the First Capital special meeting.

  Peoples

        The Peoples special meeting is scheduled to be held at the main office of The Peoples Bank of Bullitt County on November 12, 2015, at 7:30 p.m. local time. At the Peoples special meeting, you will be asked to vote to approve the Peoples Merger Proposal. You will also be asked to approve the Peoples Adjournment Proposal. Only Peoples shareholders of record as of the close of business on October 2, are entitled to notice of, and to vote at, the Peoples special meeting and any adjournments or postponements of the Peoples special meeting.

        As of the record date, there were 3,071 shares of Peoples common stock outstanding. The directors and executive officers of Peoples (and their affiliates), as a group, beneficially owned 1,271 shares of Peoples common stock, representing approximately 41.4% of the outstanding shares of Peoples common stock as of the record date.

        Approval of the Peoples Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Peoples. Approval of the Peoples Adjournment Proposal requires that more votes be cast in favor of the proposal than against the proposal at the Peoples special meeting

The Merger and the Merger Agreement (pages 46 and 68)

        The Merger Agreement provides that, if all of the conditions are satisfied or waived, Peoples will be merged with and into First Capital, with First Capital surviving. Simultaneously with the Merger, The Peoples Bank of Bullitt County will be merged into First Harrison Bank and all of the branches of The Peoples Bank of Bullitt County will be branches of First Harrison Bank. We encourage you to read the Merger Agreement, which is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

What Peoples Shareholders Will Receive in the Merger (page 68)

        If the Merger is completed, each share of Peoples common stock (except for specified shares of Peoples common stock held by Peoples or First Capital and any dissenting shares) will be converted, at the election of the shareholder and subject to certain adjustments and election and allocation procedures described elsewhere in this joint proxy statement/prospectus, into the right to receive, without interest, either (i) 382.83 shares (the "Exchange Ratio") of First Capital common stock (the "Stock Consideration"), or (ii) $9,475.00 in cash (the "Cash Consideration") (collectively, the "Merger Consideration"). Peoples shareholders who would otherwise be entitled to a fractional share of First Capital common stock upon the completion of the Merger will instead receive an amount in cash equal to the fractional share interest multiplied by the "Average First Capital Closing Price" which is defined below. The Merger Agreement also provides for the possibility of an additional cash payment to shareholders of Peoples as described elsewhere in this joint proxy statement/prospectus if and to the extent that Peoples sells certain specified assets (the "Contingent Assets") prior to the effective time of the Merger, or First Capital sells such assets within 26 months after the effective time of the Merger. No guarantee can be made that the Contingent Assets will be sold in the manner or the timeframes set forth in the Merger Agreement.

        The Merger Agreement provides that the Stock Consideration and Cash Consideration will be adjusted within certain limits in the manner specified in the Merger Agreement if the Average First Capital Closing Price (as defined) is greater, or less, than $24.75. "Average First Capital Closing

Price" means the average per share closing price of First Capital common stock for the 20 trading days preceding the 5th calendar before the effective time of the Merger. The Merger Consideration may also decrease as specified in the Merger Agreement if the consolidated net book value of Peoples (as defined in the Merger Agreement) is less than $29,010,000 but greater than $26,410,000.

        The following table shows the range of potential values for the Cash Consideration per Peoples share and the Exchange Ratio (the number of First Capital shares into which each Peoples share would be converted in the Merger) based on (1) changes in the Average First Capital Closing Price within the minimum and maximum price range, with a mid-point of $24.75 per First Capital share; and (2) various levels of Consolidated Net Book Value as of the Closing Date. The values in the table are for illustrative purposes only. The actual values will be determined immediately before the Merger becomes effective. The table assumes no cash issued in lieu of fractional shares of First Capital common stock.

	Average First Capital Closing Price
	Minimum (9.9% decrease) $22.30		Mid-Point $24.75		Maximum (10.1% increase) $27.25
Peoples Consolidated Net Book Value (in thousands)	Exchange Ratio (First Capital shares)	Cash Consideration	Exchange Ratio (First Capital shares)	Cash Consideration	Exchange Ratio (First Capital shares)	Cash Consideration
$29,010	403.86	$9,006.04	382.83	$9,475.00	365.27	$9,953.54
$28,000	389.11	$8,677.16	369.54	$9,146.12	353.20	$9,624.66
$27,000	374.51	$8,351.53	356.38	$8,820.49	341.25	$9,299.03
$26,410	365.89	$8,159.41	348.62	$8,628.37	334.20	$9,106.91

        As of June 30, 2015, Peoples would have reported Consolidated Net Book Value (as defined in the Merger Agreement) of more than $29,010,000. Assuming that value remained in effect on the closing date, there would not be a book value-related price adjustment. Based on the $26.27 closing trading price of First Capital common stock on September 14, 2015, the Exchange Ratio would be 371.75 First Capital shares for each Peoples share, and the Cash Consideration would be $9,765.95 for each Peoples share.

Recommendations of First Capital and Peoples Boards of Directors (pages 57 and 47)

  First Capital

        The First Capital board of directors unanimously adopted the Merger Agreement and approved and authorized the proposed Merger. The First Capital board of directors unanimously determined that the Merger and the Merger Agreement would be in compliance with all applicable laws and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of First Capital, First Harrison Bank, and the First Capital shareholders. The First Capital board of directors unanimously recommends that First Capital shareholders vote "FOR" approval of the Merger Agreement. In reaching its determination, the First Capital board of directors considered a number of factors, which are described in the section captioned "Proposal 1—The Merger—First Capital's Reasons for the Merger and Recommendation of the Board of Directors" beginning on page 57. Because of the wide variety of factors considered, the First Capital board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

        The First Capital board of directors also unanimously recommends that you vote "FOR" approval of the First Capital Adjournment Proposal.

  Peoples

        The Peoples board of directors unanimously adopted the Merger Agreement and approved and authorized the proposed Merger. The Peoples board of directors unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement would be in the best interest of Peoples, The Peoples Bank of Bullitt County and the Peoples shareholders. The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" approval of the Merger Agreement. In reaching its determination, the Peoples board of directors considered a number of factors, which are described in the section captioned "Proposal 1—The Merger—Peoples' Reasons for the Merger and Recommendation of the Board of Directors" beginning on page 47. Because of the wide variety of factors considered, the Peoples board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

        The Peoples board of directors also unanimously recommends that you vote "FOR" approval of the Peoples Adjournment Proposal.

Dissenters' Rights (page 178)

        If the Merger Agreement is approved and the Merger is consummated, each shareholder of Peoples who dissents from the Merger will have the right to be paid the "fair value" of his or her shares of Peoples Common Stock in cash, provided that the shareholder complies with Subtitle 13, Chapter 271B of the Kentucky Revised Statutes. See "Merger—Rights of Dissenting Shareholders" and Annex D.

Opinion of Peoples' Financial Advisor (page 49)

        In connection with the Merger, the Peoples board of directors received an oral and a written opinion, dated June 4, 2015, from Peoples' financial advisor, Professional Bank Services, Inc. ("PBS"), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the Merger Consideration to be paid to the holders of Peoples common stock as described in the Merger Agreement is fair and equitable from a financial perspective. The full text of PBS's written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by PBS in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of PBS is directed to the Peoples board of directors and does not constitute a recommendation to any Peoples shareholder as to how to vote at the Peoples special meeting or any other matter relating to the proposed Merger.

Opinion of First Capital's Financial Advisor (page 57)

        At the request of First Capital's board of directors on June 3, 2015, Raymond James rendered its opinion as to the fairness, as of June 1, 2015, from a financial point of view, to First Capital of the Merger Consideration (as defined in the opinion letter) to be paid by First Capital in the Transaction (as defined in the opinion letter) pursuant to the Agreement (as defined in the opinion letter) based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. The full text of Raymond James's written opinion, which sets forth, among other things, the various qualifications, assumptions, and any limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. The opinion was provided for the information of First Capital's board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Transaction and the opinion only addressed whether the Merger Consideration to be paid by First Capital in the Transaction pursuant to the Agreement was fair, from a financial point of view, to First Capital. The opinion did not address any other term or aspect of the Agreement or the Transaction contemplated thereby. The opinion does not constitute a recommendation to the board or to any holder of First Capital common shares as to how the board, such shareholder or any other person should vote or otherwise act with respect to the Transaction or any other matter.

Reasons for the Merger (pages 47 and 57)

        The Peoples board of directors unanimously determined that the Merger, the Merger Agreement and the Merger Consideration would be in compliance with all applicable laws and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of Peoples, The Peoples Bank of Bullitt County and the Peoples shareholders. The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" the Peoples Merger Proposal.

        In its deliberations and in making its determination, the Peoples board of directors considered many factors including, but not limited to, the following:

  •
  The financial terms of the Merger, including the purchase price per Peoples share and the opportunity to receive cash or First Capital common stock;

  •
  Prospects for the combined company resulting from the Merger, which would have approximately $750 million in total assets and $620 million in deposits and be capable of competing effectively and absorbing the fixed costs of regulatory compliance;

  •
  The risks and prospects of Peoples remaining independent, including the challenges of the current financial, operating and regulatory climate and the increasing costs associated with banking regulation, including the Dodd-Frank Act;

  •
  First Capital's asset quality, financial performance, and prospects;

  •
  The greater liquidity of First Capital common stock, which is traded on the NASDAQ Capital Market, and the absence of a liquid trading market in which shareholders can sell Peoples shares;

  •
  First Capital's current practice of paying a quarterly dividend that compares favorably to the semi-annual dividend historically paid by Peoples; and

  •
  The fairness opinion of Peoples' financial advisor, Professional Bank Services, which is attached as Annex B to this joint proxy statement/prospectus.

        For more information on the factors considered by the Peoples board of directors in reaching its determination to recommend approval of the Merger Agreement, see "Proposal 1—The Merger—Peoples' Reasons for the Merger and Recommendation of the Board of Directors" beginning on page 47.

        First Capital's board of directors concluded that the Merger Agreement is in the best interests of First Capital and its shareholders. In deciding to approve the Merger Agreement, First Capital's board of directors considered a number of factors, including, but not limited to, the following:

  •
  Peoples' community banking orientation in Bullitt County, Kentucky and its perceived compatibility with First Capital and First Harrison Bank;

  •
  The opportunity to enter into a new market with an established market participant;

  •
  a review of the demographic, economic, and financial characteristics of the market in which Peoples operates, including existing and potential competition and the history of the market areas with respect to financial institutions; and

  •
  management's review of the business, management and personnel, operations, earnings, and financial condition, including capital levels and asset quality, of Peoples and The Peoples Bank of Bullitt County.

Regulatory Approvals (page 83)

        Under the terms of the Merger Agreement, the Merger cannot be completed until First Capital receives necessary regulatory approvals, which include the approval of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). First Capital will file applications with each regulatory authority to obtain the approvals. First Capital cannot be certain when such approvals will be obtained or if they will be obtained.

Issued First Capital Shares Will be Eligible for Trading (page 83)

        The shares of First Capital common stock to be issued upon completion of the Merger will be eligible for trading on the NASDAQ Capital Market.

Conditions to the Merger (page 79)

        The respective obligations of First Capital and Peoples to consummate the Merger are subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  the representations and warranties made by the parties in the Merger Agreement must be true and correct as of the closing date of the Merger or as otherwise required in the Merger Agreement, unless the inaccuracies do not or would not reasonably be expected to result in a material adverse effect;

  •
  the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through the closing date of the Merger;

  •
  the parties must have received the respective closing deliveries of the other party to the Merger Agreement;

  •
  the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, relating to the First Capital shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

  •
  the Merger must have been approved by the appropriate regulatory authorities;

  •
  the shareholders of First Capital and Peoples must have each approved the Merger Agreement;

  •
  First Capital and Peoples must have received an opinion from Krieg DeVault LLP, dated as of the closing date, to the effect that the Merger constitutes a tax-free "reorganization" for purposes of Section 368(a) of the Internal Revenue Code, as amended;

  •
  none of First Capital, Peoples, or either of their subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Merger Agreement or the Merger or seeking to prevent completion of the Merger; and

  •
  the shares of First Capital common stock to be issued upon completion of the Merger shall have been authorized for listing on the NASDAQ Capital Market.

        We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination (page 81)

        First Capital or Peoples may mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if the First Capital and Peoples shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the Merger is not consummated by January 31, 2016, if any governmental entity has issued a final and nonappealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger, or if either the First Capital or Peoples shareholders do not approve the Merger Agreement at the applicable special meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party's obligation to close, unless the breach is capable of being cured and is cured within 20 business days of written notice of the breach, or if there has been a material adverse effect on the other party on a consolidated basis as of the closing date, compared to that in existence as of the date of the Merger Agreement.

        First Capital has the right to terminate the Merger Agreement if the Peoples board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal or if Peoples enters into an agreement relating to a takeover proposal.

        Peoples has the right to terminate the Merger Agreement to enter into a definitive agreement that constitutes a superior proposal, provided that Peoples pays the termination fee described below.

Termination Fee (page 82)

        Peoples is required to pay First Capital a $900,000 termination fee in the following circumstances:

  •
  if First Capital terminates the Merger Agreement because the Peoples board fails to include its recommendation to approve the Merger in the proxy statement/prospectus;

  •
  if First Capital or Peoples terminates the Merger Agreement because Peoples approves, enters into or publicly recommends that Peoples shareholders accept or approve a takeover proposal;

  •
  if (A) the Merger Agreement is terminated by First Capital or Peoples because the Peoples shareholders fail to approve the Merger Agreement by the requisite vote, and Peoples enters into or consummates a takeover proposal within twelve months after such termination; or

  •
  if the Merger Agreement is terminated by First Capital or Peoples because (A) the Merger does not occur on or before January 31, 2016; (B) any person has made a takeover proposal to Peoples on or after the date of such termination; and (C) within twelve months after the date of termination, Peoples consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal.

Interests of Certain Directors and Executive Officers of Peoples in the Merger That are Different From Yours (page 84)

        First Capital is obligated under the Merger Agreement to maintain the rights of the officers and directors of Peoples and The Peoples Bank of Bullitt County to indemnification following the Merger in accordance with the provisions with respect to indemnification in the Articles of Incorporation and Bylaws of Peoples and The Peoples Bank of Bullitt County.

Accounting Treatment of the Merger (page 83)

        The Merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page 86)

        When the Merger is completed, Peoples shareholders, whose rights are governed by the Peoples articles of incorporation and bylaws, will become First Capital shareholders, and their rights then will be governed by First Capital's articles of incorporation and by-laws. First Capital is organized under Indiana law and Peoples is organized under Kentucky law. To review the differences in the rights of shareholders under each company's governing documents, see "Comparison of the Rights of Shareholders" beginning on page 86.

Material Federal Income Tax Consequences of the Merger (page 95)

        First Capital and Peoples expect the Merger to qualify as a "reorganization" for U.S. federal income tax purposes. If the Merger qualifies as a reorganization, then, in general, Peoples shareholders will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Peoples shares for First Capital shares in the Merger. With respect to cash received in the Merger, Peoples shareholders will recognize gain (but not loss) in an amount equal to the lesser of (A) the amount of cash received in the Merger, and (B) the excess, if any, of (1) the sum of the amount of cash and the fair market value of the First Capital common stock received in the Merger over (2) the Peoples shareholder's aggregate tax basis in the Peoples common stock surrendered in exchange for First Capital common stock.

        To review the tax consequences of the Merger to Peoples shareholders in greater detail, please see the section "Material Federal Income Tax Consequences" beginning on page 95.

Comparative Per Share Data

        The following table shows information about First Capital's and Peoples' book value per share, cash dividends per share, and diluted earnings per share, and similar information as if the Merger had occurred on the date indicated, all of which is referred to as "pro forma" information. In presenting the comparative pro forma information for certain time periods, it has been assumed that First Capital and Peoples had been merged throughout those periods along with certain other assumptions.

        The information listed as "Pro Forma Equivalent Peoples Share" was obtained by multiplying the Pro Forma Combined amounts by a fixed Exchange Ratio of 382.83. This information is presented to reflect the fact that Peoples shareholders will receive shares of First Capital common stock for each share of Peoples common stock exchanged in the Merger. It is also anticipated that the combined company will derive financial benefits from the Merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. Further, the pro forma information below excludes one-time expenses related to the Merger. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	First Capital Historical	Peoples Historical	Pro Forma Combined	Pro Forma Equivalent Peoples Share
Book value per common share:
at June 30, 2015	$21.13	$9,152.39	$21.12	$8,085.00
at December 31, 2014	$20.84	$9,386.84	$20.88	$7,993.30
Cash dividends per common share:
Six months ended June 30, 2015	$0.42	$126.00	$0.46	$176.27
Year ended December 31, 2014	$0.84	$251.00	$0.93	$354.73
Diluted earnings per common share:
Six months ended June 30, 2015	$0.98	$90.85	$0.94	$359.86
Year ended December 31, 2014	$2.03	$565.41	$2.05	$784.80

Market Prices and Share Information

        The following table presents quotation information for First Capital common stock on the NASDAQ Capital Market for June 3, 2015, which was the last trading day prior to the announcement of the signing of the Merger Agreement and October 1, 2015, which was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

	First Capital Common Stock
	high	low	close
June 3, 2015	$25.91	25.91	25.91
October 1, 2015	$26.28	$25.64	$25.90

        Peoples common stock is not traded on an established public trading market.

 SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST CAPITAL

        The selected consolidated financial data presented below, as of and for the six months ended June 30, 2015 and 2014, is unaudited. The selected consolidated financial data presented below, as of and for each of the years in the five-year period ended December 31, 2014, is derived from First Capital's audited historical financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 129 of this proxy statement/prospectus, and the consolidated financial statements and the notes thereto attached to this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)		(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$8,569	$8,570	$17,255	$16,758	$16,335	$16,513	$16,332
Provision for loan losses	50	115	190	725	1,525	1,825	2,037
Noninterest income	2,578	2,266	4,936	4,640	4,537	4,051	3,906
Noninterest expense	7,440	6,648	14,082	13,331	13,853	13,211	12,762
Income (loss) before income tax	3,657	4,073	7,919	7,342	5,494	5,528	5,439
Income tax (benefit)	956	1,251	2,312	2,255	1,559	1,543	1,561
Net income	2,701	2,822	5,607	5,087	3,935	3,985	3,878
Net income available to common shareholders	2,694	2,815	5,594	5,074	3,922	3,972	3,865
Dividends paid on common stock	1,155	1,160	2,312	2,228	2,118	2,117	2,063
Per Common Share
Earnings per share (basic)	$0.98	$1.02	$2.03	$1.82	$1.41	$1.43	$1.39
Earnings per share (diluted)	0.98	1.02	2.03	1.82	1.41	1.43	1.39
Dividends paid	0.42	0.42	0.84	0.80	0.76	0.76	0.74
Book value—end of period	21.13	20.10	20.84	19.12	18.97	18.29	17.18
Market value—end of period	27.07	21.11	24.34	21.26	19.47	18.53	16.64
At Period End
Total assets	$476,924	$459,537	$472,761	$444,384	$459,132	$438,886	$452,378
Investment securities	98,366	107,262	100,232	108,771	122,985	111,456	100,883
Net loans, excluding held for sale	298,865	297,997	300,603	288,506	280,407	276,047	294,550
Allowance for loan losses	3,600	5,066	4,846	4,922	4,736	4,182	4,473
Total deposits	416,247	386,753	412,636	373,830	384,343	364,374	378,003
Other borrowings	0	15,617	0	14,810	19,192	21,475	24,398
Shareholders' equity	58,309	55,142	57,121	53,227	52,824	50,942	47,893
Financial Ratios
Return on average assets	1.14%	1.24%	1.22%	1.11%	0.86%	0.90%	0.84%
Return on average common shareholders' equity	9.25%	10.34%	10.09%	9.56%	7.54%	8.04%	8.10%
Allowance for loan losses to gross loans (period end) (excluding held for sale)	1.17%	1.64%	1.57%	1.64%	1.64%	1.47%	1.48%
Shareholders' equity to total assets (period end)	12.23%	12.00%	12.08%	11.98%	11.51%	11.61%	10.59%
Average equity to average total assets	12.31%	12.01%	12.08%	11.65%	11.46%	11.13%	10.43%
Dividend payout ratio	42.86%	41.18%	41.38%	43.96%	53.90%	53.15%	53.24%

 SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES

        The selected consolidated financial data presented below, as of and for the six months ended June 30, 2015 and 2014, is unaudited. The selected consolidated financial data presented below, as of and for the year ended December 31, 2014, is derived from Peoples' audited financial statements. The selected consolidated financial data presented below, as of and for each of the years ended December 31, 2013 and 2012, is derived from Peoples' unaudited historical financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)		(audited)	(unaudited)
Results of Operations
Interest income	$3,639	$4,335	$8,204	$8,630	$9,124
Interest expense	669	695	1,388	1,504	1,992
Net interest income	2,970	3,640	6,816	7,126	7,132
Provision for loan losses	—	—	—	300	2,300
Net interest income after provision for loan losses	2,970	3,640	6,816	6,826	4,832
Noninterest income	961	810	2,985	1,046	854
Noninterest expense	3,574	3,449	7,336	6,151	6,451
Income (loss) before income taxes	357	1,001	2,465	1,721	(765)
Income tax expense (benefit)	78	281	725	499	(369)
Net Income (Loss)	279	720	1,740	1,222	(396)
Per Common Share
Net income (loss)—basic	$90.85	$233.78	$565.41	$394.46	$(126.91)
Net income (loss)—diluted	90.85	233.78	565.41	394.46	(126.91)
Dividends	126.00	125.00	251.00	249.00	247.00
Book value—end of period	9,152.39	8,807.28	9,379.68	7,540.13	9,353.62
At Period End
Total assets	$237,777	$229,424	$233,623	$223,550	$230,811
Cash and cash equivalents(1)	15,525	11,836	16,700	11,700	8,341
Securities available for sale	151,425	139,976	144,971	129,258	49,196
Securities held to maturity	—	—	—	—	87,030
Net loans	57,750	63,236	59,295	71,235	78,239
Deposits	208,620	201,288	203,919	199,708	196,055
Shareholders' equity	28,107	27,100	28,827	23,299	29,043
Financial Ratios
Return on average assets(2)	0.23%	0.63%	0.76%	0.54%	–0.17%
Return on average equity(3)	1.93%	5.24%	6.34%	4.27%	–1.29%
Dividend payout ratio(4)	138.69%	53.47%	44.39%	63.12%	NM
Average equity to average assets	12.08%	12.02%	11.99%	12.58%	13.52%
Interest rate spread(5)	2.43%	3.20%	2.94%	2.97%	2.91%
Net interest margin(6)	2.73%	3.49%	3.22%	3.31%	3.34%
Noninterest expense to average assets	2.98%	3.02%	3.20%	2.71%	2.84%
Average interest earning assets to average interest bearing liabilities	137.11%	132.94%	133.69%	138.05%	139.96%
Regulatory Capital Ratios (Bank only)
Tier 1—average assets	12.17%	12.51%	12.60%	12.60%	12.10%
Tier 1—risk weighted assets	26.56%	28.33%	30.96%	27.16%	26.74%
Total risk weighted assets	30.81%	29.59%	32.21%	28.41%	28.02%
Asset Quality Ratios
Nonperforming loans as a percent of net loans(7)	4.64%	4.88%	4.80%	11.27%	15.20%
Nonperforming assets as a percent of total assets(8)	3.72%	4.05%	3.83%	4.29%	5.65%
Allowance for loan losses as a percent of gross loans receivable	2.71%	2.66%	2.74%	2.35%	4.75%

(1)
Includes cash and due from banks, interest-bearing deposits in other depository institutions and federal funds sold.

(2)
Net income attributable to Peoples Bancorp, Inc. of Bullitt County divided by average assets.

(3)
Net income attributable to Peoples Bancorp, Inc. of Bullitt County divided by average equity.

(4)
Common stock dividends declared per share divided by net income per share.

(5)
Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.

(6)
Net interest income as a percentage of average interest-earning assets.

(7)
Nonperforming loans consist of loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due.

(8)
Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information and accompanying notes show the impact on the historical financial conditions and results of operations of First Capital and Peoples and have been prepared to illustrate the effects of the Merger under the purchase method of accounting.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2015, is presented as if the Merger had occurred on June 30, 2015. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2015 and for the year ended December 31, 2014, are presented as if the Merger had occurred on January 1, 2014. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger.

        The selected unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  First Capital's audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included elsewhere in this joint proxy statement/prospectus;

  •
  Peoples' audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included elsewhere in this joint proxy statement/prospectus;

  •
  First Capital's unaudited condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2015, included elsewhere in this joint proxy statement/prospectus;

  •
  Peoples' unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2015, included elsewhere in this joint proxy statement/prospectus; and

  •
  other information pertaining to First Capital and Peoples included in this joint proxy statement/prospectus.

FIRST CAPITAL, INC. AND PEOPLES BANCORP, INC. OF BULLITT COUNTY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2015

(In thousands)

			Pro Forma Adjustments
	First Capital					Pro Forma Combined
		Peoples	Debit		Credit
ASSETS
Cash and cash equivalents	$39,647	$15,525	$14,549	(a)	$14,549	$55,172
Interest bearing time deposits	9,515	—	—		—	9,515
Securities available for sale, at fair value	98,361	151,425	—		—	249,786
Securities held to maturity	5	—	—		—	5
Loans held for sale	1,673	—	—		—	1,673
Loans, net	302,465	59,358	—	(b)	332	361,491
Allowance for loan losses	(3,600)	(1,608)	1,608	(c)	—	(3,600)

Net loans	298,865	57,750	1,608		332	357,891

Federal Home Loan Bank and other restricted stock	1,550	1,295	—		—	2,845
Foreclosed real estate	567	6,154	—	(d)	1,646	5,075
Premises and equipment	10,238	2,378	—		—	12,616
Accrued interest receivable	1,538	1,344	—		—	2,882
Goodwill	5,386	—	43	(m)	—	5,429
Core deposit intangible	—	—	1,972	(e)	—	1,972
Cash value of life insurance	6,002	784	—		—	6,786
Other assets	3,577	1,122	1,117	(f)	489	5,327

Total Assets	$476,924	$237,777	$19,289		$17,016	$716,974

LIABILITIES
Deposits	$416,247	$208,620	$—	(g)	$165	$625,032
Borrowed funds	—	—	—	(a)	14,549	14,549
Accrued interest payable	94	267	—		—	361
Other liabilities	2,169	783	—	(l)	3,293	6,245

Total Liabilities	418,510	209,670	—		18,007	646,187

EQUITY
Preferred stock	—	—	—		—	—
Common stock	32	77	77	(h)	6	38
Additional paid-in capital	24,766	7,069	7,069	(i)	14,543	39,309
Retained earnings	41,768	22,139	24,315	(j)	—	39,592
Accumulated other comprehensive income (loss)	411	(1,178)	—	(k)	1,178	411
Unearned stock compensation	(415)	—	—		—	(415)
Treasury stock, at cost	(8,253)	—	—		—	(8,253)

Total First Capital, Inc. Stockholders' Equity	58,309	28,107	31,461		15,727	70,682

Noncontrolling interest in subsidiary	105	—	—		—	105

Total Equity	58,414	28,107	31,461		15,727	70,787

Total Liabilities and Equity	$476,924	$237,777	$31,461		$33,734	$716,974

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

FIRST CAPITAL, INC. AND PEOPLES BANCORP, INC. OF BULLITT COUNTY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2015
(In thousands, except share and per share amounts)

			Pro Forma Adjustments
	First Capital					Pro Forma Combined
		Peoples	Debit		Credit
INTEREST INCOME
Loans, including fees	$7,893	$1,992	$270	(n)	$—	$9,615
Securities	1,020	1,586	—		—	2,606
Other interest and dividend income	138	61	—		—	199

Total interest income	9,051	3,639	270		—	12,420

INTEREST EXPENSE
Deposits	482	669	—	(o)	36	1,115
Borrowed funds	—	—	33	(s)	—	33

Total interest expense	482	669	33		36	1,148

Net interest income	8,569	2,970	303		36	11,272
Provision for loan losses	50	—	—		—	50

Net interest income after provision for loan losses	8,519	2,970	303		36	11,222
NONINTEREST INCOME
Service charges on deposit accounts	1,630	156	—		—	1,786
Gain on sale of securities	—	97	—		—	97
Gain on sale of loans	486	—	—		—	486
Other income	462	708	—		—	1,170

Total noninterest income	2,578	961	—		—	3,539

NONINTEREST EXPENSES
Compensation and benefits	3,981	1,796	—		—	5,777
Occupancy and equipment	623	216	—		—	839
Other expenses	2,836	1,562	102	(p)	400	4,100

Total noninterest expenses	7,440	3,574	102		400	10,716

Income before income taxes	3,657	357	405		436	4,045
Income tax expense	956	78	—	(q)	125	909

Net Income	2,701	279	405		561	3,136
Less: net income attributable to noncontrolling interest in subsidiary	7	—	—		—	7

Net Income Attributable to First Capital, Inc.	$2,694	$279	$405		$561	$3,129

Basic earnings per common share:
Earnings per share	$0.98	$90.85				$0.94

Weighted average common shares outstanding	2,740,596	3,071		(r)		3,328,431

Diluted earnings per common share:
Earnings per share	$0.98	$90.85				$0.94

Weighted average common shares outstanding	2,740,752	3,071		(r)		3,328,587

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

FIRST CAPITAL, INC. AND PEOPLES BANCORP, INC. OF BULLITT COUNTY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands, except share and per share amounts)

			Pro Forma Adjustments
	First Capital					Pro Forma Combined
		Peoples	Debit		Credit
INTEREST INCOME
Loans, including fees	$15,937	$4,506	$540	(n)	$—	$19,903
Securities	2,243	3,620	—		—	5,863
Other interest and dividend income	219	78	—		—	297

Total interest income	18,399	8,204	540		—	26,063

INTEREST EXPENSE
Deposits	1,127	1,388	—	(o)	72	2,443
Borrowed funds	17	—	65	(s)	—	82

Total interest expense	1,144	1,388	65		72	2,525

Net interest income	17,255	6,816	605		72	23,538
Provision for loan losses	190	—	—		—	190

Net interest income after provision for loan losses	17,065	6,816	605		72	23,348
NONINTEREST INCOME
Service charges on deposit accounts	3,189	435	—		—	3,624
Gain on sale of securities	54	1,035	—		—	1,089
Gain on sale of loans	713	—	—		—	713
Other income	980	1,515	—		—	2,495

Total noninterest income	4,936	2,985	—		—	7,921

NONINTEREST EXPENSES
Compensation and benefits	7,661	3,578	—		—	11,239
Occupancy and equipment	1,198	546	—		—	1,744
Other expenses	5,223	3,212	204	(p)	—	8,639

Total noninterest expenses	14,082	7,336	204		—	21,622

Income before income taxes	7,919	2,465	809		72	9,647
Income tax expense	2,312	725	—	(q)	251	2,786

Net Income	5,607	1,740	809		323	6,861
Less: net income attributable to noncontrolling interest in subsidiary	13	—	—		—	13

Net Income Attributable to First Capital, Inc.	$5,594	$1,740	$809		$323	$6,848

Basic earnings per common share:
Earnings per share	$2.03	$565.41				$2.05

Weighted average common shares outstanding	2,755,588	3,077		(r)		3,343,423

Diluted earnings per common share:
Earnings per share	$2.03	$565.41				$2.05

Weighted average common shares outstanding	2,755,588	3,077		(r)		3,343,423

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 1. Basis of Presentation

        The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of First Capital, Inc. ("First Capital") and Peoples Bancorp, Inc. of Bullitt County ("Peoples"), and is presented to give effect to the proposed merger described below. The merger will be accounted for as a purchase under the assumptions and adjustments set forth below. The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of First Capital and Peoples, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. Further, the pro forma information below excludes one-time expenses related to the merger.

        On June 4, 2015, First Capital (acquiror), the savings and loan holding company for First Harrison Bank, and Peoples, the bank holding company for The Peoples Bank of Bullitt County, entered into an Agreement and Plan of Merger (the Agreement) whereby shareholders of Peoples may elect to receive either 382.83 shares of First Capital common stock or $9,475 in cash for each share of Peoples common stock owned, subject to proration provisions specified in the Agreement that provide for a targeted aggregate mix of total consideration of 50% common stock and 50% cash. At the effective time of the merger, the exchange ratio and cash price per share may be adjusted based on provisions in the Agreement for changes in the price of First Capital common stock or a decrease in the consolidated net book value of Peoples. Shareholders of Peoples also may receive an additional cash payment as specified in the Agreement if Peoples sells certain specified assets (the "Contingent Assets") prior to the effective time of the merger, or First Capital sells such assets within twenty-six months after the effective time of the merger. Due to the uncertain nature of these items, the consideration to be received by Peoples shareholders included in the unaudited pro forma condensed combined financial statements does not include any adjustments for changes in the price of First Capital common stock, decreases in the consolidated net book value of Peoples, or additional cash payments for the sale of the Contingent Assets.

        The unaudited pro forma condensed combined balance sheet assumes the merger was consummated on June 30, 2015, and the fair value of assets acquired and liabilities assumed approximate the carrying value in the historical financial statements of Peoples, except where noted. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred on January 1, 2014, the beginning of the earliest period presented.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

Note 2. Accounting Policies and Financial Statement Classifications

        The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary. The nature and extent of these adjustment have not been determined but are not expected to be significant.

Note 3. Pro Forma Earnings Per Share

        The pro forma combined earnings per share information for the six month period ended June 30, 2015 and the year ended December 31, 2014, has been computed based on the pro forma combined weighted average common shares outstanding for each period as if the merger had occurred at the beginning of the earliest period presented. The basic and fully diluted weighted average common shares outstanding for First Capital were adjusted to include the converted Peoples weighted average common shares outstanding. In accordance with the Agreement, 50% of the 3,071 outstanding common shares of Peoples will be converted into common shares of First Capital at an exchange ratio of 382.83, resulting in the issuance of 587,835 additional shares.

Note 4. Pro forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements presented for First Capital and Peoples. All adjustments are based on current assumptions and valuations, which are subject to change. First Capital will update and finalize its initial fair value adjustments and other estimates once the transaction has been completed using independent third party appraisals and valuations where appropriate. As a result, the final adjustments could differ significantly from these initial estimates.

Balance Sheet Adjustments:

  (a)
  Pro forma adjustment to recognize the cash consideration of $14,549 to be paid for 50% of Peoples outstanding common shares at $9,475 per share. The cash consideration will be borrowed under First Harrison Bank's existing blanket collateral borrowing agreement with the Federal Home Loan Bank ("FHLB").

  (b)
  Pro forma adjustment to recognize the estimated purchase accounting adjustment to the Peoples loan portfolio, including estimated credit and interest rate fair value adjustments. Loans have been increased by $2,122 for the interest rate fair value adjustment and decreased by $2,454 for the credit fair value adjustment.

  (c)
  Pro forma adjustment to eliminate Peoples' allowance for loan losses which is not carried over in accordance with generally accepted accounting principles.

  (d)
  Pro forma adjustment to adjust Peoples foreclosed real estate to estimated fair market value.

  (e)
  Pro forma adjustment to recognize the estimated core deposit intangible created as part of the transaction. Management has assumed an estimated core deposit intangible at 1.14% of core deposits at June 30, 2015, defined as total demand and savings deposits of Peoples of approximately $172.6 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

Note 4. Pro forma Adjustments (Continued)

  (f)
  Pro forma adjustment to record the net current and deferred income tax impact of the purchase accounting adjustments and estimated transaction costs, using an effective tax rate of 34%. The estimated current income tax impact of deductible transaction costs is $1,117.

  (g)
  Pro forma adjustment to adjust Peoples certificates of deposit to their estimated fair market value based on current market interest rates.

  (h)
  Pro forma adjustment to eliminate Peoples' historical common stock balance and reflect the issuance of 587,835 shares of $0.01 par value per share First Capital common stock in exchange for 50% of Peoples outstanding common shares (3,071), based on an exchange ratio of 382.83 First Capital common shares for each Peoples common share.

  (i)
  Pro forma adjustment to eliminate Peoples' historical additional paid-in capital balance and reflect the issuance of 587,835 shares of $0.01 par value per share First Capital common stock at an average closing price of $24.75.

  (j)
  Pro forma adjustment to eliminate Peoples' historical retained earnings balance and accrual of additional transaction costs of $3,293, net of the estimated income tax impact of $1,117.

  (k)
  Pro forma adjustment to eliminate Peoples' historical other comprehensive loss balance.

  (l)
  Pro forma adjustment to accrue additional transaction costs of $3,293 including investment banking, legal, accounting, severance and other employee-related costs, contract termination fees and other costs.

  (m)
  Pro forma adjustment to recognize goodwill representing the excess of the total consideration paid in the transaction over the estimated fair value of the net assets acquired. Following is a summary of the excess of cost over the fair value of the acquired net assets recognized in the pro forma balance sheet. Due to the uncertain nature of the items, the total fair value of consideration to be received by Peoples shareholders does not include any adjustments for changes in the price of First Capital common stock, decreases in the consolidated net book value of Peoples, or additional cash payments for the sale of the Contingent Assets as specified in the Agreement and described elsewhere in the joint proxy statement/prospectus.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

Note 4. Pro forma Adjustments (Continued)

Expected cost of acquired entity:
Common stock of First Capital to be issued in exchange for 50% of Peoples outstanding common shares at an exchange ratio of 382.83 and an average closing price of $24.75 per share	$14,549
Cash consideration for 50% of Peoples outstanding common shares at $9,475 per share	14,549

Total fair value of consideration		$29,098
Pro forma estimated fair value of acquired assets and liabilities as of June 30, 2015:
Total carrying amount of Peoples assets	$237,777
Estimated value of core deposit intangible	1,972
Loan fair value adjustment—credit	(2,454)
Loan fair value adjustment—interest rate	2,122
Elimination of Peoples allowance for loan losses	1,608
Foreclosed real estate fair value adjustment	(1,646)
Deferred tax asset (liability)	(489)

Fair value of assets acquired	238,890

Total carrying amount of Peoples liabilities	209,670
Time deposit fair value adjustment	165

Fair value of liabilities assumed	209,835

Pro forma net assets acquired		29,055

Pro forma goodwill		$43

Income Statement Adjustments:

  (n)
  Pro forma adjustment to recognize premium amortization of the interest rate loan fair value adjustment in earnings using the straight-line method, which approximates the level yield method, over the remaining maturity of the underlying loans, estimated to be 3.9 years. The credit fair value adjustment is considered nonaccretable for purposes of the pro forma presentation.

  (o)
  Pro forma adjustment to recognize premium amortization for the acquired certificates of deposit in earnings using the straight-line method, which approximates the level yield method, over the remaining maturity of the underlying certificates, which is estimated to be 2.5 years.

  (p)
  Pro forma adjustment to recognize amortization of the core deposit intangible in earnings using the straight-line method over its remaining useful life, which is estimated to be 9.4 years. In addition, other expenses have been reduced by $400 for the six months ended June 30, 2015 for nonrecurring merger-related and other costs incurred during the period by First Capital and Peoples. No nonrecurring merger-related or other costs were incurred by First Capital or Peoples for the year ended December 31, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share amounts)

Note 4. Pro forma Adjustments (Continued)

  (q)
  Pro forma adjustment to reflect the income tax effect of the pro forma adjustments at an effective tax rate of 34%.

  (r)
  Weighted average common shares outstanding has been adjusted for the issuance of 587,835 shares of First Capital common stock in exchange for 50% of the outstanding Peoples common shares (3,071) at an exchange ratio of 382.83.

  (s)
  Pro forma adjustment to reflect interest expense on $14,549 of FHLB borrowings at an interest rate of 0.45%, which approximates the short-term variable rate on current FHLB advances.

RISK FACTORS

        In addition to the other information contained in this joint proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this joint proxy statement/prospectus titled "Caution About Forward-Looking Statements."

Peoples shareholders may not receive the form of Merger Consideration that they elect.

        For each share of Peoples common stock held, Peoples shareholders may elect to receive either First Capital common stock or cash, subject to certain election, allocation, adjustment and proration procedures as described in this joint proxy statement/prospectus. If a Peoples shareholder elects to receive cash, and more than fifty percent (50%) of the Peoples shareholders elect to receive cash, then the Peoples shareholder's election may be converted to a stock election. Conversely, if a Peoples shareholder elects to receive stock, and more than fifty percent (50%) of the Peoples shareholders elect to receive stock, then the Peoples shareholder's stock election may be converted to a cash election.

Peoples shareholders cannot be certain of the value of the Merger Consideration they will receive, because the market price of First Capital common stock will fluctuate and the Merger Consideration is subject to adjustment.

        If the Merger is completed, each share of Peoples common stock (other than specified shares of Peoples common stock held by Peoples or First Capital and any dissenting shares) will be converted, at the election of the shareholder and subject to certain adjustments and election and allocation procedures described elsewhere in this joint proxy statement/prospectus, into the right to receive, without interest, either (i) 382.83 (the "Exchange Ratio") shares of First Capital common stock (the "Stock Consideration"), or (ii) $9,475.00 in cash (the "Cash Consideration") (collectively, the "Merger Consideration"). The market value of the Merger Consideration will vary from the closing price of First Capital common stock on each of: (i) the date First Capital and Peoples announced the Merger, (ii) the date that this joint proxy statement/prospectus is mailed to Peoples shareholders, (iii) the date of the special meeting of the Peoples shareholders, (iv) the date Peoples shareholders submit their election forms, and (v) the date the Merger is completed and thereafter. Any change in the market price of First Capital common stock prior to the completion of the Merger will affect the market value of the Merger Consideration that Peoples shareholders will receive upon completion of the Merger, and there will be no adjustment to the Merger Consideration for changes in the market price of shares of First Capital common stock except under the following circumstances:

  •
  If the Average First Capital Closing Price is greater than $24.75 at the effective time of the Merger, then (a) the aggregate Stock Consideration will be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75 (with a corresponding decrease in the Exchange Ratio), up to a minimum number of 560,868 shares of First Capital common stock (or an Exchange Ratio of 365.27 shares) to be issued as Stock Consideration, and (b) the aggregate Cash Consideration will be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75, to a maximum of $15,283,654 (or $9,953.54 per share) to be issued as Cash Consideration. "Average First Capital Closing Price" means the average per share closing price of First Capital common stock for the 20 trading days preceding the 5th calendar day before the effective time of the Merger.

  •
  If the Average First Capital Closing Price is less than $24.75 at the effective time of the Merger, then (a) the aggregate Stock Consideration will be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75 (with a corresponding increase in the Exchange Ratio), up to a maximum number of 620,124 shares of

    First Capital common stock (or an Exchange Ratio of 403.86 shares) to be issued as Stock Consideration, and (b) the aggregate Cash Consideration will be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75, to a minimum of $13,828,767 (or $9,006.04 per share) to be issued as Cash Consideration.

        In addition, if the Consolidated Net Book Value (as defined in the Merger Agreement) of Peoples is greater than $26,410,000 but less than $29,010,000, the Merger Consideration will be reduced by the difference between the Consolidated Net Book Value and $29,010,000. "Consolidated Net Book Value" means the unaudited consolidated net shareholders' equity of Peoples as of the Determination Date, determined in accordance with generally accepted accounting principles, with certain adjustments related to the transaction. The Exchange Ratio also may be adjusted in the manner specified in the Merger Agreement if there is a change in the number of shares of common stock issued and outstanding prior to the effective time of the Merger by way of a stock split, stock dividend, or recapitalization or similar transaction with respect to the outstanding First Capital common stock.

        Stock price changes may result from a variety of factors that are beyond the control of First Capital and Peoples, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, on the date of the Peoples special meeting and on the date election forms are submitted, Peoples shareholders will not know the precise market value of the Merger Consideration Peoples shareholders will receive at the effective time of the Merger. You should obtain current market quotations for shares of First Capital common stock. See "The Merger Agreement—Merger Consideration."

Peoples shareholders may not receive an additional cash payment from a future sale of the Contingent Assets.

        The Merger Agreement provides for the possibility of an additional cash payment to shareholders of Peoples if and to the extent that Peoples sells the Contingent Assets prior to the effective time of the Merger, or First Capital sells the Contingent Assets within 26 months after the effective time of the Merger. If Peoples sells the Contingent Assets prior to the effective time of the Merger or has entered into a written contract for the sale of the Contingent Assets which are then purchased within 60 days after the effective time, then the Merger Consideration will be increased by (i) 100% of the net sales proceeds received with respect to the sale of the Contingent Assets (net of any commissions) in excess of $3,750,000, up to $5,600,000 of the proceeds of such sale and (ii) 50% of any such sale proceeds in excess of $5,600,000. If the Contingent Assets are not sold by Peoples, then First Capital will use commercially reasonable efforts in the ordinary course of business to sell the Contingent Assets within 24 months after the effective time of the Merger. If First Capital (i) sells the Contingent Assets within 24 months after the effective time of the Merger or has entered into a written contract for the sale of the Contingent Assets which are then purchased within 60 days after the expiration of that 24 month period, then First Capital will distribute 50% of the sale proceeds in excess of $3,750,000 on a pro rata basis to the former shareholders of Peoples. No guarantee can be made that the Contingent Assets will be sold in the manner or in the timeframes described above or that Peoples shareholders Peoples shareholders will receive any additional cash payment.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the Merger Agreement may be completed, various approvals must be obtained from the Federal Reserve Board and the Office of the Comptroller of the Currency. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement. Although First Capital and Peoples do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Merger Agreement or imposing additional costs on or limiting First Capital's revenues, any of which might have a material adverse effect on First Capital following the Merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on Peoples.

        The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. Those conditions include: approval of shareholders of both First Capital and Peoples, the receipt of all required regulatory approvals and expiration or termination of the applicable and all statutory waiting periods in respect thereof, the continued accuracy of certain representations and warranties by both parties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of certain covenants and agreements under the Merger Agreement in all material respects. In particular, First Capital is not obligated to close the Merger if Peoples' Consolidated Net Book Value is less than $26,410,000 as of the tenth business day prior to the closing date for the Merger. In addition, certain circumstances exist where Peoples or First Capital may choose to terminate the Merger Agreement, including the acceptance by Peoples of a superior acquisition proposal. In addition, if the Merger is not completed by January 31, 2016, either First Capital or Peoples may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval. First Capital and Peoples may also elect to terminate the Merger Agreement in certain other circumstances. See "The Merger Agreement—Merger Consideration" for a more complete discussion of the Merger Consideration to be paid in this proposed transaction and "—Termination" for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

        If the Merger Agreement is terminated, there may be various consequences. For example, First Capital's or Peoples' businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of First Capital's common stock could decline to the extent that the market prices before termination reflect a market assumption that the Merger will be completed. If the Merger Agreement is terminated under certain circumstances, Peoples may be required to pay First Capital a termination fee of $900,000.

Peoples shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        Peoples' shareholders currently have the right to vote in the election of the Peoples board of directors and on other matters affecting Peoples. When the Merger occurs, each Peoples shareholder who receives the Stock Consideration will become a shareholder of First Capital with a percentage ownership of the combined organization that is smaller than the shareholder's percentage ownership of Peoples. Because of this, Peoples' shareholders will have less influence over the management and policies of First Capital than they now have over the management and policies of Peoples.

First Capital may be unable to successfully integrate Peoples Bank's operations and retain Peoples Bank's employees.

        Peoples Bank will be merged with and into First Harrison Bank after the closing of the Merger. The difficulties of merging the operations of Peoples Bank with First Harrison Bank include:

  •
  integrating personnel with diverse business backgrounds;

  •
  combining different corporate cultures; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of First Capital, First Harrison Bank or Peoples Bank, and the loss of key personnel. The integration of Peoples Bank with First Harrison Bank will require the experience and expertise of certain key employees of Peoples Bank. However, there can be no assurances that First Capital will be successful in retaining these employees for the period necessary to successfully integrate Peoples Bank into First Harrison Bank. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and integration of Peoples Bank into First Harrison Bank could have an adverse effect on the business and results of operations of First Capital or First Harrison Bank.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Peoples.

        Until the completion of the Merger, Peoples is prohibited from soliciting, initiating, encouraging or otherwise facilitating any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Peoples or Peoples Bank, or any purchase of all or substantially all of the assets of Peoples or Peoples Bank or more than ten percent of the outstanding equity securities of Peoples or Peoples Bank. With some exceptions, Peoples is further prohibited from engaging in any negotiations concerning, or providing any confidential information or data to, or having any discussions with, any person relating to an acquisition proposal, or otherwise facilitating any effort or attempt to make or implement an acquisition proposal. In addition, Peoples has agreed to pay a termination fee of $900,000 to First Capital if First Capital or Peoples terminates the Merger Agreement due to, among other circumstances, (i) Peoples' board of directors having approved, or publicly recommended that Peoples shareholders accept or approve, an acquisition proposal , or (ii) Peoples having entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle of letter of intent with respect to any acquisition proposal. These provisions could discourage other companies from trying to acquire Peoples even though the other companies might be willing to offer greater value to the Peoples shareholders than First Capital has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on Peoples' financial condition.

The fairness opinions obtained by First Capital and Peoples from their respective financial advisors will not reflect changes in circumstances between the date of the signing of the Merger Agreement and the completion of the Merger.

        First Capital has obtained a fairness opinion dated June 1, 2015 from Raymond James and Peoples has obtained a fairness opinion dated June 4, 2015 from PBS. Neither opinion has been updated as of the date of this document and neither will be updated at the time of the completion of the Merger. Changes in the operations and prospects of First Capital or Peoples, general market and economic conditions and other factors that may be beyond the control of First Capital and Peoples, and on which the fairness opinions were based, may alter the relative value of the companies by the time the Merger is completed. The fairness opinions do not address the fairness of the Merger Consideration, from a financial point of view, at the time the Merger is completed or as of any other date than the date of the opinions. The fairness opinions that First Capital and Peoples received from their respective financial advisors are attached as Annex B and Annex C to this joint proxy statement/prospectus. For a description of the opinions, see "The Merger—Opinion of Financial Advisor to Peoples" and "The Merger—Opinion of Financial Advisor to First Capital." For a description of the other factors considered by First Capital's board of directors in determining to approve the Merger, see "The Merger—First Capital's Reasons for the Merger; Recommendation of First Capital's Board of Directors." For a description of the other factors considered by Peoples' board of directors in determining to approve the Merger, see "The Merger—Peoples' Reasons for the Merger; Recommendation of Peoples' Board of Directors."

The Merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your Peoples shares.

        First Capital and Peoples intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service will not provide a ruling on the matter, First Capital and Peoples will, as a condition to closing, each obtain an opinion from First Capital's legal counsel that the Merger will constitute a reorganization for federal tax purposes. This opinion does not bind the Internal Revenue Service or prevent the Internal Revenue Service from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of Peoples common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the shares of First Capital common stock or cash received in exchange for that share of Peoples common stock upon completion of the Merger.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the Merger may differ materially.

        The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what First Capital's actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the Peoples identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Peoples as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 22.

The shares of First Capital common stock to be received by Peoples shareholders as a result of the Merger will have different rights from the shares of Peoples common stock.

        The rights associated with Peoples common stock are different from the rights associated with First Capital common stock. See the section of this joint proxy statement/prospectus entitled "Comparison of the Rights of Shareholders" for a discussion of the different rights associated with First Capital common stock.

Each party is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each party's business and operations.

        In connection with the pendency of the Merger, it is possible that some customers and other persons with whom First Capital or Peoples has a business relationship may delay or defer certain business decisions or might seek to terminate, change or renegotiate their relationships with First Capital or Peoples, as the case may be, as a result of the Merger, which could negatively affect First Capital's or Peoples' respective revenues, earnings and cash flows, as well as the relative market value of the companies, regardless of whether the Merger is completed.

        Under the terms of the Merger Agreement, Peoples is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect Peoples' businesses and operations prior to the completion of the Merger.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

        In addition, certain statements may be contained in the future filings of First Capital with the SEC, in press releases and in oral and written statements made by or with the approval of First Capital that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

  •
  statements about the benefits of the Merger between First Capital and Peoples, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

  •
  statements of plans, objectives and expectations of First Capital or Peoples or their managements or boards of directors;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may," and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the risk that the businesses of First Capital and Peoples will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the Merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

  •
  the failure of the Peoples shareholders to approve the Merger;

  •
  local, regional, national and international economic conditions and the impact they may have on First Capital and Peoples and their customers and First Capital's and Peoples' assessment of that impact;

  •
  changes in the level of non-performing assets, delinquent loans, and charge-offs;

  •
  material changes in the stock market value of First Capital common stock;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  the risk that management's assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

  •
  prepayment speeds, loan originations and credit losses;

  •
  sources of liquidity;

  •
  competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

  •
  changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Capital and Peoples must comply;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

  •
  First Capital's and Peoples' common shares outstanding and common stock price volatility;

  •
  legislation affecting the financial services industry as a whole, and/or First Capital and Peoples and their subsidiaries, individually or collectively;

  •
  governmental and public policy changes;

  •
  financial resources in the amounts, at the times and on the terms required to support First Capital's and Peoples' future businesses; and

  •
  the impact on First Capital's or Peoples' businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

        Additional factors that could cause First Capital's and Peoples' results to differ materially from those described in the forward-looking statements can be found in First Capital's Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to First Capital or Peoples or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. First Capital and Peoples undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

        We caution you not to place undue reliance on the forward-looking statements.

 SPECIAL MEETING OF THE FIRST CAPITAL SHAREHOLDERS

Date, Place, Time, and Purpose

        The First Capital board of directors is sending you this joint proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the First Capital board of directors will ask you to vote (1) on a proposal to approve the First Capital Merger Proposal and (2) to approve the First Capital Adjournment Proposal. First Capital does not expect any other items of business to be presented at the special meeting. If other matters do properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their judgment.

        The special meeting will be held on November 19, 2015, at 12:00 p.m. local time, at the main office of First Harrison Bank, 220 Federal Drive NW, Corydon, Indiana.

Record Date, Voting Rights, Quorum, and Required Vote

        First Capital has set the close of business on October 2, 2015, as the record date for determining the holders of First Capital common stock entitled to notice of and to vote at the special meeting. Only First Capital shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 2,758,586 shares of First Capital common stock outstanding and entitled to vote at the special meeting. Each share of First Capital common stock is entitled to one vote at the special meeting on all matters properly presented.

        The holders of over 50% of the outstanding shares of First Capital common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain will be treated as present for determining the presence or absence of a quorum.

        Approval of the Merger Agreement will require the affirmative vote of the holders of a majority of First Capital's outstanding shares entitled to vote. Abstentions from voting will have the same effect as a vote against the Merger Agreement. The directors and executive officers of First Capital (and their affiliates), as a group, owned with power to vote 202,764 shares of First Capital common stock, representing approximately 7.35% of the outstanding shares of First Capital common stock as of the record date, including shares subject to options currently exercisable but not exercised.

        The vote on the Adjournment Proposal requires that more votes be cast in favor of the proposal than against the proposal at the First Capital special meeting. Abstentions will have no effect on this proposal.

Voting and Revocability of Proxies

        You may vote in one of four ways: (1) by mail (by completing and signing the proxy that accompanies this prospectus and proxy statement), (2) in person (by either delivering the completed proxy or by casting a ballot if attending the special meeting), (3) by telephone or (4) by internet. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting.

        Voting instructions are included on your proxy. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the Merger Proposal and "FOR" approval of the Adjournment Proposal.

        You may revoke your proxy before it is voted by:

  •
  filing with the Corporate Secretary of First Capital a duly executed revocation of proxy;

  •
  submitting a new proxy with a later date; or

  •
  voting in person at the special meeting.

        Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: First Capital, Inc., 220 Federal Drive NW, P.O. Box 130, Corydon, Indiana 47112, Attention: Jill R. Keinsley, Corporate Secretary.

Solicitation of Proxies

        First Capital will pay the costs of the distribution of this joint proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of First Capital may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. First Capital will also request banks, brokers, trustee and other nominees holding shares of First Capital common stock beneficially owned by others to send these proxy materials to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing.

        First Capital has retained Georgeson Inc., 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey, for a fee of $7,500 plus reimbursement of certain reasonable expenses, to act as information agent in connection with the special meeting.

Recommendation of the First Capital Board of Directors

        The First Capital board of directors unanimously determined that the Merger and the Merger Agreement would be in compliance with all applicable laws and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of First Capital, First Harrison Bank and the First Capital shareholders. The First Capital board of directors unanimously recommends that First Capital shareholders vote "FOR" approval of the Merger Proposal and "FOR" approval of the Adjournment Proposal.

        See "The Merger—Background of the Merger" and—"First Capital's Reasons for the Merger" for a more detailed discussion of the First Capital board of directors' recommendation with regard to the Merger Agreement.

 SPECIAL MEETING OF THE PEOPLES SHAREHOLDERS

Date, Place, Time, and Purpose

        The Peoples board of directors is sending you this joint proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the Peoples board of directors will ask you to vote (1) on a proposal to approve the Peoples Merger Proposal and (2) to approve the Peoples Adjournment Proposal. Peoples does not expect any other items of business to be presented at the special meeting. If other matters do properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their judgment.

        The special meeting will be held on November 12, 2015, at 7:30 p.m., at the main office of The Peoples Bank of Bullitt County.

Record Date, Voting Rights, Quorum, and Required Vote

        Peoples has set the close of business on October 2, 2015, as the record date for determining the holders of Peoples common stock entitled to notice of and to vote at the special meeting. Only Peoples shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 3,071 shares of Peoples common stock outstanding and entitled to vote at the special meeting. Each share of Peoples common stock is entitled to one vote at the special meeting on all matters properly presented.

        The holders of over 50% of the outstanding shares of Peoples common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain will be treated as present for determining the presence or absence of a quorum.

        Approval of the Merger Agreement will require the affirmative vote of the holders of a majority of Peoples' outstanding shares entitled to vote. Abstentions from voting will have the same effect as a vote against the Merger Agreement. The directors and executive officers of Peoples (and their affiliates), as a group, owned with power to vote 1,271 shares of Peoples common stock, representing approximately 41.4% of the outstanding shares of Peoples common stock as of the record date.

        Approval of the Adjournment Proposal requires that more votes be cast in favor of the proposal than are cast against it. Abstentions will have no effect on this proposal.

Voting and Revocability of Proxies

        You may vote in one of two ways: (1) by mail (by completing and signing the proxy that accompanies this prospectus and proxy statement), or (2) in person (by either delivering the completed proxy or by casting a ballot if attending the special meeting). To ensure you are represented at the special meeting, we recommend that you vote by proxy even if you plan to attend the special meeting.

        Voting instructions are included on your proxy. If you properly complete and submit your proxy before the vote at the special meeting, your shares will be voted as you have directed. If you submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the Merger Proposal and "FOR" approval of the Adjournment Proposal.

        You may revoke your proxy before it is voted by:

  •
  filing a duly executed revocation of your proxy with the Secretary of Peoples;

  •
  submitting a new proxy with a later date; or

  •
  voting in person at the special meeting.

        Your attendance at the special meeting will not, in and of itself, revoke your proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Peoples Bancorp of Bullitt County, Inc., 1612 Highway 44 East, Shepherdsville, Kentucky 40165, Attention: Eleanor Vires, Corporate Secretary.

Solicitation of Proxies

        First Capital will pay the costs of the distribution of this joint proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of Peoples may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Peoples will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of the Peoples Board of Directors

        The Peoples board of directors unanimously determined that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement is in the best interest of Peoples, The Peoples Bank of Bullitt County and the Peoples shareholders. The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" approval of the Merger Proposal and "FOR" approval of the Adjournment Proposal.

        See "The Merger—Background of the Merger" and—"Peoples' Reasons for the Merger and Recommendation of the Board of Directors" for a more detailed discussion of the Peoples board of directors' recommendation with regard to the Merger Agreement.

INFORMATION ABOUT THE COMPANIES

  First Capital, Inc.
  220 Federal Drive NW
  P.O. Box 130
  Corydon, Indiana 47112
  (812) 738-2198

        First Capital, Inc., is listed on the NASDAQ Capital Market (under the symbol: "FCAP") and is a community-focused, savings and loan holding company. As of June 30, 2015, First Capital had approximately $476.9 million in assets, $298.9 million in loans, $416.2 million in deposits and $58.4 million of total equity. Through First Harrison Bank, First Capital offers full banking services and currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville. First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, offers non-FDIC insured investments to complement its traditional banking products and services.

        Additional information about First Capital and First Harrison Bank is included elsewhere in this document.

  Peoples Bancorp Inc. of Bullitt County
  1612 Highway 44 East
  Shepherdsville, Kentucky 40165
  (502) 543-2226

        Peoples Bancorp, Inc. of Bullitt County is the holding company of The Peoples Bank of Bullitt County. As of June 30, 2015, Peoples had approximately $237.8 million in assets, $57.75 million in loans, $208.6 million in deposits and $28.1 million of total equity. The Peoples Bank was established in 1900 and provides full banking services. It operates its main office and its four branches in Bullitt County, Kentucky

        Additional information about Peoples and The Peoples Bank of Bullitt County is included elsewhere in this document.

 THE FIRST CAPITAL PROPOSALS

Proposal 1—Approval of the First Capital Merger Proposal

        At the First Capital special meeting, shareholders of First Capital will be asked to approve the First Capital Merger Proposal providing for the merger of Peoples with and into First Capital. Shareholders of First Capital should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

        After careful consideration, the First Capital Board, by a unanimous vote of all directors, approved the Merger Agreement and the Merger, to be advisable and in the best interests of First Capital and its shareholders. See "The Merger—First Capital's Reasons for the Merger" included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the First Capital Board's recommendation.

THE FIRST CAPITAL BOARD UNANIMOUSLY RECOMMENDS THAT FIRST CAPITAL SHAREHOLDERS VOTE "FOR" THE FIRST CAPITAL MERGER PROPOSAL.

Proposal 2—Adjournment of the First Capital Special Meeting

        The shareholders of First Capital are being asked to approve a proposal to adjourn or postpone the First Capital special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

        Under the IBCL and the First Capital Articles, the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote are required to approve the Merger Agreement. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only holders of a majority of the outstanding shares of common stock of First Capital are required to be represented at the First Capital special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the First Capital special meeting is lower than expected, First Capital would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If First Capital desires to adjourn the First Capital special meeting, First Capital will request a motion that the First Capital special meeting be adjourned, and delay the vote on the proposal to approve the Merger Agreement until the First Capital special meeting is reconvened. If First Capital adjourns the First Capital special meeting for 30 days or less, First Capital will not set a new record date nor will it announce prior to adjournment the date, time and location at which the First Capital special meeting will be reconvened; no other notice will be provided.

        Any adjournment will permit First Capital to solicit additional proxies and will permit a greater expression of the views of First Capital shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the Merger Agreement because an adjournment will give First Capital additional time to solicit favorable votes and increase the chances of approving that proposal. First Capital has no reason to believe that an adjournment of the First Capital special meeting will be necessary at this time.

THE FIRST CAPITAL BOARD UNANIMOUSLY RECOMMENDS THAT FIRST CAPITAL SHAREHOLDERS VOTE "FOR" THE FIRST CAPITAL ADJOURNMENT PROPOSAL.

 THE PEOPLES PROPOSALS

Proposal 1—Approval of the Peoples Merger Proposal

        At the Peoples special meeting, shareholders of Peoples will be asked to approve the Peoples Merger Proposal providing for the merger of Peoples with and into First Capital. Shareholders of Peoples should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

        After careful consideration, the Peoples Board, by a unanimous vote of all directors, approved the Merger Agreement and the Merger, to be advisable and in the best interests of Peoples and its shareholders. See "The Merger—Peoples' Reasons for the Merger and Recommendation of the Peoples Board of Directors" included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Peoples Board's recommendation.

THE PEOPLES BOARD UNANIMOUSLY RECOMMENDS THAT PEOPLES SHAREHOLDERS VOTE "FOR" THE PEOPLES MERGER PROPOSAL.

Proposal 2—Adjournment of the Peoples Special Meeting

        The shareholders of Peoples are being asked to approve a proposal to adjourn or postpone the Peoples special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

        Under the Kentucky Business Corporation Act and the Peoples Articles, the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote is required to approve the Merger Agreement. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only holders of a majority of the outstanding shares of common stock of Peoples are required to be represented at the Peoples special meeting, in person or by proxy, for a quorum to be present. If shareholder participation at the Peoples special meeting is lower than expected, Peoples would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If Peoples desires to adjourn the Peoples special meeting, Peoples will request a motion that the Peoples special meeting be adjourned, and delay the vote on the proposal to approve the Merger Agreement until the Peoples special meeting is reconvened. If Peoples adjourns the Peoples special meeting for 30 days or less, Peoples will not set a new record date nor will it announce prior to adjournment the date, time and location at which the Peoples special meeting will be reconvened; no other notice will be provided.

        Any adjournment will permit Peoples to solicit additional proxies and will permit a greater expression of the views of Peoples shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the Merger Agreement because an adjournment will give Peoples additional time to solicit favorable votes and increase the chances of approving that proposal. Peoples has no reason to believe that an adjournment of the Peoples special meeting will be necessary at this time.

THE PEOPLES BOARD UNANIMOUSLY RECOMMENDS THAT PEOPLES SHAREHOLDERS VOTE "FOR" THE PEOPLES ADJOURNMENT PROPOSAL.

 THE MERGER

Background of the Merger

        From time to time, officers of Peoples have received informal inquiries from representatives of other financial institutions regarding possible interest in discussing a business combination. After one such inquiry in July 2014, the senior management of Peoples concluded that it was an appropriate time to undertake an evaluation of Peoples' long-term strategic alternatives. The operating environment for community banks was becoming more and more challenging. It appeared inevitable that operating expenses resulting from increased regulation would continue to grow, particularly with the implementation of the Dodd-Frank Act, with a disproportionate impact on smaller banks that lacked the scale to absorb higher compliance costs. Regulatory directives to preserve capital and liquidity regarding community banks also limited opportunities for earnings growth and risk tolerance.

        On August 11, 2014, G.W. Hardy, William Dawson, George W. Hardy III, and Gary Stewart of Peoples met with Christopher Hargrove of Professional Bank Services to discuss the regulatory situation for community banks and recent acquisition activity involving financial institutions in Kentucky and adjacent markets. At the conclusion of the meeting, the Peoples officers requested a proposal from PBS for an engagement as financial advisor to the Peoples board in connection with a strategic planning process.

        Peoples executed an engagement letter with PBS's investment banking subsidiary on August 28, 2014. On that date, Mr. Hargrove met with Peoples' management to identify financial institutions that might have interest in a possible transaction with Peoples, outline the process for contacting those institutions, and establish a general timeline for the project. Following the meeting, PBS conducted due diligence of Peoples and compiled information to be included in an offering memorandum for distribution to prospects.

        In late October and early November 2014, PBS contacted 27 institutions. Nineteen requested the confidentiality agreement, and nine executed confidentiality agreements. On November 26, 2014 PBS provided access to confidential information on a data site located on a secure server to all institutions that executed the confidentiality agreement. During December 2014, PBS responded to questions, held discussions with and provided additional information to all nine institutions that accessed the data site.

        Prospects were asked to submit indications of interest on or before January 7, 2015. First Capital and two other prospects submitted written indications of interest. One prospect provided an oral offer, which was followed by a written submission on January 20, 2015.

        On January 14, 2015, senior officers of Peoples and their financial and legal advisors met with the senior officers and financial and legal advisors of First Capital. The participants discussed the offer submitted by First Capital, and the First Capital representatives made a presentation about their company, since the First Capital offer contemplated that a portion of the consideration offered would be in the form of First Capital common stock. During the week of January 20, 2015 representatives of PBS and Raymond James, the First Capital financial advisor, conducted further discussions of the financial terms of the First Capital proposal.

        On January 29, 2015 PBS representatives met with the Peoples board of directors to review the offers and to discuss the range of options available to Peoples. Peoples legal advisors were also present and reviewed the duties of the board of directors generally and specifically in the context of evaluating a business combination proposal. Peoples management and PBS advised that First Capital had submitted the highest and best proposal. After discussing its options, the Peoples board determined to continue discussions with First Capital, and provide First Capital with additional information.

        In early February 2015, First Capital and Peoples amended their nondisclosure agreement to provide a 45 day exclusivity period during which Peoples would not engage in discussions or negotiations with any other parties. First Capital conducted additional due diligence from mid-February through early March. On March 17, 2015 First Capital submitted a revised offer, which included proposals relating to the disposition of the Contingent Assets.

        Due diligence and negotiations between the parties continued through April and May. In mid-April, First Capital delivered an initial draft of a merger agreement to Peoples. On May 21, 2015 senior officers of First Capital and Peoples met with representatives of PBS and Raymond James to discuss the financial performance of both First Capital and Peoples. Senior officers of Peoples met with the company's advisors on May 22, 2015 and concluded that the most recent proposal received from First Capital was still superior to all other options available to Peoples.

        On June 1 and 2, 2015 PBS conducted on-site due diligence at First Capital.

        At a June 4, 2015 meeting of the Peoples board of directors, representatives of PBS reported on its due diligence examination of First Capital and reviewed the financial terms of the proposed Merger and the financial performance and future growth prospects of both Peoples and First Capital. They also reviewed the financial analyses on which PBS based its opinion that the Merger Consideration was fair and equitable from a financial perspective to Peoples shareholders. Representatives of Frost Brown Todd LLC, legal counsel to Peoples, reviewed the non-financial terms of the Merger Agreement and other non-financial considerations. After the presentations of Peoples' financial and legal advisors, and the recommendation by senior officers of Peoples, the Peoples board of directors unanimously approved the Merger Agreement.

        Following the Peoples board meeting, the Merger Agreement was signed by the chief executive officers of First Capital and Peoples, and First Capital issued a press release after the close of business announcing that the parties had entered into the Merger Agreement.

Peoples' Reasons for the Merger and Recommendation of its Board of Directors

        The Peoples board of directors considered several factors in determining that the Merger with First Capital would be in the best interests of Peoples and its shareholders. The Peoples board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the Peoples board included the following:

        The financial terms of the Merger, including the purchase price per Peoples share and the opportunity to receive cash or First Capital common stock.    The Merger Consideration of 382.83 shares of First Capital Common Stock or $9,475.00 in cash per Peoples share represents a premium over historical prices paid for Peoples common stock in transactions reported to Peoples. The purchase price is approximately equal to Peoples' book value per share as of March 31, 2015, and represents a multiple of 58.2 times Peoples' earnings per share of $162.80 for the twelve months ended March 31, 2015. The Peoples board believed these multiples compared favorably to recent acquisitions involving comparable financial institutions. The option to receive publicly traded shares of a strong financial institution offers Peoples shareholders an opportunity for longer-term capital appreciation with a greater measure of liquidity. The cash option offers Peoples shareholders who need or desire to sell their shares immediate liquidity at a premium price. In addition, the proposed Merger gives Peoples shareholders an opportunity to receive additional consideration if a sale of certain real estate assets held by Peoples (the Contingent Assets) can be successfully completed.

        Prospects for the Combined Company.    The Merger would create a combined company with approximately $750 million in total assets and $620 million in deposits, which would be capable of competing effectively and absorbing the fixed costs of regulatory compliance. The combined bank would have a total of 17 offices, with a substantial presence in the greater Louisville, Kentucky market. Peoples shareholders would own an approximately 30% stake in a combined company with increased operating scale and greater earnings power.

        An assessment of the current banking environment and Peoples' strategic alternatives to the Merger.    The Peoples board believes the Merger presents a more certain opportunity to enhance shareholder value than remaining independent in a challenging regulatory and operating environment for community banks the size of The Peoples Bank of Bullitt County. Remaining independent would require a substantial investment in personnel and infrastructure to meet the compliance and other challenges facing community banks.

        First Capital's asset quality, financial performance, and prospects.    The Merger provides Peoples shareholders the opportunity to exchange their shares for stock of a financial institution that offers a strong balance sheet and strong financial performance.

        Greater liquidity.    Unlike Peoples common stock, for which no established trading market exists, First Capital common stock is traded on the NASDAQ Capital Market. The Merger will result in a combined company with a significantly larger market capitalization and the potential to generate trading volume exceeding First Capital's present average trading volume of 2,400 shares per day. The level of trading in First Capital common stock would offer meaningful liquidity to Peoples shareholders who need or desire to sell their shares.

        First Capital's current practice of paying a quarterly dividend.    First Capital's 2015 quarterly dividend of $.21 per share represents a yield of approximately 3.2% on the $26.85 closing price per share of First Capital stock on August 10, 2015. First Capital's quarterly dividend would equate to an annual dividend of $321.58 per Peoples common share, based on the 382.83 exchange ratio. This compares favorably to the June 2015 semi-annual dividend of $126.00 per share, or $256.00 per share annualized, paid by Peoples.

        Opinion of Professional Bank Services.    PBS has delivered to the Peoples board of directors its opinion that, as of June 4, 2015 and based upon and subject to the factors and assumptions set forth in the opinion, the Merger Consideration to be received by the Peoples shareholders, comprised of $9,475.00 in cash or 382.83 First Capital shares per share of Peoples common stock, was fair and equitable from a financial perspective to the Peoples shareholders. The full text of the written PBS fairness opinion dated June 4, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. PBS provided its fairness opinion for the information and assistance of the Peoples board of directors in connection with its consideration of the Merger Agreement. The PBS fairness opinion does not constitute a recommendation how any Peoples shareholder should vote with respect to the Peoples Merger Proposal or any other matter. See "Opinion of the Peoples Financial Advisor" below.

        This discussion of the information and factors considered by the Peoples board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Peoples board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Peoples board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and make its recommendation to Peoples shareholders. Rather, the Peoples board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Peoples management and outside legal and financial advisors. In addition, individual members of the Peoples board of directors may have assigned different weights to different factors.

        The Peoples board of directors unanimously determined that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement would be in the best interest of Peoples, The Peoples Bank of Bullitt County and the Peoples shareholders. The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" approval of the Merger Proposal.

        This discussion of the information and factors considered by the Peoples board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Peoples board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Peoples board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to Peoples shareholders. Rather, the Peoples board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Peoples management and outside legal and financial advisors. In addition, individual members of the Peoples board of directors may have assigned different weights to different factors.

        Certain of Peoples directors and executive officers may be deemed to have financial interests in the Merger that are different from, or in addition to, those of Peoples shareholders generally. For a discussion of these interests, see "Interests of Certain Directors and Executive Officers of Peoples in the Merger" beginning on page 84.

        The Peoples board of directors unanimously determined that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement would be in the best interest of Peoples, The Peoples Bank of Bullitt County and the Peoples shareholders. The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" approval of the Merger Proposal.

Opinion of Financial Advisor to Peoples

        Professional Bank Services, Inc., together with its wholly owned subsidiary Investment Bank Services, Inc. ("PBS"), served as financial advisor to the Peoples board of directors in connection with the proposed Merger with First Capital. In that role, PBS advised the Peoples board of directors as to the fairness, from a financial perspective, of the Merger Consideration to be paid by First Capital to the Peoples shareholders as set forth in the Merger Agreement.

        PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has, or has had within the past two years, a material financial interest in, or other material relationship with, Peoples or First Capital, and PBS was selected to advise Peoples board of directors based on its knowledge of the banking industry as a whole. PBS did not determine the amount of consideration to be paid to Peoples shareholders in connection with the transaction, but instead opined as to the fairness of the Merger Consideration to the Peoples board of directors.

        PBS performed certain analyses described herein and presented the range of values for Peoples resulting from such analyses to the Peoples board of directors in connection with its advice as to the fairness of the Merger Consideration.

        PBS delivered its fairness opinion to the Peoples board of directors at a special board meeting on June 4, 2015. A copy of the PBS fairness opinion, which includes a summary of the assumptions made and information analyzed by PBS in deriving its fairness opinion, is attached as Annex B to this proxy statement-prospectus.

        In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to Peoples and First Capital. PBS considered certain financial and stock price data of Peoples and First Capital, compared that data with similar data for certain publicly held bank holding companies and considered the financial terms of certain other comparable transactions. PBS also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. PBS did not make an independent evaluation or appraisal of the assets of Peoples or First Capital. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information.

        In connection with preparing its fairness opinion, PBS performed a limited scope due diligence review of First Capital, which included an on-site visit to First Capital by PBS personnel and senior management of Peoples on June 1, 2015 and June 2, 2015. The review included but was not limited to the following: certain asset quality reports provided by First Capital; consolidated financial statements for First Capital; First Capital Annual Report for 2014; current consolidated month-end delinquency and non-accrual reports for First Capital; current and historical consolidated analysis of the allowance for loan and lease losses for First Capital; current consolidated internal loan reports, consolidated problem loan listing with classifications; various other current internal financial and operating reports prepared by First Capital; and Captive Insurance Risk Assessment and Analysis.

        PBS reviewed and analyzed the historical performance of Peoples, including December 31, 2014 audited annual report of Peoples; December 31, 2014 and March 31, 2015 Consolidated Reports of Condition and Income of Peoples' wholly owned subsidiary Peoples Bank of Bullitt County, Shepherdsville, Kentucky ("Peoples Bank" or the "Bank"); Uniform Bank Performance Report for Peoples Bank as of March 31, 2015; Peoples' budget and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the PBS fairness opinion. In reviewing the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

        In connection with rendering the PBS fairness opinion and preparing its written and oral presentation to the Peoples board of directors, PBS performed a variety of financial analyses, including those summarized below. This summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Peoples' or First Capital's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

        In the proposed Merger, Peoples shareholders will receive 382.83 First Capital common shares per Peoples common share, or cash equal to $9,475.00 per common share, based on the common stock price of First Capital of $24.75 and assuming shareholders do not receive any value on the sale of certain real estate owned by Peoples (the "Contingent Assets"). In the proposed Merger, 50% of the outstanding Peoples common shares will be converted into the right to receive First Capital common shares and the remaining 50% will be converted into the right to receive the Cash Consideration. For purposes of this analysis, the price of First Capital common stock is assumed to be $24.75.

        PBS's calculation of the purchase price is presented in the following table.

Peoples Shares Outstanding	3,071
Shares Issued	587,833
Cash	$14,548,863
Total Value*	$29,097,725
Value Per Common Share	$9,475.00

*
Assumes a $24.75 price per First Capital common share.

        The Merger Consideration per Peoples common share will increase by 50% of the percentage increase in First Capital's stock price above $24.75, subject to a minimum Stock Consideration of 365.24 First Capital common shares per Peoples common share and a maximum Cash Consideration of $9,953.54 per Peoples common share. The Merger Consideration per Peoples common share will decrease by 50% of the percentage decrease in First Capital's stock price below $24.75, subject to a maximum Stock Consideration of 403.86 First Capital common shares per Peoples common share and a minimum Cash Consideration of $9,006.04 per Peoples common share.

        The Merger Consideration per Peoples common share will also decrease as provided in the Merger Agreement if the consolidated net book value of Peoples, as defined in the Merger Agreement, is less than $29,010,000 but greater than $26,410,000.

        In addition, the total consideration payable to Peoples shareholders increases by the amount of net proceeds received from the sale of the Contingent Assets in excess of $3,750,000 but less than $5,600,000, if sold prior to the effective time of the Merger or if Peoples enters into a written contract to sell the Contingent Assets and the sale closes within 60 days after Effective Time. If the net sales proceeds exceed $5,600,000, the total consideration payable to Peoples shareholders increases by 50% of the amount in excess of $5,600,000. The portion of the net proceeds from the sale of the Contingent Assets payable to Peoples shareholders is reduced by 50% if the Contingent Assets are sold within 2 years of the Effective Time. For purposes of the proposed transaction value calculation, PBS has utilized a sale price of the Contingent Assets of $5,000,000 and $7,800,000, respectively, prior to the Effective Time.

        For purposes of the various analyses conducted by PBS, Peoples' total equity capital and shares outstanding are as follows:

PEOPLES FINANCIAL INPUTS

March 31, 2015 Stated Common Equity	$30,048,000
Budgeted 2015 Net Income	$500,000
March 31, 2015 Shares Outstanding	3,071

        The following tables demonstrate the proposed transaction value based on proceeds from the Contingent Assets distributed to shareholders of $0, $1,250,000, and $2,950,000, respectively.

 PROPOSED TRANSACTION VALUE
Contingent Assets Additional Proceeds—$0

First Capital Stock Value	$24.75
Transaction Value	$29,097,725
Per Share Consideration	$9,475.00
Exchange Ratio for Stock	382.83
Multiple of Peoples 03/31/15 Common Tangible Equity	0.97X
First Capital Stock Price to Tangible Book Value	1.29X

PROPOSED TRANSACTION VALUE
Contingent Assets Sold for $5.0 Million
Contingent Assets Additional Proceeds—$1,250,000

First Capital Stock Value	$24.75
Transaction Value	$30,348,000
Per Share Consideration	$9,882.00
Exchange Ratio for Stock	382.83
Multiple of Peoples 03/31/15 Common Tangible Equity	1.01X
First Capital Stock Price to Tangible Book Value	1.29X

PROPOSED TRANSACTION VALUE
Contingent Assets Sold for $7.8 Million
Contingent Assets Additional Proceeds—$2,950,000

First Capital Stock Value	$24.75
Transaction Value	$32,047,725
Per Share Consideration	$10,435.60
Exchange Ratio for Stock	382.83
Multiple of Peoples 03/31/15 Common Tangible Equity	1.07X
First Capital Stock Price to Tangible Book Value	1.29X

        Market Comparison Method:    In performing this analysis, PBS reviewed the 144 bank transactions in the Midwest Region of the United States from January 1, 2011 through June 2, 2015 for which financial information is available (the "Comparable Group"). The purpose of the analysis was to obtain an evaluation range for Peoples based on these Comparable Group bank acquisition transactions. The median multiple of tangible book value and median multiple of transaction value to earnings of the Comparable Group transactions were utilized in obtaining a range for the acquisition value of Peoples. In addition to reviewing the Comparable Group bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Peoples, had a non- performing assets (NPAs) to total assets ratio between 3.25% and 5.25%, had a last twelve month ("LTM") return on average assets ("ROAA") between 0.10% and 0.40%, had total assets between $150 million and $300 million, and those located in Kentucky. Median values for the 144 Comparable Group acquisitions expressed as a multiple of tangible book value equaled 1.25X and a median multiple of transaction value to earnings of 16.57X. The following tables depict the median transaction pricing multiples for the above institution categories as well as the percentile ranking of the proposed offer in terms of the applicable pricing multiple within each comparable category.

 ACQUISITION PRICING FOR COMPARABLE GROUP TRANSACTIONS
MEDIAN MULTIPLES

Multiple of Tangible Book Value
PROPOSED TRANSACTION @ $24.75 per common share
Contingent Assets Proceeds—$0	0.98X
Contingent Assets Proceeds—$1,250,000	1.01X
Contingent Assets Proceeds—$2,950,000	1.07X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	1.25X
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	1.05X
All Comparable Group with LTM ROAA between 0.10% and 0.40%	1.04X
All Comparable Group with Assets between $150 million - $300 million	1.32X
Kentucky Transactions since 2011	1.10X

ACQUISITION PRICING FOR COMPARABLE GROUP TRANSACTIONS
MEDIAN MULTIPLES

Multiple of Earnings
PROPOSED TRANSACTION @ $24.75 per common share
Contingent Assets Proceeds—$0	58.20X
Contingent Assets Proceeds—$1,250,000	60.70X
Contingent Assets Proceeds—$2,950,000	64.10X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	16.57X
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	14.24X
All Comparable Group with LTM ROAA between 0.10% and 0.40%	39.06X
All Comparable Group with Assets between $150 million - $300 million	20.79X
Kentucky Transactions since 2011	17.35X

        The following tables depict the percentile ranking of the proposed offer in terms of the applicable pricing multiple within each comparable category.

COMPARABLE GROUP TRANSACTIONS
MULTIPLE OF TANGIBLE BOOK VALUE
PROPOSED TRANSACTION PERCENTILE RANKINGS
Contingent Assets Additional Proceeds—$0

Proposed Transaction @ $24.75 per common share
Contingent Assets Proceeds—$0	0.98X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	19.60%
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	39.10%
All Comparable Group with LTM ROAA between 0.10% and 0.40%	33.60%
All Comparable Group with Assets between $150 million - $300 million	13.30%
Kentucky Transactions since 2011	13.60%

 Contingent Assets Additional Proceeds—$1,250,000

Proposed Transaction @ $24.75 per common share
Contingent Assets Proceeds—$1,250,000	1.01X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	21.20%
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	44.10%
All Comparable Group with LTM ROAA between 0.10% and 0.40%	36.60%
All Comparable Group with Assets between $150 million - $300 million	15.30%
Kentucky Transactions since 2011	15.20%

Contingent Assets Additional Proceeds—$2,950,000

Proposed Transaction @ $24.75 per common share
Contingent Assets Proceeds—$2,950,000	1.07X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	28.40%
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	54.70%
All Comparable Group with LTM ROAA between 0.10% and 0.40%	62.40%
All Comparable Group with Assets between $150 million - $300 million	23.70%
Kentucky Transactions since 2011	44.70%

COMPARABLE GROUP TRANSACTIONS
MULTIPLE OF EARNINGS
PROPOSED TRANSACTION PERCENTILE RANKINGS
Contingent Assets Additional Proceeds—$0

Proposed Transaction @ $24.75 per common share
Contingent Assets Proceeds—$0	58.20X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	100.00%
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	100.00%
All Comparable Group with LTM ROAA between 0.10% and 0.40%	99.20%
All Comparable Group with Assets between $150 million - $300 million	100.00%
Kentucky Transactions since 2011	100.00%

Contingent Assets Additional Proceeds—$1,250,000

Proposed Transaction @ $24.75 per common share
Contingent Assets Proceeds—$1,250,000	60.70X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	100.00%
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	100.00%
All Comparable Group with LTM ROAA between 0.10% and 0.40%	100.00%
All Comparable Group with Assets between $150 million - $300 million	100.00%
Kentucky Transactions since 2011	100.00%

 Contingent Assets Additional Proceeds—$2,950,000

Proposed Transaction @ $24.75 per common share
Contingent Assets Proceeds—$2,950,000	64.10X
Comparable Groups
All Comparable Group Acquisitions since 1/1/11	100.00%
All Comparable Group with NPAs / Assets between 3.25% and 5.25%	100.00%
All Comparable Group with LTM ROAA between 0.10% and 0.40%	100.00%
All Comparable Group with Assets between $150 million - $300 million	100.00%
Kentucky Transactions since 2011	100.00%

        Asset Value Method:    PBS reviewed Peoples' balance sheet data to determine the amount of material adjustments required to the stockholders' equity of Peoples based on differences between the market value of Peoples' assets and their value reflected on Peoples' financial statements. PBS determined that one adjustment was warranted. Utilizing a deposit premium of 1.66% of core deposits, PBS determined a value of Peoples' March 31, 2015 core deposits of approximately $3,423,000. To determine the core deposit premium a search was conducted for all branch transactions in the United States from January 1, 2011 through June 2, 2015 for which pricing information was available. The transactions that included loans were excluded. There were a total of 53 branch transactions that fit the criteria with a median deposit premium of 1.66%. The aggregate adjusted net asset value of Peoples was determined to be $33,471,000, or 1.11X Peoples March 31, 2015 stated common equity.

        Earnings Method:    A dividend discount analysis was performed by PBS pursuant to which a range of values of Peoples was determined by adding (i) the present value of estimated future dividend streams that Peoples could generate over a five-year period and (ii) the present value of the "terminal value" of Peoples' net income at the end of the fifth year. The "terminal value" of Peoples' net income at the end of the five-year period was determined by applying a multiple of 16.57 times the projected terminal year's net income. The 16.57 multiple represents the median price paid as a multiple of earnings for all Midwest bank transactions from January 1, 2011 through June 2, 2015, for which pricing information is available.

        Projections prepared by PBS were prepared independently. The projections were based on a "best case scenario," and actual future performance would be expected to be less favorable. Management agreed that the PBS projections were optimistic.

        Projected dividend streams and the terminal value were discounted to present values using a discount rate of 12.10%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Peoples common shares. The aggregate value of Peoples, determined by adding the present value of the total "best case scenario" cash flows at the end of the five-year period, was $17,357,000, or $5,652.01 per Peoples common share. In addition, using the five-year projection as a base, a twenty-year projection was prepared. Assumptions utilized in the analysis included an annual growth rate in assets of 3.0% per year in the short term analysis and 4.0% per year in the long term analysis. Return on assets was projected to increase to 1.00% by year ten and remain constant throughout the long-term analysis. It was assumed that Peoples would pay common dividends in the short term analysis at a rate equal to 75% of net income and 60.0% of net income in the long term analysis. This long-term projection resulted in an aggregate value of $18,847,000, or $6,137.02 per Peoples common share.

        Pro Forma Merger Analysis:    The contribution of Peoples and First Capital to the income statement and balance sheet of the pro forma combined organization was analyzed in relation to the pro forma ownership position of Peoples' shareholders in the combined organization. A pro forma analysis of Peoples' financial data was prepared and analyzed. Peoples' financial data was compared to the pro forma combined earnings and dividends. The pro forma analysis indicated that Peoples' earnings per share and dividends per share will increase as a result of the transaction.

        The PBS fairness opinion is directed only to the question of whether the consideration to be received by Peoples' shareholders under the Merger Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Peoples shareholder to vote in favor of the adoption of the Merger Agreement and approval of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Peoples.

        In forming its opinion as to the fairness of the proposed transaction from a financial perspective, PBS took into consideration multiple factors and circumstances including the following:

  •
  the Asset Value Method reflects a liquidation value of Peoples and does not accurately reflect the value of Peoples as a going concern and therefore was not included in PBS's opinion of value;

  •
  the values of Peoples derived from the short and long-term Earnings Method;

  •
  the significant cost associated with early termination of Peoples' data processing contract;

  •
  the uncertainty surrounding the Contingent Assets;

  •
  the percentile rankings of the proposed transaction pricing multiples relative to other transactions in the Comparable Group;

  •
  First Capital's financial performance and operating history;

  •
  the future growth prospects and fundamental performance of Peoples and First Capital;

  •
  Peoples' and First Capital's relative earnings on both a historical and pro forma basis;

  •
  the relative future growth prospects and fundamental performance between Peoples and First Capital;

  •
  the increase in dividends per share and earnings per share for those electing to receive First Capital stock;

  •
  the due diligence findings of PBS and Peoples on their review of First Capital; and

  •
  the results of PBS's process of contacting possible acquirers and the analysis of potential acquirers and merger partners.

        Based on the results of the various analyses and other factors described above, PBS concluded that as of June 4, 2015, the consideration to be received by Peoples' shareholders under the Merger Agreement was fair and equitable from a financial perspective to the shareholders of Peoples.

        Under the terms of the engagement agreement between Peoples and PBS, Peoples agreed to pay PBS a cash fee equal to 0.75% of the total proceeds received by Peoples and its shareholders in the Merger, estimated to be approximately $220,000. Of this amount, $15,000 was payable to PBS upon signing the engagement agreement, $15,000 was payable to PBS upon signing the Merger Agreement and the delivery of the PBS fairness opinion, and the balance of which is contingent upon the consummation of the Merger. PBS will also be entitled to an additional proportionate fee if Peoples shareholders receive additional consideration upon the disposition of the Contingent Assets. Peoples also agreed to reimburse PBS for reasonable out-of-pocket expenses and disbursements incurred in connection with PBS's engagement and to indemnify PBS against certain liabilities relating to or arising out of PBS's engagement. Other than in connection with this present engagement, during the two years preceding the date of its opinion, PBS did not provide investment banking and financial advisory services to either Peoples or to First Capital.

First Capital's Reasons For the Merger and Recommendation of its Board of Directors

        First Capital's board of directors concluded that the Merger Agreement is in the best interests of First Capital and its shareholders. In deciding to approve the Merger Agreement, First Capital's board of directors considered a number of factors, including, without limitation, the following:

  •
  Peoples' community banking orientation in Bullitt County, Kentucky and its perceived compatibility with First Capital and First Harrison Bank;

  •
  the opportunity to enter into a new market with an established market participant;

  •
  a review of the demographic, economic and financial characteristics of Bullitt County, Kentucky, including existing and potential competition and history of the County with respect to financial institutions; and

  •
  management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of Peoples and The Peoples Bank of Bullitt County.

        The First Capital board of directors unanimously determined that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement would be in the best interest of First Capital and its shareholders. The First Capital board of directors unanimously recommends that First Capital shareholders vote "FOR" approval of the Merger Proposal.

Opinion of Financial Advisor to First Capital

        First Capital retained Raymond James as its financial advisor on March 19, 2015. Pursuant to that engagement, First Capital's board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to First Capital of the Merger Consideration to be paid by First Capital pursuant to the Agreement.

        At the request of First Capital's board of directors on June 3, 2015, Raymond James rendered its opinion as to the fairness, as of June 1, 2015, from a financial point of view, to First Capital of the Merger Consideration (as defined in the opinion letter) to be paid by First Capital in the Transaction (as defined in the opinion letter) pursuant to the Agreement (as defined in the opinion letter) based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Raymond James is attached as Annex C to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of First Capital's common stock are urged to read this opinion in its entirety.

        Raymond James provided its opinion for the information of First Capital's board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Transaction and its opinion only addressed whether the Merger Consideration to be paid by First Capital in the Transaction pursuant to the Agreement was fair, from a financial point of view, to First Capital. The opinion of Raymond James does not address any other term or aspect of the Agreement or the Transaction contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board or to any holder of First Capital common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the Transaction or any other matter. Raymond James does not express any opinion as to the likely trading range of First Capital's common stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of First Capital at that time.

        In connection with its review of the proposed Transaction and the preparation of its opinion, Raymond James, among other things:

  •
  reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger between First Capital, Inc. and Peoples Bancorp, Inc. of Bullitt County dated as of May 30, 2015 (the "Agreement");

  •
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of Peoples made available to Raymond James by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to Peoples for the periods ending December 31, 2020 as approved for Raymond James' use by the Company (the "Projections");

  •
  reviewed recent public filings and certain other publicly available information regarding Peoples;

  •
  reviewed financial, operating and other information regarding Peoples and the industry in which it operates;

  •
  reviewed the financial and operating performance of Peoples and those of other selected public companies that Raymond James deemed to be relevant;

  •
  reviewed the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

  •
  considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

  •
  discussed with members of the senior management of the Company and Peoples certain information relating to the aforementioned and any other matters which we have deemed relevant to Raymond James' inquiry.

        With First Capital's consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of First Capital, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Peoples Bancorp. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, Raymond James assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with First Capital's consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of First Capital and Raymond James relied upon First Capital to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Based upon the terms specified in the Agreement, Raymond James assumed that the Transaction will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James relied upon and assumed, without independent verification, that the final form of the Agreement would be substantially similar to the draft agreement reviewed by Raymond James in all respects material to its analysis, and that the Transaction would be consummated in accordance with the terms of the Agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, First Capital, or Peoples Bancorp that would be material to its analysis or opinion. Raymond James expressed no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction, or the availability or advisability of any alternatives to the Transaction. The Raymond James opinion is limited to the fairness, from a financial point of view, of the Merger Consideration (as defined in the opinion letter) to be paid by First Capital in the Transaction (as defined in the opinion letter) pursuant to the Agreement (as defined in the opinion letter). Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of First Capital's board of directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of First Capital, on the fact that First Capital was assisted by legal, accounting and tax advisors, and, with the consent of First Capital, relied upon and assumed the accuracy and completeness of the assessments by First Capital and its advisors, as to all legal, accounting and tax matters with respect to First Capital and the Transaction.

        In formulating its opinion, Raymond James considered only the Merger Consideration to be paid by First Capital, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Peoples Bancorp, or such class of persons, in connection with the Transaction whether relative to the Merger Consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of First Capital, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the Transaction to any one class or group of First Capital's or any other party's security holders or other constituents vis-à-vis any other class or group of First Capital's or such other party's security holders or other constituents. Raymond James expressed no opinion as to the impact of the Transaction on the solvency or viability of First Capital or the ability of First Capital to pay its obligations when they come due.

Material Financial Analyses

        The following summarizes the material financial analyses reviewed by Raymond James with the First Capital board of directors on June 3, 2015, which analyses were considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to First Capital, Peoples Bancorp or the contemplated Transaction.

        Selected Companies Analysis.    Raymond James analyzed the relative valuation multiples of publicly-traded depository institutions listed on the NASDAQ, NYSE, and NYSE Market indices and headquartered in Kentucky and surrounding states with total assets less than $1.0 billion and nonperforming assets-to-total assets ratio of less than 5.0%. Our analysis excluded Mutual Holding Companies and targets of announced mergers or acquisitions and depository institutions where current market and financial data was unavailable. The following 26 publicly-traded depository institutions were deemed relevant, including:

  •
  Xenith Bankshares Inc.

  •
  Southern National Bncp of VA

  •
  Old Point Financial Corp.

  •
  Ohio Valley Banc Corp.

  •
  First Savings Financial Group

  •
  SB Financial Group Inc

  •
  Middlefield Banc Corp.

  •
  Guaranty Federal Bcshs Inc.

  •
  United Bancshares Inc.

  •
  First Clover Leaf Fin Corp.

  •
  First Capital Bancorp Inc.

  •
  Fauquier Bankshares Inc.

  •
  Cheviot Financial

  •
  IF Bancorp Inc.

  •
  La Porte Bancorp Inc

  •
  United Community Bancorp

  •
  River Valley Bancorp

  •
  Bank of the James Finl Grp Inc

  •
  Ameriana Bancorp

  •
  First Capital Inc.

  •
  Wayne Savings Bancshares

  •
  United Bancorp Inc.

  •
  First WV Bancorp Inc.

  •
  Cordia Bancorp Inc.

  •
  Central Federal Corp.

  •
  Athens Bancshares Corporation

        Raymond James calculated various valuation multiples for each company, including (i) market value compared to tangible book value, for the most recent period ended March 31, 2015; and (ii) market value compared to earnings per share, for the most recent twelve month period ended March 31, 2015, referred to as "LTM". Raymond James reviewed the mean, median, lower (25th percentile) quartile and upper (75th percentile) quartile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples implied by the Merger Consideration. The results of the selected public companies analysis are summarized below:

	Price / Tangible Book Value	Implied Equity Value Per Share	Price / LTM EPS	Implied Equity Value Per Share
25th Percentile	94%	$9,152	11.4x	$5,504
Mean	102%	$10,020	17.2x	$8,304
Median	101%	$9,902	14.4x	$6,954
75th Percentile	110%	$10,749	17.7x	$8,552
Merger Consideration	97%	$9,475	19.6x	$9,475

        Selected Transaction Analysis—National.    Raymond James analyzed publicly available information relating to 62 selected acquisitions of depository institutions announced between March 31, 2014 and June 1, 2015 in which the transaction values were between $10 million and $50 million, target institutions that had nonperforming assets-to-total assets ratio of less than 5.0% at announcement, and target institutions that had LTM return on average assets of greater than 0.0%. Raymond James prepared a summary of the transaction value to tangible book value, transaction value to LTM earnings per share, and premium to core deposit multiples. The 62 transactions that were used in the analysis are (buyer / seller):

  •
  Southwest Bancorp, Inc./ First Commercial Bancshares, Inc.

  •
  FNB Bancorp/ America California Bank

  •
  River Financial Corporation/ Keystone Bancshares, Inc.

  •
  First Commonwealth Financial Corporation/ First Community Bank

  •
  Achieva Credit Union/ Calusa Financial Corporation, Inc.

  •
  Merchants Bancshares, Inc./ NUVO Bank & Trust Company

  •
  Heartland Financial USA, Inc./ Community Bancorporation of New Mexico, Inc.

  •
  Andover Bancorp, Inc./ Community National Bank of Northwestern Pennsylvania

  •
  Adams Community Bank/ Lenox National Bank

  •
  Wintrust Financial Corporation/ North Bank

  •
  Jones National Corporation/ Valparaiso Enterprises, Inc.

  •
  Carolina Alliance Bank/ PBSC Financial Corporation

  •
  LINCO Bancshares, Inc./ Community First Bank

  •
  Veritex Holdings, Inc./ IBT Bancorp, Inc.

  •
  Wintrust Financial Corporation/ Community Financial Shares, Inc.

  •
  SunPac, LLC/ Security First Bank

  •
  Sunshine Bancorp, Inc./ Community Southern Holdings, Inc.

  •
  Community & Southern Holdings, Inc./ Community Business Bank

  •
  Ameris Bancorp/ Merchants & Southern Banks of Florida, Inc.

  •
  First Commercial Bancshares, Inc./ DeSoto County Bank

  •
  First Merchants Corporation/ C Financial Corporation

  •
  Ironhorse Financial Group, Inc./ Benefit Bank

  •
  Olney Bancshares of Texas, Inc./ Vintage Shares, Inc.

  •
  Hambac, Inc./ Kentucky Home Bancshares, Inc.

  •
  Level One Bancorp, Inc./ Lotus Bancorp, Inc.

  •
  Pacific Continental Corporation/ Capital Pacific Bancorp

  •
  Glacier Bancorp, Inc./ Montana Community Banks, Inc.

  •
  Pacific Commerce Bank/ Vibra Bank

  •
  Durant Bancorp, Inc./ Consolidated Equity Corporation

  •
  ServisFirst Bancshares, Inc./ Metro Bancshares, Inc.

  •
  Wintrust Financial Corporation/ Delavan Bancshares, Inc.

  •
  First Southern Bancorp, Inc./ First United, Inc.

  •
  NewBridge Bancorp/ Premier Commercial Bank

  •
  Independent Alliance Banks, Inc./ First State Bank, Bourbon, Indiana

  •
  First Busey Corporation/ Herget Financial Corp.

  •
  Investor group/ Northfield Bancshares, Inc.

  •
  First Citizens Banc Corp/ TCNB Financial Corporation

  •
  Mid Penn Bancorp, Inc./ Phoenix Bancorp, Inc.

  •
  American National Bankshares Inc./ MainStreet BankShares, Inc.

  •
  Home BancShares, Inc./ Broward Financial Holdings, Inc.

  •
  Business First Bancshares, Inc./ American Gateway Financial Corporation

  •
  Centra Ventures, Inc./ Community Pride Bank Corporation

  •
  Community Bancshares, Inc./ Citizens Bank of Ashville, Ohio

  •
  Magnolia Banking Corporation/ First National Bancshares of Hempstead County, Inc.

  •
  Olney Bancshares of Texas, Inc./ HBank Texas

  •
  Charles Investment Group, LLC/ United Group Banking Company of Florida, Inc.

  •
  Independent Bank Group, Inc./ Houston City Bancshares, Inc.

  •
  Little London Bancorp Inc./ 5Star Bank

  •
  First Business Financial Services, Inc./ Aslin Group, Inc.

  •
  Community & Southern Holdings, Inc./ Alliance Bancshares, Inc.

  •
  Sturm Financial Group, Inc./ First Capital West Bankshares, Inc.

  •
  Glacier Bancorp, Inc./ FNBR Holding Corporation

  •
  Green Bancorp, Inc./ SP Bancorp, Inc.

  •
  State Bank Financial Corporation/ Atlanta Bancorporation, Inc.

  •
  Commerce Union Bancshares, Inc./ Reliant Bank

  •
  Heritage Financial Group, Inc./ Alarion Financial Services, Inc.

  •
  Peoples Bancorp Inc./ North Akron Savings Bank

  •
  Home BancShares, Inc./ Florida Traditions Bank

  •
  Institution for Savings in Newburyport and Its Vicinity/ Rockport National Bancorp, Inc.

  •
  MainSource Financial Group, Inc./ MBT Bancorp

  •
  Peoples Bancorp Inc./ Ohio Heritage Bancorp, Inc.

  •
  Bankwell Financial Group, Inc./ Quinnipiac Bank & Trust Company
        Raymond James examined valuation multiples of the transaction value compared to the target companies' tangible book value, and earnings per share, in each case for twelve months ended prior to announcement of the transaction. Raymond James also examined the premium of the aggregate transaction value over tangible common equity as a percentage of core deposits. Raymond James reviewed the mean, median, lower quartile and upper quartile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Peoples Bancorp implied by the Merger Consideration. Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile relative valuation multiples to Peoples Bancorp's actual results to determine the implied equity price per share and then compared those implied equity values per share to the Merger Consideration of $9,475 per share. The results of the selected transactions analysis are summarized below:

	Deal Value / Tangible Book Value	Implied Equity Value Per Share
25th Percentile	118%	$11,542
Mean	139%	$13,646
Median	136%	$13,322
75th Percentile	152%	$14,857
Merger Consideration	97%	$9,475

	Deal Value / LTM EPS	Implied Equity Value Per Share
25th Percentile	15.7x	$7,576
Mean	23.0x	$11,112
Median	21.8x	$10,515
75th Percentile	29.6x	$14,292
Merger Consideration	19.6x	$9,475

	Transaction Premium / Core Deposits	Implied Equity Value Per Share
25th Percentile	3.1%	$11,769
Mean	6.1%	$13,628
Median	5.8%	$13,460
75th Percentile	8.1%	$14,903
Merger Consideration	–0.5%	$9,475

        Selected Transaction Analysis—Kentucky & Surrounding States.    Raymond James analyzed publicly available information relating to fourteen selected acquisitions of depository institutions headquartered in Kentucky or its surrounding states announced between March 31, 2014 and June 1, 2015 in which the transaction values were between $10 million and $50 million, target institutions that had nonperforming assets-to-total assets ratio of less than 5.0% at announcement, and target institutions that had LTM return on average assets of greater than 0.0%. Raymond James prepared a summary of the transaction value to tangible book value, transaction value to LTM earnings per share, and premium to core deposit multiples. The fourteen selected transactions that were used in the analysis are (buyer / seller):

  •
  First Commonwealth Financial Corporation/ First Community Bank

  •
  Wintrust Financial Corporation/ North Bank

  •
  LINCO Bancshares, Inc./ Community First Bank

  •
  Wintrust Financial Corporation/ Community Financial Shares, Inc.

  •
  First Merchants Corporation/ C Financial Corporation

  •
  Independent Alliance Banks, Inc./ First State Bank, Bourbon, Indiana

  •
  First Busey Corporation/ Herget Financial Corp.

  •
  First Citizens Banc Corp/ TCNB Financial Corporation

  •
  American National Bankshares Inc./ MainStreet BankShares, Inc.

  •
  Community Bancshares, Inc./ Citizens Bank of Ashville, Ohio

  •
  Commerce Union Bancshares, Inc./ Reliant Bank

  •
  Peoples Bancorp Inc./ North Akron Savings Bank

  •
  MainSource Financial Group, Inc./ MBT Bancorp

  •
  Peoples Bancorp Inc./ Ohio Heritage Bancorp, Inc.

        Raymond James examined valuation multiples of the transaction value compared to the target companies' tangible book value, and earnings per share, in each case for twelve months ended prior to announcement of the transaction. Raymond James also examined the premium of the aggregate transaction value over tangible common equity as a percentage of core deposits. Raymond James reviewed the mean, median, lower quartile and upper quartile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Peoples Bancorp implied by the Merger Consideration. Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile relative valuation multiples to Peoples Bancorp's actual results to determine the implied equity price per share and then compared those implied equity values per share to the Merger Consideration of $9,475 per share. The results of the selected transactions analysis are summarized below:

	Deal Value / Tangible Book Value	Implied Equity Value Per Share
25th Percentile	118%	$11,574
Mean	131%	$12,825
Median	141%	$13,786
75th Percentile	148%	$14,466
Merger Consideration	97%	$9,475

	Deal Value / LTM EPS	Implied Equity Value Per Share
25th Percentile	16.0x	$7,732
Mean	21.7x	$10,500
Median	22.2x	$10,713
75th Percentile	28.3x	$13,671
Merger Consideration	19.6x	$9,475

	Transaction Premium / Core Deposits	Implied Equity Value Per Share
25th Percentile	3.8%	$12,153
Mean	5.0%	$13,019
Median	4.7%	$12,756
75th Percentile	7.3%	$14,407
Merger Consideration	–0.5%	$9,475

        Discounted Cash Flow Analysis.    Raymond James analyzed the discounted present value of Peoples Bancorp's projected free cash flows for the three months ending December 31, 2015 and the years ending 2015 through 2020 as adjusted for the transaction both with and without projected cost savings. The projected cost savings and merger adjustments to the Projections were provided to Raymond James by First Capital and approved for Raymond James's use by First Capital. Raymond James estimated cash flows based on projected excess tangible common equity available to dividend to shareholders, defined as the tangible common equity in excess of a minimum 8.0% tangible common equity to tangible assets ratio.

        The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2020 as the final year for the analysis and applied multiples, ranging from 12.0x to 16.0x, to calendar year 2020 adjusted earnings in order to derive a range of terminal values for Peoples Bancorp in 2020.

        The projected free cash flows and terminal values were discounted using rates ranging from 14.1% to 16.1%, which reflected the cost of equity capital estimated for First Capital using the 20-year treasury rate as of May 27, 2015, and the 2014 Duff & Phelps Valuation Handbook which considers the risk-free rate, equity risk premium, industry beta, and size premium. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per Peoples Bancorp share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Peoples Bancorp implied by the Merger Consideration. The results of the discounted cash flow analysis are summarized below:

	Implied Value Per Share With Cost Saves	Implied Value Per Share Without Cost Saves
Minimum	$9,600	$4,995
Maximum	$11,748	$5,715
Merger Consideration	$9,475	$9,475

        Additional Considerations.    The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition,

Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Peoples Bancorp.

        In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of First Capital. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to First Capital's board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to First Capital of the Merger Consideration (as defined in the opinion letter) to be paid by First Capital in the Transaction (as defined in the opinion letter) pursuant to the Agreement (as defined in the opinion letter). The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by First Capital's board in making its determination to approve the Transaction. Neither Raymond James' opinion nor the analyses described above should be viewed as determinative of First Capital's board of directors' or management's views with respect to First Capital, Peoples Bancorp or the Transaction. First Capital placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

        The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on June 1, 2015, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Peoples Bancorp since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

        During the two years preceding the date of Raymond James's written opinion, Raymond James has not received any compensation for investment banking services from First Capital. Raymond James, including certain affiliates, have received compensation from First Capital during the past two years for non-investment banking services. For services rendered in connection with the delivery of its opinion, First Capital paid Raymond James a customary investment banking fee upon delivery of its opinion. First Capital will also pay Raymond James a customary fee for advisory services in connection with the Transaction, all of which is contingent upon the closing of the Transaction. First Capital also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

        Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of First Capital and Peoples Bancorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to First Capital and/or Peoples Bancorp or other participants in the Transaction in the future, for which Raymond James may receive compensation.

Effects of the Merger

        The respective Boards of Directors of First Capital and Peoples believe that, over the long-term, the Merger will be beneficial to First Capital shareholders, including the current shareholders of Peoples who will become First Capital shareholders if the Merger is completed. The First Capital board of directors believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating all of the branches of The Peoples Bank of Bullitt County as a banking subsidiary of First Capital, which savings are expected to enhance First Capital's earnings.

        First Capital expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after completion of the Merger, which will enable First Capital to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur in the fourth quarter of 2015, First Capital plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

        The amount of any cost savings First Capital may realize in 2015 and beyond will depend upon how quickly and efficiently First Capital is able to implement the processes outlined above.

        First Capital believes that it will achieve cost savings based on the assumption that it will be able to:

  •
  reduce data processing costs;

  •
  reduce staff;

  •
  achieve economies of scale in advertising and marketing budgets;

  •
  reduce legal and accounting fees; and

  •
  achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

        First Capital has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

        First Capital also believes that the Merger will be beneficial to the customers of Peoples as a result of the additional products and services offered by First Capital and First Harrison Bank and because of the increased lending capability.

THE MERGER AGREEMENT

Structure of the Merger

        Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, Peoples will merge with and into First Capital, with First Capital as the surviving corporation. The separate existence of Peoples will terminate and Peoples common stock will be cancelled as a consequence of the Merger. First Capital common stock will continue to be listed on the NASDAQ Capital Market under the symbol "FCAP." Subsequent to the Merger, Peoples Bank will be merged with and into First Harrison Bank, a wholly-owned subsidiary of First Capital.

        Under the Merger Agreement, the officers and directors of First Capital serving at the effective time of the Merger will continue to serve as the officers and directors of First Capital after the Merger is consummated.

Merger Consideration

        If the Merger is completed, each share of Peoples common stock (except for specified shares of Peoples common stock held by Peoples or First Capital and any dissenting shares) will be converted, at the election of the shareholder and subject to certain adjustments and election and allocation procedures described below, into the right to receive, without interest, either (i) 382.83 shares (the "Exchange Ratio") of First Capital common stock (the "Stock Consideration"), or (ii) $9,475.00 in cash (the "Cash Consideration") (collectively, the "Merger Consideration"). Peoples shareholders who would otherwise be entitled to a fractional share of First Capital common stock upon the completion of the Merger will instead receive an amount in cash (without interest) equal to the fractional share interest multiplied by the Average First Capital Closing Price.

        The Merger Agreement provides that fifty percent (50%) of the outstanding shares of Peoples must be converted into the Stock Consideration, with the balance of the outstanding Peoples shares converted into the Cash Consideration. If Peoples shareholder elections would result in the issuance of First Capital common stock for more or less than fifty percent (50%) of the outstanding Peoples shares, then their elections may be subject to reallocation as described under "The Merger Agreement—Election and Allocation Procedures." As a result of the reallocation, Peoples shareholders may not receive cash or First Capital shares to the full extent that they elect.

        The Merger Agreement also provides for the possibility of an additional cash payment to shareholders of Peoples if and to the extent that Peoples sells certain specified assets (the "Contingent Assets") prior to the effective time of the Merger, or First Capital sells such assets within twenty-six (26) months after the effective time of the Merger. If Peoples sells the Contingent Assets prior to the effective time of the Merger or has entered into a written contract for the sale of such assets which are then purchased within sixty (60) days after the effective time, then the Merger Consideration will be increased by (i) 100% of the net sales proceeds received with respect to the sale of the Contingent Assets (net of any commissions) in excess of $3,750,000, up to $5,600,000 of the proceeds of such sale and (ii) fifty percent (50%) of any such sale proceeds in excess of $5,600,000. If the Contingent Assets are not sold by Peoples, then First Capital will use commercially reasonable efforts in the ordinary course of business to sell the Contingent Assets within twenty-four (24) months of the effective time of the Merger. If First Capital (i) sells the Contingent Assets within (24) months after the effective time of the Merger or has entered into a written contract for the sale of such assets which are then purchased within sixty (60) days after the expiration of such twenty-four (24) month period, First Capital will distribute fifty percent (50%) of such sale proceeds in excess of $3,750,000 on a pro rata basis to the former shareholders of Peoples. No guarantee can be made that the Contingent Assets will be sold in the manner or in the timeframes described above or that Peoples shareholders Peoples shareholders will receive any additional cash payment.

        The Merger Consideration is subject to adjustment as follows:

  •
  Change in Average First Capital Closing Price.

  •
  If the Average First Capital Closing Price (defined as the average per share closing price of First Capital common stock for the 20 trading days preceding the 5th calendar before the effective time of the Merger) is greater than $24.75 at the effective time of the Merger, then (i) the aggregate Stock Consideration will be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75 (with a corresponding decrease in the Exchange Ratio), up to a minimum number of 560,868 shares of First Capital common stock (or an Exchange Ratio of 365.27 shares) to be issued as Stock Consideration, and (ii) the aggregate Cash Consideration will be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75, to a maximum of $15,283,654 (or $9,953.54 per share) to be issued as Cash Consideration; or

  •
  If the Average First Capital Closing Price is less than $24.75 at the effective time of the Merger, then (i) the aggregate Stock Consideration will be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75 (with a corresponding increase in the Exchange Ratio), up to a maximum number of 620,124 shares of First Capital common stock (or an Exchange Ratio of 403.86 shares) to be issued as Stock Consideration, and (ii) the aggregate Cash Consideration will be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75, to a minimum of $13,828,767 (or $9,006.04 per share) to be issued as Cash Consideration.

  •
  Decrease in Peoples' Consolidated Net Book Value.  If the Consolidated Net Book Value (as defined the Merger Agreement) of Peoples is greater than $26,410,000 but less than $29,010,000, the Merger Consideration will be reduced by the difference between the Consolidated Net Book Value and $29,010,000.

        The following table shows the range of hypothetical adjustments to the Cash Consideration per Peoples share and the Exchange Ratio based on (1) changes in the Average First Capital Closing Price within the minimum and maximum price range, with a mid-point of $24.75 per First Capital share; and (2) various levels of Consolidated Net Book Value as of the Closing Date. The values in the table are for illustrative purposes only. The actual values will be determined immediately before the Merger becomes effective. The table assumes no cash issued in lieu of fractional shares of First Capital common stock.

	Average First Capital Closing Price
	Minimum (9.9% decrease) $22.30		Mid-Point $24.75		Maximum (10.1% increase) $27.25
Peoples Consolidated Net Book Value (in thousands)	Exchange Ratio (First Capital shares)	Cash Consideration	Exchange Ratio (First Capital shares)	Cash Consideration	Exchange Ratio (First Capital shares)	Cash Consideration
$29,010	403.86	$9,006.04	382.83	$9,475.00	365.27	$9,953.54
$28,000	389.11	$8,677.16	369.54	$9,146.12	353.20	$9,624.66
$27,000	374.51	$8,351.53	356.38	$8,820.49	341.25	$9,299.03
$26,410	365.89	$8,159.41	348.62	$8,628.37	334.20	$9,106.91

        As of June 30, 2015, Peoples would have reported Consolidated Net Book Value (as defined in the Merger Agreement) of more than $29,010,000. Assuming that value remained in effect on the closing date, there would not be a book value-related price adjustment. Based on the $26.27 closing trading price of First Capital common stock on September 14, 2015, the Exchange Ratio would be 371.75

First Capital shares for each Peoples share, and the Cash Consideration would be $9,765.95 for each Peoples share.

Election and Allocation Procedures for Peoples Shareholders

        Peoples shareholders will receive an Election Form and instructions for both (i) electing their preferred form of Merger Consideration and (ii) exchanging their shares of Peoples common stock for shares of First Capital common stock and any cash payments they may be entitled to receive. Peoples shareholders may elect to receive all stock, all cash or a combination of stock and cash, subject to allocation as described below, or they may make no election.

        To be effective, an Election Form must be properly completed, signed and actually received by Computershare Limited, as Election Agent, not later than 5:00 p.m., local time, on the deadline set forth in the Election Form, or such other time and date as the parties may agree in writing, which we refer to as the election deadline.

        To be properly completed, your Election Form must be accompanied by one or more stock certificates representing all shares of Peoples common stock covered by your Election Form, together with duly executed transmittal materials included in or required by the Election Form. If you cannot deliver your stock certificates because they have been lost, stolen or destroyed, you must provide an indemnity satisfactory to First Capital and the Election Agent at the time you submit your Election Form.

        If you do not properly complete and return your Election Form together with your Peoples stock certificates (or the indemnity) before the election deadline, you will be treated as having made no election with respect to your shares, and your shares will be converted into the right to receive the Cash Consideration or the Stock Consideration, depending upon the elections made by other Peoples shareholders. Accordingly, we urge you to locate your stock certificates as soon as possible. Please contact William L. Dawson at Peoples if you have questions about your stock certificates.

        The Merger Agreement provides that 50% (the "Stock Conversion Number") of the outstanding Peoples shares must be converted into First Capital common stock, with the balance of the outstanding Peoples shares converted into cash. If the number of shares elected to be converted into First Capital common stock (a "Stock Election") equals the Stock Conversion Number, then:

  •
  all shares for which an election to receive cash has been made (a "Cash Election") and all shares for which no election has been made (a "Non-Election") will be converted into the right to receive cash; and

  •
  all shares for which a Stock Election has been made will be converted into the right to receive shares of First Capital common stock.

        If the number of shares electing to receive First Capital common stock is less than the Stock Conversion Number, then:

  •
  all shares for which a Stock Election has been made will be converted into the right to receive shares of First Capital common stock; and

  •
  the Non-Elections shall be converted to Stock Elections, on a pro rata basis, until a sufficient number of Non-Election shares have been converted so that the total Non-Election shares so converted, when added to the Stock Election shares, is equal to the Stock Conversion Number.

        If, following the conversion of all Non-Elections to Stock Elections, the number of Stock Election shares still is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) and the Cash Election shares shall be converted into the right to receive shares of First Capital stock and cash in the following manner:

  •
  the Election Agent will select from among the holders of Cash Election shares, on a pro rata basis (other than holders of dissenting shares), a sufficient number of such shares ("Stock Designated Shares") such that the number of Stock Designated Shares will, when added to the number of Stock Election shares and Non-Election shares, be equal as closely as practicable to the Stock Conversion Number, and all such Stock Designated Shares shall be converted into the right to receive shares of First Capital stock; and

  •
  the Cash Election shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

        If the number of shares electing to receive First Capital common stock has been made exceeds the Stock Conversion Number, then the Stock Elections shall be eliminated (each in its entirety) and converted into the right to receive First Capital stock and cash in the following manner:

  •
  the Election Agent will select from among the holders of Stock Election shares, on a pro rata basis, a sufficient number of such shares ("Cash Designated Shares") such that the number of Stock Election shares, when reduced by the Cash Designated Shares, is equal as closely as practicable to the Stock Conversion Number, and all such Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

  •
  the Stock Election shares not so selected as Cash Designated Shares shall be converted into the right to receive the Stock Consideration.

        The term "Cash Election" means an election by the holder of shares of Peoples common stock to receive the Cash Consideration. Holders of dissenting shares will be deemed to have made a Cash Election. The term "Stock Election" means an election by the holder of shares of Peoples common stock to receive the Stock Consideration. The term "Non-Election" means the holder of the Peoples common stock makes no election or has no preference as to receipt of Cash Consideration or Stock Consideration.

        As a result of these allocation procedures, there is a risk that even if a Peoples shareholder properly elects to receive cash, all or a portion of the Merger Consideration such shareholder receives may be in the form of shares of common stock which the shareholder did not elect to receive. Similarly, there is a risk that even if a shareholder properly elects to receive stock, all or a portion of the Merger Consideration such shareholder receives may be in the form of cash which the shareholder did not elect to receive.

        Additionally, a pro rata reduction in the Cash Consideration a Peoples shareholder may receive (and a corresponding increase in the Stock Consideration such shareholder receives) will be made if necessary to allow First Capital's tax counsel to deliver its opinion as to the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, the risk that a Peoples shareholder will receive a portion of the Merger Consideration in a form that such shareholder did not elect could result in, among other things, tax consequences that differ from those that would have resulted had the shareholder received the form of consideration the shareholder had elected (including the recognition of taxable gain to the extent cash is received). Please see the section captioned "Material U.S. Federal Income Tax Consequences."

        Should First Capital change the number of shares of First Capital common stock issued and outstanding prior to the effective time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Capital common stock, and the record date for that transaction is prior to the effective time, the Exchange Ratio will be adjusted so the shareholders receive, in the aggregate, a number of shares of First Capital common stock representing the same percentage of outstanding shares of First Capital common stock at the effective time as would have been represented by the number of shares of First Capital common stock the shareholders of Peoples would have received if any of the foregoing actions had not occurred.

        The following examples illustrate how the Merger Agreement's election and allocation procedures would work in certain hypothetical scenarios:

Total shares of Peoples common stock outstanding:	3,071
Stock Conversion Number (50%):	1,536 shares

        Illustration A—More than 50% of the shares choose the Stock Consideration.

Stock Election shares:	1,600
Cash Election shares:	1,400
Non-Election shares (no election made):	71

        Allocation result:

  •
  1,536 Stock Election shares would be converted into shares of First Capital common stock.

  •
  64 Stock Election shares would be converted into the Cash Consideration, determined on a pro rata basis from among the shareholders making a Stock Election.

  •
  All 1,400 Cash Election shares would be converted into the Cash Consideration.

  •
  All 71 Non-Election shares would be converted into the Cash Consideration.

        Illustration B—More than 50% of the shares choose the Cash Consideration.

Stock Election shares:	1,400
Cash Election shares:	1,600
Non-Election shares:	71

        Allocation result:

  •
  All 1,400 Stock Election shares would be converted into shares of First Capital common stock.

  •
  All 71 Non-Election shares would be converted into shares of First Capital common stock.

  •
  1,535 Cash Election shares would be converted into the Cash Consideration.

  •
  65 of the Cash Election shares would be converted into shares of First Capital common stock, determined on a pro rata basis from among the shareholders making a Cash Election.

        Illustration C—Fewer than 50% choose the Stock Consideration.

Stock Election shares:	1,500
Cash Election shares:	1,500
Non-Election shares:	71

        Allocation result:

  •
  All 1,500 Stock Election shares would be converted into shares of First Capital common stock.

  •
  All 1,500 Cash Election shares would be converted into the Cash Consideration.

  •
  36 Non-Election shares would be converted into shares of First Capital common stock, determined on a pro rata basis from among the shareholders who fail to make an election.

  •
  The remaining 35 Non-Election shares would be converted into the Cash Consideration.

Exchange and Payment Procedures

        When and after the effective time of the Merger occurs, each certificate representing shares of Peoples common stock will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. First Capital has reserved a sufficient number of shares of First Capital common stock to be issued as a part of the Merger Consideration.

        Once the Merger has occurred, First Capital must cause the applicable Merger Consideration to be paid to each Peoples shareholder within 5 business days following the Election Agent's receipt of that shareholder's stock certificates representing shares of Peoples common stock, accompanied by that shareholder's properly completed and executed Election Form. First Capital will then issue:

  •
  a check in the amount of cash that the Peoples shareholder has the right to receive;

  •
  a certificate representing that number of whole shares of First Capital common stock that the Peoples shareholder has the right to receive; and

  •
  a check in the amount of any cash payable to the Peoples shareholder in lieu of any fractional share of First Capital common stock.

        If a Peoples shareholder is unable to deliver stock certificates with the shareholder's properly completed and executed Election Form because those certificates have been lost, stolen or destroyed, then the shareholder must comply with the instructions that accompany the Election Form to receive the Merger Consideration. First Capital will issue the Merger Consideration in exchange for such lost, stolen or destroyed certificates only after the shareholder submits an affidavit that the shareholder's stock certificates have been lost, stolen or destroyed, and posts a bond or delivers other indemnity reasonably satisfactory to First Capital as indemnity against any claim that may be made with respect to the certificate.

        No interest will be paid on any Merger Consideration that any shareholder will be entitled to receive pursuant to the terms of the Merger Agreement.

        The stock transfer books of Peoples will be closed immediately upon the effective time of the Merger. Thereafter, no transfers of shares of Peoples common stock will be recorded on the stock transfer records of Peoples (other than to settle transfers of Peoples common stock that occurred prior to the effective time of the Merger). If certificates representing shares of Peoples common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration. First Capital will be entitled to rely on Peoples' stock transfer books to establish the identity of those persons entitled to receive Merger Consideration.

Dividends and Distributions

        Until Peoples common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to First Capital common shares into which shares of Peoples common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, First Capital will pay any unpaid dividends or other distributions, without interest.

Representations and Warranties

        The Merger Agreement contains representations and warranties of Peoples, on the one hand, and First Capital, on the other hand, to each other, as to, among other things:

  •
  the corporate organization and existence of each party;

  •
  the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement and make it valid and binding;

  •
  the fact that the Merger Agreement does not conflict with or violate:

  •
  the articles of incorporation and by-laws of each party,

  •
  applicable law, and

  •
  agreements, instruments or obligations of each party;

  •
  the capitalization of Peoples and First Capital;

  •
  each party's compliance with applicable law;

  •
  the accuracy of statements made and materials provided to the other party;

  •
  the absence of material litigation;

  •
  the inapplicability of certain statutory anti-takeover provisions as to each party;

  •
  each party's shareholder approval requirements;

  •
  the absence of a shareholder rights plan with respect to each party;

  •
  each party's financial statements and filings with applicable regulatory authorities;

  •
  the absence of undisclosed obligations or liabilities;

  •
  title to properties and compliance with environmental laws;

  •
  employee benefit plans and related matters;

  •
  the filing and accuracy of tax returns;

  •
  the adequacy of each party's deposit insurance and other policies of insurance;

  •
  the accuracy and completeness of each party's corporate and financial records;

  •
  payments to be made to any brokers or finders in connection with the Merger;

  •
  each party's compliance with the Bank Secrecy Act;

  •
  the absence of undisclosed agreements with regulatory agencies; and

  •
  that each party received a rating of "satisfactory" or better in its most recent Community Reinvestment Act examination.

        In addition, the Merger Agreement contains representations and warranties of Peoples to First Capital as to:

  •
  the absence of any undisclosed material contracts;

  •
  validity of loans and adequacy of loan loss reserves;

  •
  Peoples' obligations to its employees;

  •
  the non-occurrence of certain events since December 31, 2014;

  •
  the absence of insider transactions;

  •
  indemnification agreements;

  •
  the absence of undisclosed indemnification agreements;

  •
  the required approval of Peoples shareholders;

  •
  valid ownership or licensing rights in intellectual property used by Peoples;

  •
  the adequacy of Peoples' internal controls;

  •
  the proper administration of Peoples' fiduciary accounts; and

  •
  the receipt of a fairness of a fairness opinion from PBS.

        Further, the Merger Agreement contains representations and warranties of First Capital to Peoples as to:

  •
  filings with the Securities and Exchange Commission;

  •
  the non-occurrence of certain events since March 31, 2015;

  •
  sufficiency of funds to complete the Merger; and

  •
  the receipt of a fairness of a fairness opinion from Raymond James.

        None of the representations and warranties of the parties will survive the consummation of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure letters which were separately delivered by each party to the other party.

Conduct of Business Prior to Completion of the Merger

        Peoples has agreed to certain restrictions on its activities until the Merger is completed or terminated. The following is a summary of the more significant restrictions imposed upon them by the Merger Agreement, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of First Capital, Peoples may not:

  •
  make any change in the capitalization or the number of issued and outstanding shares of capital stock;

  •
  redeem any of its outstanding shares of common stock;

  •
  merge, combine, consolidate, or effect a share exchange with, or sell its assets or any of its securities to any other person, corporation, or entity, or enter into any other similar transaction not in the ordinary course of business;

  •
  purchase any "step up" bonds or any security with a maturity in excess of three years;

  •
  purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation, or other entity, except in the ordinary course of business necessary in managing its investment portfolio;

  •
  make any changes in the composition of its executive officers, directors or other key management personnel;

  •
  make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business;

  •
  enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit or any employment or consulting agreement;

  •
  incur any obligation or liability, make any pledge, or encumber or sell any of its assets, purchase or otherwise acquire or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value consistent with past practice;

  •
  alter, amend or repeal its articles of incorporation or bylaws except as contemplated by the Merger Agreement or unless such amendment is necessary to complete the Merger or the consummation of the transactions contemplated b the Merger;

  •
  enter into any new capital commitments or make any capital expenditures in excess of $10,000 each, other than pursuant to binding commitments existing on the date of the Merger Agreement;

  •
  enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation requiring payments by it or any of its subsidiaries which exceed $10,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business, other than as contemplated by the Agreement;

  •
  make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") if the Loan is an existing credit on its books and classified as "substandard," "doubtful," "loss" or "special mention", or make any first mortgage loan in excess of $300,000 or any other Loan in excess of $100,000;

  •
  except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $2,500 individually or $10,000 in the aggregate;

  •
  make any investment subject to any restrictions, whether contractual or statutory, which materially impairs its ability to dispose freely of such investment at any time; or, subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by it or any subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank borrowings;

  •
  file any applications or make any contract with respect to branching or site location or relocation;

  •
  make any material change in its accounting methods or practices, other than changes required by changes in applicable laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable laws or regulations;

  •
  change its lending, investment, deposit or asset and liability management or other banking policies except as may be required by applicable law or regulations;

  •
  enter into any future contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

  •
  acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

  •
  incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances in the ordinary course of business) or place upon or permit any encumbrance of any nature upon any of its properties or assets, except as otherwise provided in the Agreement;

  •
  engage in any loan transaction with an "affiliate" (as defined in the Merger Agreement) or any other transaction with an affiliate which is not in the ordinary course of business; and

  •
  pay or commit to pay any management or consulting or other similar type of fees other than as previously disclosed to First Capital.

        In addition, Peoples may pay to its shareholders its usual and customary cash dividend of no greater than $126.00 per share on a semi-annual basis. This dividend may be prorated for a quarterly period if the parties anticipate the Merger will close after the end of a quarter but prior to the customary semi-annual dividend date occurring at the end of the next quarter. Further, Peoples may not pay a dividend during the quarter in which the Merger is scheduled to consummate if its shareholders will become entitled to receive First Capital's regular quarterly cash dividend on their shares of First Capital Common Stock received in the Merger during such quarter.

Covenants

        In addition to the restrictions noted above, First Capital and Peoples have agreed to take several other actions, such as:

  •
  to carry on their respective business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business;

  •
  to use commercially reasonable efforts to preserve their respective business organization intact, keep available the services of the present officers and employees and preserve their respective present relationships with customers and those having business dealings with each of them;

  •
  to use commercially reasonable efforts to maintain all of the properties and assets owned or utilized in the operation of their respective businesses as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

  •
  to maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years;

  •
  to timely file all required regulatory reports;

  •
  to not knowingly do or fail to do anything which will cause a breach of, or default in, any of their respective contracts, agreements, commitments, obligations, understandings, arrangements, leases or licenses to which they are a party or by which they or any of their respective subsidiaries may be subject or bound which would reasonably be expected to have a Material Adverse Effect;

  •
  to use their respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws to permit consummation of the Merger as promptly as practicable and cooperate fully with the other party to that end;

  •
  to submit the Merger Agreement to its shareholders at a meeting to be called and held at the earliest possible reasonable date;

  •
  to proceed expeditiously, cooperate fully and use commercially reasonable efforts to procure all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger;

  •
  to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

  •
  to maintain insurance on its assets, properties and operations, and fidelity coverage in such amounts and with regard to such liabilities and hazards as were insured as of the date of the Merger Agreement;

  •
  to coordinate with each other prior to issuing any press releases;

  •
  to supplement, amend and update the disclosure schedules to the Merger Agreement as necessary;

  •
  to give the other party's representatives and agents, including investment bankers, attorneys or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the Merger to the other party's properties, facilities operations, books and records;

  •
  to deliver updated financial statements, any reports, notices or proxy statements sent by either party to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

  •
  to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, (ii) any of the conditions to the Merger not being satisfied, (iii) a material violation of any provision of the Merger Agreement, or (iv) a material delay in the consummation of the Merger, except in each case as may be required by applicable law or regulation;

  •
  in the case of Peoples, to receive within ten days of the date of the Merger Agreement the written fairness opinion of PBS that the Merger Consideration is fair to the shareholders of Peoples from a financial point of view;

  •
  in case of First Capital, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

  •
  in the case of First Capital, to file a registration statement with the Securities and Exchange Commission covering the shares of First Capital common stock to be issued to Peoples shareholders pursuant to the Merger Agreement and to list such shares for trading on the NASDAQ Capital Market;

  •
  to continue the indemnification rights of the present and former officers and directors of Peoples or Peoples Bank in respect of actions or omissions (other than actions or omissions which constitute fraud) occurring on or prior to the effective time in accordance with the indemnification rights set forth in the articles of incorporation and bylaws of Peoples and Peoples Bank as of the date of the Agreement;

  •
  to promptly give the other party written notice to the other upon becoming aware of the existence, or the impending or threatened occurrence of, any events which have caused or would cause or constitute a breach of any of the representations, warranties, covenants or agreements made to or with the other party in the merger Agreement and use its reasonable best efforts in good faith to prevent or promptly remedy the same; and

  •
  to give prompt notice to the other party of any fact, event or circumstance known to it that has resulted in or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect (as defined below in "The Merger Agreement—Conditions to the Merger") with respect to it.

Acquisition Proposals by Third Parties

        Until the Merger is completed or the Merger Agreement is terminated, Peoples has agreed that it, and its officers, directors and representatives, and those of Peoples Bank, will not:

  •
  initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Peoples or Peoples Bank, or any purchase of all or substantially all of the assets of Peoples or Peoples Bank or more than 10% of the outstanding equity securities of Peoples or Peoples Bank (collectively, a "Peoples Acquisition Proposal") ; or

  •
  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to a Peoples Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Peoples Acquisition Proposal.

        Peoples is not prohibited from (i) complying with its disclosure obligations under federal or state law; (ii) providing information in response to a request therefor by a person or entity who has made an unsolicited bona fide written Peoples Acquisition Proposal if the board of directors of Peoples or Peoples Bank receives from such person or entity requesting the information an executed confidentiality agreement; (iii) engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Peoples Acquisition Proposal or (iv) recommending such an Peoples Acquisition Proposal to the shareholders of Peoples if the Peoples board of directors determines in good faith (after consultation with outside legal counsel) that:

  •
  such action would be required in order for its directors to comply with their fiduciary duties under applicable law;

  •
  that such Peoples Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal; and

  •
  if consummated, result in a transaction materially more favorable to Peoples' shareholders from a financial point of view than the Merger.

        Peoples agrees that it will notify First Capital if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Peoples, Peoples Bank, or any of its representatives.

Conditions to the Merger

        The obligation of First Capital and Peoples to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  The Merger Agreement must receive the approval of the shareholders of First Capital and Peoples;

  •
  The representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects as of the effective date of the Merger unless the inaccuracies do not or will not have a Material Adverse Effect (as defined below) on the party making the representations and warranties.

    For purposes of the Merger Agreement, Material Adverse Effect is defined to mean any effect which is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of First Capital and its subsidiaries or Peoples and its subsidiaries, taken as a whole, or which would materially impair the ability of First Capital or Peoples to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that a Material Adverse Effect shall not include the impact of: (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken by a party with the prior written consent of the other party, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the Merger Agreement or the transactions contemplated therein, (e) the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of First Capital and its subsidiaries or Peoples and its subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that without regard to any other provision of the Merger Agreement, a Material Adverse Effect shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against First Capital, First Harrison, Peoples, or Peoples Bank following the date of the Merger Agreement;

  •
  All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Peoples or First Capital board of directors reasonably determines in good faith would either (i) have a Material Adverse Effect on the Combined Entity or (ii) reduce the benefits of the Merger to such a degree that Peoples (or in the case of First Capital, that First Capital) would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known; and

  •
  None of Peoples, Peoples Bank, First Capital or First Harrison Bank shall be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Merger Agreement or the Merger.

  •
  The other party must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

  •
  Each party must have received from the other party at the closing of the Merger all the items, documents, and other closing deliveries of the other party required by the Merger Agreement;

  •
  The parties must have received an opinion from Krieg DeVault LLP that the Merger constitutes a tax free "reorganization" for purposes of Section 368 of the Internal Revenue Code, as amended;

  •
  First Capital shall have registered its shares of First Capital common stock to be issued to shareholders of Peoples in the Merger with the Securities and Exchange Commission, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received, the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the Securities and Exchange Commission and no stop order suspending the effectiveness of the Registration Statement can have been issued or threatened;

  •
  The First Capital common stock to be issued to Peoples shareholders must have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

Expenses

        Except as otherwise provided in the Merger Agreement, Peoples and First Capital will be responsible for their respective expenses incidental to the Merger. In the event that this Agreement is terminated by either party as a result of the failure of the shareholders of the other party to approve the Merger Agreement, the party whose shareholders failed to approve the Merger Agreement must pay or reimburse the other party all of the other party's actual and reasonably documented out of pocket fees and expenses (including reasonable legal fees and expenses) actually incurred in connection with the Merger (but not in excess of $200,000 in the aggregate).

Employee Benefit Matters

        The Merger Agreement requires First Capital to make available to the officers and employees of Peoples and Peoples Bank who continue as employees of First Capital or any subsidiary substantially the same employee benefits on substantially the same terms and conditions as First Capital offers to its similarly situated officers and employees. Peoples and Peoples Bank employees will receive full credit, after the Merger, for all prior service with Peoples, Peoples Bank, or their predecessors for purposes of any applicable eligibility and vesting service requirements under any of First Capital's employee benefit plans. Peoples and The Peoples Bank of Bullitt County employees who become employees of First Capital or any of its subsidiaries will become eligible to participate in First Capital's employee benefit plans as soon as reasonably practicable after the effective time of the Merger, or if later, as of the termination of the corresponding Peoples benefit plan.

Termination

        Subject to conditions and circumstances described in the Merger Agreement, either Peoples or First Capital may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  Peoples or First Capital shareholders do not approve the Merger Agreement at their respective special meeting;

  •
  any governmental authority shall have issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order shall have become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the Merger has been denied and such denial shall have become final and non-appealable;

  •
  the Merger has not been consummated by January 31, 2016 (provided the terminating party is not the party whose breach of the Merger Agreement caused the failure to consummate prior to January 31, 2016);

  •
  the respective Boards of Directors of Peoples and First Capital mutually agree to terminate the Merger Agreement;

  •
  Peoples' board of directors approves any Peoples Acquisition Proposal or publicly recommends that the shareholders of Peoples accept or approve any Peoples Acquisition Proposal; or

  •
  Peoples enters into, or publicly announces its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Peoples Acquisition Proposal.

        Subject to conditions and circumstances described in the Merger Agreement, Peoples may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  any event shall have occurred which is not capable of being cured prior to January 31, 2016 and would result in a condition to the Merger not being satisfied;

  •
  First Capital breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by January 31, 2016, or has not been cured by First Capital within 20 business days after Peoples' receipt of written notice of such breach from Peoples; or

  •
  there has been a Material Adverse Effect on First Capital on a consolidated basis as of the effective time, as compared to that in existence as of June 4, 2015.

        Additionally, First Capital may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  any event shall have occurred which is not capable of being cured prior to January 31, 2016 and would result in a condition to the Merger not being satisfied;

  •
  Peoples breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by January 31, 2016, or has not been cured by Peoples within 20 business days after First Capital's receipt of written notice of such breach from First Capital;

  •
  Peoples' board of directors fails to include its recommendation to approve the Merger in the proxy statement

  •
  there has been a Material Adverse Effect on Peoples on a consolidated basis as of the effective time, as compared to that in existence as of June 4, 2015; or

  •
  the Consolidated Net Book Value of Peoples (as defined in the Merger Agreement) is less than $26,410,000.

        Under certain circumstances described in the Merger Agreement, a $900,000 termination fee will be payable by Peoples to First Capital if the Merger Agreement is terminated and the Merger is not consummated. See "The Merger Agreement—Termination Fee."

Termination Fee

        Peoples shall pay First Capital a $900,000 termination fee if the Merger Agreement is terminated for any of the following reasons:

  •
  Peoples' board of directors fails to include its recommendation to approve the Merger in the proxy statement;

  •
  Peoples' board of directors approves any Peoples Acquisition Proposal or publicly recommends that the shareholders of Peoples accept or approve any Peoples Acquisition Proposal;

  •
  Peoples enters into, or publicly announces its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Peoples Acquisition Proposal;

  •
  If either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of Peoples and, prior to the date that is twelve months after such termination, Peoples or Peoples Bank enters into any Peoples Acquisition Agreement or a Peoples Acquisition Agreement is consummated; or

  •
  If either party terminates the Merger Agreement because the consummation of the Merger has not occurred by January 31, 2016 and (A) prior to the date of such termination a Peoples Acquisition Proposal was made and (B) prior to the date that is twelve months after such termination, Peoples or Peoples Bank enters into any Peoples Acquisition Agreement or any Peoples Acquisition Proposal is consummated.

Management and Operations After the Merger

        First Capital's officers and directors serving at the effective time of the Merger shall continue to serve as First Capital's officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. First Capital's articles of incorporation and by-laws in existence as of the effective time of the Merger shall remain First

Capital's articles of incorporation and by-laws following the effective time, until such Articles of Incorporation and By-laws are further amended as provided by applicable law.

Effective Time of the Merger

        Unless otherwise mutually agreed to by the parties, the effective time of the Merger will occur on the fifth (5th) business day following the date by which the last of the following has occurred: (i) the fulfillment or waiver of all conditions precedent to the Merger and (ii) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger. The parties currently anticipate closing the Merger in the fourth quarter of 2015.

Regulatory Approvals for the Merger

        Under the terms of the Merger Agreement, the Merger cannot be completed until First Capital receives necessary regulatory approvals, which include the approval of the Office of the Comptroller of the Currency and the Federal Reserve Board. First Capital will file applications with each regulatory authority to obtain the approvals. First Capital cannot be certain when such approvals will be obtained or if they will be obtained.

Accounting Treatment of the Merger

        First Capital will account for the Merger under the "acquisition" method of accounting in accordance with United States' generally accepted accounting principles. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of Peoples will be recorded by First Capital at their respective fair values at the time of the completion of the Merger. The excess of First Capital's purchase price over the net fair value of the tangible and identified intangible assets acquired less liabilities assumed, will be recorded as goodwill.

NASDAQ Capital Market Listing

        First Capital common stock currently is listed on the NASDAQ Capital Market under the symbol "FCAP." The shares to be issued to the Peoples shareholders in the Merger will be eligible for trading on the NASDAQ Capital Market.

Dissenters' Rights

        Each share of Peoples common stock held by a shareholder who has given notice of its intention to assert the right to dissent in accordance with Kentucky law, has not voted to approve the Merger Agreement, and has otherwise complied with the applicable provisions of the Kentucky Business Corporations Act ("KBCA") to dissent from the Merger will not be converted into the right to receive the Merger Consideration. Instead, such a dissenting shareholder will become entitled to receive whatever may be determined to be the "fair value" of the dissenter's shares under the applicable provisions of the KBCA. If at any time a Peoples shareholder fails to take an action required to perfect its rights as a dissenting shareholder, that shareholder will be treated as though its Peoples shares had been converted at the effective time into the right to receive the Cash Consideration, without any interest thereon. Peoples will give First Capital prompt notice of any shareholder demands received by Peoples for payment of the fair value of Peoples common stock. Prior to the effective time, Peoples will not make any payment with respect to, or settle or offer to settle, any such demands except with prior consent of First Capital. For more information regarding the right of Peoples shareholders to dissent from the Merger, see the section entitled "Dissenters' Rights of Peoples Shareholders" beginning on page 178 of this joint proxy statement/prospectus. In addition, a copy of Chapter 271B, Subtitle 13 of the KBCA, the Kentucky dissenters' rights statute, is attached as Annex D to this joint proxy statement/prospectus.

INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS
OF PEOPLES IN THE MERGER

        When considering the recommendation of the Peoples board of directors, you should be aware that some of the executive officers and directors of Peoples and The Peoples Bank of Bullitt County may be deemed to have interests that are different from, or in conflict with, your interests. Except as described below, to the knowledge of Peoples, the executive officers and directors of Peoples do not have any material interest in the Merger apart from their interests as shareholders of Peoples.

        First Capital has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger existing in favor of current or former directors and officers of Peoples and The Peoples Bank of Bullitt County as provided in the articles of incorporation or bylaws of Peoples and The Peoples Bank of Bullitt County and any existing indemnification agreements or arrangements disclosed to First Capital shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the effective time of the Merger.

        The Peoples Bank of Bullitt County has a Senior Officers Security Plan for the benefit of two executive officers—Chairman and Chief executive Officer G. William Hardy, and President W.L. Dawson. The Plan provides for payment of benefits upon death, disability, or retirement at age 65 or later, which may be paid over 10 years or in a lump sum. The present value of Peoples' obligation under the Plan was recorded at approximately $355,000 as of December 31, 2014, and was funded by bank-owned life insurance valued at approximately $760,000 as of that date. Because Mr. Hardy and Mr. Dawson are both fully vested and have reached retirement age, the Merger will have no effect on accelerating their eligibility for or payment of benefits under the Plan.

 DESCRIPTION OF FIRST CAPITAL COMMON STOCK

General

        First Capital is authorized to issue 5,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of First Capital's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

        Dividends.    First Capital can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by First Capital is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Capital are entitled to receive and share equally in any dividends as may be declared by the board of directors of First Capital out of funds legally available for the payment of dividends. If First Capital issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights.    The holders of common stock of First Capital possess exclusive voting rights in First Capital. They elect First Capital's board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. First Capital's articles of incorporation, however, provide that a holder of First Capital common stock who owns, together with certain affiliates or persons acting in concert, in excess of 10% of the then-outstanding shares of common stock cannot vote any shares in excess of 10% unless permitted by the board of directors of First Capital. If First Capital issues preferred stock, holders of preferred stock may also possess voting rights. Certain matters require the vote of 80% of the outstanding shares entitled to vote thereon.

        Liquidation.    In the event of liquidation, dissolution or winding up of First Capital, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Capital available for distribution. If First Capital issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        Preemptive Rights.    Holders of the common stock of First Capital are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

        First Capital may issue preferred stock with such designations, powers, preferences and rights as First Capital's board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        Under the Merger Agreement, Peoples shareholders will exchange their shares of Peoples common stock for shares of First Capital common stock and/or cash. Peoples is organized under the laws of the Commonwealth of Kentucky, and the rights of Peoples shareholders are governed by the applicable laws of the Commonwealth of Kentucky, including the KBCA, and the Peoples articles of incorporation (the "Peoples Articles") and the Peoples by-laws (the "Peoples Bylaws"). First Capital is organized under the laws of the State of Indiana, and the rights of First Capital's shareholders are governed by the applicable laws of the State of Indiana, including the Indiana Business Corporation Law (the "IBCL"), and First Capital's articles of incorporation (the "First Capital Articles") and fifth amended and restated by-laws (the "First Capital By-Laws"). In addition, as First Capital common stock is listed on the NASDAQ Capital Market, First Capital's corporate governance is subject to compliance with the Nasdaq Corporate Governance Rules. Upon consummation of the Merger, the Peoples shareholders will become First Capital shareholders, and the First Capital Articles, the First Capital By-Laws, the IBCL and the rules and regulations applying to public companies will govern their rights as First Capital shareholders.

        The following discussion is a summary of the material differences between the current rights of First Capital shareholders and the current rights of Peoples shareholders, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the IBCL, the KBCA, the First Capital Articles, the Peoples Articles, the First Capital By-Laws, the Peoples Bylaws and such other governing documents referenced in this summary of shareholder rights. First Capital has filed with the SEC and/or made available on its corporate website its respective governing documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See "Where You Can Find More Information" beginning on page 182.

First Capital	Peoples
Authorized Capital Stock

First Capital is authorized to issue up to 5,000,000 shares of common stock, $0.01 par value, of which 2,758,586 shares were outstanding as of September 4, 2015. First Capital is also authorized to issue up to 1,000,000 shares of preferred stock, $0.01 par value. As of September 4, 2015, there were no shares of preferred stock outstanding.	Peoples is authorized to issue 5,080 shares of common stock, $25.00 par value, of which 3,071 shares were outstanding as of August 31, 2015.
Issuance of Additional Shares

First Capital's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the First Capital Articles, without shareholder approval, subject only to the restrictions of the IBCL, the First Capital Articles and the NASDAQ Capital Market. First Capital's board of directors may also authorize the issuance of preferred stock up to the amounts authorized in the First Capital Articles, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of First Capital's common shareholders, subject to any restrictions imposed on the issuance of such shares by the IBCL, the First Capital Articles and the NASDAQ Capital Market. Any preferred shares issued may also rank senior to First Capital's common stock as to rights upon liquidation, winding-up or dissolution.
Section 271B.6-210 of the KBCA permits the board of directors of a Kentucky corporation to authorize the issuance of additional shares, up to the amounts authorized in the corporation's articles of incorporation, unless the articles of incorporation reserve such a right to the shareholders. The Peoples Articles do not reserve such a right.

First Capital	Peoples
Number, Classification and Qualifications of Directors

The First Capital Articles provide that the board of directors shall be comprised of not less than five nor more than fifteen directors. The exact number of directors is determined by resolution adopted by a majority of the entire board of directors. The First Capital board of directors currently consists of 12 members. The First Capital Articles further provide for the board of directors to be divided into three classes, with directors in each class elected to staggered three-year terms. Holders of common stock are entitled to elect one class of directors constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. Consequently, it could take two annual elections to replace a majority of the First Capital board of directors.
The Peoples By-Laws provide that the board of directors shall be comprised of seven directors. The board of directors may increase or decrease by 30% or less without shareholder approval, but only the shareholders may approve an increase or decrease in the board of directors by more than 30%. The Peoples board of directors currently consists of six members.

Any vacancy occurring on the board of directors, whether resulting from an increase in the number of directors or otherwise, may be filled by the affirmative vote of not less than a majority of the remaining directors then in office, even though such directors remaining in office may constitute less than a quorum of the board of directors.

Any vacancy occurring on the board of directors, whether resulting from an increase in the number of directors or otherwise, may be filled by the affirmative vote of not less than a majority of the remaining directors then in office, even though such directors remaining in office may constitute less than a quorum of the board of directors.

The First Capital Articles provide that directors need not be shareholders of First Capital. The First Capital By-Laws provide that a person 75 years of age or older shall not be eligible to serve as a director, but a current director can continue to serve until the annual meeting immediately following the date on which he or she becomes 75 years of age.
Election of Directors

First Capital's directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. First Capital's Articles do not allow cumulative voting.
The Peoples Bylaws provide for cumulative voting. Holders of common stock are entitled to cast the aggregate number of votes equal to the number of shares of common stock held by such shareholder, multiplied by the number of directors to be elected at such election. The People's Bylaws state that directors are not to be elected in any other manner.

First Capital	Peoples
Removal of Directors

Under the IBCL, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. The First Capital Articles provide that any director or the entire board of directors may be removed only for cause as determined by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of First Capital entitled to vote in an election of directors, which vote must be taken at a meeting of shareholders called expressly for the purpose of removing one or more directors. Cause for removal is deemed to exist only if the director has been convicted of a felony or has been found by a court to be liable for gross negligence or misconduct in the performance of such director's duty to First Capital, in a matter of substantial importance to First Capital, and such conviction or adjudication is no longer subject to direct appeal.
Under Kentucky law, directors may be removed with or without cause, unless the corporation's articles of incorporation provide that directors may be removed only for cause. Additionally, the KBCA provides that a director may be removed by the shareholders only at a meeting called for that purpose. The meeting notice must state that removal is the purpose, or one of the purposes, of the meeting.
Transactions Involving Directors

The IBCL allows a director to have a direct or indirect interest in a transaction with First Capital if any of the following circumstances have been established: (i) the transaction was fair to First Capital; (ii) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board and the board of directors or committee authorized, approved or ratified the transaction; or (iii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. A transaction is authorized, approved or ratified under clause (ii) above if it received the affirmative vote of the majority of the directors on the board or the committee who had no interest in the transaction, but a transaction may not be authorized, approved or ratified by a single director. For purposes of the shareholder vote to authorize, approve or ratify a transaction under clause (iii) above, shares owned by or voted under the control of the interested director may be counted in the vote.
The KBCA allows a director to have a direct or indirect interest in a transaction with Peoples if any of the following is true: (i) the transaction was fair to Peoples; (ii) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board and the board of directors or committee authorized, approved or ratified the transaction; or (iii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. A transaction is authorized, approved or ratified under clause (ii) above if it received the affirmative vote of the majority of the directors on the board or the committee who had no interest in the transaction, but a transaction may not be authorized, approved or ratified by a single director. For purposes of the shareholder vote to authorize, approve or ratify a transaction under clause (iii) above, shares owned by or voted under the control of the interested director may not be counted in the vote (but may be counted when determining whether the transaction is approved under other sections of the KBCA).

First Capital	Peoples
Director Liability

Pursuant to the IBCL, a First Capital director will not be liable to First Capital shareholders for any action or failure to act in his or her capacity as director, unless the director has breached or failed to perform his or her duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and the breach or failure to perform these duties constitutes willful misconduct or recklessness.
The Peoples Articles provide that a director will not be personally liable to Peoples or its shareholders for monetary damages for breaches of his duties as a director, except for liability involving acts or omissions not in good faith or which involve intentional misconduct or known violations of the law, approval of an unlawful distribution to shareholders, or a transaction where the director derived an improper personal benefit or where a director's personal financial interest conflicts with Peoples' or its shareholders' financial interests.
Indemnification of Directors, Officers and Employees

Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation, and in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual's conduct was lawful, or the individual had no reasonable cause to believe that the individual's conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding. In addition, unless limited by its articles of incorporation, an officer of a corporation, whether or not a director, is entitled to mandatory indemnification to the same extent as a director, and a corporation may also indemnify and advance expenses to an officer, employee or agent to the same extent as to a director.

The First Capital Articles provide that every person who is or was a director, officer or employee of First Capital or any other corporation for which he is or was serving in any capacity at the request of First Capital shall be indemnified by First Capital against expenses (including attorneys' fees), judgments, settlements, penalties and fines that may be incurred by him in connection with such action, suit or proceeding, provided that the person is wholly successful with respect to the claim, action, suit or proceeding, or acted

Under the KBCA, a Kentucky corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation, and in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding. In addition, unless limited by its articles of incorporation, an officer of a corporation, whether or not a director, is entitled to mandatory indemnification to the same extent as a director, and a corporation may also indemnify and advance expenses to an officer, employee or agent to the same extent as to a director.

Unless the corporation's articles of incorporation contain a provision further limiting a director's liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (1) the director has breached or failed to perform his duties as a director in good faith, on an informed basis and in a manner he honestly believes to be in the best interests of the corporation and (ii) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or

First Capital	Peoples
in good faith in what he reasonably believed to be in, if conduct was in his official capacity, or not opposed to, in all other cases, the best interests of First Capital or any other corporation for which he is or was serving in any capacity at the request of First Capital. First Capital will also indemnify each director, officer and employee acting in such capacity in connection with criminal proceedings provided the director, officer or employee had reasonable cause to believe that his conduct was lawful, or no reasonable cause to believe that his conduct was unlawful. First Capital may also advance expenses or undertake the defense of a director, officer or employee upon receipt of a written affirmation of such person's good faith belief that he has met the applicable standard of conduct and upon receipt of an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director, officer or employee to be entitled to indemnification, the person must be wholly successful with respect to such claim, or one of the following groups must determine that the director, officer or employee has met the standard of conduct required by the First Capital Articles: (a) the board of directors of First Capital acting by a quorum consisting of directors who are not at the time parties to such claim, action, suit or proceeding, (b) by a majority vote of a committee designated by the board of directors consisting of two or more directors who are not at the time parties to such claim, action, suit or proceeding, (c) special legal counsel selected as described in the First Capital Articles, or (d) shareholders who are not at the time parties to such claim, action, suit or proceeding.

The First Capital Articles state that the indemnification provided in the Articles is not to be deemed exclusive of any other rights such person seeking indemnification might have under the Articles, By-Laws, resolution, contract or otherwise.

The IBCL permits First Capital to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with First Capital, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, First Capital maintains such insurance for the directors, officers and employees of First Capital and any subsidiary of First Capital.

wanton or reckless disregard for the best interests of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (i) and (ii) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation.

The Peoples Articles provide that each person who is or becomes an executive officer or director of Peoples will be indemnified and advanced expenses with respect to all threatened, pending or completed actions, suits or proceedings in which such person was, is, or is threatened to be made a named defendant or respondent in connection with his official capacity at Peoples.

The KBCA permits a Kentucky corporation to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with the corporation, whether or not the corporation would have the power to indemnify against the same liability, as provided above. Peoples does not maintain such insurance.

First Capital	Peoples
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

The First Capital By-Laws provide that nominations for the election of directors may be made by the board of directors, or, in a timely manner, by any shareholder entitled to vote in the election of directors. To be made in a timely manner, the Secretary of First Capital must receive notice of the nomination from the shareholder in writing not less than 90 nor more than 120 days prior to the meeting. However, if First Capital gives less than 100 days' notice of the meeting to the shareholders or prior public disclosure is given or made to shareholders, written notice of the shareholder nomination must be delivered to the Secretary of First Capital within 10 days of the date the notice was mailed to shareholders or made by public disclosure.	The Peoples Articles and Bylaws do not include advance notice requirements for director nominations or business proposals.

Additionally, shareholders may submit proposals for business to be considered at First Capital's annual meeting of shareholders, so long as the shareholders satisfy the timely notice requirements outlined above.
Special Meetings of Shareholders

The First Capital Articles provide that special meetings of shareholders may only be called by the chairman of the board of directors or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors First Capital would have if there were no vacancies on the board of directors. Shareholders do not have the ability to call a special meeting of shareholders.
The Peoples Bylaws provide that special meetings of shareholders may be called by the president, the board of directors, or shareholders holding at least 33 and 1/3% of all the votes entitled to be cast on any issue proposed to be considered at such meeting make a written demand for such meeting.
Shareholder Action Without a Meeting

The IBCL provides that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting and without prior notice if before or after the action all of the shareholders entitled to vote consent in writing. While Indiana corporations without a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934 may have less than all of the shareholders consent in writing, First Capital does not fall within that exception.
The KBCA provides that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting and without prior notice if before or after the action all of the shareholders entitled to vote consent in writing.

First Capital	Peoples
Amendment of Articles of Incorporation and By-laws

The IBCL generally requires the approval of at least a majority of a quorum of shareholders present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to an Indiana corporation's articles of incorporation. However, the IBCL permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments.

The First Capital Articles may only be altered, amended or repealed by the affirmative vote of not less than two-thirds of the directors then in office. Further, certain provisions of the First Capital Articles may only be altered, amended or repealed by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of First Capital capital stock entitled to vote in the election of directors, given at a meeting of shareholders duly called for that purpose. These provisions include Article III, Section 3.04, Article IV, Sections 4.02, 4.05 and 4.06, and provisions in Articles V, VI, VII, IX, and X.

The First Capital Articles and the First Capital By-Laws provide that the First Capital By-Laws may only be altered, amended or repealed by resolution adopted by at least two-thirds of the board of directors of First Capital.

The KBCA provides that an amendment of the corporation's articles of incorporation will be approved if the votes cast favoring the amendment exceed the votes cast opposing the amendment within each voting group entitled to vote. If the amendment would materially and adversely affect the rights of a shareholder or otherwise entitle the shareholders within the voting group to exercise dissenters' rights, the amendment must be approved by a majority of the votes entitled to be cast on the amendment within the voting group.

The Peoples Bylaws can be amended or repealed by the board of directors, except for Article 2, Section 2.01 regarding changing from a fixed to variable range size of board of directors.

First Capital	Peoples
Business Combination Restrictions and Other Shareholder Limitations
The First Capital Articles require the approval of (i) the holders of at least 80% of First Capital's outstanding shares of voting stock and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including the related person, to approve certain business combinations (including but not limited to mergers, sale of significant assets, issuance of securities, and agreements to do any of the foregoing) involving a related person except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of First Capital's board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person.

The term "related person" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of First Capital or an affiliate of the person or entity.

A "business combination" includes:

•

any merger or consolidation of First Capital with or into any related person;

•

any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of First Capital or a subsidiary of First Capital;

•

any merger or consolidation of a related person with or into First Capital or a subsidiary of First Capital;

•

any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a related person to First Capital or a subsidiary of First Capital;

•

the issuance of any securities of First Capital or a subsidiary of First Capital to a related person;

•

the acquisition by First Capital or a subsidiary of First Capital of any securities of a related person;

•

any reclassification of common stock of First Capital or any recapitalization involving the common stock of First Capital; or

•

any agreement or other arrangement providing for any of the foregoing.

The Kentucky Business Combination Act, Sections 271B.12-200 through 271B.12-230 of the KBCA prohibit a Kentucky corporation from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approves the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five-year period and then only with the approval of 80% of the outstanding shares and two-thirds of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements.

The Kentucky Business Combination Act does not apply to bank holding companies or to a corporation with fewer than 500 beneficial owners of its stock unless the corporation amends its articles of incorporation to provide that the corporation will be subject to the requirements of the Act. Peoples shareholders approved a 1991 amendment to the Peoples Articles electing to be governed by the Kentucky Business Combination Act.

First Capital	Peoples
Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934 (and that has not opted-out of this provision) is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then five years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approves the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        General.    The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a "U.S. Holder" (as defined below) of Peoples common stock with respect to the exchange of Peoples common stock for First Capital common stock and/or cash pursuant to the Merger. This summary is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this joint proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service ("IRS") regarding the United States federal income tax consequences of the Merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Peoples common stock that is for United States federal income tax purposes:

  •
  a United States citizen or resident alien;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source.

        If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Peoples common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partners in a partnership holding Peoples common stock should consult their own tax advisors.

        This discussion assumes that U.S. holders hold their Peoples common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended ("Code"). This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Peoples common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Peoples common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Peoples common stock that are partnerships or other pass-through entities (and persons holding their Peoples common stock through a partnership or other pass-through entity), persons who acquired shares of Peoples common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a "functional currency" other than the U.S. dollar and persons holding their Peoples common stock as part of a straddle, hedging, constructive sale or conversion transaction.

        Holders of Peoples common stock are strongly urged to consult their own tax advisors as to the tax consequences of the Merger on their particular circumstances, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

        Tax Consequences of the Merger Generally.    First Capital and Peoples have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of First Capital and Peoples to consummate the Merger are conditioned upon the receipt of an opinion from Krieg DeVault LLP, counsel to First Capital, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This opinion will be based, in part, upon customary representations made by First Capital and Peoples. First Capital and Peoples have not requested and do not intend to request any ruling from the IRS. None of the tax opinions given in connection with the Merger will be binding on the IRS or any court. Consequently, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described therein. In addition, if any of the facts, representations, or assumptions upon which the opinion is based are inconsistent with the actual facts, the United States federal income tax consequences of the Merger could be adversely affected. It is assumed for purposes of the remainder of the discussion in this section that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a result of the Merger being treated as a reorganization within the meaning of Section 368(a) of the Code, the following material U.S. federal income tax consequences will result from the Merger:

  •
  no gain or loss will be recognized by First Capital, First Harrison Bank, Peoples or The Peoples Bank of Bullitt County by reason of the Merger;

  •
  the tax basis of the assets of Peoples in the hands of First Capital will be the same as the tax basis of such assets in the hands of Peoples immediately prior to the Merger; and

  •
  the holding period of the assets of Peoples to be received by First Capital will include the period during which such assets were held by Peoples.

        Exchange of Shares of Peoples Common Stock Solely for Shares of First Capital Common Stock.    A Peoples shareholder that exchanges all of its shares of Peoples common stock solely for shares of First Capital common stock in the Merger will not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of First Capital common stock, as discussed below).

        Exchange of Shares of Peoples Common Stock Solely for Cash.    A Peoples shareholder that exchanges all of its shares of Peoples common stock solely for cash in the Merger will (unless treated as a dividend under Section 302 of the Code as discussed below) recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between the amount of cash received and its adjusted tax basis in the Peoples common stock surrendered. Any capital gain or loss will be long-term capital gain or loss if the Peoples shareholder's holding period for its Peoples common stock is more than one year as of the date of the Merger. The deductibility of capital losses is subject to limitations. In some cases, cash received in the Merger could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each Peoples shareholder. Accordingly, each Peoples shareholder is urged to consult its tax advisor regarding application of those rules to the particular facts relevant to such Peoples shareholder.

        Exchange of Peoples Common Stock for Cash and First Capital Common Stock.    A Peoples shareholder that exchanges all of its Peoples common stock for a combination of shares of First Capital common stock and cash (other than any cash received in lieu of a fractional share of First Capital common stock) in the Merger will recognize gain (but not loss) equal to the lesser of (1) the sum of the amount of cash and the fair market value of the First Capital common stock received in the Merger, minus the adjusted tax basis of the Peoples common stock surrendered in the Merger, or

(2) the amount of cash received in the Merger. For this purpose, a Peoples shareholder generally must calculate gain or loss separately for each identifiable block of shares of Peoples common stock exchanged by the shareholder in the Merger, and a loss realized on one block of shares of Peoples common stock may not be used by the shareholder to offset a gain realized on another block of shares of Peoples common stock. Peoples shareholders should consult their tax advisors regarding the manner in which cash and shares of First Capital common stock should be allocated among their shares of Peoples common stock and the specific U.S. federal income tax consequences thereof.

        In addition, for purposes of determining the character of this gain, a Peoples shareholder will be treated as having received only shares of First Capital common stock in exchange for such shareholder's shares of Peoples common stock and as having redeemed immediately a portion of such shares of First Capital common stock for the cash received (excluding any cash received in lieu of a fractional share of First Capital common stock). Unless the redemption is treated as a dividend under the principles of Section 302 of the Code (to the extent of such Peoples shareholder's share of the undistributed earnings and profits of Peoples), the consequences of which are described above, the gain will be capital gain (and, if the Peoples shareholder's holding period for its Peoples common stock is more than one year as of the date of the Merger, long-term capital gain).

        Cash Received Instead of a Fractional Share of First Capital Common Stock.    A Peoples shareholder that receives cash in lieu of a fractional share of First Capital common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by First Capital. As a result, a Peoples shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such shareholder's fractional share interest as set forth above. This gain or loss will generally be capital gain or loss unless the redemption is classified as a dividend under the principles of Section 302 of the Code (the consequences of which are described above). The deductibility of capital losses is subject to limitations.

        Tax Basis.    A Peoples shareholder's aggregate tax basis in the shares of First Capital common stock received in the Merger (including a fractional share of First Capital common stock, if any, deemed to be issued and redeemed by First Capital) will be equal to the shareholder's aggregate adjusted tax basis in such shareholder's shares of Peoples common stock surrendered in the Merger, decreased by the amount of any cash received in the Merger (other than any cash received in lieu of a fractional share of First Capital common stock), and increased by the amount of any gain recognized by such Peoples shareholder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional share of First Capital common stock). A Peoples shareholder's tax basis in its shares of First Capital common stock may be determined with reference to each identifiable block of shares of Peoples common stock surrendered in the Merger. Peoples shareholders should consult their tax advisors regarding the manner in which shares of First Capital common stock should be allocated among their shares of Peoples common stock for purposes of identifying the tax basis of the shares of First Capital common stock.

        Holding Period.    A Peoples shareholder's holding period for shares of First Capital common stock received in the Merger (including a fractional share of First Capital common stock, if any, deemed to be issued and redeemed by First Capital) will include the holding period of the shares of Peoples common stock surrendered in the Merger. A Peoples shareholder's holding period in its shares of First Capital common stock may be determined with reference to each identifiable block of shares of Peoples common stock surrendered in the Merger. Peoples shareholders should consult their tax advisors regarding the manner in which shares of First Capital common stock should be allocated among their shares of Peoples common stock for purposes of identifying the holding period of the shares of First Capital common stock.

        Tax on Net Investment Income.    Certain U.S. Holders whose income exceeds certain threshold amounts will be subject to a 3.8% Medicare contribution tax on "net investment income" in tax years beginning on or after January 1, 2013. Net investment income generally includes dividends and capital gains with respect to the sale, exchange, or other disposition of stock.

        Backup Withholding and Information Reporting.    Payments of cash to a holder of Peoples common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. A Peoples shareholder owning at least one percent (by vote or value) of the total outstanding shares of Peoples common stock or having a tax basis of $1,000,000 or more in its shares of Peoples common stock, immediately before the Merger, is required to file a statement with the shareholder's U.S. federal income tax return setting forth the tax basis in the shares of Peoples common stock exchanged in the Merger, the fair market value of the shares of First Capital common stock and the amount of any cash received in the Merger. In addition, all Peoples shareholders will be required to retain records pertaining to the Merger.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, Peoples urges Peoples shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

        For the reasons set forth above, the Peoples board of directors determined that the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Peoples and its shareholders, and approved and adopted the Merger Agreement. The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" approval of the Merger Agreement and the Merger.

 INFORMATION ABOUT FIRST CAPITAL

Business

        First Capital was incorporated under Indiana law on September 11, 1998. On December 31, 1998, First Capital became the holding company for First Federal Bank, A Federal Savings Bank (the "Bank") upon First Harrison Bank's reorganization as a wholly owned subsidiary of First Capital resulting from the conversion of First Capital, Inc., M.H.C. (the "MHC"), from a federal mutual holding company to a stock holding company. On January 12, 2000, First Capital completed a merger of equals with HCB Bancorp, the former holding company for Harrison County Bank, and First Harrison Bank changed its name to First Harrison Bank. On March 20, 2003, First Capital acquired Hometown Bancshares, Inc. ("Hometown"), a bank holding company located in New Albany, Indiana.

        First Capital's primary business activity is the ownership of the common stock of First Harrison Bank. Management of First Capital and First Harrison Bank are substantially similar and First Capital neither owns nor leases any property, but instead uses the premises, equipment and furniture of First Harrison Bank in accordance with applicable regulations.

        First Harrison Bank is regulated by the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"). First Harrison Bank's deposits are federally insured by the FDIC under the Deposit Insurance Fund. First Harrison Bank is a member of the Federal Home Loan Bank System.

Availability of Information

        First Capital's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are made available free of charge on First Capital's Internet website, www.firstharrison.com, as soon as practicable after First Capital electronically files such material with, or furnishes it to, the Securities and Exchange Commission. The contents of First Capital's website shall not be incorporated by reference into this joint proxy statement/prospectus or into any reports First Capital files with or furnishes to the Securities and Exchange Commission.

Market Area and Competition

        First Harrison Bank considers Harrison, Floyd, Clark and Washington counties in Indiana its primary market area. All of its offices are located in these four counties, which results in most of First Harrison Bank's loans being made in these four counties. The main office of First Harrison Bank is located in Corydon, Indiana, 35 miles west of Louisville, Kentucky. First Harrison Bank aggressively competes for business with local banks, as well as large regional banks. Its most direct competition for deposit and loan business comes from the commercial banks operating in these four counties. Based on data published by the FDIC as of June 30, 2014, First Harrison Bank is the leader among FDIC-insured institutions in deposit market share in Harrison County, First Harrison Bank's primary county of operation.

Lending Activities

        General.    Over the last few years, First Harrison Bank has continued to transform the composition of its balance sheet from that of a traditional thrift institution to that of a commercial bank. On the asset side, this is being accomplished in part by selling in the secondary market the newly-originated qualified fixed-rate residential mortgage loans while retaining variable rate residential mortgage loans in the portfolio. This transformation is also enhanced by an expanded commercial lending staff dedicated to growing commercial real estate and commercial business loans. First Harrison Bank also continues to originate consumer loans and residential construction loans for the loan portfolio. First Harrison Bank does not offer, and has not offered, Alt-A, sub-prime or no-document mortgage loans.

        Loan Portfolio Analysis.    The following table presents the composition of First Harrison Bank's loan portfolio by type of loan at the dates indicated.

			At December 31,
	2014		2013		2012		2011		2010
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage Loans:
Residential(1)	$106,679	34.61%	$107,029	35.65%	$108,097	37.37%	$116,338	40.84%	$130,143	43.11%
Land	11,028	3.58	10,309	3.43	9,607	3.32	9,910	3.48	9,534	3.16
Commercial real estate	78,314	25.40	76,496	25.48	68,731	23.76	57,680	20.25	59,901	19.84
Residential construction(2)	10,347	3.36	14,423	4.80	12,753	4.41	10,988	3.86	8,151	2.70
Commercial real estate construction	1,422	0.46	1,715	0.57	3,299	1.14	743	0.26	0	0.00

Total mortgage loans	207,790	67.41	209,972	69.93	202,487	70.00	195,659	68.69	207,729	68.81

Consumer Loans:
Home equity and second mortgage loans	37,513	12.17	34,815	11.60	36,962	12.78	38,641	13.57	43,046	14.26
Automobile loans	25,274	8.20	23,983	7.99	21,922	7.58	20,627	7.24	19,384	6.42
Loans secured by savings accounts	1,018	0.33	1,138	0.38	770	0.27	767	0.27	1,042	0.34
Unsecured loans	3,316	1.07	3,541	1.18	3,191	1.10	3,126	1.10	3,076	1.02
Other(3)	5,075	1.65	4,824	1.61	5,303	1.84	5,312	1.86	5,732	1.90

Total consumer loans	72,196	23.42	68,301	22.76	68,148	23.57	68,473	24.04	72,280	23.94

Commercial business loans	28,282	9.17	21,956	7.31	18,612	6.43	20,722	7.27	21,911	7.25

Total gross loans	308,268	100.00%	300,229	100.00%	289,247	100.00%	284,854	100.00%	301,920	100.00%

Less:
Due to borrowers on loans in process	3,325		7,142		4,306		4,768		3,119
Deferred loan fees net of direct costs	(506)		(341)		(202)		(143)		(222)
Allowance for loan losses	4,846		4,922		4,736		4,182		4,473

Total loans, net	$300,603		$288,506		$280,407		$276,047		$294,550

(1)
Includes conventional one- to four-family and multi-family residential loans.

(2)
Includes construction loans for which First Harrison Bank has committed to provide permanent financing.

(3)
Includes loans secured by lawn and farm equipment, mobile homes and other personal property.

        Residential Loans.    First Harrison Bank's lending activities have concentrated on the origination of residential mortgages, both for sale in the secondary market and for retention in First Harrison Bank's loan portfolio. Residential mortgages secured by multi-family properties totaled $19.2 million, or 18.0% of the residential loan portfolio at December 31, 2014. Substantially all residential mortgages are collateralized by properties within First Harrison Bank's market area.

        First Harrison Bank offers both fixed-rate mortgage loans and adjustable rate mortgage ("ARM") loans typically with terms of 15 to 30 years. First Harrison Bank uses loan documents approved by the Federal National Mortgage Corporation ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") whether the loan is originated for investment or sale in the secondary market.

        Historically, First Harrison Bank has retained its residential loan originations in its portfolio. Retaining fixed-rate loans in its portfolio subjects First Harrison Bank to a higher degree of interest rate risk. Beginning in 2004, one of First Harrison Bank's strategic goals was to expand its mortgage business by originating mortgage loans for sale, while offering a full line of mortgage products to current and prospective customers. This practice increases First Harrison Bank's lending capacity and allows First Harrison Bank to more effectively manage its profitability since it is not required to predict the prepayment, credit or interest rate risks associated with retaining either the loan or the servicing asset. For the year ended December 31, 2014, First Harrison Bank originated and funded $29.1 million of residential mortgage loans for sale in the secondary market. For a further discussion of First Harrison Bank's mortgage banking operations, see "Business—Mortgage Banking Activities."

        ARM loans originated have interest rates that adjust at regular intervals of one to five years, with up to 2.0% caps per adjustment period and 6.0% lifetime caps, based upon changes in the prevailing interest rates on United States Treasury Bills. First Harrison Bank also originates "hybrid" ARM loans, which are fixed for an initial period three or five years and adjust annually thereafter. First Harrison Bank may occasionally use below market interest rates and other marketing inducements to attract ARM loan borrowers. The majority of ARM loans provide that the amount of any increase or decrease in the interest rate is limited to 2.0% (upward or downward) per adjustment period and generally contains minimum and maximum interest rates. Borrower demand for ARMs versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and interest rates and loan fees for ARM loans. The relative amount of fixed-rate and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

        First Harrison Bank's lending policies generally limit the maximum loan-to-value ratio on fixed-rate and ARM loans to 80% of the lesser of the appraised value or purchase price of the underlying residential property unless private mortgage insurance to cover the excess over 80% is obtained, in which case the mortgage is limited to 95% (or 97% under a Freddie Mac program) of the lesser of appraised value or purchase price. The loan-to-value ratio, maturity and other provisions of the loans made by First Harrison Bank are generally reflected in the policy of making less than the maximum loan permissible under federal regulations, in accordance with established lending practices, market conditions and underwriting standards maintained by First Harrison Bank. First Harrison Bank requires title, fire and extended insurance coverage on all mortgage loans originated. All of First Harrison Bank's real estate loans contain due on sale clauses. First Harrison Bank generally obtains appraisals on all its real estate loans from outside appraisers.

        Construction Loans.    First Harrison Bank originates construction loans for residential properties and, to a lesser extent, commercial properties. Although First Harrison Bank originates construction loans that are repaid with the proceeds of a limited number of mortgage loans obtained by the borrower from another lender, the majority of the construction loans that First Harrison Bank originates are permanently financed in the secondary market by First Harrison Bank. Construction loans originated without a commitment by First Harrison Bank to provide permanent financing are generally originated for a term of six to 12 months and at a fixed interest rate based on the prime rate.

        First Harrison Bank originates speculative construction loans to a limited number of builders operating and based in First Harrison Bank's primary market area and with whom First Harrison Bank has well-established business relationships. At December 31, 2014, First Harrison Bank had approved speculative construction loans, a construction loan for which there is not a commitment for permanent financing in place at the time the construction loan was originated, with total commitments of $3.3 million and outstanding balances of $2.5 million. First Harrison Bank limits the number of speculative construction loans outstanding to any one builder based on First Harrison Bank's assessment of the builder's capacity to service the debt.

        Most construction loans are originated with a loan-to-value ratio not to exceed 80% of the appraised estimated value of the completed property. The construction loan documents require the disbursement of the loan proceeds in increments as construction progresses. Disbursements are based on periodic on-site inspections by an independent appraiser.

        Construction lending is inherently riskier than residential mortgage lending. Construction loans, on average, generally have higher loan balances than residential mortgage loans. In addition, the potential for cost overruns because of the inherent difficulties in estimating construction costs and, therefore, collateral values and the difficulties and costs associated with monitoring construction progress, among other things, are major contributing factors to this greater credit risk. Speculative construction loans have the added risk that there is not an identified buyer for the completed home when the loan is originated, with the risk that the builder will have to service the construction loan debt and finance the other carrying costs of the completed home for an extended time period until a buyer is identified. Furthermore, the demand for construction loans and the ability of construction loan borrowers to service their debt depends highly on the state of the general economy, including market interest rate levels and the state of the economy of First Harrison Bank's primary market area. A material downturn in economic conditions could be expected to have a material adverse effect on the credit quality of the construction loan portfolio.

        Commercial Real Estate Loans.    Commercial real estate loans are generally secured by small retail stores, professional office space and, in certain instances, farm properties. Commercial real estate loans are generally originated with a loan-to-value ratio not to exceed 75% of the appraised value of the property. Property appraisals are performed by independent appraisers approved by First Harrison Bank's board of directors. First Harrison Bank seeks to originate commercial real estate loans at variable interest rates based on the prime lending rate or the United States Treasury Bill rate for terms ranging from ten to 15 years and with interest rate adjustment intervals of five years. First Harrison Bank also originates fixed-rate balloon loans with a short maturity, but a longer amortization schedule.

        Commercial real estate lending affords First Harrison Bank an opportunity to receive interest at rates higher than those generally available from residential mortgage lending. However, loans secured by such properties usually are greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by multi-family and commercial properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. First Harrison Bank seeks to minimize these risks by limiting the maximum loan-to-value ratio to 75% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. First Harrison Bank also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

        Commercial Business Loans.    Commercial business loans are generally secured by inventory, accounts receivable, and business equipment such as trucks and tractors. Many commercial business loans also have real estate as collateral. First Harrison Bank generally requires a personal guaranty of payment by the principals of a corporate borrower, and reviews the personal financial statements and income tax returns of the guarantors. Commercial business loans are generally originated with loan-to-value ratios not exceeding 75%.

        Aside from lines of credit, commercial business loans are generally originated for terms not to exceed seven years with variable interest rates based on the prime lending rate. Approved credit lines totaled $35.3 million at December 31, 2014, of which $16.3 million was outstanding. Lines of credit are originated at fixed and variable interest rates for one-year renewable terms.

        A director of First Capital and First Harrison Bank is a shareholder of a farm implement dealership that contracts with First Harrison Bank to provide sales financing to the dealership's customers. First Harrison Bank does not grant preferential credit under this arrangement. During the year ended December 31, 2014, First Harrison Bank granted approximately $978,000 of credit to customers of the dealership and all loans purchased from the corporation had an aggregate outstanding balance of $1.2 million at December 31, 2014. At December 31, 2014, three loans purchased from the corporation were delinquent 30 days or more with an aggregate outstanding balance of $15,000.

        Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential and commercial real estate lending. Real estate lending is generally considered to be collateral-based lending with loan amounts based on predetermined loan-to-collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of a borrower default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary, and often insufficient, source of repayment. First Harrison Bank has five commercial lenders and two commercial credit analysts committed to growing commercial business loans to facilitate the changes desired in First Harrison Bank's balance sheet. First Harrison Bank also uses an outside loan review company to review selected commercial credits on an annual basis.

        Consumer Loans.    First Harrison Bank offers a variety of secured or guaranteed consumer loans, including automobile and truck loans, home equity loans, home improvement loans, boat loans, mobile home loans and loans secured by savings deposits. In addition, First Harrison Bank offers unsecured consumer loans. Consumer loans are generally originated at fixed interest rates and for terms not to exceed seven years. The largest portion of First Harrison Bank's consumer loan portfolio consists of home equity and second mortgage loans followed by automobile and truck loans. Automobile and truck loans are originated on both new and used vehicles. Such loans are generally originated at fixed interest rates for terms up to five years and at loan-to-value ratios up to 90% of the blue book value in the case of used vehicles and 90% of the purchase price in the case of new vehicles.

        First Harrison Bank originates variable-rate home equity and fixed-rate second mortgage loans generally for terms not to exceed five years. The loan-to-value ratio on such loans is limited to 80%, taking into account the outstanding balance on the first mortgage loan.

        First Harrison Bank's underwriting procedures for consumer loans includes an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. First Harrison Bank underwrites and originates the majority of its consumer loans internally, which management believes limits exposure to credit risks relating to loans underwritten or purchased from brokers or other outside sources.

        Consumer loans generally entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by assets that depreciate rapidly, such as automobiles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower's continuing financial stability, and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by the borrower against First Harrison Bank as the holder of the loan, and a borrower may be able to assert claims and defenses that it has against the seller of the underlying collateral.

Loan Maturity and Repricing

        The following table sets forth certain information at December 31, 2014 regarding the dollar amount of loans maturing in First Harrison Bank's portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, which are loans having neither a stated schedule of repayments nor a stated maturity, and overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned income and allowance for loan losses.

	Within One Year	After One Year Through 3 Years	After 3 Years Through 5 Years	After 5 Years Through 10 Years	After 10 Years Through 15 Years	After 15 Years	Total
	(Dollars in thousands)
Mortgage loans:
Residential	$6,632	$14,299	$11,811	$29,292	$18,697	$25,948	$106,679
Commercial real estate and land loans(1)	12,013	16,051	15,321	22,586	16,447	8,346	90,764
Residential construction(2)	10,347	0	0	0	0	0	10,347
Consumer loans	17,253	23,229	8,556	15,820	7,273	65	72,196
Commercial business	13,951	6,015	2,886	2,303	1,991	1,136	28,282

Total gross loans	$60,196	$59,594	$38,574	$70,001	$44,408	$35,495	$308,268

(1)
Includes commercial real estate construction loans.

(2)
Includes construction loans for which First Harrison Bank has committed to provide permanent financing.

        The following table sets forth the dollar amount of all loans due after December 31, 2015, which have fixed interest rates and floating or adjustable interest rates.

	Fixed Rates	Floating or Adjustable Rates
	(Dollars in thousands)
Mortgage loans:
Residential	$57,661	$42,386
Commercial real estate and land loans	21,329	57,422
Residential construction	0	0
Consumer loans	27,424	27,519
Commercial business	8,669	5,662

Total gross loans	$115,083	$132,989

        Loan Solicitation and Processing.    A majority of First Harrison Bank's loan originations are made to existing customers. Walk-ins and customer referrals are also a source of loan originations. Upon receipt of a loan application, a credit report is ordered to verify specific information relating to the loan applicant's employment, income and credit standing. A loan applicant's income is verified through the applicant's employer or from the applicant's tax returns. In the case of a real estate loan, an appraisal of the real estate intended to secure the proposed loan is undertaken, generally by an independent appraiser approved by First Harrison Bank. The mortgage loan documents used by First Harrison Bank conform to secondary market standards.

        First Harrison Bank requires that borrowers obtain certain types of insurance to protect its interest in the collateral securing the loan. First Harrison Bank requires either a title insurance policy insuring that First Harrison Bank has a valid first lien on the mortgaged real estate or an opinion by an attorney regarding the validity of title. Fire and casualty insurance is also required on collateral for loans.

        Loan Commitments and Letters of Credit.    First Harrison Bank issues commitments for fixed- and adjustable-rate single-family residential mortgage loans and commercial loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 60 days from the date of application, depending on the type of transaction. First Harrison Bank had outstanding loan commitments of approximately $7.4 million at December 31, 2014.

        As an accommodation to its commercial business loan borrowers, First Harrison Bank issues standby letters of credit or performance bonds usually in favor of municipalities for whom its borrowers are performing services. At December 31, 2014, First Harrison Bank had outstanding letters of credit of $693,000.

        Loan Origination and Other Fees.    Loan fees and points are a percentage of the principal amount of the mortgage loan that is charged to the borrower for funding the loan. First Harrison Bank usually charges a fixed origination fee on residential real estate loans and long-term commercial real estate loans. Current accounting standards require loan origination fees and certain direct costs of underwriting and closing loans to be deferred and amortized into interest income over the contractual life of the loan. Deferred fees and costs associated with loans that are sold are recognized as income at the time of sale. First Harrison Bank had $506,000 of net deferred loan costs at December 31, 2014.

        Mortgage Banking Activities.    Mortgage loans originated and funded by First Harrison Bank and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Aggregate market value is determined based on the quoted prices under a "best efforts" sales agreement with a third party. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains on sales of mortgage loans are included in noninterest income.

        Commitments to originate and fund mortgage loans for sale in the secondary market are considered derivative financial instruments to be accounted for at fair value. First Harrison Bank's mortgage loan commitments subject to derivative accounting are fixed rate mortgage commitments at market rates when initiated. At December 31, 2014, First Harrison Bank had commitments to originate $306,000 in fixed-rate mortgage loans intended for sale in the secondary market after the loans are closed. Fair value is estimated based on fees that would be charged on commitments with similar terms.

        Delinquencies.    First Harrison Bank's collection procedures provide for a series of contacts with delinquent borrowers. A late charge is assessed and a late charge notice is sent to the borrower after the 15th day of delinquency. After 20 days, the collector places a phone call to the borrower. When a payment becomes 60 days past due, the collector issues a default letter. If a loan continues in a delinquent status for 90 days or more, First Harrison Bank generally initiates foreclosure or other litigation proceedings.

        Nonperforming Assets.    Loans are reviewed regularly and when loans become 90 days delinquent, the loan is placed on nonaccrual status and the previously accrued interest income is reversed unless, in the opinion of management, the outstanding interest remains collectible. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan when the likelihood of further loss on the loan is remote. Otherwise, First Harrison Bank applies the cost recovery method and applies all payments as a reduction of the unpaid principal balance.

        The following table sets forth information with respect to First Harrison Bank's nonperforming assets for the dates indicated. Nonperforming assets include nonaccrual loans, accruing loans that are 90 days or more past due, and foreclosed real estate.

	At December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Loans accounted for on a nonaccrual basis:
Residential real estate(1)	$919	$1,533	$2,773	$2,528	$3,230
Commercial real estate(2)	449	1,576	2,961	2,858	1,780
Commercial business	1,642	1,898	1,776	1,928	2,148
Consumer	129	252	73	87	390

Total	3,139	5,259	7,583	7,401	7,548

Accruing loans past due 90 days or more:
Residential real estate(1)	68	180	215	143	334
Commercial real estate(2)	0	0	0	38	0
Commercial business	0	0	0	0	20
Consumer	17	47	74	182	25

Total	85	227	289	363	379

Total nonperforming loans	3,224	5,486	7,872	7,764	7,927

Foreclosed real estate, net	78	466	295	661	591

Total nonperforming assets	$3,302	$5,952	$8,167	$8,425	$8,518

Total nonperforming loans to net loans	1.07%	1.90%	2.81%	2.81%	2.69%
Total nonperforming loans to total assets	0.68%	1.23%	1.71%	1.77%	1.75%
Total nonperforming assets to total assets	0.70%	1.34%	1.78%	1.92%	1.88%

(1)
Includes residential construction loans.

(2)
Includes commercial real estate construction and land loans.

        First Harrison Bank accrues interest on loans over 90 days past due when, in the opinion of management, the estimated value of collateral and collection efforts are deemed sufficient to ensure full recovery. First Harrison Bank did not recognize any interest income on nonaccrual loans for the fiscal year ended December 31, 2014. First Harrison Bank would have recorded interest income of $194,000 for the year ended December 31, 2013 had nonaccrual loans been current in accordance with their original terms.

        Restructured Loans.    Periodically, First Harrison Bank modifies loans to extend the term or make other concessions to help borrowers stay current on their loans and avoid foreclosure. First Harrison Bank does not forgive principal or interest on loans or modify interest rates to rates that are below market rates. These modified loans are also referred to as "troubled debt restructurings" or "TDRs".

        Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Generally, a nonaccrual loan that is restructured in a TDR remains on nonaccrual status for a period of at least six months following the restructuring to ensure that the borrower performs in accordance with the restructured terms including consistent and timely payments. At December 31, 2014, TDRs totaled $4.0 million and the related allowance for loan losses on TDRs was $1.3 million. TDRs on nonaccrual status totaling $2.1 million at December 31, 2014 are included in the nonperforming loans totals above. TDRs performing according to their restructured terms and on accrual status totaled $1.9 million at December 31, 2014. See Note 4 in the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference, for additional information regarding TDRs.

        Classified Assets.    The OCC has adopted various regulations regarding problem assets of financial institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OCC examiners have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution charges off an amount equal to 100% of the portion of the asset classified as loss. The regulations also provide for a "special mention" category, described as assets which do not currently expose the institution to sufficient risk to warrant adverse classification, but have potential weaknesses that deserve management's close attention.

        At December 31, 2014, First Harrison Bank had $3.1 million in doubtful loans and $7.0 million in substandard loans, of which all but $6.9 million are included in total nonperforming loans disclosed in the above table. In addition, First Harrison Bank identified $3.9 million in loans as special mention loans at December 31, 2014.

        Current accounting rules require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is classified as "impaired" by management when, based on current information and events, it is probable that First Harrison Bank will be unable to collect all amounts due in accordance with the terms of the loan agreement. If the fair value, as measured by one of these methods, is less than the recorded investment in the impaired loan, First Harrison Bank establishes a valuation allowance with a provision charged to expense. Management reviews the valuation of impaired loans on a quarterly basis to consider changes due to the passage of time or revised estimates. At December 31, 2014, all impaired loans were considered to be collateral dependent for the purposes of determining fair value.

        Values for collateral dependent loans are generally based on appraisals obtained from independent licensed real estate appraisers, with adjustments applied for estimated costs to sell the property, costs to complete unfinished or repair damaged property and other factors. New appraisals are generally obtained for all significant properties when a loan is identified as impaired, and a property is considered significant if the value of the property is estimated to exceed $200,000. Subsequent appraisals are obtained as needed or if management believes there has been a significant change in the market value of the property. In instances where it is not deemed necessary to obtain a new appraisal, management bases its impairment and allowance for loan loss analysis on the original appraisal with adjustments for current conditions based on management's assessment of market factors and management's inspection of the property. At December 31, 2014, discounts from appraised values used to value impaired loans for estimates of changes in market conditions, the condition of the collateral, and estimated costs to sell the property ranged from 10% to 48%.

        An insured institution is required to establish and maintain an allowance for loan losses at a level that is adequate to absorb estimated credit losses associated with the loan portfolio, including binding commitments to lend. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities. When an insured institution classifies problem assets as "loss," it is required either to establish an allowance for losses equal to 100% of the amount of the assets, or charge off the classified asset. The amount of its valuation allowance is subject to review by the OCC, which can order the establishment of additional general loss allowances. First Harrison Bank regularly reviews the loan portfolio to determine whether any loans require classification in accordance with applicable regulations.

        At December 31, 2014, 2013 and 2012, the aggregate amounts of First Harrison Bank's classified assets were as follows:

	At December 31,
	2014	2013	2012
	(Dollars in thousands)
Classified assets:
Loss	$—	$—	$—
Doubtful	3,139	5,259	7,583
Substandard	6,967	5,904	8,072
Special mention	3,937	4,066	4,041

        Loans classified as impaired in accordance with accounting standards included in the above regulatory classifications and the related allowance for loan losses are summarized below at the dates indicated:

	At December 31,
	2014	2013	2012
	(Dollars in thousands)
Impaired loans with related allowance	$2,034	$3,129	$4,093
Impaired loans with no allowance	3,005	3,791	3,711

Total impaired loans	$5,039	$6,920	$7,804

Allowance for loan losses:
Related to impaired loans	$1,351	$1,529	$1,652
Related to other loans	3,495	3,393	3,084

        See Note 4 in the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference, for additional information regarding impaired loans and the related allowance for loan losses.

        Foreclosed Real Estate.    Foreclosed real estate held for sale is carried at fair value minus estimated costs to sell. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. The net income from operations of foreclosed real estate held for sale is reported in non-interest income. At December 31, 2014, First Harrison Bank had foreclosed real estate totaling $78,000. See Note 6 in the accompanying Notes to Consolidated Financial Statements for additional information regarding foreclosed real estate.

        Allowance for Loan Losses.    Loans are First Harrison Bank's largest concentration of assets and continue to represent the most significant potential risk. In originating loans, First Harrison Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral. First Harrison Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance for loan losses represents management's estimate of probable loan losses based on information available as of the date of the financial statements. The allowance for loan losses is based on management's evaluation of the loan portfolio, including historical loan loss experience, delinquencies, known and inherent risks in the nature and volume of the loan portfolio, information about specific borrower situations, estimated collateral values, and economic conditions.

        The loan portfolio is reviewed quarterly by management to evaluate the adequacy of the allowance for loan losses to determine the amount of any adjustment required after considering the loan charge-offs and recoveries for the quarter. Management applies a systematic methodology that incorporates its current judgments about the credit quality of the loan portfolio. In addition, the OCC, as an integral part of its examination process, periodically reviews First Harrison Bank's allowance for loan losses and may require First Harrison Bank to make additional provisions for estimated losses based on its judgments about information available to it at the time of its examination.

        The methodology used in determining the allowance for loan losses includes segmenting the loan portfolio by identifying risk characteristics common to pools of loans, determining and measuring impairment of individual loans based on the present value of expected future cash flows or the fair value of collateral, and determining and measuring impairment for pools of loans with similar characteristics by applying loss factors that consider the qualitative factors which may affect the loss rates.

        Specific allowances related to impaired loans and other classified loans are established where the present value of the loan's discounted cash flows, observable market price or collateral value (for collateral dependent loans) is lower than the carrying value of the loan. The identification of these loans results from the loan review process that identifies and monitors credits with weaknesses or conditions which call into question the full collection of the contractual payments due under the terms of the loan agreement. Factors considered by management include, among others, payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. At December 31, 2014, First Capital's specific allowances totaled $1.4 million, including a specific allowance of $1.3 million on a commercial loan secured by a medical office facility and medical equipment. The loan had a balance of $1.6 million at December 31, 2014 and the loan was on nonaccrual status.

        For loans evaluated on a pool basis, management applies loss factors to pools of loans with common risk characteristics (e.g., residential mortgage loans, home equity loans, commercial real estate loans). The loss factors are derived from First Harrison Bank's historical loss experience. Loss factors are adjusted for significant qualitative factors that, in management's judgment, affect the collectability of the loan portfolio segment. The significant qualitative factors include the levels and trends in charge-offs and recoveries, trends in volume and terms of loans, levels and trends in delinquencies, the effects of changes in underwriting standards and other lending practices or procedures, the experience and depth of the lending management and staff, effects of changes in credit concentration, changes in industry and market conditions and national and local economic trends and conditions. Management evaluates these conditions on a quarterly basis and evaluates and modifies the assumptions used in establishing the loss factors.

        At December 31, 2013, the historical loss experience used to estimate the allowance for loan losses was for the most recent twelve calendar quarters. Effective as of December 31, 2014, First Capital began using the most recent twenty calendar quarters as the basis for developing the historical loss factors, which increased the estimated allowance for loan losses by approximately $91,000 at December 31, 2014.

        At December 31, 2014, management adjusted the qualitative factors for the commercial real estate, commercial business, vacant land, and home equity and second mortgage portfolio segments which increased the estimated allowance for loan losses related to those portfolio segments by approximately $1.6 million. These changes we made to better reflect management's analysis of inherent losses in these portfolio segments at December 31, 2014.

        At December 31, 2014, for each loan portfolio segment management applied an overall qualitative factor of 1.18 to First Capital's historical loss factors. The overall qualitative factor is derived from management's analysis of changes and trends in the following qualitative factors:

  •
  Underwriting Standards—Management reviews the findings of periodic internal audit loan reviews, independent outsourced loan reviews and loan reviews performed by First Harrison Banking regulators to evaluate the risk associated with changes in underwriting standards. At December 31, 2014, management assessed the risk associated with this component as neutral, requiring no adjustment to the historical loss factors.

  •
  Economic Conditions—Management analyzes trends in housing and unemployment data in the Harrison, Floyd and Clark counties of Indiana, First Capital's primary market area, to evaluate the risk associated with economic conditions. Due to a decrease in new home construction and an increase in unemployment in First Capital's primary market area, management assigned a risk factor of 1.20 for this component at December 31, 2014.

  •
  Past Due Loans—Management analyzes trends in past due loans for First Capital to evaluate the risk associated with delinquent loans. In general, past due loan ratios have remained at elevated levels compared to historical amounts since 2007, and management assigned a risk factor of 1.20 for this component at December 31, 2014.

  •
  Other Internal and External Factors—This component includes management's consideration of other qualitative factors such as loan portfolio composition. First Capital has focused on origination of commercial business and real estate loans in an effort to convert First Capital's balance sheet from that of a traditional thrift institution to a commercial bank. In addition, First Capital has increased its investment in mortgage loans in which it does not hold a first lien position. Commercial loans and second mortgage loans generally entail greater credit risk than residential mortgage loans secured by a first lien. As a result of changes in the loan portfolio composition, management assigned a risk factor of 1.30 for this component at December 31, 2014.

        Each of the four factors above was assigned an equal weight to arrive at an average for the overall qualitative factor of 1.18 at December 31, 2014. The effect of the overall qualitative factor was to increase the estimated allowance for loan losses by $520,000 at December 31, 2014.

        Management also adjusts the historical loss factors for loans classified as watch, special mention and substandard that are not individually evaluated for impairment. The adjustments consider the increased likelihood of loss on classified loans based on First Capital's separate historical loss experience for classified loans. The effect of these adjustments for classified loans was to increase the estimated allowance for loan losses by $664,000 at December 31, 2014.

        See Notes 1 and 4 in the accompanying Notes to Consolidated Financial Statements, which are incorporated herein by reference, for additional information regarding management's methodology for estimating the allowance for loan losses.

        The following table sets forth an analysis of First Harrison Bank's allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Allowance at beginning of period	$4,922	$4,736	$4,182	$4,473	$4,931
Provision for loan losses	190	725	1,525	1,825	2,037

	5,112	5,461	5,707	6,298	6,968

Recoveries:
Residential real estate	7	60	16	18	9
Commercial real estate and land	6	17	1	0	4
Commercial business	17	74	10	45	9
Consumer	324	202	200	248	214

Total recoveries	354	353	227	311	236

Charge-offs:
Residential real estate	140	353	418	819	620
Commercial real estate and land	0	92	108	396	1,326
Commercial business	6	20	17	333	29
Consumer	474	427	655	879	756

Total charge-offs	620	892	1,198	2,427	2,731

Net (charge-offs) recoveries	(266)	(539)	(971)	(2,116)	(2,495)

Balance at end of period	$4,846	$4,922	$4,736	$4,182	$4,473

Ratio of allowance to total loans outstanding at the end of the period	1.57%	1.64%	1.64%	1.47%	1.48%
Ratio of net charge-offs to average loans outstanding during the period	0.09%	0.19%	0.35%	0.72%	0.80%

Allowance for Loan Losses Analysis

        The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2014		2013		2012		2011		2010
	Amount	Percent of Outstanding Loans in Category	Amount	Percent of Outstanding Loans in Category	Amount	Percent of Outstanding Loans in Category	Amount	Percent of Outstanding Loans in Category	Amount	Percent of Outstanding Loans in Category
	(Dollars in thousands)
Residential real estate(1)	$669	37.97%	$874	40.45%	$922	41.78%	$861	44.70%	$1,045	45.81%
Commercial real estate and land loans(2)	1,702	29.44	1,436	29.48	1,381	28.22	1,362	23.99	1,106	23.00
Commercial business	1,480	9.17	1,446	7.31	1,223	6.43	1,160	7.27	1,251	7.25
Consumer	995	23.42	1,116	22.76	1,210	23.57	799	24.04	1,071	23.94

Total allowance for loan losses	$4,846	100.00%	$4,922	100.00%	$4,736	100.00%	$4,182	100.00%	$4,473	100.00%

(1)
Includes residential construction loans.

(2)
Includes commercial real estate construction loans.

Investment Activities

        Federally chartered savings institutions have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the applicable Federal Home Loan Bank, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, such savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally chartered savings institutions are otherwise authorized to make directly. Savings institutions are also required to maintain minimum levels of liquid assets that vary from time to time. First Harrison Bank may decide to increase its liquidity above the required levels depending upon the availability of funds and comparative yields on investments in relation to return on loans.

        First Harrison Bank is required under federal regulations to maintain a minimum amount of liquid assets and is also permitted to make certain other securities investments. The balance of First Harrison Bank's investments in short-term securities in excess of regulatory requirements reflects management's response to the significantly increasing percentage of deposits with short maturities. Management intends to hold securities with short maturities in First Harrison Bank's investment portfolio in order to enable First Harrison Bank to match more closely the interest-rate sensitivities of its assets and liabilities.

        First Harrison Bank periodically invests in mortgage-backed securities, including mortgage-backed securities guaranteed or insured by Ginnie Mae, Fannie Mae or Freddie Mac. Mortgage-backed securities generally increase the quality of First Harrison Bank's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of First Harrison Bank. Of First Harrison Bank's total mortgage-backed securities portfolio at December 31, 2014, securities with a market value of $238,000 have adjustable rates as of that date.

        First Harrison Bank also invests in collateralized mortgage obligations ("CMOs") issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as private issuers. CMOs are complex mortgage-backed securities that restructure the cash flows and risks of the underlying mortgage collateral.

        At December 31, 2014, neither First Capital nor First Harrison Bank had an investment in securities (other than United States Government and agency securities), which exceeded 10% of First Capital's consolidated stockholders' equity at that date.

        The following table sets forth the securities portfolio at the dates indicated.

	At December 31,
	2014				2013				2012
	Fair Value	Amortized Cost	Percent of Portfolio	Weighted Average Yield(1)	Fair Value	Amortized Cost	Percent of Portfolio	Weighted Average Yield(1)	Fair Value	Amortized Cost	Percent of Portfolio	Weighted Average Yield(1)
	(Dollars in thousands)
Securities Held to Maturity(2)
Mortgage-backed securities(3)	6	6	0.01	1.86%	9	9	0.01	1.63%	12	12	0.01	1.96%

	$6	$6	0.01%		$9	$9	0.01%		$12	$12	0.01%

Securities Available for Sale
Debt securities:
U.S. agency:
Due in one year or less	$0	$0	0.00%	0.00%	$0	$0	0.00%	0.00%	$0	$0	0.00%	0.00%
Due after one year through five years	9,626	9,629	9.73	0.98%	7,005	7,045	6.41	0.92%	7,509	7,445	6.19	1.27%
Due after five years through ten years	8,494	8,507	8.59	1.17%	16,460	16,857	15.33	1.41%	7,098	6,999	5.82	1.50%
Due after ten years through fifteen years	0	0	0.00	0.00%	7,449	7,692	7.00	1.73%	23,946	23,829	19.80	1.63%
Mortgage-backed securities and CMOs(3)	46,681	46,596	47.07	1.84%	38,610	38,894	35.38	1.85%	45,866	45,220	37.58	1.84%
Municipal:
Due in one year or less	121	120	0.12	5.40%	0	0	0.00	0.00%	507	505	0.42	5.51%
Due after one year through five years	6,160	6,049	6.11	3.15%	2,019	1,961	1.78	4.01%	1,074	1,018	0.85	5.55%
Due after five years through ten years	12,358	11,859	11.98	4.97%	14,065	13,841	12.59	4.83%	9,299	8,915	7.41	4.37%
Due after ten years	14,703	14,150	14.29	4.06%	19,956	20,398	18.55	4.40%	23,437	22,167	18.42	4.98%
Equity securities:
Mutual funds	2,083	2,083	2.10	N/A	3,198	3,238	2.95	N/A	4,237	4,213	3.50	N/A

	$100,226	$98,993	99.99%		$108,762	$109,926	99.99%		$122,973	$120,311	99.99%

(1)
Yields are calculated on a fully taxable equivalent basis using a marginal federal income tax rate of 34%. Weighted average yields are calculated using average prepayment rates for the most recent three-month period.

(2)
Securities held to maturity are carried at amortized cost.

(3)
The expected maturities of mortgage-backed securities and collateralized mortgage obligations (CMOs) may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

Deposit Activities and Other Sources of Funds

        General.    Deposits and loan repayments are the major source of First Harrison Bank's funds for lending and investment activities and for its general business purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Borrowing may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or may also be used on a longer-term basis for interest rate risk management.

        Deposit Accounts.    Deposits are attracted from within First Harrison Bank's primary market area through the offering of a broad selection of deposit instruments, including non-interest bearing checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, First Harrison Bank considers the rates offered by its competition, profitability to First Harrison Bank, matching deposit and loan products and its customer preferences and concerns. First Harrison Bank generally reviews its deposit mix and pricing weekly.

        The following table presents the maturity distributions of time deposits of $100,000 or more as of December 31, 2014.

Maturity Period	Amount at December 31, 2014
(Dollars in thousands)
Three months or less	$2,844
Over three through six months	4,704
Over six through 12 months	4,126
Over 12 months	9,948

Total	$21,622

        The following table sets forth the balances of deposits in the various types of accounts offered by First Harrison Bank at the dates indicated.

	At December 31,
	2014			2013			2012
	Amount	Percent of Total	Increase/ (Decrease)	Amount	Percent of Total	Increase/ (Decrease)	Amount	Percent of Total	Increase/ (Decrease)
	(Dollars in thousands)
Non-interest bearing demand	$73,042	17.70%	$16,606	$56,436	15.10%	$(279)	$56,715	14.76%	$9,402
NOW accounts	177,305	42.97	26,542	150,763	40.33	(3,850)	154,613	40.23	12,762
Savings accounts	77,823	18.86	9,855	67,968	18.18	7,016	60,952	15.86	12,849
Money market accounts	8,580	2.08	(2,741)	11,321	3.03	81	11,240	2.92	(3,270)
Fixed rate time deposits which mature:
Within one year	40,704	9.86	(1,477)	42,181	11.28	(11,192)	53,373	13.89	3,276
After one year, but within three years	26,329	6.38	(7,613)	33,942	9.08	(5,194)	39,136	10.18	(10,174)
After three years, but within five years	8,738	2.12	(2,373)	11,111	2.97	2,884	8,227	2.14	(4,850)
After five years	0	0.00	0	0	0.00	(5)	5	0.00	(33)
Club accounts	115	0.03	7	108	0.03	26	82	0.02	7

Total	$412,636	100.00%	$38,806	$373,830	100.00%	$(10,513)	$384,343	100.00%	$19,969

        The following table sets forth the amount and maturities of time deposits by rates at December 31, 2014.

	Amount Due
	Less Than One Year	1 - 3 Years	3 - 5 Years	After 5 Years	Total	Percent of Total
	(Dollars in thousands)
0.00% - 0.99%	$26,097	$21,282	$8,159	$0	$55,538	73.30%
1.00% - 1.99%	14,519	4,743	574	0	19,836	26.18
2.00% - 2.99%	88	297	0	0	385	0.51
3.00% - 3.99%	0	0	0	0	0	0.00
4.00% - 4.99%	0	7	5	0	12	0.01
5.00% - 5.99%	0	0	0	0	0	0.00
6.00% - 6.99%	0	0	0	0	0	0.00

Total	$40,704	$26,329	$8,738	$0	$75,771	100.00%

        Borrowings.    First Harrison Bank has at times relied upon advances from the Federal Home Loan Bank of Indianapolis to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the Federal Home Loan Bank of Indianapolis are secured by certain first mortgage loans and a mutual fund investment. First Harrison Bank also uses retail repurchase agreements as a source of borrowings.

        The Federal Home Loan Bank functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member, First Harrison Bank is required to own capital stock in the Federal Home Loan Bank and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally a mutual fund investment held by First Harrison Bank) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the Federal Home Loan Bank's assessment of the institution's creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 20% of a member's assets, and short-term borrowing of less than one year may not exceed 10% of the institution's assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

        The following table sets forth certain information regarding First Harrison Bank's use of Federal Home Loan Bank advances.

	At or For the Years Ended December 31,
	2014	2013	2012
	(Dollars in thousands)
Maximum balance at any month end	$6,500	$5,500	$10,925
Average balance	1,137	4,135	10,287
Period end balance	0	5,500	5,100
Weighted average interest rate:
At end of period	0.00%	0.50%	3.63%
During the period	0.44%	3.65%	3.75%

        The following table sets forth certain information regarding First Harrison Bank's use of retail repurchase agreements.

	At or For the Years Ended December 31,
	2014	2013	2012
	(Dollars in thousands)
Maximum balance at any month end	$10,617	$13,041	$14,092
Average balance	4,601	11,015	10,074
Period end balance	0	9,310	14,092
Weighted average interest rate:
At end of period	0.00%	0.26%	0.25%
During the period	0.26%	0.25%	0.38%

Subsidiary Activities

        First Harrison Bank is a subsidiary and is wholly-owned by First Capital. First Harrison Investments, Inc. and First Harrison Holdings, Inc. are wholly-owned Nevada corporate subsidiaries of First Harrison Bank that jointly own First Harrison, LLC, a Nevada limited liability corporation that holds and manages an investment securities portfolio. First Harrison REIT, Inc. is a wholly-owned subsidiary of First Harrison Holdings, Inc., incorporated to hold a portion of First Harrison Bank's real estate mortgage loan portfolio. On September 23, 2014, First Capital formed FHB Risk Mitigation Services, Inc. ("Captive"). The Captive is a wholly-owned insurance subsidiary of First Capital that will provide property and casualty insurance coverage to First Capital, First Harrison Bank and all subsidiaries and reinsurance to five other third party insurance captives for which insurance may not be currently available or economically feasible in today's insurance marketplace.

Regulation and Supervision

        As a savings and loan holding company, First Capital is required by federal law to report to, and otherwise comply with the rules and regulations of, the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"). First Harrison Bank, an insured federal savings association, is subject to extensive regulation, examination and supervision by the OCC, as its primary federal regulator, and the FDIC, as the deposit insurer.

        First Harrison Bank is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the FDIC. First Harrison Bank must file reports with the OCC and the FDIC concerning its activities and financial condition and obtain regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The OCC and/or the FDIC conduct periodic examinations to test First Harrison Bank's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OCC, the FDIC or Congress, could have a material adverse impact on First Capital, First Harrison Bank and their operations.

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") made extensive changes to the regulation of First Harrison Bank. Under the Dodd-Frank Act, the Office of Thrift Supervision (the "OTS") was eliminated and responsibility for the supervision and regulation of federal savings associations such as First Harrison Bank was transferred to the OCC on

July 21, 2011. The OCC is the agency that is primarily responsible for the regulation and supervision of national banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as First Harrison Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.

        Certain regulatory requirements applicable to First Harrison Bank and to First Capital are referred to below or elsewhere herein. The summary of statutory provisions and regulations applicable to savings associations and their holding companies set forth below and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on First Harrison Bank and First Capital and is qualified in its entirety by reference to the actual laws and regulations.

BASEL III Capital Rules

        In July 2013, the federal banking agencies published the Basel III Capital Rules establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee's December 2010 framework known as "Basel III" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to savings and loan holding companies and depository institutions, including First Capital and First Harrison Bank, compared to the former U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies' rules. The Basel III Capital Rules became effective on January 1, 2015 (subject to a phase-in period).

        The Basel III Capital Rules, among other things:

  •
  introduce a new capital measure called "Common Equity Tier 1" ("CET1");

  •
  specify that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements;

  •
  define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and

  •
  expand the scope of the deductions/adjustments as compared to existing regulations.

        When fully phased in on January 1, 2019, the Basel III Capital Rules will require First Capital and First Harrison Bank to maintain:

  •
  a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation);

  •
  a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation);

  •
  a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and

  •
  a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets (as compared to a current minimum leverage ratio of 3% for banking organizations that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority's risk-adjusted measure for market risk).

        The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        Under the Basel III Capital Rules, the initial minimum capital ratios as of January 1, 2015 are as follows:

  •
  4.5% CET1 to risk-weighted assets;

  •
  6.0% Tier 1 capital to risk-weighted assets;

  •
  8.0% Total capital to risk-weighted assets.

        The Basel III Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Under the former capital standards, the effects of accumulated other comprehensive income items included in capital were excluded for the purposes of determining regulatory capital ratios. Under the Basel III Capital Rules, the effects of certain accumulated other comprehensive items are not excluded; however, non-advanced approaches banking organizations, including First Capital, may make a one-time permanent election to continue to exclude these items. First Capital and First Harrison Bank made this election in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of First Capital's available-for-sale securities portfolio. The Basel III Capital Rules also preclude certain hybrid securities, such as trust preferred securities, as Tier 1 capital of bank holding companies, subject to phase-out. First Capital has no trust preferred securities.

        Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased-in over a four-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

        The Basel III Capital Rules prescribe a standardized approach for risk weightings that expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories. Specifics changes from the former capital rules impacting First Capital's determination of risk-weighted assets include, among other things:

  •
  Applying a 150% risk weight instead of a 100% risk weight for certain high volatility commercial real estate acquisition, development and construction loans;

  •
  Assigning a 150% risk weight to exposures (other than residential mortgage exposures) that are 90 days past due;

  •
  Providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%); and

  •
  Providing for a risk weight, generally not less than 20% with certain exceptions, for securities lending transactions based on the risk weight category of the underlying collateral securing the transaction.

        Management believes that, as of December 31, 2014, First Capital and First Harrison Bank would meet all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if such requirements were currently in effect.

Holding Company Regulation

        General.    First Capital is a unitary savings and loan holding company within the meaning of federal law. As such, First Capital is registered with the Federal Reserve Board and subject to Federal Reserve Board regulations, examination, supervision and reporting requirements. In addition, the Federal Reserve board has enforcement authorities over First Capital and its non-savings association subsidiaries. Among other things, that authority permits the Federal Reserve Board to restrict or prohibit activities that it determines to be a serious risk to the subsidiary savings association.

        Activities Restrictions.    Pursuant to federal law and regulations and policy, a savings and loan holding company such as First Capital may generally engage in the activities permitted for financial holding companies under Section 4(k) of First Harrison Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.

        Federal law prohibits a savings and loan holding company from, directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association or savings and loan holding company, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings association, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those authorized by federal law, or from acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board considers, among other things, factors such as the financial and managerial resources and future prospects of First Capital and institution involved, the effect of the acquisition on the risk to the deposit insurance fund, the convenience and needs of the community and competitive effects.

        The Federal Reserve Board may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

        Source of Strength.    The Dodd-Frank Act also extends the "source of strength" doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support to their subsidiary depository institutions in times of financial stress.

        Dividends.    First Harrison Bank must notify the Federal Reserve Board thirty (30) days before declaring any dividend to First Capital. The Federal Reserve's policy is that a bank holding company experiencing earnings weakness should not pay cash dividends exceeding its net income or which could only be funded in ways that weaken First Harrison Bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

        Acquisition of First Capital.    Under the Federal Change in Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect "control" of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of First Capital's outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of First Capital. A change in control definitively occurs upon the acquisition of 25% or more of First Capital's outstanding voting stock. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Banking Regulation

        Business Activities.    The activities of federal savings banks are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution's capital or assets.

        Capital Requirements.    The applicable capital regulations prior to January 1, 2015 required savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio.

        Prior to January 1, 2015, the risk-based capital standard for savings associations required the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, were multiplied by a risk-weight factor of 0% to 100%, assigned by the capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital was generally defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 Capital) included cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital could not exceed 100% of core capital.

        The OCC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution's capital level is or may become inadequate in light of the particular circumstances.

        Effective January 1, 2015 the new capital standards discussed under "BASEL III Capital Rules" above became effective.

        Prompt Corrective Regulatory Action.    The Federal Deposit Insurance Act, as amended ("FDIA"), requires among other things, the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDIA includes the following five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total risk-based capital ratio, the Tier 1 risk-based capital ratio, the common equity Tier 1 risk-based capital ratio, and the leverage ratio.

        A bank will be (i) "well capitalized" if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 risk-based capital ratio of 6.5% or greater, and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if the institution has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a common equity Tier 1 risk-based capital ratio of 4.5% or greater, and a leverage ratio of 4.0% or greater and is not "well capitalized"; (iii) "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 risk-based capital ratio of less than 4.5%, or a leverage ratio of less than 4.0%; (iv) "significantly undercapitalized" if the institution has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%; and (v) "critically undercapitalized" if the institution's tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. A bank's capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

        The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be "undercapitalized." "Undercapitalized" institutions are subject to growth limitations and are required to submit a capital restoration plan. The agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The bank holding company must also provide appropriate assurances of performance. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5.0% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized."

        "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

        The appropriate federal banking agency may, under certain circumstances, reclassify a well-capitalized insured depository institution as adequately capitalized. The FDIA provides that an institution may be reclassified if the appropriate federal banking agency determines (after notice and opportunity for hearing) that the institution is in an unsafe or unsound condition or deems the institution to be engaging in an unsafe or unsound practice.

        The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than the capital levels of the institution.

        First Capital believes that, as of December 31, 2014, First Harrison Bank was "well capitalized" based on the aforementioned ratios.

        Insurance of Deposit Accounts.    First Harrison Bank's deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Deposit insurance per account owner is currently $250,000. Under the Federal Deposit Insurance Corporation's risk-based assessment system, insured institutions are assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution's assessment rate depends upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower assessments. The FDIC may adjust the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment. No institution may pay a dividend if in default of the federal deposit insurance assessment.

        The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution's total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

        The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Harrison Bank. Management cannot predict what insurance assessment rates will be in the future.

        Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing by the FDIC or the OCC. The management of First Harrison Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

        Loans to One Borrower.    Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

        Qualified Thrift Lender (QTL) Test.    Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.

        A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and the Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. As of December 31, 2014, First Harrison Bank maintained 72% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

        Limitation on Capital Distributions.    Federal regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the OCC is required before any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OCC regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OCC. If an application is not required, the institution must still provide 30 days prior written notice to Federal Reserve Board of the capital distribution if, like First Harrison Bank, it is a subsidiary of a holding company, as well as an informational notice filing to the OCC.

        If First Harrison Bank's capital fell below its regulatory requirements or the OCC notified it that it was in need of increased supervision, First Harrison Bank's ability to make capital distributions could be restricted. In addition, the OCC could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OCC determines that such distribution would constitute an unsafe or unsound practice.

        Standards for Safety and Soundness.    The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OCC determines that a savings association fails to meet any standard prescribed by the guidelines, the OCC may require the institution to submit an acceptable plan to achieve compliance with the standard.

        Community Reinvestment Act.    All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution's failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. First Harrison Bank received a "satisfactory" Community Reinvestment Act rating in its most recently completed examination.

        Transactions with Related Parties.    First Harrison Bank's authority to engage in transactions with "affiliates" (e.g., any entity that controls or is under common control with First Harrison Bank, including First Capital and its other subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

        The Sarbanes-Oxley Act of 2002 generally prohibits loans by First Capital to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, First Harrison Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that First Harrison Bank may make to insiders based, in part, on First Harrison Bank's capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

        Enforcement.    The OCC has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Director of the OCC that enforcement action to be taken with respect to a particular savings association. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

        Assessments.    Savings associations were previously required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computer based upon the savings association's (including consolidated subsidiaries) total assets, condition and complexity of portfolio. The OCC assessments paid by First Harrison Bank for the year ended December 31, 2014 totaled $128,000.

Federal Home Loan Bank System

        First Harrison Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. First Harrison Bank, as a member of the Federal Home Loan Bank, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. First Harrison Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2014 of $2.2 million.

        The Federal Home Loan Banks have been required to provide funds for the resolution of insolvent thrifts in the late 1980s and contribute funds for affordable housing programs. These and similar requirements, or general economic conditions, could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, First Harrison Bank's net interest income would likely also be reduced.

Federal Reserve System

        The Federal Reserve Board regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $89.0 million; a 10% reserve ratio is applied above $89.0 million. The first $13.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually and, for 2015, require a 3% ratio for up to $103.6 million and an exemption of $14.5 million. First Harrison Bank complies with the foregoing requirements. In October 2008, the Federal Reserve Board began paying interest on certain reserve balances.

Other Regulations

        First Harrison Bank's operations are also subject to federal laws applicable to credit transactions, including the:

  •
  Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

  •
  Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

  •
  Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

  •
  Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

  •
  Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

  •
  Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

        The operations of First Harrison Bank also are subject to laws such as the:

  •
  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

  •
  Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

  •
  Check Clearing for the 21st Century Act (also known as "Check 21"), which gives "substitute checks," such as digital check images and copies made from that image, the same legal standing as the original paper check.

Employees

        As of December 31, 2014, First Harrison had 122 full-time employees and 28 part-time employees. A collective bargaining unit does not represent the employees and First Harrison considers its relationship with its employees to be good.

Properties

        The following table sets forth certain information regarding First Harrison Bank's offices as of December 31, 2014.

Location	Year Opened	Net Book Value(1)	Owned/ Leased		Approximate Square Footage
		(Dollars in thousands)
Main Office:
220 Federal Drive, N.W. Corydon, Indiana 47112	1997	$1,484	Owned		12,000
Branch Offices:
391 Old Capital Plaza, N.E. Corydon, Indiana 47112	1997	10	Leased	(2)	425
8095 State Highway 135, N.W. New Salisbury, Indiana 47161	1999	550	Owned		3,500
710 Main Street Palmyra, Indiana 47164	1991	944	Owned		6,000
9849 Highway 150 Greenville, Indiana 47124	1986	168	Owned		2,484
5100 State Road 64 (Edwardsville Branch) Georgetown, Indiana 47122	2008	1,227	Owned		4,988
4303 Charlestown Crossing New Albany, Indiana 47150	1999	707	Owned		3,500
3131 Grant Line Road New Albany, Indiana 47150	2003	1,606	Owned		12,200
5609 Williamsburg Station Road Floyds Knobs, Indiana 47119	2003	545	Owned		4,160
2744 Allison Lane Jeffersonville, Indiana 47130	2003	1,107	Owned		4,090
1312 S. Jackson Street Salem, Indiana 47167	2007	887	Owned		3,400
2420 Barron Avenue NE Lanesville, Indiana 47136	2010	810	Owned		1,450

(1)
Represents the net value of land, buildings, furniture, fixtures and equipment owned by First Harrison Bank.

(2)
Lease expires in April 2020.

Legal Proceedings

        At December 31, 2014, neither First Capital nor First Harrison Bank was involved in any pending legal proceedings believed by management to be material to First Capital's financial condition or results of operations. From time to time, First Harrison Bank is involved in legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to First Capital's financial condition, results of operations or cash flows.

MARKET FOR FIRST CAPITAL COMMON EQUITY, RELATED SHAREHOLDER MATTERS AND
ISSUER PURCHASES OF SECURITIES

        The common shares of the Company are traded on the NASDAQ Capital Market under the symbol "FCAP." As of December 31, 2014, the Company had 1,146 stockholders of record and 2,740,502 common shares outstanding. This does not reflect the number of persons whose shares are in nominee or "street" name accounts through brokers. See Note 18 in the accompanying Notes to Consolidated Financial Statements for information regarding dividend restrictions applicable to the Company, which is incorporated herein by reference.

        The following table lists quarterly market price and dividend information per common share for the years ended December 31, 2014 and 2013 as reported by NASDAQ.

	High Sale	Low Sale	Dividends	Market price end of period
2014:
First Quarter	$21.50	$20.20	$0.21	$20.60
Second Quarter	21.20	20.00	0.21	21.11
Third Quarter	23.50	20.55	0.21	23.45
Fourth Quarter	24.77	23.00	0.21	24.34
2013:
First Quarter	$20.50	$19.31	$0.20	$20.37
Second Quarter	20.60	19.40	0.20	20.57
Third Quarter	21.86	19.75	0.20	21.34
Fourth Quarter	21.96	19.40	0.20	21.26

Purchases of Equity Securities

        On August 19, 2008, the board of directors authorized the repurchase of up to 240,467 shares of the Company's outstanding common stock. The stock repurchase program will expire upon the purchase of the maximum number of shares authorized under the program, unless the board of directors terminates the program earlier. There were no shares purchased under the stock repurchase program during the quarter ended December 31, 2014. The maximum number of shares that may yet be purchased under the plan is 145,087.

Equity Compensation Plan Information as of December 31, 2014

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	N/A	223,000
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	223,000

        The Company does not maintain any equity compensation plans that have not been approved by security holders.

 SECURITIES OWNERSHIP OF FIRST CAPITAL'S COMMON STOCK

        First Capital does not know of any beneficial owners of more than 5% of the Company's outstanding common stock. The following table provides information as of September 4, 2015 about the shares of First Capital common stock that may be considered to be beneficially owned by each director, each nominee for director, by each named executive officer and by all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown and none of the named individuals has pledged his or her shares.

Name	Number of Shares Owned	Percent of Common Stock Outstanding(1)
Christopher L. Byrd	2,713	*
Kathryn W. Ernstberger	1,050	*
Michael C. Frederick	5,488	*
William W. Harrod	12,178	*
Dana Huber	4,200	*
Pamela G. Kraft	1,400	*
William I. Orwick, Sr.	3,000	*
Kenneth R. Saulman	12,863	*
Mark D. Shireman	49,261	1.79%
Michael L. Shireman	20,382	*
Dennis Thomas	8,079	*
Gerald L. Uhl	43,304	1.57%
Samuel E. Uhl	37,945	1.38%
Carolyn E. Wallace	900	*

All directors and executive officers as a group (14 persons)	202,764	7.35%

*
Less than 1.0%.

(1)
Based on 2,758,586 shares of Company common stock outstanding and entitled to vote as of September 4, 2015.

 FIRST CAPITAL—MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        As the holding company for First Harrison Bank, First Capital conducts its business primarily through First Harrison Bank. First Harrison Bank's results of operations depend primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting primarily of deposits, retail repurchase agreements and borrowings from the Federal Home Loan Bank of Indianapolis. First Harrison Bank's net income is also affected by, among other things, fee income, provisions for loan losses, operating expenses and income tax provisions. First Harrison Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the intended actions of the regulatory authorities.

        Management uses various indicators to evaluate First Capital's financial condition and results of operations, almost all of which show positive trends and improvement, including the following:

  •
  Net income and earnings per share—Net income attributable to First Capital was $5.6 million, or $2.03 per share for 2014 compared to $5.1 million, or $1.82 per share for 2013.

  •
  Return on average assets and return on average equity—Return on average assets for 2014 was 1.22% compared to 1.11% for 2013, and return on average equity for 2014 was 10.09% compared to 9.56% for 2013.

  •
  Efficiency ratio—First Capital's efficiency ratio (defined as noninterest expenses divided by net interest income plus noninterest income) was 63.5% for 2014 compared to 62.3% for 2013. This increase was due in part to an increase in personnel as First Harrison Bank increased staff in residential mortgage and commercial lending.

  •
  Asset quality—Net loan charge-offs decreased from $539,000 for 2013 to $266,000 for 2014. In addition, total nonperforming assets (consisting of nonperforming loans and foreclosed real estate) decreased from $6.0 million, or 1.34% of total assets at December 31, 2013 to $3.3 million, or 0.70% of total assets at December 31, 2014. The allowance for loan losses was 1.57% of total loans and 150.31% of nonperforming loans at December 31, 2014 compared to 1.64% of total loans and 89.72% at December 31, 2013.

  •
  Shareholder return—Total shareholder return, including the increase in First Capital's stock price from $21.26 at December 31, 2013 to $24.34 at December 31, 2014 and dividends of $0.84 per share, was 18.4% for 2014.

        Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of First Capital and First Harrison Bank. The information contained in this section should be read in conjunction with the consolidated financial statements of First Capital and the notes to consolidated financial statements accompanying this joint proxy statement/prospectus.

Operating Strategy

        First Capital is the parent company of an independent community-oriented financial institution that delivers quality customer service and offers a wide range of deposit, loan and investment products to its customers. The commitment to customer needs, the focus on providing consistent customer service, and community service and support are the keys to First Harrison Bank's past and future success. First Capital has no other material income other than that generated by First Harrison Bank and its subsidiaries.

        First Harrison Bank's primary business strategy is attracting deposits from the general public and using those funds to originate residential mortgage loans, multi-family residential loans, commercial real estate and business loans and consumer loans. First Harrison Bank invests excess liquidity primarily in interest-bearing deposits with the Federal Home Loan Bank of Indianapolis and other financial institutions, federal funds sold, U.S. government and agency securities, local municipal obligations and mortgage-backed securities.

        In recent years, First Capital's operating strategy has also included strategies designed to enhance profitability by increasing sources of noninterest income and improving operating efficiency while managing its capital and limiting its credit risk and interest rate risk exposures. To accomplish these objectives, First Capital has focused on the following:

  •
  Monitoring asset quality and credit risk in the loan and investment portfolios, with an emphasis on reducing nonperforming assets and originating high-quality commercial and consumer loans.

  •
  Being active in the local community, particularly through efforts with local schools, to uphold First Capital's high standing in the community and marketing to next generation of customers.

  •
  Improving profitability by expanding product offerings to customers and investing in technology to increase the productivity and efficiency of First Capital staff.

  •
  Continuing to emphasize commercial real estate and other commercial business lending as well as consumer lending. First Harrison Bank will also continue to focus on increasing secondary market lending as a source of noninterest income.

  •
  Growing commercial and personal demand deposit accounts which provide a low-cost funding source.

  •
  Evaluating vendor contracts for potential cost savings and efficiencies.

  •
  Continuing First Capital's capital management strategy to enhance shareholder value through the repurchase of First Capital common stock and the payment of dividends.

  •
  Evaluating growth opportunities to expand First Harrison Bank's market area and market share through acquisitions of other financial institutions or branches of other institutions.

  •
  Ensuring that First Capital attracts and retains talented personnel and that an optimal level of performance and customer service is promoted at all levels of First Capital.

Critical Accounting Policies and Estimates

        The accounting and reporting policies of First Capital comply with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions, which are integral to understanding reported results. Critical accounting policies are those policies that require management to make assumptions about matters that are highly uncertain at the time an accounting estimate is made; and different estimates that First Capital reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on First Capital's financial condition, changes in financial condition or results of operations. Most accounting policies are not considered by management to be critical accounting policies. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under generally accepted accounting principles.

        Significant accounting policies, including the impact of recent accounting pronouncements, are discussed in Note 1 of the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference. Those policies considered to be critical accounting policies are described below.

        Allowances for Loan Losses.    The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the OCC, as an integral part of its examination process, periodically reviews First Capital's allowance for loan losses and may require First Capital to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. Note 1 and Note 4 of the accompanying Notes to Consolidated Financial Statements, which are incorporated herein by reference, describe the methodology used to determine the allowance for loan losses as well as changes to the methodology for determining the allowance for loan losses during the year ended December 31, 2014.

        Valuation Methodologies.    In the ordinary course of business, management applies various valuation methodologies to assets and liabilities that often involve a significant degree of judgment, particularly when active markets do not exist for the items being valued. Generally, in evaluating various assets for potential impairment, management compares the fair value to the carrying value. Quoted market prices are referred to when estimating fair values for certain assets, such as certain investment securities. For investment securities for which quoted market prices are not available, First Capital obtains fair value measurements from an independent pricing service. However, for those items for which market-based prices do not exist and an independent pricing service is not readily available, management utilizes significant estimates and assumptions to value such items. Examples of these items include goodwill and other intangible assets, foreclosed and other repossessed assets, impaired loans, stock-based compensation and certain other financial investments. The use of different assumptions could produce significantly different results, which could have material positive or negative effects on First Capital's results of operations. Note 20 and Note 21 of the accompanying Notes to Consolidated Financial Statements, which are incorporated herein by reference, describe the methodologies used to determine the fair value of investment securities, impaired loans, foreclosed real estate and other assets. There were no changes in the valuation techniques and related inputs used during the year ended December 31, 2014.

Results of Operations for the Six Months and Three Months Ended June 30, 2015

        Net income for the six-month periods ended June 30, 2015 and 2014.    Net income attributable to First Capital was $2.7 million ($0.98 per share) for the six months ended June 30, 2015 compared to $2.8 million ($1.02 per share) for the same time period in 2014. The decrease is primarily due to an increase in noninterest expense partially offset by an increase in noninterest income.

        Net income for the three-month periods ended June 30, 2015 and 2014.    Net income attributable to First Capital was $1.2 million ($0.45 per share) for the three months ended June 30, 2015 compared to $1.5 million ($0.55 per share) for the three months ended June 30, 2014. The decrease is primarily due to an increase in noninterest expense and a decrease in noninterest income.

        Net interest income for the six-month periods ended June 30, 2015 and 2014.    Net interest income decreased $1,000 for the six months ended June 30, 2015 compared to the same period in 2014 primarily due to a decrease in the interest rate spread offset by an increase in the ratio of average interest-earning assets to average interest-bearing liabilities. Total interest income decreased $114,000 for the six months ended June 30, 2015 compared to the same period in 2014. For the six months ended June 30, 2015, the average balance of interest-earning assets and their tax-equivalent yield were $439.8 million and 4.26%, respectively. During the same period in 2014, the average balance of those assets was $424.8 million and the tax-equivalent yield was 4.47%. The decrease in the tax-equivalent yield was due to a decrease in yields across all asset types because the Federal Open Market Committee (FOMC) has kept interest rates near historic low levels.

        The increase in the average balance of interest-earning assets was primarily due to increases in average balances of federal funds sold and loans receivable, which increased $16.7 million and $5.5 million, respectively, when comparing the two periods. This was partially offset by a decrease of $11.6 million in the average balance of investment securities when comparing the same two periods.

        Total interest expense decreased $113,000 for the six months ended June 30, 2015 compared to the same period in 2014. The average rate paid on interest-bearing liabilities decreased from 0.35% for the six months ended June 30, 2014 to 0.28% for the same period in 2015. The average balance of interest-bearing liabilities increased from $338.9 million for 2014 to $342.9 million for 2015 primarily due to an increase of $14.8 million in the average balance of interest-bearing deposits partially offset by a $10.8 million decrease in the average balance of borrowed funds. As a result, the tax-equivalent interest rate spread decreased from 4.12% for the six-month period ended June 30, 2014 to 3.98% for the same period in 2015. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 125.4% for 2014 to 128.3% for 2015.

        Net interest income for the three-month periods ended June 30, 2015 and 2014.    Net interest income decreased $50,000 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014 primarily due to a decrease in the interest rate spread. Total interest income decreased $108,000 for the three months ended June 30, 2015 compared to the same period in 2014. For the three months ended June 30, 2015, the average balance of interest-earning assets and their tax-equivalent yield were $446.5 million and 4.22%, respectively. During the same period in 2014, the average balance of those assets was $429.4 million and the tax-equivalent yield was 4.49%. The decrease in yield was primarily due to the previously mentioned low rate environment and a change in asset mix. The average balance of federal funds sold increased $23.1 million while the average balance of investment securities decreased $10.9 million when comparing the two periods.

        Total interest expense decreased $58,000 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014. The average balance of interest-bearing liabilities increased from $342.2 million to $348.4 million when comparing the two periods and the average rate paid on those liabilities decreased from 0.35% for the three months ended June 30, 2014 to 0.28% for the same period in 2015. As a result, the tax-equivalent interest rate spread decreased from 4.14% for the three months ended June 30, 2014 to 3.94% for the three months ended June 30, 2015. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 125.5% for 2014 to 128.2% for 2015.

        Provision for loan losses.    The provision for loan losses decreased from $115,000 for the six-month period ended June 30, 2014 to $50,000 for the same period in 2015 and from $90,000 for the three months ended June 30, 2014 to $50,000 for the three months ended June 30, 2015. The reduction in the provision was based on management's analysis of the allowance for loan losses and a general improvement in First Harrison Bank's loan portfolio evidenced by a decrease in nonperforming loans from $3.2 million at December 31, 2014 to $1.7 million at June 30, 2015. First Harrison Bank recognized net charge-offs of $1.3 million for the six months ended June 30, 2015 compared to a net recovery $29,000 during the same period in 2014. The net charge-offs recognized in 2015 primarily related to a $1.2 million charge-off on a commercial loan that had been fully reserved for in prior periods.

        Provisions for loan losses are charges to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable known and inherent loan losses based on management's evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans and economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond the First Harrison Bank's control. While First Harrison Bank maintains the allowance for loan losses at a level that it considers adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts.

        The methodology used in determining the allowance for loan losses includes segmenting the loan portfolio by identifying risk characteristics common to groups of loans, determining and measuring impairment of individual loans based on the present value of expected future cash flows or the fair value of collateral, and determining and measuring impairment for groups of loans with similar characteristics by applying loss factors that consider the qualitative factors which may affect the loss rates.

        The allowance for loan losses was $3.6 million at June 30, 2015 and $4.8 million at December 31, 2014. Management has deemed these amounts as adequate at each date based on its best estimate of probable known and inherent loan losses at each date. As previously mentioned, at June 30, 2015, nonperforming loans amounted to $1.7 million compared to $3.2 million at December 31, 2014. Included in nonperforming loans at June 30, 2015 are loans 90 days or more past due and still accruing interest of $54,000. These loans are accruing interest because the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery. At June 30, 2015 and December 31, 2014, nonaccrual loans amounted to $1.6 million and $3.1 million, respectively.

        Noninterest income for the six-month periods ended June 30, 2015 and 2014.    Noninterest income for the six months ended June 30, 2015 increased $312,000 compared to the six months ended June 30, 2014. The increase was primarily due to increases in gains on the sale of loans and other income of $167,000 and $106,000, respectively, when comparing the two periods. The increase in the gains on the sale of loans is primarily due to an increase in First Harrison Bank's sales activity of commercial Small Business Administration loans during 2015. The increase in other income was primarily due to a gain on life insurance of $110,000 recognized during the quarter ended March 31, 2015.

        Noninterest income for the three-month periods ended June 30, 2015 and 2014.    Noninterest income for the quarter ended June 30, 2015 decreased $73,000 to $1.2 million compared to $1.3 million for the quarter ended June 30, 2014. The decrease was primarily due to decreases in commission income, gain on the sale of loans and gains on the sale of securities.

        Noninterest expense for the six-month periods ended June 30, 2015 and 2014.    Noninterest expense for the six months ended June 30, 2015 increased $792,000 compared to the same period in 2014 primarily due to increases in compensation and benefits expense and professional fees.

        Compensation and benefits expense increased $310,000 when comparing the two periods, primarily due to the addition of staff in the commercial and residential lending areas as well as normal increases in salaries and benefits. Professional fees increased $283,000 primarily due to fees totaling $267,000 associated with the previously announced agreement to acquire Peoples (see Note 2 to the consolidated financial statements).

        Noninterest expense for the three-month periods ended June 30, 2015 and 2014.    Noninterest expense for the quarter ended June 30, 2015 increased $412,000 compared to the quarter ended June 30, 2014. Professional fees and salaries and benefits expense increased $227,000 and $135,000, respectively, when comparing the two periods.

        Income tax expense.    Income tax expense for the six-month period ended June 30, 2015 was $1.0 million, for an effective tax rate of 26.1%, compared to $1.3 million, for an effective tax rate of 30.7%, for the same period in 2014. For the three-month period ended June 30, 2015, income tax expense and the effective tax rate were $487,000 and 28.3%, respectively, compared to $692,000 and 31.3%, respectively, for the same period in 2014. The decrease in effective tax rates is primarily due to the tax effect of the Company's formation of a captive insurance subsidiary in September 2014.

Results of Operations for the Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

        Net Income.    Net income attributable to First Capital was $5.6 million ($2.03 per share diluted; weighted average common shares outstanding of 2,755,588, as adjusted) for the year ended December 31, 2014 compared to $5.1 million ($1.82 per share diluted; weighted average common shares outstanding of 2,784,690, as adjusted) for the year ended December 31, 2013.

        Net Interest Income.    Net interest income increased $497,000, or 3.0%, from $16.8 million for 2013 to $17.3 million for 2014 primarily due to an increase in the interest rate spread, the difference between the average tax-equivalent yield on interest-earning assets and the average cost of interest-bearing liabilities.

        Total interest income decreased $12,000 for 2014 as compared to 2013. This decrease was primarily a result of the average tax-equivalent yield on interest-earning assets decreasing from 4.46% for 2013 to 4.40% for 2014 partially offset by an increase in the average balance of interest-earning assets from $426.6 million for 2013 to $432.6 million for 2014. Interest on loans increased $104,000 as a result of the average balance of loans increasing from $288.9 million for 2013 to $301.4 million for 2014 partially offset by the average tax-equivalent yield on loans decreasing from 5.50% for 2013 to 5.32% for 2014. Interest on investment securities (including Federal Home Loan Bank stock) decreased $149,000 for 2014 compared to 2013 due to a decrease in the average balance of investment securities from $116.5 million for 2013 to $108.0 million for 2014 partially offset by an increase in the average tax-equivalent yield of investment securities from 2.64% for 2013 to 2.69% for 2014. Management continued to focus loan origination efforts on commercial and consumer loans during 2014. Market interest rates remained at near historic lows throughout 2014, so as loans and investment securities mature or pay down they are replaced with lower yielding new loan originations and investment purchases. The slight increase in the average tax-equivalent yield on investment securities for 2014 is primarily due to an increase in First Capital's holding of mortgage-backed securities and a decrease in government agency bonds as mortgage-backed securities generally offer a higher yield.

        Total interest expense decreased $509,000, from $1.7 million for 2013 to $1.1 million for 2014, due to decreases in the average cost of funds from 0.48% for 2013 to 0.34% for 2014 and in the average balance of interest-bearing liabilities from $342.9 million for 2013 to $338.9 million for 2014. Interest expense on deposits decreased 23.5% from $1.5 million for 2013 to $1.1 million for 2014 as a result of a decrease in the average cost of interest-bearing deposits, which decreased from 0.45% for 2013 to

0.34% for 2014 partially offset by an increase in the average balance of interest-bearing deposits from $327.7 million for 2013 to $333.2 million for 2014. Interest expense on Federal Home Loan Bank advances decreased 96.7% from $151,000 for 2013 to $5,000 for 2014. The average cost of Federal Home Loan Bank advances decreased from 3.65% for 2013 to 0.44% for 2014, and the average balance of Federal Home Loan Bank advances decreased from $4.1 million for 2013 to $1.1 million for 2014. For further information, see "Average Balances and Yields" below. The changes in interest income and interest expense resulting from changes in volume and changes in rates for 2014 and 2013 are shown in the schedule captioned "Rate/Volume Analysis" included herein.

        Provision for Loan Losses.    The provision for loan losses was $190,000 for 2014 compared to $725,000 for 2013. The consistent application of management's allowance methodology resulted in a decrease in the provision for loan losses for 2014 compared to the prior year primarily due to a decrease in net charge-offs and a decrease in provisions for loan losses related to impaired loans. Net charge-offs decreased when comparing the two periods, from $539,000 for 2013 to $266,000 for 2014, and provisions for loan losses related to impaired loans decreased from $150,000 for 2013 to $49,000 for 2014. The provisions were recorded to bring the allowance to the level determined in applying the allowance methodology after reduction for net charge-offs during the year.

        Provisions for loan losses are charges to earnings to maintain the total allowance for loan losses at a level considered reasonable by management to provide for probable known and inherent loan losses based on management's evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans and economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond First Harrison Bank's control. While First Harrison Bank maintains the allowance for loan losses at a level that it considers adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts.

        Noninterest income.    Noninterest income increased $296,000 to $4.9 million for 2014 compared to $4.6 million for 2013. Commission income and other income increased by $191,000 and $145,000, respectively, when comparing the two periods. Commission income increased for 2014 compared to the prior year primarily due to an expansion of the products offered by First Harrison Bank's investment services division. The increase in other income was primarily due to a gain on life insurance of $129,000 recognized in 2014. These increases were partially offset by a $129,000 decrease in gains on the sale of loans primarily due to a decrease in loans sold during 2014 as a result of higher interest rates.

        Noninterest expense.    Noninterest expense increased $751,000, or 5.6%, to $14.1 million for 2014 compared to $13.3 million for 2013. The increase was primarily due to an increase of $518,000 in compensation and benefits expenses. This increase was primarily due to normal increases in salaries and benefits and the addition of staff in the commercial and residential lending areas. Data processing expenses also increased $133,000 when comparing the two periods primarily due to higher costs associated with alternative customer delivery channels and in increase in ATM processing fees.

        Income tax expense.    First Capital recognized income tax expense of $2.3 million for both 2014 and 2013. The effective tax rate decreased from 30.7% for 2013 to 29.2% for 2014 primarily due to an increase in tax exempt income as a percentage of total income.

        Average Balances and Yields.    The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earnings assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average historical cost balances of assets or liabilities, respectively, for the periods presented and do not give effect to changes in fair value that are included as a separate component of stockholders' equity. Average balances are derived from daily balances. Tax-exempt income on loans and investment securities has been adjusted to a tax equivalent basis using the federal marginal tax rate of 34%.

	Year Ended December 31,
	2014			2013			2012
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans(1)(2):
Taxable(3)	$296,560	$15,741	5.31%	$286,514	$15,748	5.50%	$278,874	$15,916	5.71%
Tax-exempt	4,875	296	6.07%	2,382	129	5.42%	2,501	135	5.40%

Total loans	301,435	16,037	5.32%	288,896	15,877	5.50%	281,375	16,051	5.70%

Investment securities:
Taxable(3)	76,136	1,299	1.71%	83,876	1,392	1.66%	92,980	1,771	1.90%
Tax-exempt	31,872	1,603	5.03%	32,654	1,689	5.17%	25,417	1,464	5.76%

Total investment securities	108,008	2,902	2.69%	116,530	3,081	2.64%	118,397	3,235	2.73%

Federal funds sold and interest-bearing deposits with banks	23,155	105	0.45%	21,198	72	0.34%	21,998	58	0.26%

Total interest-earning assets	432,598	19,044	4.40%	426,624	19,030	4.46%	421,770	19,344	4.59%

Noninterest-earning assets	26,370			28,959			31,953

Total assets	$458,968			$455,583			$453,723

Interest-bearing liabilities:
Interest-bearing demand deposits	$178,632	$403	0.23%	$168,774	$412	0.24%	$156,704	$487	0.31%
Savings accounts	73,670	73	0.10%	65,587	65	0.10%	55,369	61	0.11%
Time deposits	80,890	651	0.80%	93,375	997	1.07%	106,625	1,493	1.40%

Total deposits	333,192	1,127	0.34%	327,736	1,474	0.45%	318,698	2,041	0.64%

Retail repurchase agreements	4,601	12	0.26%	11,015	28	0.25%	10,074	38	0.38%
FHLB advances	1,137	5	0.44%	4,135	151	3.65%	10,287	386	3.75%

Total interest-bearing liabilities	338,930	1,144	0.34%	342,886	1,653	0.48%	339,059	2,465	0.73%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	64,344			58,167			60,509
Other liabilities	262			1,462			2,169

Total liabilities	403,536			402,515			401,737
Stockholders' equity	55,432			53,068			51,986

Total liabilities and stockholders' equity(4)	$458,968			$455,583			$453,723

Net interest income		$17,900			$17,377			$16,879

Interest rate spread			4.06%			3.98%			3.86%

Net interest margin			4.14%			4.07%			4.00%

Ratio of average interest-earning assets to average interest-bearing liabilities			127.64%			124.42%			124.39%

(1)
Interest income on loans includes fee income of $707,000, $754,000 and $654,000 for the years ended December 31, 2014, 2013, and 2012, respectively.

(2)
Average loan balances include loans held for sale and nonperforming loans.

(3)
Includes taxable debt and equity securities and Federal Home Loan Bank stock.

(4)
Stockholders' equity attributable to First Capital, Inc.

        Rate/Volume Analysis.    The following table sets forth the effects of changing rates and volumes on net interest income and interest expense computed on a tax-equivalent basis. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) effects attributable to changes in rate and volume (change in rate multiplied by changes in volume). Tax exempt income on loans and investment securities has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 34%.

	2014 Compared to 2013 Increase (Decrease) Due to				2013 Compared to 2012 Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net
	(In thousands)
Interest-earning assets:
Loans:
Taxable	$(543)	$555	$(19)	$(7)	$(587)	$435	$(16)	$(168)
Tax-exempt	15	136	16	167	1	(7)	0	(6)

Total loans	(528)	691	(3)	160	(586)	428	(16)	(174)

Investment securities:
Taxable	41	(130)	(4)	(93)	(226)	(175)	22	(379)
Tax-exempt	(47)	(40)	1	(86)	(150)	418	(43)	225

Total investment securities	(6)	(170)	(3)	(179)	(376)	243	(21)	(154)

Federal funds sold and interest-bearing deposits with banks	24	7	2	33	17	(2)	(1)	14

Total net change in income on interest-earning assets	(510)	528	(4)	14	(945)	669	(38)	(314)

Interest-bearing liabilities:
Interest-bearing deposits	(365)	24	(6)	(347)	(608)	58	(17)	(567)
Retail repurchase agreements	1	(16)	(1)	(16)	(13)	4	(1)	(10)
FHLB advances	(133)	(109)	96	(146)	(10)	(231)	6	(235)

Total net change in expense on interest-bearing liabilities	(497)	(101)	89	(509)	(631)	(169)	(12)	(812)

Net change in net interest income	$(13)	$629	$(93)	$523	$(314)	$838	$(26)	$498

Comparison of Financial Condition at June 30, 2015 and December 31, 2014

        Total assets increased from $472.8 million at December 31, 2014 to $476.9 million at June 30, 2015, an increase of 0.9%. Net loans receivable (excluding loans held for sale) decreased $1.7 million from $300.6 million at December 31, 2014 to $298.9 million at June 30, 2015. Commercial business loans and commercial real estate loans decreased $3.3 million and $2.8 million, respectively, during the six months ended June 30, 2015 while other consumer loans increased $2.9 million during the period. Securities available for sale decreased $1.8 million from $100.2 million at December 31, 2014 to $98.4 million at June 30, 2015. Purchases of $15.4 million of securities classified as available for sale were made during the six months ended June 30, 2015 and consisted primarily of U.S. government agency notes and bonds and mortgage-backed securities. Maturities and principal repayments of available for sale securities totaled $10.3 million and $6.0 million, respectively, during the six months ended June 30, 2015.

        Cash and cash equivalents increased from $33.2 million at December 31, 2014 to $39.6 million at June 30, 2015, primarily due to an increase of $11.3 million in federal funds sold partially offset by a $4.9 million decrease in cash and due from banks. Total deposits increased 0.9% from $412.6 million at December 31, 2014 to $416.2 million at June 30, 2015. Interest-bearing demand and savings accounts increased $10.5 million during the six months ended June 30, 2015 primarily due to normal fluctuations in accounts of local municipalities, new accounts and current time deposit accountholders transferring funds to non-maturity deposits as customers opt not to lock in to longer terms in the current low-rate environment. Time deposits decreased $8.0 million over the same six month period. Noninterest-bearing checking accounts increased by $1.2 million during the period due to normal balance fluctuations.

        Total stockholders' equity attributable to First Capital increased from $57.1 million at December 31, 2014 to $58.3 million at June 30, 2015 primarily due to retained net income of $1.5 million, partially offset by a net decrease of $389,000 in the net unrealized gain on securities available for sale for the six months ended June 30, 2015. The decrease in unrealized gains on available for sale securities during the period is primarily due to changes in long-term market interest rates.

Comparison of Financial Condition at December 31, 2014 and 2013

        Total assets increased 6.4% from $444.4 million at December 31, 2013 to $472.8 million at December 31, 2014 primarily due to increases in net loans receivable and cash and cash equivalents partially offset by a decrease in securities available for sale.

        Net loans increased 4.2% from $288.5 million at December 31, 2013 to $300.6 million at December 31, 2014. The primary contributing factor to the increase in net loans was an increase of $6.3 million in commercial business loans. First Harrison Bank also increased home equity and second mortgage loans, commercial real estate loans and other consumer loans by $2.7 million, $1.8 million and $1.2 million, respectively during 2014. Residential mortgage loans decreased $350,000 during 2014 as First Harrison Bank continued to sell the majority of newly originated residential mortgage loans in the secondary market. First Harrison Bank originated $29.1 million in new residential mortgages for sale in the secondary market during 2014 compared to $36.7 million in 2013. These loans were originated and funded by First Harrison Bank and sold in the secondary market. Of this total, $5.5 million paid off existing loans in First Harrison Bank's portfolio. Originating mortgage loans for sale in the secondary market allows First Harrison Bank to better manage its interest rate risk, while offering a full line of mortgage products to prospective customers.

        Securities available for sale, at fair value, consisting primarily of U.S. agency mortgage-backed obligations, U. S. agency notes and bonds, and municipal obligations, decreased $8.6 million, from $108.8 million at December 31, 2013 to $100.2 million at December 31, 2014. Purchases of securities available for sale totaled $27.6 million in 2014. These purchases were offset by maturities of $21.4 million, principal repayments of $10.8 million and sales of $5.7 million. First Harrison Bank invests excess cash in securities that provide safety, liquidity and yield. Accordingly, we purchase mortgage-backed securities to provide cash flow for loan demand and deposit changes, we purchase federal agency notes for short-term yield and low risk, and municipals are purchased to improve our tax equivalent yield focusing on longer term profitability.

        Cash and cash equivalents increased from $11.1 million at December 31, 2013 to $33.2 million at December 31, 2014. The increase is due primarily to an increase in deposits during 2014.

        Total deposits increased 10.4%, from $373.8 million at December 31, 2013 to $412.6 million at December 31, 2014. Interest-bearing demand deposits increased $23.8 million during 2014. A significant portion of the increase came from First Harrison Bank transferring those funds previously in retail repurchase agreements to interest-bearing demand deposits during 2014. Noninterest-bearing demand deposits increased 29.4% to $73.0 million and savings deposits increased $9.9 million during 2014. Time deposits decreased $11.5 million during 2014 as some customers are unwilling to lock into long-term commitments while interest rates are at their current low levels.

        First Harrison Bank had no advances outstanding from the Federal Home Loan Bank at December 31, 2014 compared to borrowings of $5.5 million at December 31, 2013. New advances of $10.0 million were drawn during the year while principal payments on advances totaled $15.5 million during 2014.

        First Harrison Bank had no retail repurchase agreements at December 31, 2014 as compared to $9.3 million at December 31, 2013. Retail repurchase agreements, which represent overnight borrowings from business and local municipal deposit customers, were transferred to interest-bearing demand deposits during 2014.

        Total stockholders' equity attributable to First Capital increased from $53.2 million at December 31, 2013 to $57.1 million at December 31, 2014. This increase is primarily the result of retained net income of $3.3 million and a net unrealized gain on available for sale securities of $1.5 million. This was partially offset by First Capital repurchasing $908,000 of its stock during 2014, repurchasing 43,586 shares at a weighted average price of $20.82 per share. As of December 31, 2014, First Capital had repurchased 95,380 shares of the 240,467 shares authorized by the Board of Directors under the current stock repurchase program which was announced in August 2008 and 423,914 shares since the original repurchase program began in 2001.

Off-Balance-Sheet Arrangements

        First Capital is a party to financial instruments with off-balance-sheet risk including commitments to extend credit under existing lines of credit and commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. Off-balance-sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	At December 31,
	2014	2013
	(In thousands)
Commitments to originate new loans	$7,413	$6,318
Undisbursed portion of construction loans	3,325	7,142
Unfunded commitments to extend credit under existing commercial and personal lines of credit	48,328	44,285
Standby letters of credit	693	1,184

        First Capital does not have any special purpose entities, derivative financial instruments or other forms of off-balance-sheet financing arrangements.

        Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Most equity line commitments are for a term of five to 10 years and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First Capital evaluates each customer's creditworthiness on a case-by-case basis. The amounts of collateral obtained, if deemed necessary by First Capital upon extension of credit, are based on management's credit evaluation of the borrower.

Contractual Obligations

        The following table summarizes information regarding First Capital's contractual obligations as of December 31, 2014:

	Payments due by period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(In thousands)
Deposits	$412,636	$377,569	$26,329	$8,738	$0
Operating lease obligations	4	4	0	0	0

Total contractual obligations	$412,640	$377,573	$26,329	$8,738	$0

Liquidity and Capital Resources

        Liquidity refers to the ability of a financial institution to generate sufficient cash flow to fund current loan demand, meet deposit withdrawals and pay operating expenses. First Harrison Bank's primary sources of funds are new deposits, proceeds from loan repayments and prepayments and proceeds from the maturity of securities. First Harrison Bank may also borrow from the Federal Home Loan Bank of Indianapolis. While loan repayments and maturities of securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, general economic conditions and competition. At December 31, 2014, First Harrison Bank had cash and interest-bearing deposits with banks of $41.5 million and securities available for sale with a fair value of $100.2 million. If First Harrison Bank requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Indianapolis and collateral eligible for repurchase agreements.

        First Harrison Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. At December 31, 2014, First Harrison Bank had total commitments to extend credit of $59.8 million. See Note 16 in the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference. At December 31, 2014, First Harrison Bank had certificates of deposit scheduled to mature within one year of $40.7 million. Historically, First Harrison Bank has been able to retain a significant amount of its deposits as they mature.

        First Capital is a separate legal entity from First Harrison Bank and must provide for its own liquidity. In addition to its operating expenses, First Capital requires funds to pay any dividends to its shareholders and to repurchase any shares of its common stock. First Capital's primary source of income is dividends received from First Harrison Bank. The amount of dividends First Harrison Bank may declare and pay to First Capital in any calendar year, without the receipt of prior approval from the OCC but with prior notice to the OCC, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. At December 31, 2014, First Capital (on an unconsolidated basis) had liquid assets of $309,000.

        First Harrison Bank is required to maintain specific amounts of capital pursuant to OCC regulations. As of December 31, 2014 First Harrison Bank was in compliance with all regulatory capital requirements which were effective as of such date with tangible capital to adjusted total assets, Tier I capital to risk-weighted assets and risk-based capital to risk-weighted assets ratios of 10.6%, 14.6% and 15.8%, respectively. See Note 19 in the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference.

Effect of Inflation and Changing Prices

        The First Capital consolidated financial statements and related financial data accompanying this joint proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of First Harrison Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of the financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Market Risk Analysis

        Qualitative Aspects of Market Risk.    Market risk is the risk that the estimated fair value of our assets and liabilities will decline as a result of changes in interest rates or financial market volatility, or that our net income will be significantly reduced by interest rate changes.

        First Capital's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates by operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. First Capital has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. In order to reduce the exposure to interest rate fluctuations, First Capital has developed strategies to manage its liquidity, shorten its effective maturities of certain interest-earning assets and decrease the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of short-term commercial and consumer loans, all of which are retained by First Capital for its portfolio. First Capital relies on retail deposits as its primary source of funds. Management believes the use of retail deposits, compared to brokered deposits, reduces the effects of interest rate fluctuations because they generally represent a more stable source of funds.

        Quantitative Aspects of Market Risk.    First Capital does not maintain a trading account for any class of financial instrument nor does First Capital engage in hedging activities or purchase high-risk derivative instruments. Furthermore, First Capital is not subject to foreign currency exchange rate risk or commodity price risk.

        Potential cash flows, sales, or replacement value of many of First Capital's assets and liabilities, especially those that earn or pay interest, are sensitive to changes in the general level of interest rates. This interest rate risk arises primarily from First Capital's normal business activities of gathering deposits, extending loans and investing in investment securities. Many factors affect First Capital's exposure to changes in interest rates, such as general economic and financial conditions, customer preferences, historical pricing relationships, and re-pricing characteristics of financial instruments. First Capital's earnings can also be affected by the monetary and fiscal policies of the U.S. Government and its agencies, particularly the Federal Reserve Board.

        An element in First Capital's ongoing process is to measure and monitor interest rate risk using a Net Interest Income at Risk simulation to model the interest rate sensitivity of the balance sheet and to quantify the impact of changing interest rates on First Capital. The model quantifies the effects of various possible interest rate scenarios on projected net interest income over a one-year horizon. The model assumes a semi-static balance sheet and measures the impact on net interest income relative to a base case scenario of hypothetical changes in interest rates over twelve months and provides no effect given to any steps that management might take to counter the effect of the interest rate movements. The scenarios include prepayment assumptions, changes in the level of interest rates, the shape of the yield curve, and spreads between market interest rates in order to capture the impact from re-pricing, yield curve, option, and basis risks.

        Results of First Capital's simulation modeling, which assumes an immediate and sustained parallel shift in market interest rates, project that First Capital's net interest income could change as follows over a one-year horizon, relative to First Capital's base case scenario, based on December 31, 2014 and 2013 financial information.

	At December 31, 2014		At December 31, 2013
	One Year Horizon		One Year Horizon
Immediate Change in the Level of Interest Rates	Dollar Change	Percent Change	Dollar Change	Percent Change
	(Dollars in thousands)
300bp	$(193)	(1.08)%	$(152)	(0.88)%
200bp	192	1.08	197	1.14
100bp	241	1.35	280	1.62
Static	—	—	—	—
(100)bp	(367)	(2.05)	(232)	(1.34)

        At December 31, 2014, First Capital's simulated exposure to an increase in interest rates shows that an immediate and sustained increase in rates of 1.00% would increase First Capital's net interest income by $241,000, or 1.35%, over a one year horizon compared to a flat interest rate scenario. Furthermore, a rate increase of 2.00% would cause net interest income to increase by 1.08%. Alternatively, an immediate and sustained decrease in rates of 1.00% or an increase of 3.00% would decrease First Capital's net interest income by 2.05% or 1.08%, respectively, over a one year horizon compared to a flat interest rate scenario.

        First Capital also has longer term interest rate risk exposure, which may not be appropriately measured by Net Interest Income at Risk modeling. Therefore, First Capital also uses an Economic Value of Equity ("EVE") interest rate sensitivity analysis in order to evaluate the impact of its interest rate risk on earnings and capital. This is measured by computing the changes in net EVE for its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. EVE modeling involves discounting present values of all cash flows for on and off balance sheet items under different interest rate scenarios and provides no effect given to any steps that management might take to counter the effect of the interest rate movements. The discounted present value of all cash flows represents First Capital's EVE and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The amount of base case EVE and its sensitivity to shifts in interest rates provide a measure of the longer term re-pricing and option risk in the balance sheet.

        Results of First Capital's simulation modeling, which assumes an immediate and sustained parallel shift in market interest rates, project that First Capital's EVE could change as follows, relative to First Capital's base case scenario, based on December 31, 2014 and 2013 financial information.

	At December 31, 2014
				Economic Value of Equity as a
	Economic Value of Equity			Percent of Present Value of Assets
	Dollar Amount	Dollar Change	Percent Change
Immediate Change in the Level of Interest Rates				EVE Ratio	Change
	(Dollars in thousands)
300bp	$59,328	$(13,398)	(18.42)%	13.52%	(192	)bp
200bp	67,860	(4,866)	(6.69)	15.10	(34	)bp
100bp	73,971	1,245	1.71	16.07	63	bp
Static	72,726	—	—	15.44	—	bp
(100)bp	70,498	(2,228)	(3.06)	14.58	(86	)bp

	At December 31, 2013
				Economic Value of Equity as a
	Economic Value of Equity			Percent of Present Value of Assets
	Dollar Amount	Dollar Change	Percent Change
Immediate Change in the Level of Interest Rates				EVE Ratio	Change
	(Dollars in thousands)
300bp	$44,399	$(15,949)	(26.43)%	11.01%	(271	)bp
200bp	51,134	(9,214)	(15.27)	12.31	(141	)bp
100bp	56,380	(3,968)	(6.57)	13.19	(53	)bp
Static	60,348	—	—	13.72	—	bp
(100)bp	64,329	3,981	6.60	14.22	50	bp

        The previous table indicates that at December 31, 2014, First Capital would expect a decrease in its EVE in the event of a sudden and sustained 200 to 300 basis point increase or a 100 basis point decrease in prevailing interest rates, and would expect an increase in its EVE in the event of a sudden and sustained 100 basis point increase in prevailing interest rates.

        The models are driven by expected behavior in various interest rate scenarios and many factors besides market interest rates affect First Capital's net interest income and EVE. For this reason, First Capital models many different combinations of interest rates and balance sheet assumptions to understand its overall sensitivity to market interest rate changes. Therefore, as with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables and it is recognized that the model outputs are not guarantees of actual results. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in the modeling scenarios.

Impact of Recent Accounting Pronouncements

        For a discussion of the impact of recent accounting pronouncements, see Note 1 of the accompanying Notes to Consolidated Financial Statements.

MANAGEMENT OF FIRST CAPITAL

Information Regarding the First Capital Directors

        Set forth below is information about the First Capital directors as of May 27, 2015, the date of the First Capital Annual Meeting of Shareholders.

        Christopher L. Byrd is the manager and owner of Hoosier Hollywood Development, LLC (d/b/a Corydon Cinemas) in Corydon, Indiana, and is also a licensed certified public accountant and attorney. Age 46. Director since 2010.

        Mr. Byrd's background offers the Board of Directors significant small company management experience, specifically within the community in which First Harrison Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment. In addition, Mr. Byrd offers the Board significant business experience from a setting outside of the financial services industry.

        Kathryn W. Ernstberger is a professor of business administration at Indiana University Southeast in New Albany, Indiana. Age 52. Director since 2003.

        Ms. Ernstberger's expertise provides the Board of Directors with quantitative business analysis skills, specifically in the areas of statistics and mathematical modeling.

        William W. Harrod became the President and Chief Executive Officer of First Capital in January 2000 and became the President and Chief Executive Officer of First Harrison Bank in October 2012. Mr. Harrod previously served as President and Chief Executive Officer of HCB Bancorp, Inc. and Harrison County Bank. Mr. Harrod is a former director of HCB Bancorp, Inc. Age 58. Director since 2000.

        Mr. Harrod's extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which First Harrison Bank serves affords the Board valuable insight regarding the business and operations of First Capital and Bank. In addition, Mr. Harrod's knowledge of all aspects of First Capital's and Bank's business and history, combined with his success and strategic vision, position him well to continue to serve as President and Chief Executive Officer of First Capital.

        Dana L. Huber is currently the Vice President, Marketing and Public Relations at Huber's Orchard, Winery, & Vineyards. Prior to joining Huber's Orchard, Winery, & Vineyards in 2003, Ms. Huber worked for Humana, Citicorp, and Kindred Healthcare. Age 48. Director since 2015.

        Ms. Huber's experience managing a sixth generation family owned business offers the Board of Directors substantial small company management experience. She is also very familiar within the region in which First Harrison Bank conducts its business and provides the Board with insight regarding the local business and consumer environment.

        Pamela G. Kraft is the President of Generations Monuments & Memorials, Inc. in New Albany, Indiana and serves as Vice President—Treasurer of the Funeral Consumer Guardian Society in New Albany, Indiana. Age 55. Director since 2010.

        Ms. Kraft's involvement with the Funeral Consumer Guardian Society has allowed her to develop strong ties to the community and has provided the Board with valuable insight regarding the local business environment.

        William I. Orwick, Sr. has been a partner in the accounting firm of Rodefer Moss & Co., PLLC in New Albany, Indiana since September 2009. Mr. Orwick was previously a partner in the accounting firm of Melhiser Endres Tucker CPAs PC prior to such firm's acquisition by Rodefer Moss & Co., PLLC in September 2009. Age 58. Director since 2010.

        As a partner in a certified public accounting firm, Mr. Orwick provides the Board of Directors with significant experience regarding accounting and compliance matters. Mr. Orwick's experience also offers the Board of Directors substantial small and local company operations and management experience, specifically within the region in which First Harrison Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment. In addition, Mr. Orwick offers the board significant business experience individually and from his network of professionals and organizations both familiar with matters outside and inside of the financial services industry.

        Kenneth R. Saulman was employed as a right-of-way supervisor for Clark County REMC, an electrical service company in Sellersburg, Indiana, until his retirement in 2008. Age 72. Director since 1997.

        Mr. Saulman's experience as a current elected official in First Harrison Bank's local community, as well as his prior service with a rural electric cooperative, provides the Board with an understanding of issues related to growth in the local community and opportunities for growth in surrounding counties.

        Mark D. Shireman is the Chairman of the Board of James L. Shireman, Inc. in Corydon, Indiana. Age 63. Director since 1989.

        Mr. Shireman's substantial small company management experience, specifically within the region in which First Harrison Bank conducts its business, provides the Board of Directors with valuable insight regarding the local business and consumer environment. In addition, Mr. Shireman offers the Board significant business experience from a setting outside of the financial services industry through his involvement in business and civic organizations in the communities in which First Harrison Bank serves.

        Michael L. Shireman is the Chairman of the Board of Uhl Truck Sales, Inc., a medium and heavy truck dealer in Louisville, Kentucky and Palmyra, Indiana. Mr. Shireman is a former director of HCB Bancorp, Inc. Age 66. Director since 2000.

        Mr. Shireman's background offers the Board of Directors significant small company management experience, specifically within the community in which First Harrison Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment. In addition, Mr. Shireman offers the Board significant business experience from a setting outside of the financial services industry.

        Samuel E. Uhl served the President and Chief Executive Officer of First Harrison Bank and as the Chief Operating Officer of First Capital from 1996 until his retirement in 2012. Age 69. Director since 1995.

        Mr. Uhl's extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which First Harrison Bank serves affords the Board valuable insight regarding the business and operations of First Capital and Bank. In addition, Mr. Uhl's knowledge of all aspects of First Capital's and Bank's business and history, combined with his success and strategic vision, position him well to serve as director.

        Gerald L. Uhl is the Business Manager and Controller for Jacobi Sales, Inc., a farm implement dealership in Palmyra, Indiana. Age 74. Director since 1973.

        Mr. Uhl offers the Board of Directors substantial small company management experience, specifically within the region in which First Harrison Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment. In addition, Mr. Uhl offers the Board significant business experience from a setting outside of the financial services industry.

        Carolyn E. Wallace is the Director of Business Operations for the South Harrison Community School Corporation in Corydon, Indiana. Age 45. Director since 2010.

        Ms. Wallace's training as a certified public accountant and accounting background provide the Board with experience regarding accounting and financial matters.

Information Regarding the First Capital Executive Officers

        Set forth below is information about the First Capital executive officers.

        M. Chris Frederick is Executive Vice President, Chief Financial Officer and Treasurer and has been affiliated with First Harrison Bank since June 1990 and has served in his present position since 2013. Prior to that time, Mr. Frederick served as Senior Vice President, Chief Financial Officer and Treasurer since 1997. Age 48.

        Dennis L. Thomas is the Chief Credit Officer for First Harrison Bank and has served in that position since 2008. Mr. Thomas has been in banking since 1978. He joined First Harrison Bank via the acquisition of Harrison County Bank in 2000 where he had worked as a Branch Manager and Senior Loan Officer since 1981. Age 59.

FIRST CAPITAL EXECUTIVE COMPENSATION

Summary Compensation Table

        The following information is furnished for the principal executive officer of First Capital, and for the next two most highly compensated executive officers of First Capital whose total compensation for the year ended December 31, 2014 exceeded $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Non-Equity Incentive Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William W. Harrod	2014	$204,270	$—	$38,783	$26,485	$269,538
President, Chief Executive Officer	2013	183,497	—	25,331	25,929	234,757
and Chief Operating Officer
Michael C. Frederick	2014	118,533	—	29,817	20,690	169,040
Chief Financial Officer	2013	115,080	—	16,425	21,319	152,824
Dennis Thomas	2014	108,420	—	28,553	17,382	154,355
Senior Vice President	2013	105,262	—	15,024	17,482	137,768

(1)
For Mr. Harrod, includes directors' fees for service as an employee director of $14,006 and $13,599 for 2014 and 2013, respectively.

(2)
Bonus amounts earned in 2014 and 2013 were paid under the First Harrison Bank Incentive Plan. The Incentive Plan provides each named executive officer with the opportunity to earn a cash incentive based upon a percentage of base salary if First Capital achieves certain profitability and efficiency performance goals and each executive achieves individual performance goals based on his position with First Harrison Bank.

(3)
Details of the amounts reported in the "All Other Compensation" column for 2014 are provided in the table below:

	Mr. Harrod	Mr. Frederick	Mr. Thomas
Employer contributions to 401(k) plan	$13,318	$8,297	$7,590
Health insurance	10,236	9,568	8,742
Disability insurance	860	857	830
Life insurance	343	240	220
Dental insurance	227	227	—
Employer contributions to health savings account	1,500	1,500	—

Change in Control Agreements

        First Harrison Bank and First Capital maintain a change in control agreement dated January 20, 2015 with each of William W. Harrod, Michael C. Frederick, Dennis Thomas, and Jill Keinsley.

        Upon the occurrence of a change in control (as defined in the agreement) followed within twelve (12) months of the effective date of the change in control by the voluntary or involuntary termination of the executive's employment, other than for "cause" (as defined in the agreement), the executive will be entitled to certain post-termination payments and benefits. For purposes of this agreement, "voluntary termination" is limited to the circumstances in which the executive elects to voluntarily terminate his or her employment within twelve (12) months of the effective date of a change in control following any material demotion, loss of title, office or significant authority, material reduction in his annual compensation or benefits (other than a reduction affecting the personnel or First Harrison Bank generally), or the relocation of his or her principal place of employment by more than 25 miles from its location immediately prior to the change in control.

        Under the terms of the agreements, the executive is entitled to receive, as severance pay, a sum equal to three (3) times the sum of the executive's wages, salary, bonus, and other compensation, if any, paid (including accrued amounts) by First Capital or First Harrison Bank to the executive during the twelve (12) month period ending on the last day of the month preceding the effective date of the change in control. The executive is entitled to receive this payment in a lump sum no later than thirty (30) days after the date of his or her termination. In addition to a cash severance payment, the executive is also entitled to continued life, medical, dental and disability insurance coverage for thirty-six months following termination of employment. Notwithstanding any provision in the employment agreements to the contrary, payments and benefits under the agreements are limited so that they will not constitute excess parachute payments under Section 280G of the Internal Revenue Code.

        Following termination of employment for any reason, each named executive officer is entitled to his or her on non-forfeitable interest in First Harrison Bank's tax-qualified plans. The tax-qualified benefits are distributed in accordance with each executive's distribution election.

        All payments due under the employment agreements are guaranteed by First Capital. All reasonable costs and legal fees incurred by an executive under any dispute or question of interpretation relating to the employment agreements will be paid by First Capital, if the executive is successful on the merits in a legal judgment, arbitration or settlement.

Directors' Compensation

        The following table provides the compensation received by individuals who served as non-employee directors of First Capital during the 2014 fiscal year. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total
Christopher L. Byrd	$14,006	$—	$1,750	$15,756
Kathryn W. Ernstberger	14,006	—	1,750	15,756
Dennis L. Huber	14,006	—	1,750	15,756
Pamela G. Kraft	14,006	—	1,750	15,756
William I. Orwick, Sr.	14,006	—	1,750	15,756
Kenneth R. Saulman	14,006	—	1,750	15,756
Mark D. Shireman	14,006	2,850	1,750	16,856
Michael L. Shireman	14,006	—	1,750	15,756
Gerald L. Uhl	14,006	6,706	1,750	20,712
Samuel E. Uhl	14,006	—	1,750	15,756
Carolyn E. Wallace	14,006	—	1,750	15,756

(1)
Represents above market earnings credited to the directors' deferred compensation arrangements in fiscal 2014. Only Messrs. Gerald Uhl and Mark Shireman maintain a deferred compensation agreement with First Harrison Bank.

(2)
Represents a bonus earned in 2014 and paid in the first quarter of 2015.

Directors' Fees

        For the year ending December 31, 2015, members of First Harrison Bank's Board of Directors will receive $1,205 per Board meeting held. No separate fees will be paid for service on committees or on First Capital's Board of Directors.

Directors' Deferred Compensation Agreements

        Effective April 1, 1992, First Harrison Bank entered into Director Deferred Compensation Agreements with Mark D. Shireman and Gerald L. Uhl. The agreements provided each director with an opportunity to defer a portion of his fees for a specified period of time. All deferrals have ceased under the agreements. The agreements provide each participating director with a fixed benefit which, at the election of each director, is payable in a lump sum or monthly over a 180-month period. The agreements provide that the directors may receive their deferred compensation benefit upon the earlier of: attainment of age 70, disability, early retirement or death. The agreements also provide for a $10,000 death benefit for burial expenses.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF FIRST CAPITAL

Transactions with Related Persons

        The Sarbanes-Oxley Act of 2002 generally prohibits First Capital from extending loans to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from this prohibition for loans by First Harrison to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. First Harrison, therefore, is prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit First Harrison to make loans to its executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. Currently, the Bank does not have such a program.

        First Capital does not have a comprehensive written policy for the review, approval or ratification of certain transactions with related persons. However, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds the greater of $25,000 or 5% of First Capital's capital and surplus (up to a maximum of $500,000) and such loans are approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, as required by First Capital's Code of Ethics and Business Conduct, all executive officers and directors of First Capital must disclose any existing or emerging conflicts of interest to First Capital's President and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with First Capital.

        Director Gerald L. Uhl is a shareholder in Jacobi Sales, Inc. ("JSI"), a farm implement dealership that contracts with First Harrison to provide sales financing to customers of JSI. First Harrison does not grant preferential credit under this arrangement. During the fiscal year ended December 31, 2014, First Harrison granted approximately $978,000 of credit to JSI customers and such loans had an aggregate outstanding balance of $651,000 at December 31, 2014. At December 31, 2014, 3 loans, with an aggregate outstanding balance of $10,000, were delinquent 30 days or more.

        There are no other transactions or series of similar transactions between First Capital and any of its directors or executive officers in which the amount involved exceeds $120,000 since the beginning of the last fiscal year, or which are currently proposed.

Director Independence

        First Capital's Board of Directors currently consists of twelve members. All of the directors are independent under the listing standards of the Nasdaq Stock Market, Inc., except for Samuel E. Uhl, Gerald L. Uhl, and William W. Harrod. In determining the independence of its directors, the Board of Directors considered transactions, relationships and arrangements between First Capital and its directors that are not required to be disclosed in this joint proxy statement/prospectus, including loans or lines of credit that First Harrison has, directly or indirectly, made to Directors Byrd, Ernstberger, Harrod, Kraft, Saulman, Wallace, Orwick, Mark Shireman, Michael Shireman, Samuel Uhl and Gerald Uhl.

 INFORMATION ABOUT PEOPLES

        Peoples, a bank holding company incorporated under Kentucky law and headquartered in Shepherdsville, Kentucky, is a community-based bank holding company serving Bullitt County, Kentucky and adjoining counties. As of June 30, 2015, Peoples had total assets of $237.8 million, total loans of $57.8 million, total deposits of $208.6 million and total shareholder's equity of $28 million.

        Peoples' principal executive office is located at 1612 Highway 44 East, Shepherdsville, Kentucky 40165. The telephone number for Peoples is (502) 543-2226.

Business

        Peoples was incorporated in Kentucky in 1990 and is headquartered in Shepherdsville, Kentucky. Peoples conducts its financial services business through a wholly owned subsidiary, The Peoples Bank of Bullitt County ("Peoples Bank"), a state chartered commercial bank. Peoples Bank was chartered in 1884 and operates a main office and four branch locations in Bullitt County, Kentucky. Peoples Bank provides a wide range of traditional banking products and services. These include personal and business checking and savings accounts, consumer and commercial lending, mortgage lending, debit and credit cards, and lockbox, courier, merchant processing and direct deposit services. The primary market area of Peoples Bank consists of Bullitt County, Kentucky and adjoining counties.

Employees

        As of September 30, 2015, Peoples Bank had 53 full-time equivalent employees. Its employees are not represented by a collective bargaining unit, and Peoples Bank considers its relationship with its employees to be good.

Properties

        Peoples Bank conducts its business from five banking offices, all located in Bullitt County, Kentucky. Peoples Bank's main office and two branch offices are located in Shepherdsville, Kentucky, and it operates one branch office in each of Mt. Washington and Lebanon Junction, Kentucky. Peoples Bank has an automated teller machine at each of its office locations. Peoples Bank owns the building and land on which the main office and the four branch offices are located.

Legal Proceedings

        As of the date of the joint proxy statement/ prospectus, neither Peoples nor Peoples Bank was involved in any pending legal proceedings believed by management to be material to Peoples' financial condition or results of operations. From time to time, Peoples Bank is involved in legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by Peoples' management to be immaterial to the financial condition, results of operations or cash flows of Peoples.

 MARKET FOR PEOPLES COMMON EQUITY, RELATED SHAREHOLDER MATTERS
AND ISSUER PURCHASES OF SECURITIES

        As of October 2, 2015, Peoples authorized capital stock consisted of 5,080 shares of Common Stock, par value $25.00 per share, of which 3,071 shares were issued and outstanding. As of that date, shares of Peoples Common Stock were held by approximately 101 shareholders of record.

        Peoples Common Stock is not traded on an established public trading market. Peoples is not aware of any broker who systematically publishes bid or ask quotations for its common stock. Shares are traded occasionally in isolated transactions between individuals and Peoples has from time to time repurchased its shares pursuant to authorizations of its board of directors. Peoples facilitates stock transactions to a limited extent by maintaining a list of potential investors who have advised Peoples that they wish to purchase shares.

        The following table lists all transactions in Peoples common stock from January 1, 2013 through October 2, 2015, for which the price per share was reported to Peoples management. During this period, there might have been other transactions not reported to Peoples management.

Date	Number of Shares	Share Price
June 3, 2013	10	6,000.00
September 8, 2013	5	6,000.00
January 30, 2014	2	6,000.00
February 11, 2014	11	6,000.00
August 8, 2014	2	6,000.00
October 20, 2014	1	6,000.00

        The following table presents the payment date and amount of all semi-annual cash dividends paid by Peoples during the period from January 1, 2013 through June 30, 2015:

Cash Dividend Payment Date	Amount Per Share
June 29, 2013	124.00
December 15, 2013	125.00
June 26, 2014	125.00
December12, 2014	126.00
June 30, 2015	126.00

        The Merger Agreement permits Peoples to continue to declare and pay semi-annual cash dividends prior to the effective time of the Merger at rates not to exceed $126 per share, paid in a manner consistent with past practice.

        The payment of dividends by Peoples and The Peoples Bank of Bullitt County is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit Peoples' ability to obtain funds from The Peoples Bank of Bullitt County for Peoples' cash needs, including payments of dividends and the payment of operating expenses.

 SECURITIES OWNERSHIP OF PEOPLES COMMON STOCK

        The following table sets forth information concerning the number of shares of Peoples common stock beneficially owned as of October 2, 2015 by Peoples' directors and executive officers and others who beneficially own five percent or more of the outstanding shares of Peoples common stock.

	Shares of Peoples Bancorp, Inc. of Bullitt County Common Stock Beneficially Owned(1)(2)
	Number of Shares		Percentage of class
Directors and Executive Officers(3)
Joseph L. Barger	95	(4)	3.1%
William L. Dawson	431	(5)	14.0
G. William Hardy	254	(6)	8.3
George W. Hardy III	67	(7)	2.2
Robert McDade	26	(8)	*
Billy H. Smith	398	(9)	13.0
Directors and executive officers as a group (6 persons)	1,271		41.4%
Other Five Percent Beneficial Owners
Lea Ann Hardy Anagnost	247	(10)	8.0%
9631 Urbana Avenue Tulsa, Oklahoma 74137

(1)
Under applicable regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2)
Includes shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses over whom the listed person may have influence by reason of relationship.

(3)
Each of the six named individuals is a director of Peoples. The executive officers of Peoples are G. William Hardy, Chairman and Chief Executive Officer, William L. Dawson, President, and George W. Hardy III, Executive Vice president. The business address for each of the directors and executive officers is 1612 Highway 44 East, Shepherdsville, Kentucky 40165

(4)
Includes 13 shares held by Mr. Barger's wife.

(5)
Includes 124 shares held by Mr. Dawson's wife.

(6)
Includes 90 shares held jointly with Mr. Hardy's wife and 100 shares held individually by Mr. Hardy's wife.

(7)
Includes 66 shares held jointly with Mr. Hardy III's wife.

(8)
Includes 25 shares held jointly with Mr. McDade's wife.

(9)
Includes 238 shares held by Belmont Hollow LLC, for which Mr. Smith and his wife are each a manager, and 160 shares held by Mr. Smith's wife.

(10)
Ms. Anagnost is the daughter of G. William Hardy and the sister of George W. Hardy III. Includes 30 shares held jointly with members of Ms. Anagnost's immediate family other than her father and brother.

PEOPLES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(all tabular amounts in thousands)

General

        Peoples conducts its banking business primarily through Peoples Bank. Peoples' results of operations depend primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting primarily of deposits. Peoples net income is also affected by, among other things, fee income, provisions for loan losses, operating expenses and income tax provisions. Peoples results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the intended actions of the regulatory authorities.

        Management uses various indicators to evaluate the Company's financial condition and results of operations, almost all of which show positive trends and improvement, including the following:

  •
  Net income and earnings per share—Net income attributable to the Company was $1.7 million, or $565.41 per share for 2014 compared to $1.2 million, or $394.46 per share for 2013.

  •
  Return on average assets and return on average equity—Return on average assets for 2014 was .76% compared to .54% for 2013, and return on average equity for 2014 was 6.34% compared to 4.27% for 2013.

  •
  Efficiency ratio—The Company's efficiency ratio (defined as noninterest expenses divided by net interest income plus noninterest income) was 74.85% for 2014 compared to 78.14% for 2013.

  •
  Asset quality—Net loan charge-offs decreased from $2.5 million for 2013 to $42,000 for 2014. In addition, total nonperforming assets (consisting of nonperforming loans and foreclosed assets) decreased from $9.6 million, or 4.29% of total assets at December 31, 2013 to $8.9 million, or 3.83% of total assets at December 31, 2014. The allowance for loan losses was 2.74% of total loans and 58.62% of nonperforming loans at December 31, 2014 compared to 2.35% of total loans and 21.32% of nonperforming loans at December 31, 2013.

        Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of Peoples and Peoples Bank. The information contained in this section should be read in conjunction with the consolidated financial statements and the accompanying notes to consolidated financial statements included elsewhere in this report.

Critical Accounting Policies and Estimates

        The accounting and reporting policies of the Company comply with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions, which are integral to understanding reported results. Critical accounting policies are those policies that require management to make assumptions about matters that are highly uncertain at the time an accounting estimate is made; and different estimates that the Company reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the Company's financial condition, changes in financial condition or results of operations. Most accounting policies are not considered by management to be critical accounting policies. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under generally accepted accounting principles.

        Significant accounting policies, including the impact of recent accounting pronouncements, are discussed in Note 1 of the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference. Those policies considered to be critical accounting policies are described below.

        Allowances for Loan Losses.    The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. Note 1 and Note 3 of the accompanying Notes to Consolidated Financial Statements, which are incorporated herein describe the methodology used to determine the allowance for loan losses as well as changes to the methodology for determining the allowance for loan losses during the year ended December 31, 2014.

        Valuation Methodologies.    In the ordinary course of business, management applies various valuation methodologies to assets and liabilities that often involve a significant degree of judgment, particularly when active markets do not exist for the items being valued. Generally, in evaluating various assets for potential impairment, management compares the fair value to the carrying value. Quoted market prices are referred to when estimating fair values for certain assets, such as certain investment securities. For investment securities for which quoted market prices are not available, the Company obtains fair value measurements from an independent pricing service. However, for those items for which market-based prices do not exist and an independent pricing service is not readily available, management utilizes significant estimates and assumptions to value such items. Examples of these items include foreclosed assets, impaired loans and certain other financial investments. The use of different assumptions could produce significantly different results, which could have material positive or negative effects on the Company's results of operations. Note 11 of the accompanying Notes to Consolidated Financial Statements, which are incorporated herein by reference, describe the methodologies used to determine the fair value of investment securities, impaired loans, foreclosed real estate and other assets. There were no changes in the valuation techniques and related inputs used during the year ended December 31, 2014.

Financial Condition and Results of Operations
for the Six Months Ended June 30, 2015

Financial Condition

        Total assets increased from $233.6 million at December 31, 2014 to $237.9 million at June 30, 2015, an increase of 1.78%.

        Net loans receivable decreased $1.5 million from $59.3 million at December 31, 2014 to $57.8 million at June 30, 2015. Real estate loans decreased $2.0 million during the six months ended June 30, 2015 while consumer loans increased $433,000 during the period.

        Securities available for sale increased $6.5 million from $145.0 million at December 31, 2014 to $151.4 million at June 30, 2015. Purchases of $52.9 million of securities classified as available for sale were made during the six months ended June 30, 2015 and consisted primarily of obligations of U.S. government sponsored entities and municipal securities. Proceeds from the sales of available-for-sale securities totaled $45.6 million during the six months ended June 30, 2015.

        Cash and cash equivalents decreased from $16.7 million at December 31, 2014 to $15.5 million at June 30, 2015, primarily due to a decrease of $1.5 million in federal funds sold partially offset by a $288,000 increase in cash and due from banks.

        Total deposits increased 2.31% from $203.9 million at December 31, 2014 to $208.6 million at June 30, 2015. Non-interest-bearing demand accounts increased $4.1 million during the six months ended June 30, 2015 primarily due to normal fluctuations in accounts of local municipalities and new accounts. Interest bearing deposits including time deposits and savings accounts increased $614,000 over the same six month period.

        Total shareholders' equity attributable to Peoples decreased from $28.8 million at December 31, 2014 to $28.1 million at June 30, 2015 primarily due to dividends paid of $386,000 and a decrease of $594,000 in the net unrealized losses on securities available for sale for the six months ended June 30, 2015 partially offset retained net income of $279,000. The decrease in unrealized gains on available for sale securities during the period is primarily due to changes in long-term market interest rates.

Results of Operations for the six months ended June 30, 2015 and 2014

        Net income.    Net income attributable to Peoples was $279,000 ($90.85 per share) for the six months ended June 30, 2015 compared to $720,000 ($233.78 per share) for the same time period in 2014. The decrease is primarily due to a decrease of net interest income and an increase in noninterest expense partially offset by an increase in noninterest income.

        Net interest income.    Net interest income decreased $670,000 for the six months ended June 30, 2015 compared to the same period in 2014 primarily due to a decrease in the interest rate spread.

        Total interest income decreased $696,000 for the six months ended June 30, 2015 compared to the same period in 2014. For the six months ended June 30, 2015, the average balance of interest-earning assets and their tax-equivalent yield were $224.6 million and 3.27%, respectively. During the same period in 2014, the average balance of those assets was $215.0 million and the tax-equivalent yield was 4.07%. The decrease in the tax-equivalent yield was primarily due to a decrease in yields in securities because interest rates remain near historic low levels. This was partially offset by an increase in yield on loans. The increase in the average balance of interest-earning assets was primarily due to increases in average balances of federal funds sold and total securities, which increased $5.9 million and $13.9 million, respectively, when comparing the two periods. This was partially offset by a decrease of $10.2 million in the average balance of loans when comparing the same two periods.

        Total interest expense decreased $26,000 for the six months ended June 30, 2015 compared to the same period in 2014. The average rate paid on interest-bearing liabilities decreased from 0.87% for the six months ended June 30, 2014 to 0.82% for the same period in 2015. The average balance of interest-bearing liabilities increased from $161.7 million for 2014 to $163.8 million for 2015 primarily due to an increase of $2.0 million in the average balance of interest-bearing deposits. As a result, the tax-equivalent interest rate spread decreased from .87% for the six-month period ended June 30, 2014 to .82% for the same period in 2015. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 132.94% for 2014 to 137.11% for 2015.

        Average Balances and Yields.    The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earnings assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average historical cost balances of assets or liabilities, respectively, for the periods presented and do not give effect to changes in fair value that are included as a separate component of stockholders' equity. Average balances are derived from daily balances. Tax-exempt income on loans and investment securities has been adjusted to a tax equivalent basis using the federal marginal tax rate of 34%.

	Six months ended June 30
	2015			2014
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans(1)	$59,874	$1,992	6.71%	$70,090	$2,314	6.66%
Taxable securities	140,354	1,456	2.09	126,385	1,839	2.93
Tax exempt securities	8,295	131	3.18	8,364	152	3.66
Federal funds sold and interest-bearing deposits	16,041	60	0.75	10,184	30	0.59

Total interest-earning assets	224,564	3,639	3.27	215,023	4,335	4.07
Noninterest-earning assets	13,983			11,596

Total assets	$238,547			$226,619

Interest-bearing liabilities:
Interest-bearing demand deposits	$15,349	$52	0.68%	$13,279	$46	0.70%
Savings accounts	110,569	405	0.74	106,206	391	0.74
Time deposits	37,867	212	1.13	42,256	258	1.23

Total deposits	163,785	669	0.82	161,741	695	0.87
FHLB advances	—	—	0.00	—	—	..00

Total interest-bearing liabilities	163,785	669	0.82%	161,741	695	0.87%
Noninterest-bearing liabilities	45,073			38,479

Total liabilities	208,858			200,220
Stockholders' equity	29,689			26,399

Total liabilities and stockholders' equity	$238,547			$226,619

Net interest income		$2,970			$3,640
Interest rate spread			2.44%			3.20%
Net interest margin			2.73%			3.49%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.11%			132.94%

(1)
Calculations included non-accruing loans in the average loan amounts outstanding.

        Rate/Volume Analysis.    The following table sets forth the effects of changing rates and volumes on net interest income and interest expense computed on a tax-equivalent basis. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) effects attributable to changes in rate and volume (change in rate multiplied by changes in volume). Tax exempt income on loans and investment securities has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 34%.

	Six Months Ended 2015 Compared to 2014 Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Net
Rate Volume
Interest-earning assets:
Loans	$18	$(337)	$(3)	$(322)
Taxable securities	(528)	203	(58)	(383)
Tax exempt securities	(20)	(1)	—	(21)
Federal funds sold and
Interest bearing deposits	8	17	5	30

Total interest earning assets	(522)	(118)	(56)	(696)
Interest-bearing liabilities:
Interest-bearing demand deposits	(1)	7	—	6
Savings accounts	(2)	16	—	14
Time deposits	(21)	(27)	2	(46)

Total interest-bearing liabilities	(24)	(4)	2	(26)

Net change in net interest income	$(498)	$(114)	$(58)	$(670)

        Provision for loan losses.    There was no provision for loan losses for the six-month period ended June 30, 2015 and June 30, 2014. This was based on management's analysis of the allowance for loan losses and the continued low levels of net charge offs. The Bank recognized net charge-offs of $61,000 for the six months ended June 30, 2015 compared to a net recovery $18,000 during the same period in 2014.

        The provision for loan losses is a charge to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable known and inherent loan losses based on management's evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans and economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond Peoples' control. While Peoples maintains the allowance for loan losses at a level that management considers adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts.

        The methodology used in determining the allowance for loan losses includes segmenting the loan portfolio by identifying risk characteristics common to groups of loans, determining and measuring impairment of individual loans based on the present value of expected future cash flows or the fair value of collateral, and determining and measuring impairment for groups of loans with similar characteristics by applying loss factors that consider the qualitative factors which may affect the loss rates.

        The allowance for loan losses was $1.6 million at June 30, 2015 and $1.7 million at December 31, 2014. Management believed these amounts to be adequate at each date based on its best estimate of probable known and inherent loan losses at each date. At June 30, 2015, nonperforming loans amounted to $4.4 million compared to $2.8 million at December 31, 2014. Included in nonperforming loans at June 30, 2015 are loans 90 days or more past due and still accruing interest of $301,000. These loans are accruing interest because the estimated value of the collateral and collection efforts were deemed sufficient to ensure full recovery. At June 30, 2015 and December 31, 2014, nonaccrual loans amounted to $4.1 million and $2.7 million, respectively.

        Noninterest income.    Noninterest income for the six months ended June 30, 2015 increased $151,000 compared to the six months ended June 30, 2014. The increase was primarily due to increases in gains on the sale of securities, income from foreclosed asset operations and other income of $73,000, $44,000 and $56,000, respectively, when comparing the two periods. The increase in other income was primarily due to a gain on sale of foreclosed assets during the six month period ended June 30, 2015.

        Noninterest expense.    Noninterest expense for the six months ended June 30, 2015 increased $125,000 compared to the same period in 2014 primarily due to increases in compensation and benefits expense. Compensation and benefits expense increased $92,000 when comparing the two periods, primarily due to the addition of staff as well as normal increases in salaries and benefits.

        Income tax expense.    Income tax expense for the six-month period ended June 30, 2015 was $78,000, for an effective tax rate of 21.85%, compared to $281,000, for an effective tax rate of 28.07%, for the same period in 2014. The reduction in tax rate was primarily due to a higher percentage of income being tax-exempt.

  Liquidity and Capital Resources

        Peoples' primary sources of funds are customer deposits, proceeds from loan repayments and maturing securities. While loan repayments and maturities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, general economic conditions and competition. At June 30, 2015, Peoples had cash and cash equivalents of $15.5 million and securities available-for-sale with a fair value of $151.4 million. If Peoples requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Cincinnati of $15.7 million.

        Peoples' primary investing activity is the origination of one-to-four family mortgage loans and, to a lesser extent, consumer, multi-family, commercial real estate and residential construction loans. Peoples also invests in obligations of U.S. Government sponsored entity securities and municipal securities.

        Peoples must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. Historically, Peoples has been able to retain a significant amount of its deposits as they mature.

        The Company and Peoples Bank are required to maintain specific amounts of capital pursuant to regulatory requirements. As of June 30, 2015, Peoples Bank was in compliance with all regulatory capital requirements that were effective as of such date with Tier 1 capital to average assets, common equity Tier 1 capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios of 12.2%, 29.6%, 29.6% and 30.8%, respectively. The regulatory requirements at that date to be considered "well-capitalized" under applicable regulations were 5.0%, 6.5%, 8.0% and 10.0%, respectively. At June 30, 2015, Peoples Bank was considered "well-capitalized" under applicable regulatory guidelines.

        Peoples is a separate legal entity from Peoples Bank. In addition to its own operating expenses, Peoples on a stand-alone basis, is responsible for paying any dividends declared to its shareholders. Peoples Board of Directors has authorized the repurchase of shares of Peoples common stock. Peoples' primary source of income is dividends received from Peoples. The amount of dividends that Peoples Bank may declare and pay to Peoples in any calendar year, without the receipt of prior approval from its primary regulator but with prior notice its primary regulator, cannot exceed net income for that year to date plus retained net income for the preceding two calendar years.

Off-Balance Sheet Arrangements

        In the normal course of operations, Peoples engages in a variety of financial transactions that, in accordance with GAAP, are not recorded on its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are primarily used to manage customers' requests for funding and take the form of loan commitments and letters of credit. For the six months ended June 30, 2015, Peoples did not engage in any off-balance sheet transactions reasonably likely to have a material effect on Peoples' financial condition, results

Financial Condition and Results of Operations
for the Fiscal Year Ended December 31, 2014

Results of Operations for the Years Ended December 31, 2014 and 2013

        Net Income.    Net income attributable to the Company was $1.7 million ($565.41 per share diluted; weighted average common shares outstanding of 3,077, as adjusted) for the year ended December 31, 2014 compared to $1.2 million ($394.46 per share diluted; weighted average common shares outstanding of 3,098, as adjusted) for the year ended December 31, 2013.

        Net Interest Income.    Net interest income decreased $310,000, or 4.35%, from $7.1 million for 2013 to $6.8 million for 2014 primarily due to a decrease in average earning assets which was partially offset by a decrease average cost on interest bearing liabilities.

        Total interest income decreased $426,000 for 2014 as compared to 2013. This decrease was primarily a result of the decrease in average balance of interest-bearing assets decreasing from $220.6 million for 2013 to $215.9 million for 2014. Interest on loans decreased $476,000 as a result of the average balance of loans decreasing from $80.2 million for 2013 to $66.8 million for 2014 partially offset by the average yield on loans increasing from 6.21% for 2013 to 6.75% for 2014. Interest on total investment securities (including Federal Home Loan Bank stock) increased $29,000 for 2014 compared to 2013 due to a increase in the average balance of total investment securities from $134.7 million for 2013 to $136.4 million for 2014 partially offset by an decrease in the average tax-equivalent yield of total investment securities from 2.79% for 2013 to 2.76% for 2014. Market interest rates remained at near historic lows throughout 2014, so as investment securities mature or pay down they are replaced with lower yielding investment purchases.

        Total interest expense decreased $116,000, from $1.5 million for 2013 to $1.4 million for 2014, primarily due to decrease in the average cost of funds from 0.93% for 2013 to 0.86% for 2014 partially offset by an increase in the average balance of interest-bearing liabilities from $161.0 million for 2013 to $161.5 million for 2014. Interest expense on deposits decreased from $1.5 million for 2013 to $1.4 million for 2014 as a result of a decrease in the average cost of interest-bearing deposits, which decreased from 0.94% for 2013 to 0.86% for 2014 partially offset by an increase in the average balance of interest-bearing deposits from $159.8 million for 2013 to $161.5 million for 2014. For further information, see "Average Balances and Yields" below. The changes in interest income and interest expense resulting from changes in volume and changes in rates for 2014 and 2013 are shown in the schedule captioned "Rate/Volume Analysis" included herein.

        Provision for Loan Losses.    There was no provision for loan losses for 2014 compared to $300,000 for 2013. The consistent application of management's allowance methodology resulted in a decrease in the provision for loan losses for 2014 compared to the prior year primarily due to a decrease in net charge-offs and a decrease in non-performing and classified loans. Net charge-offs decreased when comparing the two periods, from $2.5 million for 2013 to $42,000 for 2014. Additionally, non-performing loans as a percentage of total loans decreased from 11.27% at December 31, 2013 to 4.80% at December 31, 2014. The reduction of non-performing loans was primarily due to significant transfers of non-performing loans to foreclosed assets during 2014.

        Provisions for loan losses are charges to earnings to maintain the total allowance for loan losses at a level considered reasonable by management to provide for probable known and inherent loan losses based on management's evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans and economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond the Peoples control. While Peoples maintains the allowance for loan losses at a level that it considers adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts.

        Noninterest income.    Noninterest income increased $2.0 million to $3.0 million or 185.37% for 2014 compared to $1.0 million for 2013. Net gain on sale of securities available for sale increased $682,000 and income from foreclosed asset operations and other income increased $1.2 million during 2014. Income from foreclosed asset operations increase primarily due to a full year of operations of Peoples Bank's subsidiary during 2014.

        Noninterest expense.    Noninterest expense increased $1.2 million, or 19.27%, to $7.3 million for 2014 compared to $6.2 million for 2013. The increase was primarily due to an increase of $1 million in expense for foreclosed asset operations. This increase was primarily due to a full year of operations of Peoples Bank's subsidiary during 2014. Other expenses also increased $164,000 when comparing the two periods primarily due to costs professional services. This was partially offset by a decrease in salaries and employee benefits decreasing $218,000 from $3.8 million for 2013 to $3.6 million for 2014.

        Income tax expense.    The Company recognized income tax expense of $725,000 million for 2014 and $499,000 for 2013. The effective tax rate remained stable at approximately 29.00% for both 2014 and 2013.

        Average Balances and Yields.    The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earnings assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average historical cost balances of assets or liabilities, respectively, for the periods presented and do not give effect to changes in fair value that are included as a separate component of stockholders' equity. Average balances are derived from daily balances. Tax-exempt income on loans and investment securities has been adjusted to a tax equivalent basis using the federal marginal tax rate of 34%.

	Year ended December 31,
	2014			2013			2012
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans(1)	$66,769	$4,506	6.75%	$80,203	$4,982	6.21%	$85,533	$5,257	6.15%
Taxable securities	128,930	3,362	2.61	126,615	3,284	2.59	118,490	3,538	2.99
Tax exempt securities	7,422	258	3.48	8,106	307	3.79	6,487	271	4.18
Federal funds sold and
Interest-bearing deposits	12,729	78	0.61	5,657	57	1.01	7,704	58	0.75

Total interest-earning assets	215,850	8,204	3.80	220,581	8,630	3.91	218,214	9,124	4.18
Noninterest-earning assets	13,160			6,734			8,870

Total assets	$229,010			$227,315			$227,084

Interest-bearing liabilities:
Interest-bearing demand deposits	$13,552	$91	0.67%	$12,461	$84	0.67%	$11,947	$98	0.82%
Savings accounts	106,417	792	0.74	101,755	757	0.74	94,814	943	0.99
Time deposits	41,491	505	1.22	45,569	659	1.45	49,149	942	1.92

Total deposits	161,460	1,388	0.86	159,785	1,500	0.94	155,910	1,983	1.27
FHLB advances	—	—	0.00	1,252	4	0.32	4,276	9	..21

Total interest-bearing liabilities	161,460	1,388	0.86%	161,037	1,504	0.93%	160,186	1,992	1.24%
Noninterest-bearing liabilities	40,097			37,675			36,200

Total liabilities	201,557			198,712			196,386
Stockholders' equity	27,453			28,603			30,698

Total liabilities and stockholders' equity	$229,010			$227,315			$227,084

Net interest income		$6,816			$7,126			$7,132
Interest rate spread			2.94%			2.97%			2.91%
Net interest margin			3.22%			3.31%			3.34%
Ratio of average interest—earning assets to average interest-bearing liabilities			133.69%			138.05%			139.96%

(1)
Calculations included non-accruing loans in the average loan amounts outstanding.

        Rate/Volume Analysis.    The following table sets forth the effects of changing rates and volumes on net interest income and interest expense computed on a tax-equivalent basis. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) effects attributable to changes in rate and volume (change in rate multiplied by changes in volume). Tax exempt income on loans and investment securities has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 34%.

	2014 Compared to 2013 Increase (Decrease) Due to				2013 Compared to 2012 Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Net	Rate	Volume	Rate/ Volume	Net
Rate Volume
Interest-earning assets:
Loans	$431	$(834)	$(73)	$(476)	$56	$(328)	$(3)	$(275)
Taxable securities	18	60	—	78	(465)	243	(32)	(254)
Tax exempt securities	(25)	(26)	2	(49)	(25)	68	(7)	36
Federal funds sold and
Interest bearing deposits	(23)	71	(27)	21	19	(15)	(5)	(1)

Total interest earning assets	401	(729)	(98)	(426)	(415)	(32)	(47)	(494)
Interest-bearing liabilities:
Interest-bearing demand deposits	—	7	—	7	(17)	4	(1)	(14)
Savings accounts	—	35	—	35	(238)	69	(17)	(186)
Time deposits	(104)	(59)	9	(154)	(231)	(69)	17	(283)
FHLB advances	(4)	(4)	4	(4)	5	(6)	(4)	(5)

Total interest-bearing liabilities	(108)	(21)	13	(116)	(481)	(2)	(5)	(488)

Net change in net interest income	$509	$(708)	$(111)	$(310)	$66	$(30)	$(42)	$(6)

Comparison of Financial Condition at December 31, 2014 and 2013

        Total assets increased 4.5% from $223.6 million at December 31, 2013 to $233.6 million at December 31, 2014 primarily due to increases in securities available for sale and cash and cash equivalents partially offset by a decrease in net loans.

Loan Portfolio

        Net loans decreased 16.76% from $71.2 million at December 31, 2013 to $59.3 million at December 31, 2014. The primary contributing factor to the decrease in net loans was due to the transfer of $5.8 million of real estate loans to foreclosed assets. Net loans also decrease due to $6.1 million of net payoffs during the 2014. Real estate loans decreased $12.0 million while consumer and other loans decreased $6,000 during 2014.

        The following table presents the composition of Peoples loan portfolio by type of loan at the dates indicated.

	At December 31,
	2014		2013		2012
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Loan Portfolio Analysis
Mortgage loans
Residential(1)	$41,180	67.55%	$46,579	63.85%	$49,618	60.40%
Commercial real estate	7,017	11.50	7,462	10.24	8,686	10.58
Commercial real estate construction(2)	3,183	5.22	2,919	4.00	1,891	2.30
Residential real estate construction(2)	4,577	7.51	10,994	15.07	16,360	19.92

Total mortgage loans	55,957	91.78	67,954	93.16	76,555	93.20
Consumer loans
Automobile loans	774	1.27	688	0.94	790	0.96
Other(3)	4,137	6.79	4,230	5.80	4,484	5.46

Total consumer loans	4,911	8.06	4,918	6.74	5,274	6.42
Commercial business loans	96	0.16	74	0.10	315	0.38

Total gross loans	60,964	100.00%	72,946	100.00%	82,144	100.00%
Less: Allowance for loan losses	1,669		1,711		3,905

Total loans, net	$59,295		$71,235		$78,239

(1)
Includes conventional one- to four-family, home equity and second mortgage loans

(2)
Includes construction loans for which Peoples has committed to provide permanent financing and multi-family loans.

(3)
Includes loans secured by lawn and farm equipment, mobile homes and other personal property.

        Residential Loans.    Peoples lending activities have concentrated on the origination of residential mortgages for retention in the Peoples loan portfolio. Peoples offers fixed-rate mortgage loans typically with terms of 15 to 30 years. Substantially all residential mortgages are collateralized by properties within the Peoples market area. Historically, Peoples has retained its residential loan originations in its portfolio. Retaining fixed-rate loans in its portfolio subjects the Peoples to a higher degree of interest rate risk.

        Peoples lending policies generally limit the maximum loan-to-value ratio on fixed-rate and ARM loans to 80% of the lesser of the appraised value or purchase price of the underlying residential property unless private mortgage insurance to cover the excess over 80% is obtained, in which case the mortgage is limited to 95% (or 97% under a Freddie Mac program) of the lesser of appraised value or purchase price. The loan-to-value ratio, maturity and other provisions of the loans made by Peoples are generally reflected in the policy of making less than the maximum loan permissible under federal regulations, in accordance with established lending practices, market conditions and underwriting standards maintained by Peoples. Peoples requires title, fire and extended insurance coverage on all mortgage loans originated. All of Peoples real estate loans contain due on sale clauses. Peoples generally obtains appraisals on all its real estate loans from outside appraisers.

        Commercial Real Estate Loans.    Commercial real estate loans are generally secured by small retail stores, professional office space and, in certain instances, farm properties. Commercial real estate loans are generally originated with a loan-to-value ratio not to exceed 75% of the appraised value of the property. Property appraisals are performed by independent appraisers approved by Peoples' board of directors. Peoples originates fixed-rate balloon loans with a short maturity, but a longer amortization schedule.

        Commercial real estate lending affords Peoples an opportunity to receive interest at rates higher than those generally available from residential mortgage lending. However, loans secured by such properties usually are greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by multi-family and commercial properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. Peoples seeks to minimize these risks by limiting the maximum loan-to-value ratio to 75% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. Peoples also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

        Construction Loans.    Peoples originates construction loans for residential properties and commercial properties. Although Peoples originates construction loans that are repaid with the proceeds of a limited number of mortgage loans obtained by the borrower from another lender, the majority of the construction loans that Peoples originates are permanently financed by Peoples. Construction loans originated without a commitment by Peoples to provide permanent financing are generally originated for a term of six to 12 months and at a fixed interest rate based on the prime rate.

        Most construction loans are originated with a loan-to-value ratio not to exceed 80% of the appraised estimated value of the completed property. The construction loan documents require the disbursement of the loan proceeds in increments as construction progresses. Disbursements are based on periodic on-site inspections by an independent appraiser.

        Construction lending is inherently riskier than residential mortgage lending. Construction loans, on average, generally have higher loan balances than residential mortgage loans. In addition, the potential for cost overruns because of the inherent difficulties in estimating construction costs and, therefore, collateral values and the difficulties and costs associated with monitoring construction progress, among other things, are major contributing factors to this greater credit risk. Furthermore, the demand for construction loans and the ability of construction loan borrowers to service their debt depends highly on the state of the general economy, including market interest rate levels and the state of the economy of Peoples' primary market area. A material downturn in economic conditions could be expected to have a material adverse effect on the credit quality of the construction loan portfolio.

        Consumer Loans.    Peoples offers a variety of secured or guaranteed consumer loans, including automobile and truck loans, home equity loans, home improvement loans, boat loans, mobile home loans and loans secured by savings deposits. In addition, Peoples offers unsecured consumer loans. Consumer loans are generally originated at fixed interest rates and for terms not to exceed seven years. The largest portion of Peoples' consumer loan portfolio consists of personal installment loans followed by automobile and truck loans. Automobile and truck loans are originated on both new and used vehicles. Such loans are generally originated at fixed interest rates for terms up to five years and at loan-to-value ratios up to 90% of the blue book value in the case of used vehicles and 90% of the purchase price in the case of new vehicles.

        Peoples' underwriting procedures for consumer loans includes an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Peoples underwrites and originates the majority of its consumer loans internally, which management believes limits exposure to credit risks relating to loans underwritten or purchased from brokers or other outside sources.

        Consumer loans generally entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by assets that depreciate rapidly, such as automobiles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower's continuing financial stability, and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by the borrower against Peoples as the holder of the loan, and a borrower may be able to assert claims and defenses that it has against the seller of the underlying collateral.

Loan Maturity and Repricing

        The following table sets forth certain information at December 31, 2014 regarding the dollar amount of loans maturing in Peoples' portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, which are loans having neither a stated schedule of repayments nor a stated maturity, and overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned income and allowance for loan losses.

	Due in One Year or Less	Due Over One Year Through Five Years	Due After Five Years	Total
Real estate	$16,227	$25,445	$14,285	$55,957
Consumer loans	4,357	304	250	4,911
Commercial business	96	—	—	96

Total gross loans	$20,680	$25,749	$14,535	$60,964

        Nonperforming Assets.    Loans are reviewed regularly and when loans become 90 days delinquent, the loan is placed on nonaccrual status and the previously accrued interest income is reversed unless, in the opinion of management, the outstanding interest remains collectible. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan when the likelihood of further loss on the loan is remote. Otherwise, Peoples applies the cost recovery method and applies all payments as a reduction of the unpaid principal balance.

        The following table sets forth information with respect to Peoples' nonperforming assets for the dates indicated. Nonperforming assets include nonaccrual loans, accruing loans that are 90 days or more past due, and foreclosed real estate.

	At December 31,
	2014	2013	2012
Nonperforming Loan Data
Loans accounted for on a nonaccrual basis:
Residential real estate(1)	$1,850	$2,297	$3,677
Commercial real estate(2)	752	5,610	8,060
Commercial business	—	—	—
Consumer	105	15	11

Total	2,707	7,922	11,748
Accounting loans past due 90 days or more:
Residential real estate(1)	55	93	117
Commercial real estate(2)	74	—	—
Commercial business	—	—	—
Consumer	11	10	24

Total	140	103	141

Total nonperforming loans	2,847	8,025	11,889

Foreclosed real estate, net	6,100	1,556	1,156

Total nonperforming assets	$8,947	$9,581	$13,045

Total nonperforming loans to net loans	4.80%	11.27%	15.20%
Total nonperforming loans to total assets	1.22%	3.59%	5.15%
Total nonperforming assets to total assets	3.83%	4.29%	5.65%

(1)
Including multi-family and 1-4 family construction

(2)
Including farmland and commercial real estate construction

        Peoples accrues interest on loans over 90 days past due when, in the opinion of management, the estimated value of collateral and collection efforts are deemed sufficient to ensure full recovery. Peoples did not recognize any interest income on nonaccrual loans for the fiscal year ended December 31, 2014.

        Classified Assets.    The Regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, examiners have the authority to identify additional problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution charges off an amount equal to 100% of the portion of the asset classified as loss. The regulations also provide for a "special mention" category, described as assets which do not currently expose the institution to sufficient risk to warrant adverse classification, but have potential weaknesses that deserve management's close attention.

        At December 31, 2014, Peoples had $1.4 million in doubtful loans and $4.9 million in substandard loans and $1.4 million in loans as special mention loans at December 31, 2014.

        Current accounting rules require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is classified as "impaired" by management when, based on current information and events, it is probable that Peoples will be unable to collect all amounts due in accordance with the terms of the loan agreement. If the fair value, as measured by one of these methods, is less than the recorded investment in the impaired loan, Peoples establishes a valuation allowance with a provision charged to expense. Management reviews the valuation of impaired loans on a quarterly basis to consider changes due to the passage of time or revised estimates. At December 31, 2014, all impaired loans were considered to be collateral dependent for the purposes of determining fair value.

        Values for collateral dependent loans are generally based on appraisals obtained from independent licensed real estate appraisers, with adjustments applied for estimated costs to sell the property, costs to complete unfinished or repair damaged property and other factors. New appraisals are generally obtained for all significant properties when a loan is identified as impaired, and a property is considered significant if the value of the property is estimated to exceed $100,000. Subsequent appraisals are obtained as needed or if management believes there has been a significant change in the market value of the property. In instances where it is not deemed necessary to obtain a new appraisal, management bases its impairment and allowance for loan loss analysis on the original appraisal with adjustments for current conditions based on management's assessment of market factors and management's inspection of the property. At December 31, 2014, discounts from appraised values used to value impaired loans for estimates of changes in market conditions, the condition of the collateral, and estimated costs to sell the property ranged from 9% to 22%.

        An insured institution is required to establish and maintain an allowance for loan losses at a level that is adequate to absorb estimated credit losses associated with the loan portfolio, including binding commitments to lend. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities. When an insured institution classifies problem assets as "loss," it is required either to establish an allowance for losses equal to 100% of the amount of the assets, or charge off the classified asset. Peoples regularly reviews the loan portfolio to determine whether any loans require classification in accordance with applicable regulations.

        Loans classified as impaired in accordance with accounting standards included in the above regulatory classifications and the related allowance for loan losses are summarized below at the dates indicated:

	At December 31,
	2014	2013	2012
Impaired Loans
Impaired loans with related allowance	$153	$256	$8,358
Impaired loans with no allowance	8,672	15,791	9,877

Total impaired loans	$8,825	$16,047	$18,235

Allowance for loan losses:
Related to impaired loans	$52	$43	$2,657
Related to other loans	1,617	1,668	1,248

        See Note 3 in the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference, for additional information regarding impaired loans and the related allowance for loan losses.

        Foreclosed Real Estate.    Foreclosed real estate held for sale is carried at fair value minus estimated costs to sell. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. Income from operations of foreclosed real estate held for sale is reported in non-interest income and expense from operations of foreclosed real estate is reported in non-interest expense. At December 31, 2014, Peoples had foreclosed real estate totaling $6.1 million.

        Allowance for Loan Losses.    Loans are Peoples' largest concentration of assets and continue to represent the most significant potential risk. In originating loans, Peoples recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral. Peoples maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance for loan losses represents management's estimate of probable loan losses based on information available as of the date of the financial statements. The allowance for loan losses is based on management's evaluation of the loan portfolio, including historical loan loss experience, delinquencies, known and inherent risks in the nature and volume of the loan portfolio, information about specific borrower situations, estimated collateral values, and economic conditions. The loan portfolio is reviewed quarterly by management to evaluate the adequacy of the allowance for loan losses to determine the amount of any adjustment required after considering the loan charge-offs and recoveries for the quarter. Management applies a systematic methodology that incorporates its current judgments about the credit quality of the loan portfolio.

        The methodology used in determining the allowance for loan losses includes segmenting the loan portfolio by identifying risk characteristics common to pools of loans, determining and measuring impairment of individual loans based on the present value of expected future cash flows or the fair value of collateral, and determining and measuring impairment for pools of loans with similar characteristics by applying loss factors that consider the qualitative factors which may affect the loss rates.

        Specific allowances related to impaired loans and other classified loans are established where the present value of the loan's discounted cash flows, observable market price or collateral value (for collateral dependent loans) is lower than the carrying value of the loan. The identification of these loans results from the loan review process that identifies and monitors credits with weaknesses or conditions which call into question the full collection of the contractual payments due under the terms of the loan agreement. Factors considered by management include, among others, payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. At December 31, 2014, Peoples' specific allowances totaled $52,000. The loan had a balance of $153,000 at December 31, 2014 and the loan was on nonaccrual status.

        For loans evaluated on a pool basis, management applies loss factors to pools of loans with common risk characteristics (e.g., residential mortgage loans, home equity loans, commercial real estate loans). The loss factors are derived from Peoples' historical loss experience. Loss factors are adjusted for significant qualitative factors that, in management's judgment, affect the collectability of the loan portfolio segment. The significant qualitative factors include the levels and trends in charge-offs and recoveries, trends in volume and terms of loans, levels and trends in delinquencies, the effects of changes in underwriting standards and other lending practices or procedures, the experience and depth of the lending management and staff, effects of changes in credit concentration, changes in industry and market conditions and national and local economic trends and conditions. Management evaluates these conditions on a quarterly basis and evaluates and modifies the assumptions used in establishing the loss factors.

        See Notes 1 and 3 in the accompanying Notes to Consolidated Financial Statements, which are incorporated herein by reference, for additional information regarding management's methodology for estimating the allowance for loan losses.

        The following table sets forth an analysis of Peoples' allowance for loan losses for the periods indicated.

	At December 31,
	2014	2013	2012
Charge off and Recovery Detail
Allowance at beginning of period	$1,711	$3,905	$1,732
Provision for loan losses	—	300	2,300
Recoveries:
Residential real estate(1)	19	8	11
Commercial real estate(2)	—	—	—
Commercial business	—	—	—
Consumer	2	3	3

Total recoveries	21	11	14
Charge-offs:
Residential real estate(1)	62	195	68
Commercial real estate(2)	—	2,305	39
Commercial business	—	—	—
Consumer	1	5	34

Total charge-offs	63	2,505	141

Net (charge-offs) recoveries	(42)	(2,494)	(127)

Balance at end of period	$1,669	$1,711	$3,905

Ratio of allowance of total loans outstanding at the end of the period	2.74%	2.35%	4.75%
Ratio of net charge-offs to average loans outstanding during the period	0.06%	3.11%	0.15%

(1)
Including multi-family and 1-4 family construction

(2)
Including farmland and commercial real estate construction

Allowance for Loan Losses Analysis

        The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2014		2013		2012
	Amount	Percent of Outstanding Loans in Category	Amount	Percent of Outstanding Loans in Category	Amount	Percent of Outstanding Loans in Category
Real estate	$579	91.79%	$538	93.16%	$2,730	93.20%
Commercial business	1	0.16	3	0.10	3	0.38
Consumer	104	8.06	129	6.74	131	6.42
Unallocated	985	N/A	1,041	N/A	1,041	N/A

Total allowance for Loan losses	$1,669	100.00%	$1,711	100.00%	$3,905	100.00%

(1)
Including multi-family and 1-4 family construction

(2)
Including farmland and commercial real estate construction

Investment Activities

        The securities portfolio is the second largest component of earning assets and provides a significant source of revenue. Securities within the portfolio are classified as primarily available-for-sale.

        Available-for-sale securities, which include any security for which management has no immediate plans to sell, but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in shareholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income, using the constant yield method over the period to maturity. Interest and dividends on investments in debt and equity securities are included in income when earned.

        Securities available for sale, at fair value, consisting primarily of obligations of U. S. sponsored entities and bond and municipal obligations, increased $15.7 million, from $129.3 million at December 31, 2013 to $145.0 million at December 31, 2014. Purchases of securities available for sale totaled $108.7 million during 2014. These purchases were offset by maturities of $22.8 million and sales of $78.3 million. Peoples invests excess cash in securities that provide safety, liquidity and yield. Accordingly we purchase federal agency notes for short-term yield and low risk, and municipals are purchased to improve our tax equivalent yield focusing on longer term profitability.

        Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer and (iii) the intent and ability of Peoples to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        The unrealized losses in the investment securities were caused by interest rate increases. Because management does not intend to sell the investments and it is not more likely than not that management will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, management does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

        The following table sets forth the securities portfolio at the dates indicated.

	2014				2013				2012				2011
	Fair Value	Amortized Cost	Percent of Portfolio	Weighted Average Yield(1)	Fair Value	Amortized Cost	Percent of Portfolio	Weighted Average Yield(1)	Fair Value	Amortized Cost	Percent of Portfolio	Weighted Average Yield(1)	Fair Value	Amortized Cost	Percent of Portfolio	Weighted Average Yield(1)
Securities Held to Maturity:
U.S. Agency
Due in one year or less	—	—	0.00%	0.00%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after one year through five years	—	—	0.00%	0.00%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after five years through ten years	—	—	0.00%	0.00%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after ten years through fifteen years	—	—	0.00%	0.00%	62,246	68,514	48.16%	1.67%	61,622	61,520	44.34%	1.91%	40,040	39,959	35.28%	3.01%
Municipals
Due in one year or less	—	—	0.00%	0.00%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after one year through five years	—	—	0.00%	0.00%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after five years through ten years	—	—	0.00%	0.00%	1,171	1,097	0.91%	3.80%	1,236	1,096	0.89%	3.80%	1,227	1,096	1.08%	3.80%
Due after ten years through fifteen years	—	—	0.00%	0.00%	21,058	20,219	16.29%	5.55%	22,586	20,220	16.25%	5.53%	21,053	19,537	18.55%	5.61%
Securities Available for Sale:
U.S. Agency
Due in one year or less	—	—	0.00%	0.00%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after one year through five years	45,352	45,535	31.28%	0.87%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after five years through ten years	34,735	34,987	23.96%	1.86%	—	—	0.00%		—	—	0.00%	0.00%	—	—	0.00%
Due after ten years through fifteen years	43,268	44,952	29.85%	2.31%	31,481	34,387	24.36%	2.11%	19,860	19,978	14.29%	2.20%	22,995	22,972	20.26%	2.32%
Municipals
Due in one year or less	—	—	0.00%	0.00%	—	—	0.22%	3.68%	—	—	0.00%	0.00%	—	—	0.00%
Due after one year through five years	—	—	0.00%	0.00%	—	—	0.00%		580	554	0.42%	3.68%	884	828	0.78%	3.68%
Due after five years through ten years	2,786	2,650	1.92%	3.14%	1,036	1,076	0.80%	1.85%	1,099	1,087	0.79%	1.83%	—	—	0.00%
Due after ten years through fifteen years	18,830	17,732	12.99%	4.95%	11,976	11,620	9.27%	5.44%	11,598	10,647	8.35%	5.67%	11,668	11,006	10.28%	5.68%

Totals	144,971	145,856	100.00%	2.11%	129,259	137,198	100.00%	2.78%	138,970	134,909	100.00%	2.93%	113,504	111,034	100%	3.56%

MBS—AFS
Due in one year or less	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%
Due after one year through five years	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%
Due after five years through ten years	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%
Due after ten years through fifteen years	—	—	0.00%	0.00%	—	—	0.00%	0.00%	16,054	15,613	11.55%	2.22%	10,425	10,424	9.18%	2.47%
MBS—HTM
Due in one year or less	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%
Due after one year through five years	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%
Due after five years through ten years	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%	0.00%	—	—	0.00%
Due after ten years through fifteen years	—	—	0.00%	0.00%	—	—	0.00%	0.00%	4,335	4,194	3.12%	2.44%	5,212	5,212	4.59%	2.41%

Deposit Activities and Other Sources of Funds

        General.    Deposits and loan repayments are the major source of Peoples' funds for lending and investment activities and for its general business purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Borrowing may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or may also be used on a longer-term basis for interest rate risk management.

        Deposit Accounts.    Deposits are attracted from within Peoples' primary market area through the offering of a broad selection of deposit instruments, including non-interest bearing checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, Peoples considers the rates offered by its competition, profitability to Peoples, matching deposit and loan products and its customer preferences and concerns. Peoples generally reviews its deposit mix and pricing weekly.

        Total deposits increased 2.11%, from $199.7 million at December 31, 2013 to $203.9 million at December 31, 2014. Interest-bearing demand deposits increased $953,000 million during 2014. Noninterest-bearing demand deposits increased 8.60% to $41.1 million. Savings and money market accounts increased $1.7 million or 2.09% from $82.1 million at December 31, 2013 to $83.8 million. Time deposits decreased $3.5 million during 2014.

        The following table presents the maturity distributions of time deposits of $100,000 or more as of December 31, 2014.

Amount at December 31, 2014
(Dollars in Thousands)
Maturity Period
Three months or less	$2,916
Over three through six months	2,045
Over six through twelve months	2,459
Over twelve months	7,488

$14,908

        The following table sets forth the balances of deposits in the various types of accounts offered by Peoples at the dates indicated.

	At December 31,
	2014			2013			2012
	Amount	Percent of Total	Increase (Decrease)	Amount	Percent of Total	Increase (Decrease)	Amount	Percent Total	Increase (Decrease)
Non-interest bearing	$41,097	20.15%	$3,255	$37,839	18.95%	$2,928	$34,914	17.81%	$3,330
NOW accounts	15,919	7.81	2,445	13,474	6.75	(403)	13,877	7.08	2,021
Savings accounts	32,325	15.85	2,417	29,908	14.98	4,233	25,675	13.10	2,733
Money market Accounts	51,506	25.26	(701)	52,207	26.14	1,586	50,621	25.82	2,232
Individual retirement savings account	23,552	11.55	311	23,241	11.64	765	22,476	11.46	71
Time deposits, $100,000 and over	14,908	7.31	(1,088)	15,996	8.01	(2,322)	18,318	9.34	1,015
All other time deposits	24,612	12.07	(2,431)	27,043	13.54	(3,133)	30,176	15.39	705

Total	$203,919	100.00%	$4,208	$199,708	100.00%	$3,654	$196,057	100.00%	$12,107

Shareholders' Equity

        Total shareholders' equity attributable to Peoples increased from $23.3 million at December 31, 2013 to $28.8 million at December 31, 2014. This increase is primarily the result of retained net income of $1.7 million and a net unrealized gain on available for sale securities of $4.7 million. This was partially offset by Peoples repurchasing 16 shares or $96,000 of its stock during 2014.

Off Balance-Sheet Arrangements

        Peoples is a party to financial instruments with off-balance-sheet risk including commitments to extend credit under existing lines of credit and commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

        Off-balance-sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	At December 31,
	2014	2013
Commitments
Undisbursed portion of construction loans	$3,414	$2,876
Unfunded commitments to extend credit under existing commercial and personal lines of credit	2,682	2,291
Standby letters of credit	449	397

        Peoples does not have any special purpose entities, derivative financial instruments or other forms of off-balance-sheet financing arrangements.

        Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Peoples evaluates each customer's creditworthiness on a case-by-case basis. The amounts of collateral obtained, if deemed necessary by Peoples upon extension of credit, are based on management's credit evaluation of the borrower.

Contractual Obligations

        The following table summarizes information regarding Peoples' contractual obligations as of December 31, 2014:

	Payments Due By Period
	Total	Less than One Year	One - Three Years	Three - Five Years	More Than Five Years
Deposits	$203,919	$187,007	$13,069	$3,843	$—

Total contractual Obligations	$203,919	$187,007	$13,069	$3,843	$—

Liquidity and Capital Resources

        Liquidity refers to the ability of a financial institution to generate sufficient cash flow to fund current loan demand, meet deposit withdrawals and pay operating expenses. Peoples' primary sources of funds are new deposits, proceeds from loan repayments and prepayments and proceeds from the maturity of securities. Peoples may also borrow from the Federal Home Loan Bank of Cincinnati.

While loan repayments and maturities of securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, general economic conditions and competition. At December 31, 2014, Peoples had cash and interest-bearing deposits with banks of $16.7 million and securities available for sale with a fair value of $145.0 million. If Peoples requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Cincinnati and collateral eligible for repurchase agreements.

        Peoples must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. At December 31, 2014, Peoples had total commitments to extend credit of $6.5 million. See Note 9 in the accompanying Notes to Consolidated Financial Statements, which is incorporated herein. At December 31, 2014, Peoples had certificates of deposit scheduled to mature within one year of $22.6 million. Historically, Peoples has been able to retain a significant amount of its deposits as they mature.

        Peoples is a separate legal entity from Peoples Bank. In addition to its own operating expenses, Peoples requires funds to pay any dividends to its shareholders and to repurchase any shares of its common stock. Peoples' primary source of income is dividends received from Peoples Bank. The amount of dividends Peoples Bank may declare and pay to Peoples in any calendar year, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years.

        Peoples and Peoples Bank are required to maintain specific amounts of capital pursuant to regulations. As of December 31, 2014 Peoples Bank was in compliance with all regulatory capital requirements which were effective as of such date with tangible capital to adjusted total assets, Tier I capital to risk-weighted assets and risk-based capital to risk-weighted assets ratios of 12.6%, 31.0% and 32.2%, respectively. See Note 10 in the accompanying Notes to Consolidated Financial Statements, which is incorporated herein by reference.

Effect of Inflation and Changing Prices

        The consolidated financial statements and related financial data presented in this report have been prepared in accordance with generally accepted accounting principles in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of Peoples' operations. Unlike most industrial companies, virtually all the assets and liabilities of the financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Market Risk Analysis

        Qualitative Aspects of Market Risk.    Market risk is the risk that the estimated fair value of our assets and liabilities will decline as a result of changes in interest rates or financial market volatility, or that our net income will be significantly reduced by interest rate changes.

        Peoples' principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates by operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. Peoples has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. In order to reduce the exposure to interest rate fluctuations, Peoples has developed strategies to manage its liquidity, shorten its effective maturities of certain interest-earning assets and decrease the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of short-term commercial and consumer loans, all of which are retained by Peoples for its portfolio. Peoples relies on retail deposits as its primary source of funds. Management believes the use of retail deposits, compared to brokered deposits, reduces the effects of interest rate fluctuations because they generally represent a more stable source of funds.

        Quantitative Aspects of Market Risk.    Peoples does not maintain a trading account for any class of financial instrument nor does Peoples engage in hedging activities or purchase high-risk derivative instruments. Furthermore, Peoples is not subject to foreign currency exchange rate risk or commodity price risk.

        Potential cash flows, sales, or replacement value of many of our assets and liabilities, especially those that earn or pay interest, are sensitive to changes in the general level of interest rates. This interest rate risk arises primarily from our normal business activities of gathering deposits, extending loans and investing in investment securities. Many factors affect Peoples' exposure to changes in interest rates, such as general economic and financial conditions, customer preferences, historical pricing relationships, and re-pricing characteristics of financial instruments. Peoples' earnings can also be affected by the monetary and fiscal policies of the U.S. Government and its agencies, particularly the Federal Reserve Board.

        An element in Peoples' ongoing process is to measure and monitor interest rate risk using a Net Interest Income at Risk simulation to model the interest rate sensitivity of the balance sheet and to quantify the impact of changing interest rates on Peoples. The model quantifies the effects of various possible interest rate scenarios on projected net interest income over a one-year horizon. The model assumes a semi-static balance sheet and measures the impact on net interest income relative to a base case scenario of hypothetical changes in interest rates over twelve months and provides no effect given to any steps that management might take to counter the effect of the interest rate movements. The scenarios include prepayment assumptions, changes in the level of interest rates, the shape of the yield curve, and spreads between market interest rates in order to capture the impact from re-pricing, yield curve, option, and basis risks.

        Results of Peoples' simulation modeling, which assumes an immediate and sustained parallel shift in market interest rates, project that Peoples' net interest income could change as follows over a one-year horizon, relative to our base case scenario, based on December 31, 2014 and 2013 financial information.

	At December 31, 2014 One Year Horizon		At December 31, 2013 One Year Horizon
Immediate Change in the Level of Interest Rates	Dollar Change	Percent Change	Dollar Change	Percent Change
	(Dollars in Thousands)
300bp	$(833)	(14.08)%	$41	0.58%
200bp	(576)	(9.74)	31	0.44
100bp	(348)	(5.88)	(9)	(0.13)
Static	—	—	—	—
(100)bp	(1)	(0.02)	245	3.49

        At December 31, 2014, Peoples' simulated exposure to an increase in interest rates shows that an immediate and sustained increase in rates of 1.00% would decrease Peoples' net interest income by $348,000, or 5.88%, over a one year horizon compared to a flat interest rate scenario. Furthermore, a rate increase of 2.00% would cause net interest income to decrease by 9.74%. Alternatively, an immediate and sustained decrease in rates of 1.00% or an increase of 3.00% would decrease Peoples'

net interest income by .02% or 14.08%, respectively, over a one year horizon compared to a flat interest rate scenario.

        Peoples also has longer term interest rate risk exposure, which may not be appropriately measured by Net Interest Income at Risk modeling. Therefore, Peoples also uses an Economic Value of Equity ("EVE") interest rate sensitivity analysis in order to evaluate the impact of its interest rate risk on earnings and capital. This is measured by computing the changes in net EVE for its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. EVE modeling involves discounting present values of all cash flows for on and off balance sheet items under different interest rate scenarios and provides no effect given to any steps that management might take to counter the effect of the interest rate movements. The discounted present value of all cash flows represents Peoples' EVE and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The amount of base case EVE and its sensitivity to shifts in interest rates provide a measure of the longer term re-pricing and option risk in the balance sheet.

        Results of Peoples' simulation modeling, which assumes an immediate and sustained parallel shift in market interest rates, project that Peoples' EVE could change as follows, relative to Peoples' base case scenario, based on December 31, 2014 and 2013 financial information.

	At December 31, 2014
	Economic Value of Equity			Economic Value as a Percent of Present Value of Assets
	Dollar Change	Dollar Change	Percent Change
Immediate Change in the Level of Interest Rates				EVE Ratio	Change
	(Dollars in Thousands)
300bp	$16,535	$(15,414)	(48.25)%	7.80%	$(567)
200bp	20,934	(11,015)	(34.48)	9.49	(392)
100bp	25,727	(6,222)	(19.47)	11.22	(219)
Static	31,949	—	—	13.41	—
(100)bp	36,658	4,709	15.02	15.02	161

	At December 31, 2013
	Economic Value of Equity			Economic Value as a Percent of Present Value of Assets
	Dollar Change	Dollar Change	Percent Change
Immediate Change in the Level of Interest Rates				EVE Ratio	Change
	(Dollars in Thousands)
300bp	$4,928	$(20,178)	(80.37)%	2.45%	$(861)
200bp	12,044	(13,062)	(52.03)	5.77	(536)
100bp	16,032	(9,074)	(36.14)	7.38	(368)
Static	25,106	—	—	11.06	—
(100)bp	30,730	5,624	22.40	13.19	213

        The previous table indicates that at December 31, 2014, Peoples would expect a decrease in its EVE in the event of a sudden and sustained 200 to 300 basis point increase or a 100 basis point decrease in prevailing interest rates, and would expect an increase in its EVE in the event of a sudden and sustained 100 basis point increase in prevailing interest rates.

        The models are driven by expected behavior in various interest rate scenarios and many factors besides market interest rates affect Peoples' net interest income and EVE. For this reason, Peoples models many different combinations of interest rates and balance sheet assumptions to understand its overall sensitivity to market interest rate changes. Therefore, as with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables and it is recognized that the model outputs are not guarantees of actual results. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in the modeling scenarios.

DISSENTERS' RIGHTS OF PEOPLES SHAREHOLDERS

        Kentucky law provides certain rights to shareholders who dissent from certain corporate actions, including the Merger. The following is a summary of the material provisions of Kentucky law relating to the dissenters' rights of shareholders and is qualified in its entirety by reference to the provisions of Sections 271B.13-010 through 271B.13-310 of the KBCA, which are attached in full as Annex D to this proxy statement. You are urged to read Annex D in its entirety. Under the provisions of the KBCA, if the Merger Agreement is approved at the special meeting and the Merger is consummated, any shareholder of Peoples who objects to proposed merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of the shareholder's shares of Peoples common stock.

        Only a shareholder of record may assert dissenters' rights. A beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) must direct the shareholder of record to assert dissenters' rights on behalf of the beneficial owner unless the right to dissent is granted to the beneficial owner by a nominee certificate on file with a corporation. A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Peoples in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. A beneficial owner may assert dissenters' rights only if the beneficial owner submits to Peoples the record shareholder's written consent to the dissent not later than the time the beneficial owner asserts dissenters' rights, and does so with respect to all shares of Peoples common stock of which he or she is the beneficial owner or over which he or she has power to direct the vote.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's common stock will equal the value of the shares immediately before consummation of the proposed merger, excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable. Any shareholder desiring to receive payment of the fair value of such shareholder's shares of Peoples common stock must deliver to Peoples, prior to the shareholder vote at the Peoples special meeting, a written notice of intent to demand payment for his or her shares if the Merger is approved and consummated, must not vote his or her shares in favor of the Merger Agreement, and must comply with the payment demand and other procedural requirements of the KBCA described below.

        All written communications from shareholders with respect to the assertion of dissenters' rights should be mailed to: Peoples Bancorp, Inc., 1612 Highway 44 East, Shepherdsville, Kentucky 40165, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the Merger Agreement is not enough to satisfy the requirements to assert dissenters' rights under the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to demand payment described above and the separate written demand for payment of the fair value of shares of Peoples common stock and the other procedural provisions described below.

        Within 10 days after the approval of the Merger Agreement at the special meeting, Peoples will send a dissenters' notice to all shareholders who have timely provided a notice of intent to demand payment in accordance with the procedures described above. The dissenters' notice will state the dates and place for receipt of the payment demand and the deposit of Peoples stock certificates, inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, supply a form for demanding payment that includes the date of the first announcement to the news media or shareholders of the terms of the Merger and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of his or her shares before that date, set a date by which Peoples must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the dissenters' notice is delivered, and be accompanied by a copy of the dissenters' rights provisions of the KBCA.

        In order to receive the payment contemplated by the dissenters' rights provisions of the KBCA, shareholders who receive a dissenters' notice must demand payment, certify whether the holder acquired beneficial ownership of shares before the date of the first announcement to the news media or to shareholders of the terms of the Merger, and deposit their stock certificates with Peoples according to the terms of the dissenters' notice. If the consummation of the Merger does not occur within 60 days after the date set for demanding payment and depositing share certificates, Peoples will be required to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the Merger then later occurs, Peoples will be required to send a new dissenters' notice, and the payment demand procedures outlined above must be repeated.

        As soon as the Merger occurs and Peoples receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, Peoples will pay the dissenter the amount Peoples estimates to be the fair value of his or her shares, plus accrued interest. The Peoples payment will be accompanied by the balance sheet of Peoples as of the end of a fiscal year ended not more than 16 months before the date of payment; an income statement for that year; a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; a statement of Peoples's estimate of the fair value of the shares; an explanation of how the interest was calculated; and a statement of the dissenter's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

        After consummation of the Merger, Peoples may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date of the first announcement to the news media or Peoples shareholders of the terms of the Merger. If Peoples makes such an election, we will estimate the fair value of the shares, plus accrued interest, and send an offer to each such dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment of a different amount under Section 271B.13-280 of the KBCA. Peoples will pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

        A dissenter may notify Peoples of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due and demand payment of the dissenter's estimate, if:

  (i)
  the dissenter believes the amount Peoples paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  (ii)
  Peoples fails to make payment within 60 days after the date set for demanding payment; or

  (iii)
  Peoples, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        A dissenter waives the right to demand payment unless he or she notifies Peoples of his or her demand in writing within 30 days after payment is made or offered for the dissenter's shares. If the demand for payment of the different amount remains unsettled, then Peoples, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in Bullitt County, Kentucky circuit court, requesting that the fair value of the dissenting shareholder's shares be determined. Peoples must make all dissenting shareholders whose demands remain unsettled parties to the proceeding, and all parties will be served with a copy of the petition. Each dissenter made a party to the proceeding will be entitled to judgment for any amount by which the court finds the fair value of that dissenter's shares, plus interest, exceeds the amount Peoples paid, or for the fair value, plus accrued interest, of that dissenter's shares acquired after the date of the first public announcement of the terms of the Merger for which Peoples elected to withhold payment. If Peoples does not begin the proceeding within the 60-day period, it will be required to pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

        Shareholders should note that dissenting shareholders will recognize gain or loss for federal income tax purposes on cash paid to them in satisfaction of the fair value of their shares, and should consult their tax advisors accordingly. See "Material Federal Income Tax Consequences" beginning on page 95 of this proxy statement/prospectus.

        Failure by any shareholder to follow the complex steps required by the KBCA for properly asserting dissenters' rights may result in the loss of those rights. If you are considering dissenting from the approval of the Merger Agreement and asserting your dissenters' rights under the KBCA, you should consult your legal advisor.

EXPERTS

        The consolidated financial statements of First Capital for the twelve months ended December 31, 2014, and 2013, have been audited by Monroe Shine & Co., Inc., independent registered public accounting firm ("Monroe Shine"), as set forth in their report thereon set forth in this joint proxy statement/prospectus in reliance upon such report given on the authority of Monroe Shine as experts in accounting and auditing. The consolidated financial statements of Peoples for the twelve months ended December 31, 2014, have been audited by Crowe Horwath LLP independent auditors ("Crowe"), as set forth in their report thereon set forth in this joint proxy statement/prospectus in reliance upon such report given on the authority of Crowe as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters pertaining to the validity of the First Capital common stock to be issued in connection with the Merger will be passed upon by Krieg DeVault LLP, Indianapolis, Indiana. Certain matters pertaining to the federal income tax consequences of the Merger will be passed upon by Krieg DeVault LLP.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

First Capital

        If the Merger is completed, Peoples shareholders will become shareholders of First Capital. To be included in First Capital's proxy statement and voted on at First Capital's regularly scheduled 2016 annual meeting of shareholders, shareholder proposals must be submitted in writing by December 15, 2015, to First Capital's Secretary, 220 Federal Drive, N.W., P.O. Box 130, Corydon, Indiana 47112, which date is 120 calendar days before the date on which First Capital expects to release the proxy statement for its 2016 annual meeting to First Capital shareholders. If notice of any other shareholder proposal intended to be presented at the annual meeting is not received by First Capital on or before December 15, 2015, the proxy solicited by the First Capital board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the First Capital proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2016 annual meeting is changed, the dates set forth above may change.

        First Capital's Bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 nor more than 120 days before the date of the annual meeting; provided that if less than 100 days' notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. A copy of the Bylaws may be obtained from First Capital.

Peoples

        If the Merger occurs, there will be no Peoples annual meeting of shareholders for 2016. In that case, shareholder proposals must be submitted to First Capital in accordance with the procedures described above.

        If the Merger is not completed, then Peoples will hold an annual meeting in 2016.

 WHERE YOU CAN FIND MORE INFORMATION

        First Capital files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that First Capital files at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. First Capital's public filings also are available to the public from commercial document retrieval services and on the Internet site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Shares of First Capital common stock are listed on the NASDAQ Capital Market under the symbol "FCAP."

        First Capital has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of First Capital being offered in the Merger. This joint proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the joint proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this joint proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document. This joint proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this joint proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this joint proxy statement/prospectus is required to be delivered, this joint proxy statement/prospectus will be supplemented or amended.

        All information regarding First Capital in this joint proxy statement/prospectus has been provided by First Capital, and all information regarding Peoples in this joint proxy statement/prospectus has been provided by Peoples.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
 First Capital, Inc.
Corydon, Indiana

        We have audited the accompanying consolidated balance sheets of First Capital, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Capital, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

New Albany, Indiana
March 27, 2015

FIRST CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2014 AND 2013

(In thousands, except share and per share data)	2014	2013
ASSETS
Cash and due from banks	$13,653	$10,058
Interest-bearing deposits with banks	865	467
Federal funds sold	18,725	611

Total cash and cash equivalents	33,243	11,136
Interest-bearing time deposits	8,270	4,425
Securities available for sale, at fair value	100,226	108,762
Securities—held to maturity	6	9
Loans, net	300,603	288,506
Loans held for sale	1,608	1,611
Federal Home Loan Bank stock, at cost	2,241	2,820
Foreclosed real estate	78	466
Premises and equipment	10,208	10,347
Accrued interest receivable	1,580	1,716
Cash value of life insurance	6,161	6,332
Goodwill	5,386	5,386
Other assets	3,151	2,868

Total Assets	$472,761	$444,384

LIABILITIES
Deposits:
Noninterest-bearing	$73,042	$56,436
Interest-bearing	339,594	317,394

Total deposits	412,636	373,830
Retail repurchase agreements	—	9,310
Advances from Federal Home Loan Bank	—	5,500
Accrued interest payable	127	192
Accrued expenses and other liabilities	2,765	2,213

Total liabilities	415,528	391,045

Commitments and Contingencies
EQUITY
Preferred stock of $.01 par value per share
Authorized 1,000,000 shares; none issued	—	—
Common stock of $.01 par value per share
Authorized 5,000,000 shares; issued 3,164,416 shares; outstanding 2,740,502 and 2,784,088 shares in 2014 and 2013, respectively	32	32
Additional paid-in capital	24,313	24,313
Retained earnings—substantially restricted	40,229	36,947
Accumulated other comprehensive income (loss)	800	(720)
Less treasury stock, at cost—423,914 shares (380,328 shares in 2013)	(8,253)	(7,345)

Total First Capital, Inc. stockholders' equity	57,121	53,227

Noncontrolling interest in subsidiary	112	112

Total equity	57,233	53,339

Total Liabilities and Equity	$472,761	$444,384

See notes to consolidated financial statements.

FIRST CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

(In thousands, except per share data)	2014	2013
INTEREST INCOME
Loans, including fees	$15,937	$15,833
Securities:
Taxable	1,185	1,294
Tax-exempt	1,058	1,113
Federal Home Loan Bank dividends	114	99
Federal funds sold and interest-bearing deposits in banks	105	72

Total interest income	18,399	18,411

INTEREST EXPENSE
Deposits	1,127	1,474
Retail repurchase agreements	12	28
Advances from Federal Home Loan Bank	5	151

Total interest expense	1,144	1,653

Net interest income	17,255	16,758
Provision for loan losses	190	725

Net interest income after provision for loan losses	17,065	16,033

NONINTEREST INCOME
Service charges on deposit accounts	3,189	3,112
Commission and fee income	546	355
Gain on sale of securities	54	29
Gain on sale of mortgage loans	713	842
Mortgage brokerage fee income	45	48
Increase in cash value of life insurance	150	160
Other income	239	94

Total noninterest income	4,936	4,640

NONINTEREST EXPENSE
Compensation and benefits	7,661	7,143
Occupancy and equipment	1,198	1,166
Data processing	1,591	1,458
Professional fees	721	686
Advertising	288	262
Other expenses	2,623	2,616

Total noninterest expense	14,082	13,331

Income before income taxes	7,919	7,342
Income tax expense	2,312	2,255

Net Income	5,607	5,087
Less net income attributable to the noncontrolling interest in subsidiary	13	13

Net Income Attributable to First Capital, Inc.	$5,594	$5,074

Earnings per common share attributable to First Capital, Inc.:
Basic	$2.03	$1.82

Diluted	$2.03	$1.82

Dividends per share on common shares	$0.84	$0.80

See notes to consolidated financial statements.

FIRST CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

(In thousands)	2014	2013
Net Income	$5,607	$5,087
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities available for sale:
Unrealized holding gains (losses) arising during the period	2,453	(3,797)
Income tax (expense) benefit	(897)	1,392

Net of tax amount	1,556	(2,405)

Less: reclassification adjustment for realized gains included in net income	(54)	(29)
Income tax expense	18	10

Net of tax amount	(36)	(19)

Other Comprehensive Income (Loss), net of tax	1,520	(2,424)

Total Comprehensive Income	7,127	2,663
Less: comprehensive income attributable to the noncontrolling interest in subsidiary	13	13

Comprehensive Income Attributable to First Capital, Inc.	$7,114	$2,650

See notes to consolidated financial statements.

FIRST CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2014 AND 2013

(In thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interest	Total
Balances at January 1, 2013	$32	$24,313	$34,101	$1,704	$(7,326)	$112	$52,936
Net income	—	—	5,074	—	—	13	5,087
Other comprehensive loss	—	—	—	(2,424)	—	—	(2,424)
Cash dividends	—	—	(2,228)	—	—	(13)	(2,241)
Purchase of 909 treasury shares	—	—	—	—	(19)	—	(19)

Balances at December 31, 2013	32	24,313	36,947	(720)	(7,345)	112	53,339
Net income	—	—	5,594	—	—	13	5,607
Other comprehensive income	—	—	—	1,520	—	—	1,520
Cash dividends	—	—	(2,312)	—	—	(13)	(2,325)
Purchase of 43,586 treasury shares	—	—	—	—	(908)	—	(908)

Balances at December 31, 2014	$32	$24,313	$40,229	$800	$(8,253)	$112	$57,233

See notes to consolidated financial statements.

FIRST CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014 AND 2013

(In thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,607	$5,087
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Amortization of premium and accretion of discount on securities, net	699	903
Depreciation and amortization expense	698	707
Deferred income taxes	285	200
Increase in cash value of life insurance	(150)	(160)
Gain on life insurance	(129)	—
Gain on sale of securities	(54)	(29)
Provision for loan losses	190	725
Proceeds from sale of loans	29,814	39,572
Loans originated for sale	(29,098)	(36,732)
Gain on sale of loans	(713)	(842)
Decrease in accrued interest receivable	136	41
Decrease in accrued interest payable	(65)	(98)
Net change in other assets/liabilities	(272)	449

Net Cash Provided By Operating Activities	6,948	9,823

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in interest-bearing time deposits	(4,820)	(3,025)
Proceeds from maturities and sales of interest-bearing time deposits	975	—
Purchase of securities available for sale	(27,644)	(25,884)
Proceeds from maturities of securities available for sale	21,442	22,190
Proceeds from sales of securities available for sale	5,669	517
Principal collected on mortgage-backed obligations	10,824	12,691
Net increase in loans receivable	(12,402)	(9,346)
Proceeds from sale of foreclosed real estate	503	351
Proceeds from redemption of Federal Home Loan Bank stock	579	—
Purchase of premises and equipment	(559)	(297)
Cost method equity investment	(171)	(540)

Net Cash Used In Investing Activities	(5,604)	(3,343)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	38,806	(10,513)
Net decrease in retail repurchase agreements	(9,310)	(4,782)
Advances from Federal Home Loan Bank	10,000	5,500
Repayment of advances from Federal Home Loan Bank	(15,500)	(5,100)
Purchase of treasury stock	(908)	(19)
Dividends paid	(2,325)	(2,241)

Net Cash Provided By (Used In) Financing Activities	20,763	(17,155)

Net Increase (Decrease) in Cash and Cash Equivalents	22,107	(10,675)
Cash and cash equivalents at beginning of year	11,136	21,811

Cash and Cash Equivalents at End of Year	$33,243	$11,136

See notes to consolidated financial statements.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        First Capital, Inc. (the Company) is the savings and loan holding company of First Harrison Bank (the Bank), a wholly-owned subsidiary. The Bank is a federally-chartered savings bank which provides a variety of banking services to individuals and business customers through twelve locations in southern Indiana. The Bank's primary source of revenue is real estate mortgage loans. The Bank originates mortgage loans for sale in the secondary market and also sells non-deposit investment products through a financial services division. First Harrison Investments, Inc. and First Harrison Holdings, Inc. are wholly-owned Nevada corporate subsidiaries of the Bank that jointly own First Harrison, LLC, a Nevada limited liability company that holds and manages an investment securities portfolio. First Harrison REIT, Inc. is a wholly-owned subsidiary of First Harrison Holdings, Inc. which holds a portion of the Bank's real estate mortgage loan portfolio. On September 23, 2014, the Company formed FHB Risk Mitigation Services, Inc. ("Captive"). The Captive is a wholly-owned insurance subsidiary of the Company that provides property and casualty insurance coverage to the Company, the Bank and the Bank's subsidiaries, and reinsurance to five other third party insurance captives, for which insurance may not be currently available or economically feasible in the insurance marketplace.

Basis of Consolidation and Reclassifications

        The consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles in the United States of America and conform to general practices in the banking industry. Intercompany balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

Statements of Cash Flows

        For purposes of the statements of cash flows, the Company has defined cash and cash equivalents as cash on hand, amounts due from banks (including cash items in process of clearing), interest-bearing deposits with other banks with an original maturity of 90 days or less, and federal funds sold.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

        A majority of the Bank's loan portfolio consists of single-family residential and commercial real estate loans in the southern Indiana area. Accordingly, the ultimate collectability of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed real estate may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Investment Securities

        Securities Available for Sale:    Securities available for sale consist primarily of mortgage-backed and other debt securities and are stated at fair value. The Company holds mortgage-backed securities and other debt securities issued by the Government National Mortgage Association (GNMA), a U.S. government agency, and the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (FHLMC), and the Federal Home Loan Bank (FHLB), government-sponsored enterprises (collectively referred to as government agencies), as well as collateralized mortgage obligations (CMOs) and other mortgage-backed securities. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. CMOs are complex mortgage-backed securities that restructure the cash flows and risks of the underlying mortgage collateral. The Company also holds debt securities issued by municipalities and political subdivisions of state and local governments.

        Amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity, adjusted for anticipated prepayments. Unrealized gains and losses, net of tax, on securities available for sale are included in other comprehensive income and the accumulated unrealized holding gains and losses are reported as a separate component of equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method and are included in other noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income.

        Securities Held to Maturity:    Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity, adjusted for anticipated prepayments. The Company classifies certain mortgage-backed securities as held to maturity.

        Declines in the fair value of individual available for sale and held to maturity securities below their amortized cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Investments in non-marketable equity securities such as FHLB stock and companies in which the Company has less than a 20% interest are carried at cost. Dividends received from these investments are included in dividend income, and dividends received in excess of the Company's proportionate share of accumulated earnings are applied as a reduction of the cost of the investment. Impairment testing on these investments is based on applicable accounting guidance and the cost basis is reduced when impairment is deemed to be other-than-temporary.

Loans and Allowance for Loan Losses

Loans Held for Investment

        Loans are stated at unpaid principal balances, less net deferred loan fees and the allowance for loan losses. The Bank grants real estate mortgage, commercial business and consumer loans. A substantial portion of the loan portfolio is represented by mortgage loans to customers in southern Indiana. The ability of the Bank's customers to honor their contracts is dependent upon the real estate and general economic conditions in this area.

        Loan origination and commitment fees, as well as certain direct costs of underwriting and closing loans, are deferred and amortized as a yield adjustment to interest income over the lives of the related loans using the interest method. Amortization of net deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Nonaccrual Loans

        The recognition of income on a loan is discontinued and previously accrued interest is reversed when interest or principal payments become 90 days past due unless, in the opinion of management, the outstanding interest remains collectible. Past due status is determined based on contractual terms. Generally, by applying the cash receipts method, interest income is subsequently recognized only as received until the loan is returned to accrual status. The cash receipts method is used when the likelihood of further loss on the loan is remote. Otherwise, the Company applies the cost recovery method and applies all payments as a reduction of the unpaid principal balance until the loan qualifies for return to accrual status. Interest income on impaired loans is recognized using the cost recovery method, unless the likelihood of further loss on the loan is remote.

        A loan is restored to accrual status when all principal and interest payments are brought current and the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, which generally requires that the borrower demonstrate a period of performance of at least six consecutive months.

Impaired Loans

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Values for collateral dependent loans are generally based on appraisals obtained from independent licensed real estate appraisers, with adjustments applied for estimated costs to sell the property, costs to complete unfinished or repair damaged property and other factors. New appraisals are generally obtained for all significant properties when a loan is identified as impaired, and a property is considered significant if the value of the property is estimated to exceed $200,000. Subsequent appraisals are obtained as needed or if management believes there has been a significant change in the market value of a collateral property securing a collateral dependent impaired loan. In instances where it is not deemed necessary to obtain a new appraisal, management bases its impairment and allowance for loan loss analysis on the original appraisal with adjustments for current conditions based on management's assessment of market factors and management's inspection of the property.

Troubled Debt Restructurings

        Modification of a loan is considered to be a troubled debt restructuring (TDR) if the debtor is experiencing financial difficulties and the Company grants a concession to the debtor that it would not otherwise consider. By granting the concession, the Company expects to obtain more cash or other value from the debtor, or to increase the probability of receipt, than would be expected by not granting the concession. The concession may include, but is not limited to, reduction of the stated interest rate of the loan, reduction of accrued interest, extension of the maturity date or reduction of the face amount of the debt. A concession will be granted when, as a result of the restructuring, the Company does not expect to collect all amounts due, including interest at the original stated rate. A concession may also be granted if the debtor is not able to access funds elsewhere at a market rate for debt with similar risk characteristics as the restructured debt. The Company's determination of whether a loan modification is a TDR considers the individual facts and circumstances surrounding each modification.

        A TDR can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. A TDR on nonaccrual status is restored to accrual status when the borrower has demonstrated the ability to make future payments in accordance with the restructured terms, which generally requires that the borrower demonstrate a period of performance of at least six consecutive months in accordance with the restructured terms including consistent and timely payments.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The Company uses a disciplined process and methodology to evaluate the allowance for loan losses on at least a quarterly basis that is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated for impairment or loans otherwise classified as doubtful, substandard, or special mention. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

        The general component covers non-classified loans and classified loans that are found, upon individual evaluation, to not be impaired. Such loans are pooled by segment and losses are modeled using annualized historical loss experience adjusted for qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior five years unless the historical loss experience is not considered indicative of the level of risk in the remaining balance of a particular portfolio segment, in which case an adjustment is determined by management. The Company's historical loss experience is then adjusted by an overall loss factor weighting adjustment based on a qualitative analysis prepared by management and reviewed on a quarterly basis. The overall loss factor considers changes in underwriting standards, economic conditions, changes and trends in past due and classified loans and other internal and external factors. Prior to 2014, management used a three-year historical loss period as the basis for its allowance for loan loss methodology. However, based on the Company's loss history and changes in the loan portfolio, management determined that a five-year loss history was appropriate and updated its methodology in 2014.

        Management also applies additional loss factor multiples to loans classified as watch, special mention and substandard that are not individually evaluated for impairment. The loss factor multiples for classified loans are based on management's assessment of historical trends regarding losses experienced on classified loans in prior periods. See Note 4 for additional discussion of the qualitative factors utilized in management's allowance for loan losses methodology at December 31, 2014 and 2013.

        Management exercises significant judgment in evaluating the relevant historical loss experience and the qualitative factors. Management also monitors the differences between estimated and actual incurred loan losses for loans considered impaired in order to evaluate the effectiveness of the estimation process and make any changes in the methodology as necessary.

        The following portfolio segments are considered in the allowance for loan loss analysis: residential real estate, land, construction, commercial real estate, commercial business, home equity and second mortgage, and other consumer loans.

        Residential real estate loans primarily consist of loans to individuals for the purchase or refinance of their primary residence, with a smaller portion of the segment secured by non-owner-occupied residential investment properties and multi-family residential investment properties. The risks associated with residential real estate loans are closely correlated to the local housing market and general economic conditions, as repayment of the loans is primarily dependent on the borrowers' or tenants' personal cash flow and employment status.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Land loans primarily consist of loans secured by farmland and vacant land held for investment purposes. The risks associated with land loans are related to the market value of the property taken as collateral and the underlying cash flows for loans secured by farmland, and general economic conditions.

        The Company's construction loan portfolio consists of single-family residential properties, multi-family properties and commercial projects, and includes both owner-occupied and speculative investment properties. Risks inherent in construction lending are related to the market value of the property held as collateral, the cost and timing of constructing or improving a property, the borrower's ability to use funds generated by a project to service a loan until a project is completed, movements in interest rates and the real estate market during the construction phase, and the ability of the borrower to obtain permanent financing.

        Commercial real estate loans are comprised of loans secured by various types of collateral including office buildings, warehouses, retail space and mixed use buildings located in the Company's primary lending area. Risks related to commercial real estate lending are related to the market value of the property taken as collateral, the underlying cash flows and general economic condition of the local real estate market. Repayment of these loans is generally dependent on the ability of the borrower to attract tenants at lease rates that provide for adequate debt service and can be impacted by local economic conditions which impact vacancy rates. The Company generally obtains loan guarantees from financially capable parties for commercial real estate loans.

        Commercial business loans includes lines of credit to businesses, term loans and letters of credit secured by business assets such as equipment, accounts receivable, inventory, or other assets excluding real estate and are generally made to finance capital expenditures or fund operations. Commercial loans contain risks related to the value of the collateral securing the loan and the repayment is primarily dependent upon the financial success and viability of the borrower. As with commercial real estate loans, the Company generally obtains loan guarantees from financially capable parties for commercial business loans.

        Home equity and second mortgage loans and other consumer loans consist primarily of home equity lines of credit and other loans secured by junior liens on the borrower's personal residence, home improvement loans, automobile and truck loans, boat loans, mobile home loans, loans secured by savings deposits, credit cards and other personal loans. The risk associated with these loans is related to the local housing market and local economic conditions including the unemployment level.

Loan Charge-Offs

        For portfolio segments other than consumer loans, the Company's practice is to charge-off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners, or for other reasons. A partial charge-off is recorded on a loan when the uncollectibility of a portion of the loan has been confirmed, such as when a loan is discharged in bankruptcy, the collateral is liquidated, a loan is restructured at a reduced principal balance, or other identifiable events that lead management to determine the full principal balance of the loan will not be repaid. A specific reserve is recognized as a component of the allowance for estimated losses on loans individually evaluated for impairment. Partial charge-offs on nonperforming and impaired loans are included in the

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company's historical loss experience used to estimate the general component of the allowance for loan losses as discussed above. Specific reserves are not considered charge-offs in management's evaluation of the general component of the allowance for loan losses because they are estimates and the outcome of the loan relationship is undetermined.

        During 2014 and 2013, the Company recognized partial charge-offs totaling $67,000 and $68,000, respectively. At December 31, 2014, the Company had 12 loans with an aggregate recorded investment of $757,000 and an aggregate unpaid principal balance of $1.4 million on which partial charge-offs of $472,000 had been recorded. At December 31, 2013, the Company had 11 loans with an aggregate recorded investment of $900,000 and an aggregate unpaid principal balance of $1.4 million on which partial charge-offs of $446,000 had been recorded

        Consumer loans not secured by real estate are typically charged off at 90 days past due, or earlier if deemed uncollectible, unless the loans are in the process of collection. Overdrafts are charged off after 45 days past due. Charge-offs are typically recorded on loans secured by real estate when the property is foreclosed upon.

Foreclosed Real Estate

        Foreclosed real estate includes formally foreclosed property held for sale. At the time of foreclosure, foreclosed real estate is recorded at fair value less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the property's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent impairment adjustments to the carrying amount of a property, if any, are included in other noninterest expense.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. The Company uses the straight line method of computing depreciation at rates adequate to amortize the cost of the applicable assets over their estimated useful lives. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets sold, or otherwise disposed of, are removed from the related accounts and any gain or loss is included in earnings.

Goodwill and Other Intangibles

        Goodwill recognized in a business combination represents the excess of the cost of the acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill is carried at its implied fair value and is evaluated for possible impairment at least annually or more frequently upon the occurrence of an event or change in circumstances that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. If the carrying amount of the goodwill exceeds its implied fair value, an impairment loss is recognized in earnings equal to that excess amount. The loss recognized cannot exceed the carrying amount of goodwill. After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Other intangible assets consist of acquired core deposit intangibles. Core deposit intangibles are amortized over the estimated economic lives of the acquired core deposits. The carrying amount of core deposit intangibles and the remaining estimated economic life are evaluated annually or whenever events or circumstances indicate the carrying amount may not be recoverable or the remaining period of amortization requires revision. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset is its new accounting basis. All core deposit intangibles had been fully amortized as of December 31, 2012.

Securities Lending and Financing Arrangements

        Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under agreements to repurchase (repurchase agreements) are treated as collateralized lending and borrowing transactions, respectively, and are carried at the amounts at which the securities were initially acquired or sold.

Mortgage Banking Activities

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Aggregate market value is determined based on the quoted prices under a "best efforts" sales agreement with a third party. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains on sales of mortgage loans are included in noninterest income. Mortgage loans are sold with servicing released.

        Commitments to originate mortgage loans held for sale are considered derivative financial instruments to be accounted for at fair value. The Bank's mortgage loan commitments subject to derivative accounting are fixed-rate mortgage loan commitments at market rates when initiated. At December 31, 2014, the Bank had commitments to originate $306,000 in fixed-rate mortgage loans intended for sale in the secondary market after the loans are closed. Fair value is estimated based on fees that would be charged on commitments with similar terms.

Cash Surrender Value of Life Insurance

        The Bank has purchased life insurance policies on certain directors, officers and key employees to offset costs associated with the Bank's compensation and benefit programs. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contracts at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Stock-Based Compensation

        The Company has adopted the fair value based method of accounting for stock-based compensation prescribed in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for its stock plans.

Advertising Costs

        Advertising costs are charged to operations when incurred.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        When income tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while other positions are subject to some degree of uncertainty regarding the merits of the position taken or the amount of the position that would be sustained. The Company recognizes the benefits of a tax position in the consolidated financial statements of the period during which, based on all available evidence, management believes it is more-likely-than-not (more than 50 percent probable) that the tax position would be sustained upon examination. Income tax positions that meet the more-likely-than-not threshold are measured as the largest amount of income tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with the income tax positions claimed on income tax returns that exceeds the amount measured as described above is reflected as a liability for unrecognized income tax benefits in the consolidated balance sheet, along with any associated interest and penalties that would be payable to the taxing authorities, if there were an examination. Interest and penalties associated with unrecognized income tax benefits are classified as additional income taxes in the statement of income.

        Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes. Income tax reporting and financial statement reporting rules differ in many respects. As a result, there will often be a difference between the carrying amount of an asset or liability as presented in the accompanying consolidated balance sheets and the amount that would be recognized as the tax basis of the same asset or liability computed based on the effects of tax positions recognized, as described in the preceding paragraph. These differences are referred to as temporary differences because they are expected to reverse in future years. Deferred income tax assets are recognized for temporary differences where their future reversal will result in future tax benefits. Deferred income tax assets are also recognized for the future tax benefits expected to be realized from net operating loss or tax credit carryforwards. Deferred income tax liabilities are recognized for temporary differences where their future reversal will result in the payment of future income taxes. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings per Common Share

        Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options, restricted stock and other potentially dilutive securities outstanding. Earnings and dividends per share are restated for stock splits and dividends through the date of issuance of the financial statements.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

        Comprehensive income consists of reported net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that are recorded as an element of equity but are excluded from reported net income. Other comprehensive income includes changes in the unrealized gains and losses on securities available for sale.

Loss Contingencies

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Recent Accounting Pronouncements

        The following are summaries of recently issued or adopted accounting pronouncements that impact the accounting and reporting practices of the Company:

        In January 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40), Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The objective of the amendments in this update is to reduce diversity in practice by clarifying when an in-substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in the update clarify that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor, and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in the update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this update is not expected to have a material impact on the Company's financial position or results of operations.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach. Early adoption is not permitted. Management is evaluating the new guidance, but does not expect the adoption of this

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

guidance to have a material impact on the Company's consolidated financial position or results of operations.

        In August 2014, the FASB issued ASU No. 2014-14, Trouble Debt Restructurings by Creditors (Subtopic 310-40). The update addresses the classification of certain foreclosed mortgage loans held by creditors that are either fully or partially guaranteed under government programs (e.g. FHA, VA, HUD). For public entities, the guidance is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this update is not expected to have a material impact on the Company's consolidated financial position or results of operations.

(2) RESTRICTION ON CASH AND DUE FROM BANKS

        The Bank is required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment. The average amount of those reserve balances for the years ended December 31, 2014 and 2013 was approximately $805,000 and $731,000, respectively.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) INVESTMENT SECURITIES

        Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. Investment securities at December 31, 2014 and 2013 are summarized as follows:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2014:
Securities available for sale:
Agency mortgage-backed securities	$32,135	$240	$79	$32,296
Agency CMO	14,461	74	150	14,385
Other debt securities:
Agency notes and bonds	18,136	32	48	18,120
Municipal obligations	32,178	1,242	78	33,342

Subtotal—debt securities	96,910	1,588	355	98,143

Mutual funds	2,083	—	—	2,083

Total securities available for sale	$98,993	$1,588	$355	$100,226

Securities held to maturity:
Agency mortgage-backed securities	$6	$—	$—	$6

Total securities held to maturity	$6	$—	$—	$6

December 31, 2013:
Securities available for sale:
Agency mortgage-backed securities	$18,408	$205	$244	$18,369
Agency CMO	20,486	96	341	20,241
Other debt securities:
Agency notes and bonds	31,594	49	729	30,914
Municipal obligations	36,200	778	938	36,040

Subtotal—debt securities	106,688	1,128	2,252	105,564

Mutual funds	3,238	—	40	3,198

Total securities available for sale	$109,926	$1,128	$2,292	$108,762

Securities held to maturity:
Agency mortgage-backed securities	$9	$—	$—	$9

Total securities held to maturity	$9	$—	$—	$9

        The amortized cost and fair value of debt securities as of December 31, 2014, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities and CMO may differ

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) INVESTMENT SECURITIES (Continued)

from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

	Securities Available for Sale		Securities Held to Maturity
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$120	$121	$—	$—
Due after one year through five years	15,679	15,786	—	—
Due after five years through ten years	20,366	20,852	—	—
Due after ten years	14,149	14,703	—	—

	50,314	51,462	—	—
Mortgage-backed securities and CMO	46,596	46,681	6	6

	$96,910	$98,143	$6	$6

        At December 31, 2013, certain investment securities were pledged under retail repurchase agreements and to secure FHLB advances. (See Notes 9 and 10)

        Information pertaining to investment securities available for sale with gross unrealized losses at December 31, 2014, aggregated by investment category and the length of time that individual investment securities have been in a continuous loss position, follows. At December 31, 2014, the Company did not have any securities held to maturity with an unrealized loss.

(Dollars in thousands)	Number of Investment Positions	Fair Value	Gross Unrealized Losses
Continuous loss position less than twelve months:
Agency mortgage-backed securities	7	$5,925	$21
Agency CMO	2	1,317	21
Agency notes and bonds	2	1,198	2
Municipal obligations	9	2,291	8

Total less than twelve months	20	10,731	52

Continuous loss position more than twelve months:
Agency mortgage-backed securities	6	5,986	58
Agency CMO	9	7,306	129
Agency notes and bonds	7	7,586	46
Municipal obligations	9	4,146	70

Total more than twelve months	31	25,024	303

Total securities available for sale	51	$35,755	$355

        Management evaluates securities for other-than-temporary impairment at least quarterly, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) INVESTMENT SECURITIES (Continued)

its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        At December 31, 2014, the municipal obligations and U.S. government agency debt securities, including agency mortgage-backed securities, agency CMOs, and agency notes and bonds, in a loss position had depreciated approximately 1.0% from the amortized cost basis. All of the U.S. government agency securities and municipal securities are issued by U.S. government agencies, government-sponsored enterprises, or municipal governments, and are secured by first mortgage loans and municipal project revenues. These unrealized losses related principally to current interest rates for similar types of securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government, its agencies or other governments, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As the Company has the ability to hold the U.S. government agency debt securities and municipal securities in an unrealized loss position until maturity, no declines are deemed to be other-than-temporary.

        While management does not anticipate any credit-related impairment losses at December 31, 2014, additional deterioration in market and economic conditions may have an adverse impact on the credit quality in the future.

        During the year ended December 31, 2014, the Company realized gross gains on sales of available for sale municipal obligations and U.S. government agency mortgage-backed securities of $98,000 and $7,000, respectively, and gross losses on the sale of municipal obligations, U.S. government agency mortgage-backed securities and mutual funds of $31,000, $3,000 and $17,000, respectively. During the year ended December 31, 2013, the Company realized gross gains on sales of available for sale municipal obligations and U.S. government agency mortgage-backed securities of $22,000 and $7,000, respectively.

        In June 2014, the Company acquired 31,750 shares of common stock in another financial institution, in addition to the 100,000 shares acquired in 2013, representing approximately 9% of the outstanding common stock of the entity, for a total investment of $711,000. The investment is accounted for using the cost method of accounting and is included in other assets in the consolidated balance sheet.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES

        Loans at December 31, 2014 and 2013 consisted of the following:

(In thousands)	2014	2013
Real estate mortgage loans:
Residential	$106,679	$107,029
Land	11,028	10,309
Residential construction	10,347	14,423
Commercial real estate	78,314	76,496
Commercial real estate construction	1,422	1,715
Commercial business loans	28,282	21,956
Consumer loans:
Home equity and second mortgage loans	37,513	34,815
Automobile loans	25,274	23,983
Loans secured by savings accounts	1,018	1,138
Unsecured loans	3,316	3,541
Other consumer loans	5,075	4,824

Gross loans	308,268	300,229
Less undisbursed portion of loans in process	(3,325)	(7,142)

Principal loan balance	304,943	293,087

Deferred loan origination fees, net	506	341
Allowance for loan losses	(4,846)	(4,922)

Loans, net	$300,603	$288,506

        At December 31, 2014, residential mortgage loans secured by residential properties without private mortgage insurance or government guarantee and with loan-to-value ratios exceeding 90% amounted to approximately $2.5 million.

        Mortgage loans serviced for the benefit of others amounted to $169,000 and $200,000 at December 31, 2014 and 2013, respectively.

        The Bank has entered into loan transactions with certain directors, officers and their affiliates (i.e., related parties). In the opinion of management, such indebtedness was incurred in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

        The following table represents the aggregate activity for related party loans during the year ended December 31, 2014. The beginning balance has been adjusted to reflect new directors and officers, as well as directors and officers that are no longer with the Company.

(In thousands)
Beginning balance	$6,549
New loans	10,612
Payments	(8,507)

Ending balance	$8,654

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        A director of the Company and the Bank is a shareholder of a farm implement dealership that contracts with the Bank to provide sales financing to the dealership's customers. In the opinion of management, these transactions were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties. During the year ended December 31, 2014, the Bank purchased approximately $978,000 of loans to customers of the corporation and the aggregate outstanding balance of all loans purchased from the corporation was approximately $1.2 million and $951,000 at December 31, 2014 and 2013, respectively.

        The following table provides the components of the Company's recorded investment in loans at December 31, 2014 and 2013:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity and Second Mortgage	Other Consumer	Total
	(In thousands)
December 31, 2014:
Principal loan balance	$106,679	$11,028	$8,444	$78,314	$28,282	$37,513	$34,683	$304,943
Accrued interest receivable	368	48	20	186	131	131	152	1,036
Net deferred loan origination fees and costs	49	4	(1)	(20)	(7)	481	—	506

Recorded investment in loans	$107,096	$11,080	$8,463	$78,480	$28,406	$38,125	$34,835	$306,485

December 31, 2013:
Principal loan balance	$107,029	$10,309	$8,996	$76,496	$21,956	$34,815	$33,486	$293,087
Accrued interest receivable	427	49	22	202	56	126	168	1,050
Net deferred loan origination fees and costs	52	2	—	(32)	(9)	328	—	341

Recorded investment in loans	$107,508	$10,360	$9,018	$76,666	$22,003	$35,269	$33,654	$294,478

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        An analysis of the allowance for loan losses and recorded investment in loans as of and for the year ended December 31, 2014 is as follows:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity and Second Mortgage	Other Consumer	Total
	(In thousands)
Allowance for Loan Losses:
Beginning balance	$811	$152	$63	$1,284	$1,446	$877	$289	$4,922
Provisions	(69)	49	(3)	211	23	(195)	174	190
Charge-offs	(140)	—	—	—	(6)	(154)	(320)	(620)
Recoveries	7	—	—	6	17	192	132	354

Ending balance	$609	$201	$60	$1,501	$1,480	$720	$275	$4,846

Ending allowance balance attributable to loans:
Individually evaluated for impairment	$47	$—	$—	$11	$1,293	$—	$—	$1,351
Collectively evaluated for impairment	562	201	60	1,490	187	720	275	3,495

Ending balance	$609	$201	$60	$1,501	$1,480	$720	$275	$4,846

Recorded Investment in Loans:
Individually evaluated for impairment	$1,411	$16	$—	$1,819	$1,642	$151	$—	$5,039
Collectively evaluated for impairment	105,685	11,064	8,463	76,661	26,764	37,974	34,835	301,446

Ending balance	$107,096	$11,080	$8,463	$78,480	$28,406	$38,125	$34,835	$306,485

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        An analysis of the allowance for loan losses and recorded investment in loans as of and for the year ended December 31, 2013 is as follows:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity and Second Mortgage	Other Consumer	Total
	(In thousands)
Allowance for Loan Losses:
Beginning balance	$922	$71	$—	$1,310	$1,223	$919	$291	$4,736
Provisions	182	83	63	47	169	4	177	725
Charge-offs	(353)	(2)	—	(90)	(20)	(90)	(337)	(892)
Recoveries	60	—	—	17	74	44	158	353

Ending balance	$811	$152	$63	$1,284	$1,446	$877	$289	$4,922

Ending allowance balance attributable to loans:
Individually evaluated for impairment	$112	$—	$—	$145	$1,259	$13	$—	$1,529
Collectively evaluated for impairment	699	152	63	1,139	187	864	289	3,393

Ending balance	$811	$152	$63	$1,284	$1,446	$877	$289	$4,922

Recorded Investment in Loans:
Individually evaluated for impairment	$2,040	$120	$—	$2,586	$1,898	$276	$—	$6,920
Collectively evaluated for impairment	105,468	10,240	9,018	74,080	20,105	34,993	33,654	287,558

Ending balance	$107,508	$10,360	$9,018	$76,666	$22,003	$35,269	$33,654	$294,478

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        At December 31, 2014 and 2013, management applied specific qualitative factor adjustments to the residential real estate, construction, commercial real estate, commercial business, vacant land, and home equity and second mortgage portfolio segments as they determined that the historical loss experience was not indicative of the level of risk in the remaining balance of those portfolio segments. These adjustments increased the loss factors by 0.25% to 20% for certain loan groups, and increased the estimated allowance for loan losses related to those portfolio segments by approximately $1.6 million and $1.4 million, respectively. These changes were made to reflect management's estimates of inherent losses in these portfolio segments at December 31, 2014 and 2013.

        At December 31, 2014 and 2013, for each loan portfolio segment management applied an overall qualitative factor of 1.18 to the Company's historical loss factors. The overall qualitative factor is derived from management's analysis of changes and trends in the following qualitative factors:

  •
  Underwriting Standards—Management reviews the findings of periodic internal audit loan reviews, independent outsourced loan reviews and loan reviews performed by the banking regulators to evaluate the risk associated with changes in underwriting standards. At December 31, 2014 and 2013, management assessed the risk associated with this component as neutral, requiring no adjustment to the historical loss factors.

  •
  Economic Conditions—Management analyzes trends in housing and unemployment data in the Harrison, Floyd and Clark counties of Indiana, the Company's primary market area, to evaluate the risk associated with economic conditions. Due to a decrease in new home construction and an increase in unemployment in the Company's primary market area, management assigned a risk factor of 1.20 for this component at December 31, 2014 and 2013.

  •
  Past Due Loans—Management analyzes trends in past due loans for the Company to evaluate the risk associated with delinquent loans. In general, past due loan ratios have remained at elevated levels compared to historical amounts since 2007, and management assigned a risk factor of 1.20 for this component at December 31, 2014 and 2013.

  •
  Other Internal and External Factors—This component includes management's consideration of other qualitative factors such as loan portfolio composition. The Company has focused on the origination of commercial business and real estate loans in an effort to convert the Company's balance sheet from that of a traditional thrift institution to a commercial bank. In addition, the Company has increased its investment in mortgage loans in which it does not hold a first lien position. Commercial loans and second mortgage loans generally entail greater credit risk than residential mortgage loans secured by a first lien. As a result of changes in the loan portfolio composition and other factors, management has maintained the elevated risk factor of 1.30 for this component at December 31, 2014 and 2013.

        Each of the four factors above was assigned an equal weight to arrive at an average for the overall qualitative factor of 1.18 at December 31, 2014 and 2013. The effect of the overall qualitative factor was to increase the estimated allowance for loan losses by $520,000 and $471,000 at December 31, 2014 and 2013, respectively.

        Management also adjusts the historical loss factors for loans classified as watch, special mention and substandard that are not individually evaluated for impairment. The adjustments consider the increased likelihood of loss on classified loans based on the Company's separate historical experience

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

for classified loans. The effect of the adjustments for classified loans was to increase the estimated allowance for loan losses by $664,000 and $521,000 at December 31, 2014 and 2013, respectively.

        The following table summarizes the Company's impaired loans as of and for the year ended December 31, 2014. The Company did not recognize any interest income on impaired loans using the cash receipts method of accounting for the year ended December 31, 2014.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Loans with no related allowance recorded:
Residential real estate	$1,141	$1,446	$—	$1,293	$26
Land	16	18	—	96	—
Construction	—	—	—	52	—
Commercial real estate	1,777	1,808	—	1,626	70
Commercial business	—	—	—	113	—
Home equity and second mortgage	71	87	—	147	2
Other consumer	—	—	—	—	—

	$3,005	$3,359	$—	$3,327	$98

Loans with an allowance recorded:
Residential real estate	$270	$304	$47	$369	$—
Land	—	—	—	1	—
Construction	—	—	—	—	—
Commercial real estate	42	65	11	656	—
Commercial business	1,642	1,909	1,293	1,696	—
Home equity and second mortgage	80	98	—	46	—
Other consumer	—	—	—	—	—

	$2,034	$2,376	$1,351	$2,768	$—

Total:
Residential real estate	$1,411	$1,750	$47	$1,662	$26
Land	16	18	—	97	—
Construction	—	—	—	52	—
Commercial real estate	1,819	1,873	11	2,282	70
Commercial business	1,642	1,909	1,293	1,809	—
Home equity and second mortgage	151	185	—	193	2
Other consumer	—	—	—	—	—

	$5,039	$5,735	$1,351	$6,095	$98

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table summarizes the Company's impaired loans as of and for the year ended December 31, 2013. The Company did not recognize any interest income on impaired loans using the cash receipts method of accounting for the year ended December 31, 2013.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Loans with no related allowance recorded:
Residential real estate	$1,591	$1,869	$—	$1,508	$32
Land	120	131	—	124	—
Construction	—	—	—	173	—
Commercial real estate	1,637	1,643	—	1,410	63
Commercial business	189	209	—	38	4
Home equity and second mortgage	254	268	—	164	5
Other consumer	—	—	—	—	0

	$3,791	$4,120	$—	$3,417	$104

Loans with an allowance recorded:
Residential real estate	$449	$487	$112	$624	$2
Land	—	—	—	1	—
Construction	—	—	—	—	—
Commercial real estate	949	1,048	145	1,108	—
Commercial business	1,709	1,909	1,259	1,801	—
Home equity and second mortgage	22	22	13	47	—
Other consumer	—	—	—	—	—

	$3,129	$3,466	$1,529	$3,581	$2

Total:
Residential real estate	$2,040	$2,356	$112	$2,132	$34
Land	120	131	—	125	—
Construction	—	—	—	173	—
Commercial real estate	2,586	2,691	145	2,518	63
Commercial business	1,898	2,118	1,259	1,839	4
Home equity and second mortgage	276	290	13	211	5
Other consumer	—	—	—	—	—

	$6,920	$7,586	$1,529	$6,998	$106

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Nonperforming loans consists of nonaccrual loans and loans over 90 days past due and still accruing interest. The following table presents the recorded investment in nonperforming loans at December 31, 2014 and 2013:

	December 31, 2014			December 31, 2013
	Nonaccrual Loans	Loans 90+ Days Past Due Still Accruing	Total Nonperforming Loans	Nonaccrual Loans	Loans 90+ Days Past Due Still Accruing	Total Nonperforming Loans
	(In thousands)
Residential real estate	$919	$68	$987	$1,533	$180	$1,713
Land	16	—	16	120	—	120
Construction	—	—	—	—	—	—
Commercial real estate	433	—	433	1,456	—	1,456
Commercial business	1,642	—	1,642	1,898	—	1,898
Home equity and second mortgage	129	14	143	252	39	291
Other consumer	—	3	3	—	8	8

Total	$3,139	$85	$3,224	$5,259	$227	$5,486

        The following table presents the aging of the recorded investment in loans at December 31, 2014:

	30 - 59 Days Past Due	60 - 89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans
	(In thousands)
Residential real estate	$3,070	$551	$308	$3,929	$103,167	$107,096
Land	24	124	—	148	10,932	11,080
Construction	—	—	—	—	8,463	8,463
Commercial real estate	54	133	42	229	78,251	78,480
Commercial business	—	—	—	—	28,406	28,406
Home equity and second mortgage	153	23	97	273	37,852	38,125
Other consumer	263	26	3	292	34,543	34,835

Total	$3,564	$857	$450	$4,871	$301,614	$306,485

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table presents the aging of the recorded investment in loans at December 31, 2013:

	30 - 59 Days Past Due	60 - 89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans
	(In thousands)
Residential real estate	$3,160	$830	$701	$4,691	$102,817	$107,508
Land	162	109	12	283	10,077	10,360
Construction	—	—	—	—	9,018	9,018
Commercial real estate	231	500	49	780	75,886	76,666
Commercial business	—	—	189	189	21,814	22,003
Home equity and second mortgage	411	24	132	567	34,702	35,269
Other consumer	296	34	8	338	33,316	33,654

Total	$4,260	$1,497	$1,091	$6,848	$287,630	$294,478

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, public information, historical payment experience, credit documentation, and current economic trends, among other factors. The Company classifies loans based on credit risk at least quarterly. The Company uses the following regulatory definitions for risk ratings:

        Special Mention:    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company's credit position at some future date.

        Substandard:    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

        Doubtful:    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loss:    Loans classified as loss are considered uncollectible and of such little value that their continuance on the Company's books as an asset is not warranted.

        Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table presents the recorded investment in loans by risk category as of the date indicated:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity and Second Mortgage	Other Consumer	Total
	(In thousands)
December 31, 2014:
Pass	$104,780	$7,969	$7,722	$73,204	$26,137	$37,860	$34,770	$292,442
Special mention	105	94	741	2,648	298	2	49	3,937
Substandard	1,292	3,001	—	2,195	329	134	16	6,967
Doubtful	919	16	—	433	1,642	129	—	3,139
Loss	—	—	—	—	—	—	—	—

Total	$107,096	$11,080	$8,463	$78,480	$28,406	$38,125	$34,835	$306,485

December 31, 2013:
Pass	$103,594	$7,096	$9,018	$71,893	$19,328	$34,693	$33,627	$279,249
Special mention	756	—	—	2,627	458	198	27	4,066
Substandard	1,625	3,144	—	690	319	126	—	5,904
Doubtful	1,533	120	—	1,456	1,898	252	—	5,259
Loss	—	—	—	—	—	—	—	—

Total	$107,508	$10,360	$9,018	$76,666	$22,003	$35,269	$33,654	$294,478

Troubled Debt Restructurings

        The following table summarizes the Company's TDRs by accrual status as of December 31, 2014 and 2013:

	December 31, 2014				December 31, 2013
	Accruing	Nonaccrual	Total	Related Allowance for Loan Losses	Accruing	Nonaccrual	Total	Related Allowance for Loan Losses
	(In thousands)
Residential real estate	$492	$166	$658	$6	$508	$226	$734	$45
Commercial real estate	1,386	338	1,724	—	1,130	—	1,130	—
Commercial business	—	1,642	1,642	1,292	—	1,709	1,709	1,259
Home equity and second mortgage	22	—	22	—	24	—	24	—

Total	$1,900	$2,146	$4,046	$1,298	$1,662	$1,935	$3,597	$1,304

        At December 31, 2014 and 2013, there were no commitments to lend additional funds to debtors whose loan terms have been modified in a TDR.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table summarizes information in regard to TDRs that were restructured during the year ended December 31, 2014:

	Number of Contracts	Pre-Modification Outstanding Balance	Post-Modification Outstanding Balance
	(In thousands)
Commercial real estate	5	$641	$641

Total	5	$641	$641

        For the TDRs listed above, the terms of modification included temporary interest-only payment periods and a temporary decrease in the borrowers' monthly payments. There were no principal charge-offs recorded as a result of TDRs during 2014 and there was no specific allowance for loan losses related to TDRs modified during 2014 at December 31, 2014.

        The following table summarizes information in regard to TDRs that were restructured during the year ended December 31, 2013:

	Number of Contracts	Pre-Modification Outstanding Balance	Post-Modification Outstanding Balance
	(In thousands)
Residential real estate	5	$310	$310

Total	5	$310	$310

        For the TDRs listed above, the terms of modification included reduction of the stated interest rate and the extension of the maturity date. There were no principal charge-offs recorded as a result of TDRs during 2013 and there was no specific allowance for loan losses related to TDRs modified during 2013 at December 31, 2013.

        There were no TDRs modified within the previous 12 months for which there was a subsequent payment default (defined as the loan becoming more than 90 days past due, being moved to nonaccrual status, or the collateral being foreclosed upon) during the years ended December 31, 2014 and 2013. In the event that a TDR subsequently defaults, the Company evaluates the restructuring for possible impairment. As a result, the related allowance for loan losses may be increased or charge-offs may be taken to reduce the carrying amount of the loan.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) PREMISES AND EQUIPMENT

        Premises and equipment as of December 31 consisted of the following:

(In thousands)	2014	2013
Land and land improvements	$3,256	$3,256
Leasehold improvements	56	56
Office buildings	10,605	10,391
Furniture, fixtures and equipment	4,867	4,620

	18,784	18,323
Less accumulated depreciation	8,576	7,976

Totals	$10,208	$10,347

        Depreciation expense was $698,000 and $707,000 for the years ended December 31, 2014 and 2013, respectively.

(6) FORECLOSED REAL ESTATE

        At December 31, 2014 and 2013, the Bank had foreclosed real estate held for sale of $78,000 and $466,000, respectively. During the years ended December 31, 2014 and 2013, foreclosure losses in the amount of $187,000 and $354,000, respectively, were charged off to the allowance for loan losses. Losses on subsequent write-downs of foreclosed real estate were $20,000 for 2013. There were no losses on subsequent write-downs of foreclosed real estate for 2014. Net realized gains from the sale of foreclosed real estate amounted to $39,000 for 2014 and net realized losses from the sale of foreclosed real estate amounted to $31,000 for 2013. The net gain or loss on foreclosed real estate is reported in other noninterest expense. Real estate taxes and other expenses of holding foreclosed real estate are included in other noninterest expenses and amounted to $19,000 and $84,000 in 2014 and 2013, respectively. Realized gains from the sale of foreclosed real estate are deferred when the sales are financed by the Bank and do not qualify for recognition under U.S. GAAP. There were no realized gains from the sale of foreclosed real estate deferred for 2014 or 2013. At December 31, 2014 and 2013, deferred gains on the sale of foreclosed real estate financed by the Bank amounted to $16,000 and $42,000, respectively.

(7) GOODWILL AND OTHER INTANGIBLES

        The Company acquired goodwill of $5.4 million in the acquisition of Hometown Bancshares, Inc. (Hometown) during 2003. Goodwill is evaluated for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the carrying amount is greater than its fair value. No impairment of goodwill was recognized during 2014 or 2013.

        The Company acquired core deposit intangibles totaling $747,000 in a branch acquisition in 1996 and the acquisition of Hometown in 2003. The core deposit intangibles were fully amortized prior to 2013 and no amortization expense on core deposit intangibles was recognized in 2014 or 2013.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) DEPOSITS

        The aggregate amount of time deposit accounts with balances of $100,000 or more was approximately $21.6 million and $25.4 million at December 31, 2014 and 2013, respectively.

        At December 31, 2014, scheduled maturities of time deposits were as follows:

Year ending December 31:	(In thousands)
2015	$40,704
2016	14,993
2017	11,336
2018	7,412
2019 and thereafter	1,326

Total	$75,771

        The Bank held deposits of approximately $6.1 million and $7.9 million for related parties at December 31, 2014 and 2013, respectively.

(9) RETAIL REPURCHASE AGREEMENTS

        Retail repurchase agreements represent overnight borrowings from deposit customers and the debt securities sold under the repurchase agreements are under the control of the Bank. Information concerning borrowings under repurchase agreements is summarized as follows:

(Dollars in thousands)	2014	2013
Outstanding balance at year end	$—	$9,310
Weighted average interest rate at year end	—	0.26%
Weighted average interest rate during the year	0.26%	0.25%
Average daily balance	$4,601	$11,015
Maximum month-end balance during the year	$10,617	$13,041
Debt securities underlying the agreements at December 31:
Amortized cost	$—	$13,322
Fair value	$—	$12,920

(10) ADVANCES FROM FEDERAL HOME LOAN BANK

        At December 31, 2014, there were no outstanding advances from the FHLB. At December 31, 2013, variable rate advances from the FHLB maturing in June 2014 totaled $5.5 million, with a weighted average rate of 0.50%.

        Advances are secured under a blanket collateral agreement with the FHLB. At December 31, 2014, the carrying value of residential mortgage loans pledged as security for potential future advances was $73.5 million.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) LEASE COMMITMENTS

        During 2010, the Bank extended a noncancelable lease agreement for branch office space which expires in 2015. The lease was extended for an additional five-year term with annual lease payments of $19,000 beginning in April 2015.

        The Bank's subsidiary companies headquartered in Nevada lease office space under sublease agreements that automatically renew for one year periods each October.

        Total rental expense for all operating leases for each of the years ended December 31, 2014 and 2013 was $28,000 and $27,000, respectively.

(12) INCOME TAXES

        The components of income tax expense for the years ended December 31, 2014 and 2013 were as follows:

(In thousands)	2014	2013
Current	$2,027	$2,055
Deferred	285	200

Totals	$2,312	$2,255

        The reconciliation of income tax expense for the years ended December 31, 2014 and 2013, with the amount which would have been provided at the federal statutory rate of 34% follows:

(In thousands)	2014	2013
Provision at federal statutory tax rate	$2,692	$2,496
State income tax—net of federal tax benefit	170	188
Change in state statutory tax rate	15	26
Tax-exempt interest income	(422)	(402)
Increase in cash value of life insurance	(95)	(54)
Captive insurance net premiums	(57)	—
Other	9	1

Totals	$2,312	$2,255

Effective tax rate	29.2%	30.7%

        Tax laws enacted in 2013 and 2014 decrease the Indiana financial institutions franchise tax rate beginning in 2014 and ending in 2023. Deferred taxes have been adjusted to reflect the newly enacted rates and the period in which temporary differences are expected to reverse.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) INCOME TAXES (Continued)

        Significant components of the deferred tax assets and liabilities as of December 31, 2014 and 2013 were as follows:

(In thousands)	2014	2013
Deferred tax assets (liabilities):
Deferred compensation plans	$92	$102
Allowance for loan losses	1,679	1,661
Accrued early retirement	18	32
Other	157	157
Unrealized loss on securities available for sale	—	443

Deferred tax assets	1,946	2,395

Depreciation	(647)	(664)
Deferred loan fees and costs	(171)	(86)
FHLB stock dividends	(98)	(99)
Prepaid expenses	(231)	—
Unrealized gain on securities available for sale	(434)	—

Deferred tax liabilities	(1,581)	(849)

Net deferred tax asset	$365	$1,546

        At December 31, 2014 and 2013, the Company had no liability for unrecognized income tax benefits related to uncertain tax positions and does not anticipate any increase in the liability for unrecognized tax benefits during the next twelve months. The Company believes that its income tax positions would be sustained upon examination and does not anticipate any adjustments that would result in a material change to its financial position or results of operations. The Company files consolidated U.S. federal income tax returns and Indiana state income tax returns. Returns filed in these jurisdictions for tax years ended on or after December 31, 2011 are subject to examination by the relevant taxing authorities. Each entity included in the consolidated federal and Indiana state income tax returns filed by the Company are charged or given credit for the applicable tax as though separate returns were filed.

        Prior to July 1, 1996, the Bank was permitted by the Internal Revenue Code to deduct from taxable income an annual addition to a statutory bad debt reserve subject to certain limitations. Retained earnings at December 31, 2014 and 2013 include approximately $1.0 million of cumulative deductions for which no deferred federal income tax liability has been recorded. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes subject to the then current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $354,000 at December 31, 2014 and 2013.

        Federal legislation enacted in 1996 repealed the use of the qualified thrift reserve method of accounting for bad debts for tax years beginning after December 31, 1995. As a result, the Bank discontinued the calculation of the annual addition to the statutory bad debt reserve using the percentage-of-taxable-income method and adopted the experience reserve method for banks. Under this method, the Bank computes its federal tax bad debt deduction based on actual loss experience over a period of years. The legislation also provided that the Bank will not be required to recapture its

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) INCOME TAXES (Continued)

pre-1988 statutory bad debt reserves if it ceases to meet the qualifying thrift definitional tests as provided under prior law and if the Bank continues to qualify as a "bank" under existing provisions of the Internal Revenue Code.

(13) EMPLOYEE BENEFIT PLANS

Defined Contribution Plan:

        The Bank has a qualified contributory defined contribution plan available to all eligible employees. The plan allows participating employees to make tax-deferred contributions under Internal Revenue Code Section 401(k). The Bank contributed $344,000 and $319,000 to the plan for the years ended December 31, 2014 and 2013, respectively.

Employee Stock Ownership Plan:

        On December 31, 1998, the Bank established a leveraged employee stock ownership plan (ESOP) covering substantially all employees. The Bank accounts for the ESOP in accordance with FASB ASC 718-40, Employee Stock Ownership Plans. The ESOP trust acquired 61,501 shares of Company common stock financed by a loan with the Company with a ten year term. The employer loan and the related interest income are not recognized in the consolidated financial statements as the debt is serviced from Bank contributions. Dividends payable on allocated shares are charged to retained earnings and are satisfied by the allocation of cash dividends to participant accounts. Dividends payable on unallocated shares are not considered dividends for financial reporting purposes. Shares held by the ESOP trust are allocated to participant accounts based on the ratio of the current year principal and interest payments to the total of the current year and future year's principal and interest to be paid on the employer loan. The employer loan was fully paid in 2008 and all shares of the Company common stock have been allocated to participant accounts.

        Compensation expense is recognized based on the average fair value of shares released for allocation to participant accounts during the year with a corresponding credit to stockholders' equity. No compensation expense was recognized for the years ended December 31, 2014 and 2013 as all shares were allocated during 2008.

        At December 31, 2014, the ESOP trust holds 54,620 shares of Company stock, including shares acquired on the open market, all of which have been allocated to participant accounts.

(14) DEFERRED COMPENSATION PLANS

        The Bank has a deferred compensation plan whereby certain officers will be provided specific amounts of income for a period of fifteen years following normal retirement. The benefits under the agreements become fully vested after four years of service beginning with the effective date of the agreements. The Bank accrues the present value of the benefits so the amounts required will be provided at the normal retirement dates and thereafter.

        Assuming normal retirement, the benefits under the plan are paid in varying amounts between 1999 and 2022. The Bank is the owner and beneficiary of insurance policies on the lives of these officers which may provide funds for a portion of the required payments. The agreements also provide for payment of benefits in the event of disability, early retirement, termination of employment or death.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) DEFERRED COMPENSATION PLANS (Continued)

Deferred compensation expense for this plan was $8,000 and $11,000 for the years ended December 31, 2014 and 2013, respectively.

        The Bank also has a directors' deferred compensation plan whereby a director defers into a retirement account a portion of his monthly director fees for a specified period to provide a specified amount of income for a period of fifteen years following normal retirement. The Bank also accrues the interest cost on the deferred obligation so the amounts required will be provided at the normal retirement dates and thereafter.

        Assuming normal retirement, the benefits under the plan are paid in varying amounts between 1995 and 2036. The agreements also provide for payment of benefits in the event of disability, early retirement, termination of service or death. Deferred compensation expense for this plan was $19,000 for both of the years ended December 31, 2014 and 2013.

(15) STOCK-BASED COMPENSATION PLAN

        On May 20, 2009, the Company adopted the 2009 Equity Incentive Plan (the Plan). The Plan provides for the award of stock options, restricted stock, performance shares and stock appreciation rights. The aggregate number of shares of the Company's common stock available for issuance under the Plan may not exceed 223,000 shares. The Company may grant both non-statutory and statutory stock options which may not have a term exceeding ten years. In the case of incentive stock options, the aggregate fair value of the stock (determined at the time the incentive stock option is granted) for which any optionee may be granted incentive options which are first exercisable during any calendar year shall not exceed $100,000. Option prices may not be less than the fair market value of the underlying stock at the date of the grant. An award of a performance share is a grant of a right to receive shares of the Company's common stock which is contingent upon the achievement of specific performance criteria or other objectives set at the grant date. Stock appreciation rights are equity or cash settled share-based compensation arrangements whereby the number of shares that will ultimately be issued or the cash payment is based upon the appreciation of the Company's common stock. Awards granted under the Plan may be granted either alone, in addition to, or in tandem with, any other award granted under the Plan. As of December 31, 2014, no awards had been granted under the Plan.

        The fair market value of stock options granted is estimated at the date of grant using an option pricing model. Expected volatilities are based on historical volatility of the Company's stock. The expected term of options granted represents the period of time that options are expected to be outstanding and is based on historical trends. The risk free rate for the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

        On February 17, 2015, the Company granted 19,500 restricted stock shares to directors, officers and key employees at a grant-date price of $24.50 per share for a total of $478,000. Compensation expense will be recognized ratably over the five year vesting period.

(16) COMMITMENTS AND CONTINGENCIES

        In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the consolidated financial statements.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) COMMITMENTS AND CONTINGENCIES (Continued)

        Commitments under outstanding standby letters of credit totaled $693,000 and $1.2 million at December 31, 2014 and 2013, respectively.

        The following is a summary of the commitments to extend credit at December 31, 2014 and 2013:

(In thousands)	2014	2013
Loan commitments:
Fixed rate	$351	$865
Adjustable rate	7,062	5,453
Unused lines of credit on credit cards	4,732	3,821
Undisbursed commercial and personal lines of credit	19,390	19,484
Undisbursed portion of construction loans in process	3,325	7,142
Undisbursed portion of home equity lines of credit	24,206	20,980

Total commitments to extend credit	$59,066	$57,745

(17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 16). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

        The Bank has not been required to perform on any financial guarantees and did not incur any losses on its commitments in 2014 or 2013.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) DIVIDEND RESTRICTION

        As an Indiana corporation, the Company is subject to Indiana law with respect to the payment of dividends. Under Indiana law, the Company may pay dividends so long as it is able to pay its debts as they become due in the usual course of business and its assets exceed the sum of its total liabilities, plus the amount that would be needed, if the Company were to be dissolved at the time of the dividend, to satisfy any rights that are preferential to the rights of the persons receiving the dividend. The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company.

        The payment of dividends by the Bank is subject to regulation by the Office of the Comptroller of the Currency (OCC). The Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below regulatory capital requirements imposed by the OCC or below the amount of the liquidation account established upon completion of the conversion of the Bank's former mutual holding company (First Capital, Inc., MHC) from mutual to stock form on December 31, 1998.

(19) REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the OCC. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined) and tangible capital to adjusted total assets (as defined). Management believes, as of December 31, 2014, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2014, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(19) REGULATORY MATTERS (Continued)

        The actual capital amounts and ratios are also presented in the following table. No amounts were deducted from capital for interest-rate risk in either year.

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014:
Total capital (to risk weighted assets)	$53,545	15.80%	$27,105	8.00%	$33,881	10.00%
Tier I capital (to risk weighted assets)	$49,302	14.55%	N/A		$20,329	6.00%
Tier I capital (to adjusted total assets)	$49,302	10.59%	$18,624	4.00%	$23,280	5.00%
Tangible capital (to adjusted total assets)	$49,302	10.59%	$6,984	1.50%	N/A
As of December 31, 2013:
Total capital (to risk weighted assets)	$51,780	16.11%	$25,713	8.00%	$32,141	10.00%
Tier I capital (to risk weighted assets)	$47,751	14.86%	N/A		$19,285	6.00%
Tier I capital (to adjusted total assets)	$47,751	10.89%	$17,534	4.00%	$21,917	5.00%
Tangible capital (to adjusted total assets)	$47,751	10.89%	$6,575	1.50%	N/A

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table summarizes the carrying value and estimated fair value of financial instruments and the level within the fair value hierarchy (see Note 21) in which the fair value measurements fall at December 31, 2014 and 2013:

			Fair Value Measurements Using
	Carrying Value	Fair Value
(In thousands)			Level 1	Level 2	Level 3
December 31, 2014:
Financial assets:
Cash and cash equivalents	$33,243	$33,243	$33,243	$—	$—
Interest-bearing time deposits	8,270	8,370	—	8,370	—
Securities available for sale	100,226	100,226	2,083	98,143	—
Securities held to maturity	6	6	—	6	—
Loans held for sale	1,608	1,641	—	1,641	—
Loans, net	300,603	301,864	—	—	301,864
FHLB stock	2,241	2,241	—	2,241	—
Accrued interest receivable	1,580	1,580	—	1,580	—
Cost method investment (included in other assets)	711	711	—	711	—
Financial liabilities:
Deposits	412,636	412,282	—	—	412,282
Accrued interest payable	127	127	—	127	—
December 31, 2013:
Financial assets:
Cash and cash equivalents	$11,136	$11,136	$11,136	$—	$—
Interest-bearing time deposits	4,425	4,458	—	4,458	—
Securities available for sale	108,762	108,762	3,198	105,564	—
Securities held to maturity	9	9	—	9	—
Loans held for sale	1,611	1,644	—	1,644	—
Loans, net	288,506	287,753	—	—	287,753
FHLB stock	2,820	2,820	—	2,820	—
Accrued interest receivable	1,716	1,716	—	1,716	—
Cost method investment (included in other assets)	540	540	—	540	—
Financial liabilities:
Deposits	373,830	373,883	—	—	373,883
Retail repurchase agreements	9,310	9,310	—	9,310	—
Advances from FHLB	5,500	5,500	—	5,500	—
Accrued interest payable	192	192	—	192	—

        The carrying amounts in the preceding table are included in the consolidated balance sheets under the applicable captions. The contractual or notional amounts of financial instruments with off-balance-sheet risk are disclosed in Note 16, and the fair value of these instruments is considered immaterial.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents and Interest-Bearing Time Deposits

        For cash and short-term instruments, including cash and due from banks, interest-bearing deposits with banks, federal funds sold, and interest-bearing time deposits with other financial institutions, the carrying amount is a reasonable estimate of fair value.

Investment Securities

        For marketable equity securities, the fair values are based on quoted market prices. For debt securities, the Company obtains fair value measurements from an independent pricing service and the fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, U.S. government and agency yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security's terms and conditions, among other factors. For FHLB stock, a restricted equity security, the carrying amount is a reasonable estimate of fair value because it is not marketable. For other cost method investments where a quoted market value is not available, the carrying amount is a reasonable estimate of fair value.

Loans

        The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest receivable approximates its fair value. The fair value of loans held for sale is based on specific prices of underlying contracts for sales to investors.

Deposits

        The fair value of demand deposits, savings accounts, money market deposit accounts and other transaction accounts is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Borrowed Funds

        The carrying amount of retail repurchase agreements approximates its fair value. The fair value of advances from FHLB is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities could be obtained.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) FAIR VALUE MEASUREMENTS

        FASB ASC Topic 820 , Fair Value Measurements, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC Topic 820 are described as follows:

Level 1:	Inputs to the valuation methodology are quoted prices, unadjusted, for identical assets or liabilities in active markets. A quoted market price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.
Level 2:
Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets; quoted market prices for identical or similar assets or liabilities in markets that are not active; or inputs that are derived principally from or can be corroborated by observable market data by correlation or other means.
Level 3:
Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using discounted cash flow methodologies, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

        Fair value is based upon quoted market prices, where available. If quoted market prices are not available, fair value is based on internally developed models or obtained from third parties that primarily use, as inputs, observable market-based parameters or a matrix pricing model that employs the Bond Market Association's standard calculations for cash flow and price/yield analysis and observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value, or the lower of cost or fair value. These adjustments may include unobservable parameters. Any such valuation adjustments have been applied consistently over time. The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company's financial and nonfinancial assets carried at fair value or the lower of cost or fair value.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) FAIR VALUE MEASUREMENTS (Continued)

        The table below presents the balances of assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2014. The Company had no liabilities measured at fair value as of December 31, 2014.

	Carrying Value
	Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2014:
Assets Measured on a Recurring Basis
Securities available for sale:
Agency mortgage-backed securities	$—	$32,296	$—	$32,296
Agency CMO	—	14,385	—	14,385
Agency notes and bonds	—	18,120	—	18,120
Municipal obligations	—	33,342	—	33,342
Mutual funds	2,083	—	—	2,083

Total securities available for sale	$2,083	$98,143	$—	$100,226

Assets Measured on a Nonrecurring Basis
Impaired loans:
Residential real estate	$—	$—	$1,364	$1,364
Land	—	—	16	16
Commercial real estate	—	—	1,808	1,808
Commercial business	—	—	349	349
Home equity and second mortgage	—	—	151	151

Total impaired loans	$—	$—	$3,688	$3,688

Loans held for sale	$—	$1,608	$—	$1,608

Foreclosed real estate:
Residential real estate	$—	$—	$78	$78

Total foreclosed real estate	$—	$—	$78	$78

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) FAIR VALUE MEASUREMENTS (Continued)

        The table below presents the balances of assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2013. The Company had no liabilities measured at fair value as of December 31, 2013.

	Carrying Value
	Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2013:
Assets Measured on a Recurring Basis
Securities available for sale:
Agency mortgage-backed securities	$—	$18,369	$—	$18,369
Agency CMO	—	20,241	—	20,241
Agency notes and bonds	—	30,914	—	30,914
Municipal obligations	—	36,040	—	36,040
Mutual funds	3,198	—	—	3,198

Total securities available for sale	$3,198	$105,564	$—	$108,762

Assets Measured on a Nonrecurring Basis
Impaired loans:
Residential real estate	$—	$—	$1,928	$1,928
Land	—	—	120	120
Commercial real estate	—	—	2,441	2,441
Commercial business	—	—	639	639
Home equity and second mortgage	—	—	263	263

Total impaired loans	$—	$—	$5,391	$5,391

Loans held for sale	$—	$1,611	$—	$1,611

Foreclosed real estate:
Residential real estate	$—	$—	$466	$466

Total foreclosed real estate	$—	$—	$466	$466

        Securities Available for Sale.    Securities classified as available for sale are reported at fair value on a recurring basis. These securities are classified as Level 1 of the valuation hierarchy where quoted market prices from reputable third-party brokers are available in an active market. If quoted market prices are not available, the Company obtains fair value measurements from an independent pricing service. These securities are reported using Level 2 inputs and the fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, U.S. government and agency yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security's terms and conditions, among other factors. Changes in fair value of securities available for sale are recorded in other comprehensive income, net of income tax effect.

        Impaired Loans.    Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. The fair value of impaired loans is classified as Level 3 in the fair value hierarchy.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) FAIR VALUE MEASUREMENTS (Continued)

        Impaired loans are measured at the present value of estimated future cash flows using the loan's effective interest rate or the fair value of collateral less estimated costs to sell if the loan is collateral dependent. At December 31, 2014 and 2013, all impaired loans were considered to be collateral dependent for the purpose of determining fair value. Collateral may be real estate and/or business assets, including equipment, inventory and/or accounts receivable. The fair value of the collateral is generally determined based on real estate appraisals or other independent evaluations by qualified professionals, which are then discounted to reflect management's estimate of the fair value of the collateral given the current market conditions and the condition of the collateral.

        At December 31, 2014 and 2013, the significant unobservable inputs used in the fair value measurement of impaired loans included a discount from appraised value for estimates of changes in market conditions, the condition of the collateral, and estimated costs to sell the collateral ranging from 10% to 48%.

        The Company recognized provisions for loan losses of $49,000 and $150,000 for the years ended December 31, 2014 and 2013, respectively, for impaired loans.

        Loans Held for Sale.    Loans held for sale are carried at the lower of cost or market value. The portfolio comprised of residential real estate loans and fair value is based on specific prices of underlying contracts for sales to investors. These measurements are carried at Level 2 in the fair value hierarchy.

        Foreclosed Real Estate.    Foreclosed real estate is reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. The fair value of foreclosed real estate is classified as Level 3 in the fair value hierarchy.

        Foreclosed real estate is reported at fair value less estimated costs to dispose of the property. The fair values are determined by real estate appraisals which are then discounted to reflect management's estimate of the fair value of the property given current market conditions and the condition of the collateral.

        At December 31, 2014, the significant unobservable inputs used in the fair value measurement of foreclosed real estate included a discount from appraised value for estimates of changes in market conditions, the condition of the collateral, and estimated costs to sell the property ranging from 10% to 60%, with a weighted average of 40%. At December 31, 2013, the discount from appraised value ranged from 10% to 38%, with a weighted average of 20%.

        The Company did not recognize any charges to write down foreclosed real estate to fair value for the year ended December 31, 2014. The Company recognized charges of $20,000 to write down foreclosed real estate to fair value for the year ended December 31, 2013.

        Transfers Between Categories.    There have been no changes in the valuation techniques and related inputs used for assets measured at fair value on a recurring and nonrecurring basis during the years ended December 31, 2014 and 2013. There were no transfers in or out of the Company's Level 3 financial assets for the years ended December 31, 2014 and 2013. In addition, there were no transfers into or out of Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2014 and 2013.

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(22) PARENT COMPANY CONDENSED FINANCIAL INFORMATION

        Condensed financial information for the Company (parent company only) follows:

Balance Sheets

	As of December 31,
(In thousands)	2014	2013
Assets:
Cash and cash equivalents	$309	$132
Other assets	911	670
Investment in subsidiaries	55,906	52,430

	$57,126	$53,232

Liabilities and Equity:
Accrued expenses	$5	$5
Stockholders' equity	57,121	53,227

	$57,126	$53,232

Statements of Income

	Years Ended December 31,
(In thousands)	2014	2013
Dividend and other income	$4,120	$2,847
Other operating expenses	(376)	(253)

Income before income taxes and equity in undistributed net income of subsidiaries	3,744	2,594
Income tax benefit	145	98

Income before equity in undistributed net income of subsidiaries	3,889	2,692
Equity in undistributed net income of subsidiaries	1,705	2,382

Net income	$5,594	$5,074

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(22) PARENT COMPANY CONDENSED FINANCIAL INFORMATION (Continued)

Statements of Cash Flows

	Years Ended December 31,
(In thousands)	2014	2013
Operating Activities:
Net income	$5,594	$5,074
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Equity in undistributed net income of subsidiaries	(1,705)	(2,382)
Net change in other assets and liabilities	(71)	(9)

Net cash provided by operating activities	3,818	2,683

Investing Activities:
Investment in captive insurance subsidiary	(250)	—
Cost method equity investment	(171)	(540)

Net cash used in investing activities	(421)	(540)

Financing Activities:
Purchase of treasury stock	(908)	(19)
Cash dividends paid	(2,312)	(2,228)

Net cash used in financing activities	(3,220)	(2,247)

Net increase (decrease) in cash and cash equivalents	177	(104)
Cash and cash equivalents at beginning of year	132	236

Cash and cash equivalents at end of year	$309	$132

(23) SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

	Years Ended December 31,
(In thousands, except for share and per share data)	2014	2013
Basic and Diluted:
Earnings:
Net income attributable to First Capital, Inc.	$5,594	$5,074

Shares:
Weighted average common shares outstanding	2,755,588	2,784,690

Net income per common share attributable to First Capital, Inc., basic and diluted	$2.03	$1.82

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(24) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	Years Ended December 31,
(In thousands)	2014	2013
Cash payments for:
Interest	$1,209	$1,751
Income taxes	2,464	2,357
Noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$262	$1,149
Proceeds from sales of foreclosed real estate financed through loans	177	526

FIRST CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(25) SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
2014
Interest income	$4,502	$4,663	$4,646	$4,588
Interest expense	298	297	280	269

Net interest income	4,204	4,366	4,366	4,319
Provision for loan losses	25	90	75	—

Net interest income after provision for loan losses	4,179	4,276	4,291	4,319
Noninterest income	979	1,287	1,438	1,232
Noninterest expenses	3,299	3,349	3,591	3,843

Income before income taxes	1,859	2,214	2,138	1,708
Income tax expense	559	692	611	450

Net income	1,300	1,522	1,527	1,258
Less: net income attributable to noncontrolling interest in subsidiary	3	4	3	3

Net income attributable to First Capital, Inc.	$1,297	$1,518	$1,524	$1,255

Earnings per common share attributable to First Capital, Inc.:
Basic	$0.47	$0.55	$0.56	$0.45

Diluted	$0.47	$0.55	$0.56	$0.45

2013
Interest income	$4,576	$4,554	$4,649	$4,632
Interest expense	458	440	408	347

Net interest income	4,118	4,114	4,241	4,285
Provision for loan losses	250	225	100	150

Net interest income after provision for loan losses	3,868	3,889	4,141	4,135
Noninterest income	1,162	1,188	1,211	1,079
Noninterest expenses	3,322	3,306	3,270	3,433

Income before income taxes	1,708	1,771	2,082	1,781
Income tax expense	511	557	653	534

Net income	1,197	1,214	1,429	1,247
Less: net income attributable to noncontrolling interest in subsidiary	3	4	3	3

Net income attributable to First Capital, Inc.	$1,194	$1,210	$1,426	$1,244

Earnings per common share attributable to First Capital, Inc.:
Basic	$0.43	$0.43	$0.51	$0.45

Diluted	$0.43	$0.43	$0.51	$0.45

PART I—FINANCIAL INFORMATION

FIRST CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2015	December 31, 2014
	(In thousands)
ASSETS
Cash and due from banks	$8,788	$13,653
Interest bearing deposits with banks	859	865
Federal funds sold	30,000	18,725

Total cash and cash equivalents	39,647	33,243
Interest-bearing time deposits	9,515	8,270
Securities available for sale, at fair value	98,361	100,226
Securities—held to maturity	5	6
Loans, net	298,865	300,603
Loans held for sale	1,673	1,608
Federal Home Loan Bank stock, at cost	1,550	2,241
Foreclosed real estate	567	78
Premises and equipment	10,238	10,208
Accrued interest receivable	1,538	1,580
Cash value of life insurance	6,002	6,161
Goodwill	5,386	5,386
Other assets	3,577	3,151

Total Assets	$476,924	$472,761

LIABILITIES
Deposits:
Noninterest-bearing	$74,213	$73,042
Interest-bearing	342,034	339,594

Total deposits	416,247	412,636
Accrued interest payable	94	127
Accrued expenses and other liabilities	2,169	2,765

Total liabilities	418,510	415,528

EQUITY
Preferred stock of $.01 par value per share Authorized 1,000,000 shares; none issued	0	0
Common stock of $.01 par value per share Authorized 5,000,000 shares; issued 3,182,916 shares, (3,164,416 in 2014); outstanding 2,759,002 shares, (2,740,502 in 2014)	32	32
Additional paid-in capital	24,766	24,313
Retained earnings—substantially restricted	41,768	40,229
Unearned stock compensation	(415)	0
Accumulated other comprehensive income	411	800
Less treasury stock, at cost—423,914 shares	(8,253)	(8,253)

Total First Capital, Inc. stockholders' equity	58,309	57,121

Noncontrolling interest in subsidiary	105	112

Total equity	58,414	57,233

Total Liabilities and Equity	$476,924	$472,761

See accompanying notes to consolidated financial statements.

PART I—FINANCIAL INFORMATION

FIRST CAPITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
INTEREST INCOME
Loans, including fees	$3,963	$4,036	$7,893	$7,874
Securities:
Taxable	268	303	530	620
Tax-exempt	244	274	490	564
Federal Home Loan Bank dividends	30	26	52	65
Federal funds sold and interest bearing deposits with banks	50	24	86	42

Total interest income	4,555	4,663	9,051	9,165
INTEREST EXPENSE
Deposits	239	291	482	580
Retail repurchase agreements	0	6	0	12
Advances from Federal Home Loan Bank	0	0	0	3

Total interest expense	239	297	482	595
Net interest income	4,316	4,366	8,569	8,570
Provision for loan losses	50	90	50	115

Net interest income after provision for loan losses	4,266	4,276	8,519	8,455
NONINTEREST INCOME
Service charges on deposit accounts	856	822	1,630	1,545
Commission income	85	120	184	198
Gain on sale of securities	0	54	0	54
Gain on sale of loans	178	212	486	319
Mortgage brokerage fees	33	9	46	14
Increase in cash surrender value of life insurance	34	40	67	77
Other income	28	30	165	59

Total noninterest income	1,214	1,287	2,578	2,266

NONINTEREST EXPENSE
Compensation and benefits	1,971	1,836	3,981	3,671
Occupancy and equipment	312	293	623	612
Data processing	406	397	830	764
Professional fees	380	153	581	298
Advertising	79	69	148	133
Other operating expenses	613	601	1,277	1,170

Total noninterest expense	3,761	3,349	7,440	6,648

Income before income taxes	1,719	2,214	3,657	4,073
Income tax expense	487	692	956	1,251

Net Income	1,232	1,522	2,701	2,822
Less: net income attributable to noncontrolling interest in subsidiary	4	4	7	7

Net Income Attributable to First Capital, Inc.	$1,228	$1,518	$2,694	$2,815

Earnings per common share attributable to First Capital, Inc.
Basic	$0.45	$0.55	$0.98	$1.02

Diluted	$0.45	$0.55	$0.98	$1.02

Dividends per share	$0.21	$0.21	$0.42	$0.42

See accompanying notes to consolidated financial statements.

PART I—FINANCIAL INFORMATION

FIRST CAPITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Net Income	$1,232	$1,522	$2,701	$2,822
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities available for sale:
Unrealized holding gains (losses) arising during the period	(1,073)	902	(637)	1,873
Income tax (expense) benefit	418	(354)	248	(736)

Net of tax amount	(655)	548	(389)	1,137

Less: reclassification adjustment for realized gains included in net income	0	(54)	0	(54)
Income tax expense	0	21	0	21

Net of tax amount	0	(33)	0	(33)

Other Comprehensive Income (Loss), net of tax	(655)	515	(389)	1,104

Comprehensive Income	577	2,037	2,312	3,926
Less: comprehensive income attributable to the noncontrolling interest in subsidiary	4	4	7	7

Comprehensive Income Attributable to First Capital, Inc.	$573	$2,033	$2,305	$3,919

See accompanying notes to consolidated financial statements.

PART I—FINANCIAL INFORMATION

FIRST CAPITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited)

(In thousands, except share and per share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Stock Compensation	Treasury Stock	Noncontrolling Interest	Total
Balances at January 1, 2014	$32	$24,313	$36,947	$(720)	$0	$(7,345)	$112	$53,339
Net income	0	0	2,815	0	0	0	7	2,822
Other comprehensive income	0	0	0	1,104	0	0	0	1,104
Cash dividends	0	0	(1,160)	0	0	0	(14)	(1,174)
Purchase of treasury shares	0	0	0	0	0	(844)	0	(844)

Balances at June 30, 2014	$32	$24,313	$38,602	$384	$0	$(8,189)	$105	$55,247

Balances at January 1, 2015	$32	$24,313	$40,229	$800	$0	$(8,253)	$112	$57,233
Net income	0	0	2,694	0	0	0	7	2,701
Other comprehensive loss	0	0	0	(389)	0	0	0	(389)
Cash dividends	0	0	(1,155)	0	0	0	(14)	(1,169)
Restricted stock grants, net of forfeitures	0	453	0	0	(453)	0	0	0
Stock compensation expense	0	0	0	0	38	0	0	38

Balances at June 30, 2015	$32	$24,766	$41,768	$411	$(415)	$(8,253)	$105	$58,414

See accompanying notes to consolidated financial statements.

PART I—FINANCIAL INFORMATION

FIRST CAPITAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,701	$2,822
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Amortization of premiums and accretion of discounts on securities, net	349	347
Depreciation and amortization expense	349	348
Deferred income taxes	263	(65)
Stock compensation expense	38	0
Increase in cash value of life insurance	(67)	(77)
Gain on life insurance	(110)	0
Gain on sale of securities	0	(54)
Provision for loan losses	50	115
Proceeds from sales of loans	16,586	12,656
Loans originated for sale	(16,165)	(14,550)
Gain on sale of loans	(486)	(319)
Decrease in accrued interest receivable	42	165
Decrease in accrued interest payable	(33)	(37)
Net change in other assets/liabilities	(735)	(592)

Net Cash Provided By Operating Activities	2,782	759

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in interest-bearing time deposits	(1,490)	(1,475)
Proceeds from maturities and sales of interest-bearing time deposits	245	0
Purchase of securities available for sale	(15,366)	(15,469)
Proceeds from maturities of securities available for sale	10,264	10,923
Proceeds from sales of securities available for sale	0	2,612
Principal collected on mortgage-backed obligations	6,016	4,892
Net (increase) decrease in loans receivable	1,125	(9,564)
Proceeds from redemption of Federal Home Loan Bank stock	691	0
Proceeds from sale of foreclosed real estate	74	375
Purchase of premises and equipment	(379)	(473)

Net Cash Provided By Investing Activities	1,180	(8,179)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	3,611	12,923
Net decrease in advances from Federal Home Loan Bank	0	(500)
Net increase in retail repurchase agreements	0	1,307
Purchase of treasury stock	0	(844)
Dividends paid	(1,169)	(1,174)

Net Cash Provided By (Used In) Financing Activities	2,442	11,712

Net Increase in Cash and Cash Equivalents	6,404	4,292
Cash and cash equivalents at beginning of period	33,243	11,136

Cash and Cash Equivalents at End of Period	$39,647	$15,428

See accompanying notes to consolidated financial statements.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Presentation of Interim Information

        First Capital, Inc. ("Company") is the savings and loan holding company for First Harrison Bank ("Bank"). The information presented in this report relates primarily to the Bank's operations. First Harrison Investments, Inc. and First Harrison Holdings, Inc. are wholly-owned Nevada corporate subsidiaries of the Bank that jointly own First Harrison, LLC, a Nevada limited liability corporation that holds and manages an investment portfolio. First Harrison REIT, Inc. ("REIT") was incorporated as a wholly-owned subsidiary of First Harrison Holdings, Inc. to hold a portion of the Bank's real estate mortgage loan portfolio. On January 21, 2009, the REIT issued 105 shares of 12.5% redeemable cumulative preferred stock with an aggregate liquidation value of $105,000 in a private placement offering in order to satisfy certain ownership requirements to qualify as a real estate investment trust. At June 30, 2015, this noncontrolling interest represented 0.2% ownership of the REIT. On September 23, 2014, the Company formed FHB Risk Mitigation Services, Inc. ("Captive"). The Captive is a wholly-owned insurance subsidiary of the Company that provides property and casualty insurance coverage to the Company, the Bank and the Bank's subsidiaries, and reinsurance to five other third party insurance captives for which insurance may not be currently available or economically feasible in the insurance marketplace.

        In the opinion of management, the unaudited consolidated financial statements include all adjustments considered necessary to present fairly the financial position as of June 30, 2015, and the results of operations for the three months and six months ended June 30, 2015 and 2014 and the cash flows for the six months ended June 30, 2015 and 2014. All of these adjustments are of a normal, recurring nature. Such adjustments are the only adjustments included in the unaudited consolidated financial statements. Interim results are not necessarily indicative of results for a full year or any other period.

        The accompanying unaudited consolidated financial statements and notes have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial statements and are presented as permitted by the instructions to Form 10-Q. Accordingly, they do not contain certain information included in the Company's annual audited consolidated financial statements and related footnotes for the year ended December 31, 2014 included in the Company's Annual Report on Form 10-K.

        The unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

2. Proposed Merger

        On June 4, 2015, the Company and Peoples Bancorp, Inc. of Bullitt County ("Peoples") entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which Peoples will merge with and into the Company, with the Company as the surviving corporation. Subsequent to the merger, The Peoples Bank of Bullitt County, a wholly-owned subsidiary of Peoples, will merge with and into the Bank, with the Bank as the surviving bank.

        The Agreement provides that shareholders of Peoples may elect to receive either 382.83 shares of Company common stock or $9,475 in cash for each share of Peoples common stock owned, subject to proration provisions specified in the Agreement that provide for a targeted aggregate mix of total consideration of 50% common stock and 50% cash. At the effective time of the merger, the exchange

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Proposed Merger (Continued)

ratio and cash price per share may be adjusted based on provisions in the Agreement for changes in the price of the Company's common stock or a decrease in the consolidated net book value of Peoples. Shareholders of Peoples also may receive an additional cash payment as specified in the Agreement if Peoples sells certain specified assets prior to the effective time of the merger, or the Company sells such assets within twenty-four months after the effective time of the merger.

        Subject to the approval of the merger by the shareholders of both the Company and Peoples, receipt of regulatory approvals and satisfaction of other customary closing conditions, the parties anticipate completing the merger in the fourth quarter of 2015.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. Investment Securities

        Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. Investment securities at June 30, 2015 and December 31, 2014 are summarized as follows:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2015
Securities available for sale:
Agency mortgage-backed securities	$34,387	$154	$203	$34,338
Agency CMO	11,478	65	81	11,462
Other debt securities:
Agency notes and bonds	18,554	35	56	18,533
Municipal obligations	31,834	896	179	32,551

Subtotal—debt securities	96,253	1,150	519	96,884

Mutual funds	1,477	0	0	1,477

Total securities available for sale	$97,730	$1,150	$519	$98,361

Securities held to maturity:
Agency mortgage-backed securities	$5	$0	$0	$5

Total securities held to maturity	$5	$0	$0	$5

December 31, 2014
Securities available for sale:
Agency mortgage-backed securities	$32,135	$240	$79	$32,296
Agency CMO	14,461	74	150	14,385
Other debt securities:
Agency notes and bonds	18,136	32	48	18,120
Municipal obligations	32,178	1,242	78	33,342

Subtotal—debt securities	96,910	1,588	355	98,143

Mutual funds	2,083	0	0	2,083

Total securities available for sale	$98,993	$1,588	$355	$100,226

Securities held to maturity:
Agency mortgage-backed securities	$6	$0	$0	$6

Total securities held to maturity	$6	$0	$0	$6

        Agency notes and bonds, agency mortgage-backed securities and agency collateralized mortgage obligations (CMO) include securities issued by the Government National Mortgage Association (GNMA), a U.S. government agency, and the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal Home Loan Bank (FHLB), which are government-sponsored enterprises.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. Investment Securities (Continued)

        The amortized cost and fair value of debt securities as of June 30, 2015, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

	Securities Available for Sale		Securities Held to Maturity
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,070	$1,074	$0	$0
Due after one year through five years	17,306	17,354	0	0
Due after five years through ten years	19,267	19,604
Due after ten years	12,745	13,052	0	0

	50,388	51,084	0	0
Mortgage-backed securities and CMO	45,865	45,800	5	5

	$96,253	$96,884	$5	$5

        Information pertaining to investment securities available for sale with gross unrealized losses at June 30, 2015, aggregated by investment category and the length of time that individual investment securities have been in a continuous position, follows:

(Dollars in thousands)	Number of Investment Positions	Fair Value	Gross Unrealized Losses
Continuous loss position less than twelve months:
Agency notes and bonds	9	$7,696	$53
Agency mortgage-backed securities	22	17,893	150
Muncipal obligations	17	6,568	95

Total less than twelve months	48	32,157	298

Continuous loss position more than twelve months:
Agency notes and bonds	1	999	3
Agency CMO	9	6,594	81
Agency mortgage-backed securities	4	4,426	53
Muncipal obligations	5	2,306	84

Total more than twelve months	19	14,325	221

Total securities available for sale	67	$46,482	$519

        Management evaluates securities for other-than-temporary impairment at least quarterly, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recover in fair value.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. Investment Securities (Continued)

        At June 30, 2015, the 67 U.S. government agency debt securities, including agency notes and bonds, mortgage-backed securities and CMO, and municipal obligations in a loss position had depreciated approximately 1.1% from the amortized cost basis. All of the U.S. government agency securities and municipal obligations are issued by U.S. government agencies, government-sponsored enterprises and municipal governments, or are secured by first mortgage loans and municipal project revenues. These unrealized losses related principally to current interest rates for similar types of securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government, its agencies or other governments, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As the Company has the ability to hold the debt securities until maturity, or the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

        During the three and six months ended June 30, 2015, the Company did not have any security sales. During the three and six months ended June 30, 2014, the Company realized gross gains on sales of available for sale municipal securities of $54,000.

        In June 2014, the Company acquired an additional 31,750 shares of common stock in another financial institution, in addition to the 100,000 shares acquired in December 2013, representing approximately 9% of the outstanding common stock of the entity, for a total investment of $711,000. The investment is accounted for using the cost method of accounting and is included in other assets in the consolidated balance sheet.

4. Loans and Allowance for Loan Losses

        The Company's loan and allowance for loan loss policies are as follows:

        Loans are stated at unpaid principal balances, less net deferred loan fees and the allowance for loan losses. The Company grants real estate mortgage, commercial business and consumer loans. A substantial portion of the loan portfolio is represented by mortgage loans to customers in southern Indiana. The ability of the Company's customers to honor their loan agreements is dependent upon the real estate and general economic conditions in this area.

        Loan origination and commitment fees, as well as certain direct costs of underwriting and closing loans, are deferred and amortized as a yield adjustment to interest income over the lives of the related loans using the interest method. Amortization of net deferred loan fees is discontinued when a loan is placed on nonaccrual status.

        The recognition of income on a loan is discontinued and previously accrued interest is reversed, when interest or principal payments become ninety (90) days past due unless, in the opinion of management, the outstanding interest remains collectible. Past due status is determined based on contractual terms. Generally, by applying the cash receipts method, interest income is subsequently recognized only as received until the loan is returned to accrual status. The cash receipts method is used when the likelihood of further loss on the loan is remote. Otherwise, the Company applies the cost recovery method and applies all payments as a reduction of the unpaid principal balance until the loan qualifies for return to accrual status. Interest income on impaired loans is recognized using the cost recovery method, unless the likelihood of further loss on the loan is remote.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        A loan is restored to accrual status when all principal and interest payments are brought current and the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, which generally requires that the borrower demonstrate a period of performance of at least six consecutive months.

        For portfolio segments other than consumer loans, the Company's practice is to charge-off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners, or for other reasons. A partial charge-off is recorded on a loan when the uncollectibility of a portion of the loan has been confirmed, such as when a loan is discharged in bankruptcy, the collateral is liquidated, a loan is restructured at a reduced principal balance, or other identifiable events that lead management to determine the full principal balance of the loan will not be repaid. A specific reserve is recognized as a component of the allowance for estimated losses on loans individually evaluated for impairment. Partial charge-offs on nonperforming and impaired loans are included in the Company's historical loss experience used to estimate the general component of the allowance for loan losses as discussed below. Specific reserves are not considered charge-offs in management's analysis of the allowance for loan losses because they are estimates and the outcome of the loan relationship is undetermined. At June 30, 2015, the Company had 11 loans on which partial charge-offs of $464,000 had been recorded.

        Consumer loans not secured by real estate are typically charged off at 90 days past due, or earlier if deemed uncollectible, unless the loans are in the process of collection. Overdrafts are charged off after 45 days past due. Charge-offs are typically recorded on loans secured by real estate when the property is foreclosed upon.

        The allowance for loan losses reflects management's judgment of probable loan losses inherent in the loan portfolio at the balance sheet date. Additions to the allowance for loan losses are made by the provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The Company uses a disciplined process and methodology to evaluate the allowance for loan losses on at least a quarterly basis that is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated for impairment or loans otherwise classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

        The general component covers non-classified loans and classified loans that are found, upon individual evaluation, to not be impaired. Such loans are pooled by segment and losses are modeled

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

using annualized historical loss experience adjusted for qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent twelve calendar quarters unless the historical loss experience is not considered indicative of the level of risk in the remaining balance of a particular portfolio segment, in which case an adjustment is determined by management. The Company's historical loss experience is then adjusted by an overall loss factor weighting adjustment based on a qualitative analysis prepared by management and reviewed on a quarterly basis. The overall loss factor considers changes in underwriting standards, economic conditions, changes and trends in past due and classified loans and other internal and external factors.

        Management also applies additional loss factor multiples to loans classified as watch, special mention and substandard that are not individually evaluated for impairment. The loss factor multiples for classified loans are based on management's assessment of historical trends regarding losses experienced on classified loans in prior periods. See below for additional discussion of the overall loss factor and loss factor multiples for classified loans as of June 30, 2015 and December 31, 2014, as well as a discussion of changes in management's allowance for loan losses methodology from 2014 to 2015.

        Management exercises significant judgment in evaluating the relevant historical loss experience and the qualitative factors. Management also monitors the differences between estimated and actual incurred loan losses for loans considered impaired in order to evaluate the effectiveness of the estimation process and make any changes in the methodology as necessary.

        Management utilizes the following portfolio segments in its analysis of the allowance for loan losses: residential real estate, land, construction, commercial real estate, commercial business, home equity and second mortgage, and other consumer loans. Additional discussion of the portfolio segments and the risks associated with each segment can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Values for collateral dependent loans are generally based on appraisals obtained from independent licensed real estate appraisers, with adjustments applied for estimated costs to sell the property, costs to complete unfinished or repair damaged property and other factors. New appraisals are generally obtained for all significant properties when a loan is identified as impaired, and a property is considered significant if the value of the property is estimated to exceed $200,000. Subsequent

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

appraisals are obtained as needed or if management believes there has been a significant change in the market value of the property. In instances where it is not deemed necessary to obtain a new appraisal, management bases its impairment and allowance for loan loss analysis on the original appraisal with adjustments for current conditions based on management's assessment of market factors and management's inspection of the property.

        At June 30, 2015, the recorded investments in loans secured by residential real estate properties for which formal foreclosure proceedings are in process was $436,000.

        Loans at June 30, 2015 and December 31, 2014 consisted of the following:

(In thousands)	June 30, 2015	December 31, 2014
Real estate mortgage loans:
Residential	$107,136	$106,679
Land	10,526	11,028
Residential construction	13,691	10,347
Commercial real estate	75,521	78,314
Commercial real estate contruction	474	1,422
Commercial business loans	24,983	28,282
Consumer loans:
Home equity and second mortgage loans	37,844	37,513
Automobile loans	27,194	25,274
Loans secured by savings accounts	920	1,018
Unsecured loans	3,445	3,316
Other consumer loans	6,007	5,075

Gross loans	307,741	308,268
Less undisbursed portion of loans in process	(5,824)	(3,325)

Principal loan balance	301,917	304,943

Deferred loan origination fees, net	548	506
Allowance for loan losses	(3,600)	(4,846)

Loans, net	$298,865	$300,603

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The following table provides the components of the Company's recorded investment in loans at June 30, 2015:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity & 2nd Mtg	Other Consumer	Total
	(In thousands)
Recorded Investment in Loans:
Principal loan balance	$107,136	$10,526	$8,341	$75,521	$24,983	$37,844	$37,566	$301,917
Accrued interest receivable	339	38	21	168	131	124	146	967
Net deferred loan origination fees and costs	63	4	0	(37)	(7)	525	0	548

Recorded investment in loans	$107,538	$10,568	$8,362	$75,652	$25,107	$38,493	$37,712	$303,432

Recorded Investment in Loans as Evaluated for Impairment:
Individually evaluated for impairment	$1,419	$20	$0	$1,800	$0	$143	$0	$3,382
Collectively evaluated for impairment	106,119	10,548	8,362	73,852	25,107	38,350	37,712	300,050
Acquired with deteriorated credit quality	0	0	0	0	0	0	0	0

Ending balance	$107,538	$10,568	$8,362	$75,652	$25,107	$38,493	$37,712	$303,432

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The following table provides the components of the Company's recorded investment in loans at December 31, 2014:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity & 2nd Mtg	Other Consumer	Total
	(In thousands)
Recorded Investment in Loans:
Principal loan balance	$106,679	$11,028	$8,444	$78,314	$28,282	$37,513	$34,683	$304,943
Accrued interest receivable	368	48	20	186	131	131	152	1,036
Net deferred loan origination fees and costs	49	4	(1)	(20)	(7)	481	0	506

Recorded investment in loans	$107,096	$11,080	$8,463	$78,480	$28,406	$38,125	$34,835	$306,485

Recorded Investment in Loans as Evaluated for Impairment:
Individually evaluated for impairment	$1,411	$16	$0	$1,819	$1,642	$151	$0	$5,039
Collectively evaluated for impairment	105,685	11,064	8,463	76,661	26,764	37,974	34,835	301,446
Acquired with deteriorated credit quality	0	0	0	0	0	0	0	0

Ending balance	$107,096	$11,080	$8,463	$78,480	$28,406	$38,125	$34,835	$306,485

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        An analysis of the allowance for loan losses as of June 30, 2015 is as follows:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity & 2nd Mtg	Other Consumer	Total
	(In thousands)
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$75	$0	$0	$8	$0	$10	$0	$93
Collectively evaluated for impairment	559	173	51	1,661	161	638	264	3,507
Acquired with deteriorated credit quality	0	0	0	0	0	0	0	0

Ending balance	$634	$173	$51	$1,669	$161	$648	$264	$3,600

        An analysis of the allowance for loan losses as of December 31, 2014 is as follows:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity & 2nd Mtg	Other Consumer	Total
	(In thousands)
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$47	$0	$0	$11	$1,293	$0	$0	$1,351
Collectively evaluated for impairment	562	201	60	1,490	187	720	275	3,495
Acquired with deteriorated credit quality	0	0	0	0	0	0	0	0

Ending balance	$609	$201	$60	$1,501	$1,480	$720	$275	$4,846

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        An analysis of the changes in the allowance for loan losses for the three months and six months ended June 30, 2015 is as follows:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity & 2nd Mtg	Other Consumer	Total
	(In thousands)
Allowance for loan losses:
Changes in Allowance for Loan Losses for the three-months ended June 30, 2015
Beginning balance	$672	$197	$65	$1,462	$239	$716	$283	$3,634
Provisions for loan losses	(39)	(24)	(14)	204	(58)	(38)	19	50
Charge-offs	0	0	0	0	(22)	(31)	(72)	(125)
Recoveries	1	0	0	3	2	1	34	41

Ending balance	$634	$173	$51	$1,669	$161	$648	$264	$3,600

Changes in Allowance for Loan Losses for the six-months ended June 30, 2015
Beginning balance	$609	$201	$60	$1,501	$1,480	$720	$275	$4,846
Provisions for loan losses	42	(28)	(9)	156	(117)	(45)	51	50
Charge-offs	(20)	0	0	0	(1,205)	(33)	(124)	(1,382)
Recoveries	3	0	0	12	3	6	62	86

Ending balance	$634	$173	$51	$1,669	$161	$648	$264	$3,600

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        An analysis of the changes in the allowance for loan losses for the three months and six months ended June 30, 2014 is as follows:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity & 2nd Mtg	Other Consumer	Total
	(In thousands)
Allowance for loan losses:
Changes in Allowance for Loan Losses for the three-months ended June 30, 2014
Beginning balance	$838	$144	$70	$1,276	$1,450	$902	$331	$5,011
Provisions for loan losses	24	9	8	4	(10)	41	14	90
Charge-offs	(21)	0	0	0	0	(36)	(36)	(93)
Recoveries	2	0	0	0	4	25	27	58

Ending balance	$843	$153	$78	$1,280	$1,444	$932	$336	$5,066

Changes in Allowance for Loan Losses for the six-months ended June 30, 2014
Beginning balance	$811	$152	$63	$1,284	$1,446	$877	$289	$4,922
Provisions for loan losses	113	1	15	(4)	(7)	(70)	67	115
Charge-offs	(84)	0	0	0	0	(54)	(88)	(226)
Recoveries	3	0	0	0	5	179	68	255

Ending balance	$843	$153	$78	$1,280	$1,444	$932	$336	$5,066

        At June 30, 2015 and December 31, 2014, management applied specific qualitative factor adjustments to the residential real estate, construction, commercial real estate, commercial business, vacant land, and home equity and second mortgage portfolio segments as they determined that the historical loss experience was not indicative of the level of risk in the remaining balance of those portfolio segments. These adjustments increased the loss factors by 0.25% to 20% for certain loan groups, and increased the estimated allowance for loan losses related to those portfolio segments by approximately $1.4 million and $1.6 million at June 30, 2015 and December 31, 2014, respectively. These changes were made to reflect management's estimates of inherent losses in these portfolio segments at June 30, 2015 and December 31, 2014.

        At June 30, 2015 and December 31, 2014, for each loan portfolio segment, management applied an overall qualitative factor of 1.18 to the Company's historical loss factors. The overall qualitative factor is derived from management's analysis of changes and trends in the following qualitative factors: underwriting standards, economic conditions, past due loans and other internal and external factors. Each of the four factors above was assigned an equal weight to arrive at an average for the overall qualitative factor of 1.18 at June 30, 2015 and December 31, 2014, respectively. The effect of the overall qualitative factor was to increase the estimated allowance for loan losses by $527,000 and $520,000 at June 30, 2015 and December 31, 2014, respectively. Additional discussion of the overall qualitative factor can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. There were no changes in management's assessment of the overall qualitative factor components from December 31, 2014 to June 30, 2015.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        Management also adjusts the historical loss factors for loans classified as watch, special mention and substandard that are not individually evaluated for impairment. The adjustments consider the increased likelihood of loss on classified loans based on the Company's separate historical experience for classified loans. The effect of the adjustments for classified loans was to increase the estimated allowance for loan losses by $532,000 and $664,000 at June 30, 2015 and December 31, 2014, respectively.

        The following table summarizes the Company's impaired loans as of June 30, 2015 and for the three months and six months ended June 30, 2015. The Company did not recognize any interest income on impaired loans using the cash receipts method of accounting for the three or six month periods ended June 30, 2015:

	At June 30, 2015			Three Months Ended June 30, 2015		Six Months Ended June 30, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Loans with no related allowance recorded:
Residential	$1,122	$1,444	$0	$1,235	$5	$1,204	$10
Land	20	22	0	20	0	18	0
Construction	0	0	0	0	0	0	0
Commercial real estate	1,762	1,801	0	1,773	19	1,774	38
Commercial business	0	0	0	13	0	9	0
Home equity/2nd mortgage	63	81	0	65	0	67	1
Other consumer	0	0	0	0	0	0	0

	2,967	3,348	0	3,106	24	3,072	49

Loans with an allowance recorded:
Residential	297	335	75	254	0	259	0
Land	0	0	0	0	0	0	0
Construction	0	0	0	0	0	0	0
Commercial real estate	38	63	8	39	0	40	0
Commercial business	0	0	0	18	0	559	0
Home equity/2nd mortgage	80	81	10	80	0	80	0
Other consumer	0	0	0	0	0	0	0

	415	479	93	391	0	938	0

Total:
Residential	1,419	1,779	75	1,489	5	1,463	10
Land	20	22	0	20	0	18	0
Construction	0	0	0	0	0	0	0
Commercial real estate	1,800	1,864	8	1,812	19	1,814	38
Commercial business	0	0	0	31	0	568	0
Home equity/2nd mortgage	143	162	10	145	0	147	1
Other consumer	0	0	0	0	0	0	0

	$3,382	$3,827	$93	$3,497	$24	$4,010	$49

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The following table summarizes the Company's impaired loans for the three months and six months ended June 30, 2014. The Company did not recognize any interest income on impaired loans using the cash receipts method of accounting for the three or six month periods ended June 30, 2014:

	Three Months Ended June 30, 2014		Six Months Ended June 30, 2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Residential	$1,345	$8	$1,427	$18
Land	119	0	119	0
Construction	130	0	87	0
Commercial real estate	1,525	17	1,562	34
Commercial business	94	0	126	0
Home equity/2nd mortgage	169	0	197	1
Other consumer	0	0	0	0

	3,382	25	3,518	53

Loans with an allowance recorded:
Residential	436	0	440	0
Land	3	0	2	0
Construction	0	0	0	0
Commercial real estate	1,123	0	1,065	0
Commercial business	1,726	0	1,720	0
Home equity/2nd mortgage	16	0	18	0
Other consumer	0	0	0	0

	3,304	0	3,245	0

Total:
Residential	1,781	8	1,867	18
Land	122	0	121	0
Construction	130	0	87	0
Commercial real estate	2,648	17	2,627	34
Commercial business	1,820	0	1,846	0
Home equity/2nd mortgage	185	0	215	1
Other consumer	0	0	0	0

	$6,686	$25	$6,763	$53

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The following table summarizes the Company's impaired loans as of December 31, 2014:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
Loans with no related allowance recorded:
Residential	$1,141	$1,446	$0
Land	16	18	0
Construction	0	0	0
Commercial real estate	1,777	1,808	0
Commercial business	0	0	0
Home equity/2nd mortgage	71	87	0
Other consumer	0	0	0

	3,005	3,359	0

Loans with an allowance recorded:
Residential	270	304	47
Land	0	0	0
Construction	0	0	0
Commercial real estate	42	65	11
Commercial business	1,642	1,909	1,293
Home equity/2nd mortgage	80	98	0
Other consumer	0	0	0

	2,034	2,376	1,351

Total:
Residential	1,411	1,750	47
Land	16	18	0
Construction	0	0	0
Commercial real estate	1,819	1,873	11
Commercial business	1,642	1,909	1,293
Home equity/2nd mortgage	151	185	0
Other consumer	0	0	0

	$5,039	$5,735	$1,351

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        Nonperforming loans consists of nonaccrual loans and loans over 90 days past due and still accruing interest. The following table presents the recorded investment in nonperforming loans at June 30, 2015 and December 31, 2014:

	June 30, 2015			December 31, 2014
	Nonaccrual Loans	Loans 90+ Days Past Due Still Accruing	Total Nonperforming Loans	Nonaccrual Loans	Loans 90+ Days Past Due Still Accruing	Total Nonperforming Loans
	(In thousands)
Residential	$1,069	$14	$1,083	$919	$68	$987
Land	20	0	20	16	0	16
Construction	0	0	0	0	0	0
Commercial real estate	434	21	455	433	0	433
Commercial business	0	0	0	1,642	0	1,642
Home equity/2nd mortgage	122	0	122	129	14	143
Other consumer	0	19	19	0	3	3

Total	$1,645	$54	$1,699	$3,139	$85	$3,224

        The following table presents the aging of the recorded investment in loans at June 30, 2015:

	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans
	(In thousands)
Residential	$2,556	$519	$587	$3,662	$103,876	$107,538
Land	0	8	20	28	10,540	10,568
Construction	0	0	0	0	8,362	8,362
Commercial real estate	0	192	77	269	75,383	75,652
Commercial business	0	0	0	0	25,107	25,107
Home equity/2nd mortgage	124	92	3	219	38,274	38,493
Other consumer	200	25	19	244	37,468	37,712

Total	$2,880	$836	$706	$4,422	$299,010	$303,432

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The following table presents the aging of the recorded investment in loans at December 31, 2014:

	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans
	(In thousands)
Residential	$3,070	$551	$308	$3,929	$103,167	$107,096
Land	24	124	0	148	10,932	11,080
Construction	0	0	0	0	8,463	8,463
Commercial real estate	54	133	42	229	78,251	78,480
Commercial business	0	0	0	0	28,406	28,406
Home equity/2nd mortgage	153	23	97	273	37,852	38,125
Other consumer	263	26	3	292	34,543	34,835

Total	$3,564	$857	$450	$4,871	$301,614	$306,485

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, public information, historical payment experience, credit documentation, and current economic trends, among other factors. The Company classifies loans based on credit risk at least quarterly. The Company uses the following regulatory definitions for risk ratings:

        Special Mention:    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard:    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Doubtful:    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loss:    Loans classified as loss are considered uncollectible and of such little value that their continuance on the institution's books as an asset is not warranted.

        Loans not meeting the criteria above that are analyzed individually as part of the described process are considered to be pass rated loans.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The following table presents the recorded investment in loans by risk category as of the date indicated:

	Residential Real Estate	Land	Construction	Commercial Real Estate	Commercial Business	Home Equity & 2nd Mtg	Other Consumer	Total
	(In thousands)
June 30, 2015
Pass	$105,401	$7,661	$8,362	$72,937	$24,264	$38,229	$37,639	$294,493
Special Mention	100	92	0	1,649	514	1	57	2,413
Substandard	968	2,795	0	632	329	141	16	4,881
Doubtful	1,069	20	0	434	0	122	0	1,645
Loss	0	0	0	0	0	0	0	0

Total	$107,538	$10,568	$8,362	$75,652	$25,107	$38,493	$37,712	$303,432

December 31, 2014
Pass	$104,780	$7,969	$7,722	$73,204	$26,137	$37,860	$34,770	$292,442
Special Mention	105	94	741	2,648	298	2	49	3,937
Substandard	1,292	3,001	0	2,195	329	134	16	6,967
Doubtful	919	16	0	433	1,642	129	0	3,139
Loss	0	0	0	0	0	0	0	0

Total	$107,096	$11,080	$8,463	$78,480	$28,406	$38,125	$34,835	$306,485

        The following table summarizes the Company's troubled debt restructurings (TDRs) by accrual status as of June 30, 2015 and December 31, 2014:

	June 30, 2015				December 31, 2014
	Accruing	Nonaccrual	Total	Related Allowance for Loan Losses	Accruing	Nonaccrual	Total	Related Allowance for Loan Losses
	(In thousands)
Troubled debt restructurings:
Residential real estate	$349	$310	$659	$3	$492	$166	$658	$6
Commercial real estate	1,367	331	1,698	0	1,386	338	1,724	0
Commercial business	0	0	0	0	0	1,642	1,642	1,292
Home equity and 2nd mortgage	21	0	21	0	22	0	22	0

Total	$1,737	$641	$2,378	$3	$1,900	$2,146	$4,046	$1,298

        At June 30, 2015 and December 31, 2014, there were no commitments to lend additional funds to debtors whose loan terms have been modified in a TDR.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        There were no TDRs that were restructured during the three or six months ended June 30, 2015.

        The following table summarizes information in regard to TDRs that were restructured during the six months ended June 30, 2014. There were no TDRs that were restructured during the three months ended June 30, 2014:

	Six months ended June 30, 2014
	Number of Contracts	Pre-Modification Outstanding Balance	Post-Modification Outstanding Balance
	(Dollars in thousands)
Troubled debt restructurings:
Commercial real estate	3	$542	$542

Total	3	$542	$542

        For the TDRs listed above, the terms of modification included a temporary decrease in the borrowers' monthly payments. There were no principal charge-offs recorded as a result of TDRs during the three months and six months ended June 30, 2014, and there was no specific allowance for loan losses related to TDRs modified during the three months and six months ended June 30, 2014.

        There were no TDRs modified within the previous 12 months for which there was a subsequent payment default (defined as the loan becoming more than 90 days past due, being moved to nonaccrual status, or the collateral being foreclosed upon) during the three months and six months ended June 30, 2015 and 2014. In the event that a TDR subsequently defaults, the Company evaluates the restructuring for possible impairment. As a result, the related allowance for loan losses may be increased or charge-offs may be taken to reduce the carrying amount of the loan.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. Supplemental Disclosure for Earnings Per Share

	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(Dollars in thousands, except for share and per share data)
Basic
Earnings:
Net income attributable to First Capital, Inc.	$1,228	$1,518	$2,694	$2,815

Shares:
Weighted average common shares outstanding	2,740,689	2,757,335	2,740,596	2,770,637

Net income attributable to First Capital, Inc.
per common share, basic	$0.45	$0.55	$0.98	$1.02

Diluted
Earnings:
Net income attributable to First Capital, Inc.	$1,228	$1,518	$2,694	$2,815

Shares:
Weighted average common shares outstanding	2,740,689	2,757,335	2,740,596	2,770,637
Add: Dilutive effect of restricted stock	506	0	156	0

Weighted average common shares outstanding, as adjusted	2,741,195	2,757,335	2,740,752	2,770,637

Net income attributable to First Capital, Inc. per common share, diluted	$0.45	$0.55	$0.98	$1.02

        Nonvested restricted stock shares are not considered as outstanding for purposes of computing weighted average common shares outstanding.

6. Stock Option Plan

        On May 20, 2009, the Company adopted the 2009 Equity Incentive Plan (the Plan). The Plan provides for the award of stock options, restricted stock, performance shares and stock appreciation rights. The aggregate number of shares of the Company's common stock available for issuance under the Plan may not exceed 223,000 shares. The Company may grant both non-statutory and statutory stock options which may not have a term exceeding ten years. In the case of incentive stock options, the aggregate fair value of the stock (determined at the time the incentive stock option is granted) for which any optionee may be granted incentive options which are first exercisable during any calendar year shall not exceed $100,000. Option prices may not be less than the fair market value of the underlying stock at the date of the grant. An award of a performance share is a grant of a right to receive shares of the Company's common stock which is contingent upon the achievement of specific performance criteria or other objectives set at the grant date. Stock appreciation rights are equity or cash settled share-based compensation arrangements whereby the number of shares that will ultimately be issued or the cash payment is based upon the appreciation of the Company's common stock. Awards granted under the Plan may be granted either alone, in addition to, or in tandem with, any other award granted under the Plan.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Stock Option Plan (Continued)

        The fair market value of stock options granted is estimated at the date of grant using an option pricing model. Expected volatilities are based on historical volatility of the Company's stock. The expected term of options granted represents the period of time that options are expected to be outstanding and is based on historical trends. The risk free rate for the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. As of June 30, 2015, no stock options had been granted under the Plan.

        On February 17, 2015, the Company granted 19,500 restricted stock shares to directors, officers and key employees at a grant-date price of $24.50 per share for a total of $478,000. The restricted stock vests ratably from the grant date through July 1, 2020, with 20% of the shares vesting each year on July 1 beginning July 1, 2016. Compensation expense is measured based on the fair market value of the restricted stock at the grant date and is recognized ratably over the period during which the shares are earned (the vesting period). Compensation expense related to restricted stock recognized for the three-month and six-month periods ended June 30, 2015 amounted to $21,000 and $38,000, respectively.

        A summary of the Company's nonvested restricted shares activity under the Plan as of June 30, 2015 and changes during the six-month period then ended is presented below.

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2015	—	—
Granted	19,500	$24.50
Vested	500	24.50
Forfeited	1,000	24.50

Nonvested at June 30, 2015	18,000	$24.50

        There were 500 restricted shares that vested during the six-month period ended June 30, 2015, upon the retirement of a director. The total fair value of restricted shares that vested during the six-month period ended June 30, 2015 was $13,000. At June 30, 2015, there was $415,000 of total unrecognized compensation expense related to nonvested restricted shares. The compensation expense is expected to be recognized over the remaining vesting period of 5 years.

7. Supplemental Disclosures of Cash Flow Information

	Six Months Ended June 30,
	2015	2014
	(In thousands)
Cash payments for:
Interest	$516	$632
Taxes	1,035	1,042
Noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	562	75

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Fair Value Measurements

        Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC Topic 820 are described as follows:

Level 1:	Inputs to the valuation methodology are quoted prices, unadjusted, for identical assets or liabilities in active markets
Level 2:
Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets; quoted market prices for identical or similar assets or liabilities in markets that are not active; or inputs that are derived principally from or can be corroborated by observable market data by correlation or other means.
Level 3:
Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using discounted cash flow methodologies, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth on the following page. These valuation methodologies were applied to all of the Company's financial and nonfinancial assets carried at fair value or the lower of cost or fair value. The table below presents the balances of assets measured at fair value on a recurring and nonrecurring basis as of June 30, 2015 and

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Fair Value Measurements (Continued)

December 31, 2014. The Company had no liabilities measured at fair value as of June 30, 2015 or December 31, 2014.

	Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
June 30, 2015
Assets Measured on a Recurring Basis
Securities available for sale:
Agency mortgage-backed securities	$0	$34,338	$0	$34,338
Agency CMO	0	11,462	0	11,462
Agency notes and bonds	0	18,533	0	18,533
Municipal obligations	0	32,551	0	32,551
Mutual funds	1,477	0	0	1,477

Total securities available for sale	$1,477	$96,884	$0	$98,361

Assets Measured on a Nonrecurring Basis
Impaired loans:
Residential real estate	$0	$0	$1,344	$1,344
Land	0	0	20	20
Construction	0	0	0	0
Commercial real estate	0	0	1,792	1,792
Commercial business	0	0	0	0
Home equity and second mortgage	0	0	133	133

Total impaired loans	$0	$0	$3,289	$3,289

Loans held for sale	$0	$1,673	$0	$1,673
Foreclosed real estate:
Residential real estate	$0	$0	$87	$87
Commercial real estate	0	0	480	480

Total foreclosed real estate	$0	$0	$567	$567

December 31, 2014
Assets Measured on a Recurring Basis
Securities available for sale:
Agency mortgage-backed securities	$0	$32,296	$0	$32,296
Agency CMO	0	14,385	0	14,385
Agency notes and bonds	0	18,120	0	18,120
Municipal obligations	0	33,342	0	33,342
Mutual funds	2,083	0	0	2,083

Total securities available for sale	$2,083	$98,143	$0	$100,226

Assets Measured on a Nonrecurring Basis
Impaired loans:
Residential real estate	$0	$0	$1,364	$1,364
Land	0	0	16	16
Construction	0	0	0	0
Commercial real estate	0	0	1,808	1,808
Commercial business	0	0	349	349
Home equity and second mortgage	0	0	151	151

Total impaired loans	$0	$0	$3,688	$3,688

Loans held for sale	$0	$1,608	$0	$1,608
Foreclosed real estate:
Residential real estate	$0	$0	$78	$78

Total foreclosed real estate	$0	$0	$78	$78

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Fair Value Measurements (Continued)

        Fair value is based upon quoted market prices, where available. If quoted market prices are not available, fair value is based on internally developed models or obtained from third parties that primarily use, as inputs, observable market-based parameters or a matrix pricing model that employs the Bond Market Association's standard calculations for cash flow and price/yield analysis and observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value, or the lower of cost or fair value. These adjustments may include unobservable parameters. Any such valuation adjustments have been applied consistently over time. The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        Securities Available for Sale.    Securities classified as available for sale are reported at fair value on a recurring basis. These securities are classified as Level 1 of the valuation hierarchy where quoted market prices from reputable third-party brokers are available in an active market. If quoted market prices are not available, the Company obtains fair value measurements from an independent pricing service. These securities are reported using Level 2 inputs and the fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, U.S. government and agency yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security's terms and conditions, among other factors. Changes in fair value of securities available for sale are recorded in other comprehensive income, net of income tax effect.

        Impaired Loans.    Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. The fair value of impaired loans is classified as Level 3 in the fair value hierarchy.

        Impaired loans are carried at the present value of estimated future cash flows using the loan's effective interest rate or the fair value of collateral less estimated costs to sell if the loan is collateral dependent. At June 30, 2015 and December 31, 2014, all impaired loans were considered to be collateral dependent for the purpose of determining fair value. Collateral may be real estate and/or business assets, including equipment, inventory and/or accounts receivable. The fair value of the collateral is generally determined based on real estate appraisals or other independent evaluations by qualified professionals, adjusted for estimated costs to sell the property, costs to complete or repair the property and other factors to reflect management's estimate of the fair value of the collateral given the current market conditions and the condition of the collateral. At June 30, 2015 and December 31, 2014, the significant unobservable inputs used in the fair value measurement of impaired loans included a discount from appraised value for estimates of changes in market conditions, the condition of the collateral and estimated costs to sell the collateral ranging from 10% to 20%. The Company recognized provisions for loan losses of $82,000 and $21,000 for the six months ended June 30, 2015 and 2014, respectively, for impaired loans. The Company recognized provisions for loan losses of $47,000 and $8,000 for the three months ended June 30, 2015 and June 30, 2014, respectively.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Fair Value Measurements (Continued)

        Loans Held for Sale.    Loans held for sale are carried at the lower of cost or market value. The portfolio is comprised of residential real estate loans and fair value is based on specific prices of underlying contracts for sales to investors. These measurements are classified as Level 2.

        Foreclosed Real Estate.    Foreclosed real estate is reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. The fair value of foreclosed real estate is classified as Level 3 in the fair value hierarchy.

        Foreclosed real estate is reported at fair value less estimated costs to dispose of the property. The fair values are determined by real estate appraisals which are then discounted to reflect management's estimate of the fair value of the property given current market conditions and the condition of the collateral. At June 30, 2015, the significant unobservable inputs used in the fair value measurement of foreclosed real estate included a discount from appraised value for estimates of changes in market conditions, the condition of the collateral and estimated costs to sell the property ranging from 20% to 60%, with a weighted average of 30%. At December 31, 2014, the discount from appraised value ranged from 10% to 60%, with a weighted average of 40%. There were no charges to write down foreclosed real estate recognized in income for the three months and six months ended June 30, 2015, or the three months and six months ended June 30, 2014.

        There have been no changes in the valuation techniques and related inputs used for assets measured at fair value on a recurring and nonrecurring basis during the six month periods ended June 30, 2015 and 2014. There were no transfers into or out of the Company's Level 3 financial assets for the six month periods ended June 30, 2015 and 2014. In addition, there were no transfers into or out of Levels 1 and 2 of the fair value hierarchy during the six month periods ended June 30, 2015 and 2014.

        GAAP requires disclosure of the fair value of financial assets and financial liabilities, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Fair Value Measurements (Continued)

instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The estimated fair values of the Company's financial instruments are as follows:

			Fair Vale Measurements Using
	Carrying Value	Fair Value
(In thousands)			Level 1	Level 2	Level 3
June 30, 2015
Financial assets:
Cash and cash equivalents	$39,647	$39,647	$39,647	$0	$0
Interest-bearing time deposits	9,515	9,618	0	9,618	0
Securities available for sale	98,361	98,361	1,477	96,884	0
Securities held to maturity	5	5	0	5	0
Loans held for sale	1,673	1,708	0	1,708	0
Loans, net	298,865	298,602	0	0	298,602
FHLB stock	1,550	1,550	0	1,550	0
Accrued interest receivable	1,538	1,538	0	1,538	0
Cost method investment (included in other assets)	711	711	0	711	0
Financial liabilities:
Deposits	416,247	415,785	0	0	415,785
Accrued interest payable	94	94	0	94	0
December 31, 2014:
Financial assets:
Cash and cash equivalents	$33,243	$33,243	$33,243	$0	$0
Interest-bearing time deposits	8,270	8,370	0	8,370	0
Securities available for sale	100,226	100,226	2,083	98,143	0
Securities held to maturity	6	6	0	6	0
Loans held for sale	1,608	1,641	0	1,641	0
Loans, net	300,603	301,864	0	0	301,864
FHLB stock	2,241	2,241	0	2,241	0
Accrued interest receivable	1,580	1,580	0	1,580	0
Cost method investment (included in other assets)	711	711	0	711	0
Financial liabilities:
Deposits	412,636	412,282	0	0	412,282
Accrued interest payable	127	127	0	127	0

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Fair Value Measurements (Continued)

        The carrying amounts in the preceding table are included in the consolidated balances sheets under the applicable captions. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents and Interest-Bearing Time Deposits

        For cash and short-term investments, including cash and due from banks, interest-bearing deposits with banks, federal funds sold, and interest-bearing time deposits with other financial institutions, the carrying amount is a reasonable estimate of fair value.

Investment Securities

        For marketable equity securities, the fair values are based on quoted market prices. For debt securities, the Company obtains fair value measurements from an independent pricing service and the fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, U.S. government and agency yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security's terms and conditions, among other factors. For FHLB stock, a restricted equity security, the carrying amount is a reasonable estimate of fair value because it is not marketable. For other cost method equity investments where a quoted market value is not available, the carrying amount is a reasonable estimate of fair value.

Loans

        The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest receivable approximates its fair value. The fair value of loans held for sale is based on specific prices of underlying contracts for sale to investors.

Deposits

        The fair value of demand deposits, savings accounts, money market deposit accounts and other transaction accounts is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Borrowed Funds

        The carrying amounts of retail repurchase agreements approximate their fair value. The fair value of advances from FHLB is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities could be obtained.

FIRST CAPITAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9. Recent Accounting Pronouncements

        The following is a summary of recently issued accounting pronouncements that impact the accounting and reporting practices of the Company:

        In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. For public entities, the guidance was originally effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. However, in July 2015 the FASB affirmed its proposal to defer the effective date of ASU 2014-09 by one year, making the amendments effective for public entities for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. Companies have the option to apply ASU 2014-09 as of the original effective date. Management is evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company's consolidated financial position or results of operations.

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Peoples Bancorp, Inc. of Bullitt County
Shepherdsville, Kentucky

Report on the Consolidated Financial Statements

        We have audited the accompanying consolidated financial statements of Peoples Bancorp, Inc. of Bullitt County, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statement of income, comprehensive income, changes in shareholders' equity, and cash flows for the year ended December 31, 2014 and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp, Inc. of Bullitt County as of December 31, 2014 and the results of its operations and its cash flows for the year ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Louisville, Kentucky
September 15, 2015

PEOPLES BANCORP, INC. OF BULLITT COUNTY

CONSOLIDATED BALANCE SHEET

December 31, 2014

(Dollar amounts in thousands except share data)

ASSETS
Cash and due from financial institutions	$7,674
Federal funds sold	9,026

Cash and cash equivalents	16,700
Securities available-for-sale	144,971
Loans, net of allowance of $1,669	59,295
Federal Home Loan Bank and other restricted stock	1,295
Premises and equipment, net	2,451
Accrued interest receivable	1,209
Bank owned life insurance	769
Deferred tax asset, net	745
Foreclosed assets	6,100
Other assets	88

$233,623

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$41,097
Interest bearing	162,822

Total deposits	203,919
Accrued interest payable	116
Deferred compensation	355
Other liabilities	406

Total liabilities	204,796
Shareholders' equity:
Common stock: $25 par value, 5,080 shares authorized, 3,074 shares issued	77
Additional paid-in capital	7,088
Retained earnings	22,246
Accumulated other comprehensive loss	(584)

Total shareholders' equity	28,827

$233,623

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, 2014

(Dollar amounts in thousands)

Interest and dividend income
Loans, including interest and fees on loans	$4,506
Taxable securities	3,362
Tax exempt securities	258
Federal funds sold and other	78

8,204
Interest expense
Deposits	1,388

Net interest income	6,816
Provision for loan loss	—

Net interest income after provision for loan loss	6,816
Non-interest income
Service charges on deposit accounts	435
Net gain on sale of securities	1,035
Income from foreclosed asset operations	1,116
Other	399

2,985
Non-interest expense
Salaries and employee benefits	3,578
Occupancy and equipment	546
Data processing	543
Bank franchise tax expense	347
FDIC assessment	292
Expense from foreclosed asset operations	1,193
Other	837

7,336

Income before income taxes	2,465
Income tax expense	725

Net income	$1,740

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Year ended December 31, 2014

(Dollar amounts in thousands)

Net income	$1,740
Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains arising during the period	8,090
Reclassification adjustment for gains included in net income	(1,035)

7,055
Tax effect	(2,399)

Total other comprehensive income, net of tax	4,656

Comprehensive income	$6,396

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

Year ended December 31, 2014

(Dollar amounts in thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at January 1, 2014	$77	$7,184	$21,278	$(5,240)	$23,299
Net income	—	—	1,740	—	1,740
Stock repurchase (16 shares)	—	(96)	—	—	(96)
Other comprehensive income	—	—	—	4,656	4,656
Dividends declared ($251/ share)	—	—	(772)	—	(772)

Balance at December 31, 2014	$77	$7,088	$22,246	$(584)	$28,827

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2014

(Dollar amounts in thousands)

Cash flows from operating activities
Net income	$1,740
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	127
Net accretion on securities	(44)
Net realized gain on sales of securities	(1,035)
Earnings from bank owned life insurance	(30)
Write-downs and net losses on sale of foreclosed assets	77
Net change in:
Accrued interest receivable and other assets	783
Accrued interest payable and other liabilities	334

Net cash from operating activities	1,952
Cash flows from investing activities
Purchases of securities available-for-sale	(108,676)
Proceeds from maturities of securities available-for-sale	22,830
Proceeds from sales of securities available-for-sale	78,267
Loan originations and payments, net	6,133
Purchase of premises and equipment	(35)
Proceeds from sale of foreclosed assets	1,186

Net cash from investing activities	(295)
Cash flows from financing activities
Net change in deposits	4,211
Stock repurchase	(96)
Cash dividends paid	(772)

Net cash from financing activities	3,343

Net change in cash and cash equivalents	5,000
Beginning cash and cash equivalents	11,700

Ending cash and cash equivalents	$16,700

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$1,407
Income taxes paid	175
Supplemental non-cash information:
Transfer from loans to foreclosed assets	$5,807

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations and Principles of Consolidation:    The accompanying consolidated financial statements include the accounts of Peoples Bancorp, Inc. of Bullitt County ("Company") and its wholly owned subsidiary, The Peoples Bank of Bullitt County ("Bank") and the Bank's wholly owned subsidiary, Heritage Hills LLC. Heritage Hill LLC provides income and expenses for the Bank through the operation of the Heritage Hill Golf Course. All intercompany transactions and balances are eliminated in consolidation.

        The Company provides financial services through its offices in Bullitt County, Kentucky. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

        Subsequent Events:    The Company has evaluated subsequent events for recognition and disclosure through September 15, 2015, which is the date the consolidated financial statements were available to be issued.

        Use of Estimates:    To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ.

        Cash Flows:    Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan, deposit and other borrowing transactions.

        Securities:    Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive loss, net of tax.

        Interest income includes amortization of purchase premium or discount. Premiums and discounts are amortized on a level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

        Loans:    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance.

        Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to nonaccrual status in accordance with the Company's policy, typically after 90 days of non-payment.

        All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Concentration of Credit Risk:    Most of the Company's business activity is with customers located within Bullitt County. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy in the Bullitt County area.

        Allowance for Loan Losses:    The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

        A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

        Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        Nonaccrual loans of all classes are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest income on impaired loans is recognized on the cash basis unless the loan is a troubled debt restructured loan performing under its modified terms.

        The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

  •
  Commercial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of business enterprises. These loans may be secured by accounts receivable, inventory, equipment or other business assets. Financial information is obtained from the borrower to evaluate ability to repay the loans.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Real estate loans are affected by the local real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. Appraisals are generally obtained to support the loan amount.

  •
  Consumer loans are dependent on local economies. Consumer loans are generally secured by consumer assets, but may be unsecured. The Company evaluates the borrower's repayment ability through a review of credit scores and an evaluation of debt to income ratios.

        Due to the added risks associated with loans which are graded as watch, special mention or substandard that are not classified as impaired, an additional analysis is performed to determine whether an allowance is needed that is not fully captured by the historical loss experience. While historical loss experience by loan segment and migration of loans into higher risk classifications are considered, the following factors are also considered in determining the level of needed allowance on such loans: the historical loss rates (or severity) of loans specifically classified as special mention, substandard, or doubtful; and the trends in the collateral on the loans included within these calculations. The Company calculated that the amount in the unallocated allowance is appropriate given the nature of the loan portfolio. The Company will continue to closely monitor its economic environment and loan portfolio and make adjustments where appropriate.

        Foreclosed Assets:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

        Premises and Equipment:    Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on an accelerated and straight-line basis.

        Federal Home Loan Bank (FHLB) Stock and Other Restricted Stock:    The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock and other restricted stock are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as other interest income.

        Bank Owned Life Insurance:    The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

        Benefit Plans:    The 401(k) plan expense is the amount contributed to the Plan as determined by Board decision. Management estimates the annual expense and recognizes the expense throughout the year. Deferred compensation plan expense allocates the benefits over years of service.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Income Taxes:    Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

        A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other expense.

        Earnings Per Common Share:    Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable. As of December 31, 2014 there were no potentially diluted securities. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements. Earnings per share at December 31, 2014 was $565.41 per share with weighted average shares of 3,077 during 2014.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Comprehensive Income:    Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

        Loss Contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.

        Dividend Restriction:    Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. The restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

        Fair Value:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 2—SECURITIES

        The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows at December 31, 2014:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. government sponsored entities	$125,475	$19	$(2,139)	$123,355
Municipals	20,381	1,259	(24)	21,616

	$145,856	$1,278	$(2,163)	$144,971

        Sales of securities were as follows:

Proceeds	$78,267
Gross gains	2,063
Gross losses	(1,028)

        The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Available for sale
Due after one year through five years	$45,535	$45,352
Due after five years through ten years	37,637	37,520
Due after ten years	62,684	62,099

Total	$145,856	$144,971

        Securities pledged at December 31, 2014 had a carrying value of $39,938,000 and were pledged to secure public deposits. At December 31, 2014, there were no holdings of securities to any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

        The following table summarizes securities with unrealized losses at December 31, 2014, aggregated by major security type and length of time in a continuous loss position:

	Less than 12 Months		12 Months or More		Total
Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2014
U.S. government sponsored entities	$77,087	$(435)	$40,240	$(1,704)	$117,327	$(2,139)
Municipals	—	—	953	(24)	953	(24)

Total available for sale	$77,087	$(435)	$41,193	$(1,728)	$118,280	$(2,163)

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 2—SECURITIES (Continued)

        The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost and the financial condition and near term prospects of the issuer. Unrealized losses on securities have not been recognized into income because the issuer bonds are of high credit quality at acquisition date and as of December 31, 2014 (rated AA or higher) or government agencies, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.

NOTE 3—LOANS

        Loans at December 31, 2014 were as follows:

Real estate	$55,957
Commercial	96
Consumer and other	4,911

Subtotal	60,964
Allowance for loan losses	(1,669)

Loans, net	$59,295

        The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2014:

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
December 31, 2014
Beginning balance	$538	$3	$129	$1,041	$1,711
Provision for loan loss	84	(2)	(26)	(56)	—
Loans charged off	(62)	—	(1)	—	(63)
Recoveries	19	—	2	—	21

Total ending allowance balance	$579	$1	$104	$985	$1,669

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 3—LOANS (Continued)

        The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method:

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
December 31, 2014
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$52	$—	$—	$—	$52
Collectively evaluated for impairment	527	1	104	985	1,617

Total ending allowance balance	$579	$1	$104	$985	$1,669

Loans:
Loans individual evaluated for impairment	$8,750	$11	$64	$—	$8,825
Loans collectively evaluated for impairment	47,207	85	4,847	—	52,139

Total ending loans balance	$55,957	$96	$4,911	$—	$60,964

        The following table presents information related to impaired loans by class of loans:

	Unpaid Principal Balance	Recorded Investment	Allowance for Credit Losses Allocated	Interest Income Recognized	Cash Basis Interest Recognized
December 31, 2014
With allowance recorded:
Real estate	$153	$153	$52	$—	$—

Subtotal	153	153	52	—	—

Without allowance recorded:
Real estate	$8,597	$8,597	$—	$550	$550
Commercial	11	11	—	—	—
Consumer and other	64	64	—	5	5

Subtotal	8,672	8,672	—	555	555

Total	$8,825	$8,825	$52	$555	$555

        The recorded investment in loans excludes accrued interest receivable and loan origination fees, net. For purposes of this disclosure, the unpaid principal balance is reduced for net charge-offs.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 3—LOANS (Continued)

        The following table presents the aging of the recorded investment in past due loans still accruing and nonaccrual loans by class of loans:

	30 - 89 Days Past Due Still Accruing	90 Days & Greater Past Due Still Accruing	Total Past Due Still Accruing	Nonaccrual
December 31, 2014
Real estate	$2,252	$129	$2,381	$2,602
Consumer and other	26	11	37	105

Total	$2,278	$140	$2,418	$2,707

        Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Troubled Debt Restructurings:

        There were no troubled debt restructurings (TDR's) recorded as of December 31, 2014.

Credit Quality Indicators:

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $100,000 and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on an annual basis. The Company uses the following definitions for risk ratings:

          Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

          Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

          Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 3—LOANS (Continued)

        Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

        Based on the most recent analysis performed, the risk category of loans by class of loans is as follows (tabular amounts are presented in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2014
Real estate	$48,255	$1,357	$4,922	$1,423	$55,957
Commercial	82	—	12	2	96
Consumer and other	4,886	21	—	4	4,911

Total	$53,223	$1,378	$4,934	$1,429	$60,964

NOTE 4—PREMISES AND EQUIPMENT

        Premises and equipment were as follows:

Land and buildings	$5,052
Furniture and equipment	2,428

7,480
Less: accumulated depreciation	(5,029)

$2,451

        Depreciation expense for the year ended December 31, 2014 was $127,000.

NOTE 5—DEPOSITS

        Time deposits of $250,000 or more were $6,396,000 at December 31, 2014.

        At December 31, 2014, the scheduled maturities of time deposits were as follows:

2015	$22,608
2016	6,207
2017	6,862
2018	2,622
2019 and thereafter	1,221

Total	$39,520

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 6—EMPLOYEE BENEFIT PLANS

        The Company has a 401(k) defined contribution retirement plan which allows employees to contribute up to 2% of their compensation and the Company matches the contribution. The Company also contributes 11% of each employee's compensation. The Company may make other annual contributions at its discretion. Total 401(k) contribution and expense was approximately $298,000 for the year ended December 31, 2014.

        The Company has also adopted a non-qualified deferred compensation plan for three key employees which provides for compensation at the employees' retirement. The Company owns life insurance valued at approximately $769,000 at December 31, 2014 which will be used to fund this liability. Approximately $355,000 is included in liabilities for the present value of the deferred compensation.

NOTE 7—RELATED-PARTY TRANSACTIONS

        The Company has entered into loan transactions with its executive officers, certain directors, principal shareholders and their related interests. Total loans to these persons were approximately $2,479,000 at December 31, 2014.

        Deposits from principal officers, directors and their affiliates were approximately $8,686,000 at December 31, 2014.

NOTE 8—INCOME TAXES

        Income tax expense (benefit) was as follows:

Current	$784
Deferred	(59)

Total	$725

        Interest income (net of non-deductible interest (expense) on municipal securities and loans of approximately $244,000 for the year ended December 31, 2014 is exempt from federal income taxes. Accordingly, the tax expense is less than that obtained by using the statutory federal income tax rate.

        At December 31, 2014, the Bank had net deferred taxes which consisted of:

Deferred tax assets	$994
Deferred tax liabilities	(249)

Net deferred tax asset	$745

        The deferred tax assets consist primarily of temporary differences related to the allowance for loan losses, unrealized gains and losses on securities, deferred compensation, non-accrual loan interest, and write-downs of foreclosed assets. The deferred tax liabilities consist primarily of temporary differences related to Federal Home Loan Bank stock dividends and bank premises and equipment.

        No valuation allowance for the realization of deferred tax assets is necessary.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 8—INCOME TAXES (Continued)

        The Bank is included in the consolidated U.S. Corporation federal income tax return with its parent. This return is subject to examination by taxing authorities for all years after December 31, 2011.

        The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. The Bank recorded no interest, penalties in the income statement for the year ended December 31, 2014, and no amounts were accrued at December 31, 2014.

NOTE 9—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

        Some financial instruments, such as credit lines and letters of credit are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

        Financial instruments with off-balance-sheet risk were as follows at December 31, 2014:

Unused lines of credit	$6,096
Letters of credit	449

        The fixed rate loan commitments have interest rates ranging from 4.00% to 8.50%.

NOTE 10—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

        Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2014, the Bank meets all capital adequacy requirements to which it is subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2014, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's categories.

        During 2011, the Bank entered into an informal agreement with its regulators that involves the Bank developing written plans of action to decrease the Bank's risk position in each loan classified substandard or doubtful that aggregated $400,000 or more, eliminating all assets classified as "loss", correcting technical loan exceptions, revising its written lending policy, requiring complete loan documentation, realistic repayment terms, and current financial information adequate to support the

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 10—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

outstanding indebtedness of each borrower, adopting procedures for placement of delinquent loans on non-accrual status, adopting and submitting to a plan of action for the collection of delinquent loans to the Regional Director and Commissioner, establishing a formal process for tracking capitalized interest, applying loan payment proceeds according to the terms of the promissory note signed by the borrower, making a provision for loan losses which will replenish the allowance for the loans charged off during the examination, establishing a compliance committee comprised of at least three directors who are not officers of the Bank, and providing progress reports covering each provision of the memorandum shall be submitted to the Regional Director and the Commissioner. If the Bank does not comply with the terms of the agreement, it could subject the Bank to further regulatory action.

        At June 30, 2015, the Bank qualified as "well capitalized" under applicable capital adequacy regulations. Actual capital levels (in thousands) and minimum related levels are presented below.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Amounts to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2014
Total Capital (to Risk Weighted Assets)	$30,598	32.2%	$7,599	8.0%	$9,499	10.0%
Tier 1 Capital (to Risk Weighted Assets)	$29,405	31.0%	$3,780	4.0%	$5,699	6.0%
Tier 1 Capital (to Average Assets)	$29,405	12.6%	$9,337	4.0%	$11,672	5.0%

        The Bank is subject to certain regulations on the amount of dividends it may declare without prior regulatory approval. Under these regulations, the amount of dividends that may be paid in any year is limited to that year's net profits, as defined, combined with the retained net profits of the preceding two years, less dividends declared during those periods. At December 31, 2014, the Bank could, without approval, declare dividends of approximately $1,230,000 plus any future 2015 net profits retained to the date of the dividend declaration.

NOTE 11—FAIR VALUE

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

  Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2—Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 11—FAIR VALUE (Continued)

  Level 3—Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The Company used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

        Investment Securities:    For securities where quoted prices are not available, fair values are calculated on market prices of similar securities, or matrix pricing, which is a mathematical technique, used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Matrix pricing relies on the securities' relationship to similarly traded securities, benchmark curves, and the benchmarking of like securities. Matrix pricing utilizes observable market inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. In instances, where broker quotes are used, these quotes are obtained from market makers or broker-dealers recognized to be market participants. This valuation method is classified as Level 2 in the fair value hierarchy.

        Impaired Loans:    The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower's financial statements, or aging reports, adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and management's expertise and knowledge of the client and client's business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Foreclosed Assets:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 11—FAIR VALUE (Continued)

Company. Once received, the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value are reviewed by management on a case by case basis.

        Assets and Liabilities Measured on a Recurring Basis:    Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
Financial Assets:
Available for sale securities
Obligations of U.S. government sponsored entities	$—	$123,355	$—
Municipals	—	21,616	—

	$—	$144,971	$—

        Assets and Liabilities Measured on a Non-Recurring Basis:    Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
Assets:
Impaired loans:
Real estate	$—	$—	$101

	$—	$—	$101

Foreclosed assets:
Real estate	$—	$—	$5,909

	$—	$—	$5,909

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 11—FAIR VALUE (Continued)

	Fair value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
December 31, 2014
Impaired loans—real estate	$101	Sales comparison approach	Adjustment for differences between the comparable sales	9% - 22% (15%)
Foreclosed assets—real estate	5,909	Sales comparison approach	Adjustment for differences between the comparable sales	6% - 80% (21%)

        Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $153,000 with a valuation allowance of $52,000. This resulted in no additional provision for loan losses for impaired loans during the year ended December 31, 2014.

        Foreclosed assets, which are measured at fair value less costs to sell, had a net carrying value of $5,909,000 at December 31, 2014, which is made up of the outstanding balance. Writedowns of $135,000 were recorded during the year ended December 31, 2014.

        Carrying value and estimated fair value of the Bank's financial instruments not previously presented are as follows at December 31, 2014:

	2014
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$16,700	$16,700
Loans, net	59,295	62,771
Federal Home Loan Bank and other restricted stock	1,295	N/A
Accrued interest receivable	1,209	1,209
Financial liabilities:
Deposits	$203,919	$205,475
Accrued interest payable	116	116

        The methods and assumptions used to estimate fair value are described as follows:

        Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. It was not practicable to determine the fair

PEOPLES BANCORP, INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014

(Tabular dollar amounts in thousands)

NOTE 11—FAIR VALUE (Continued)

value of FHLB and other restricted stock to due restrictions placed on its transferability. The fair value of off-balance sheet items is not considered material.

NOTE 12—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        The following is changes in accumulated other comprehensive income (loss) by component, net of tax, for the year ended December 31, 2014:

Unrealized Gains and Losses on Available-for-Sale Securities
December 31, 2014
Beginning balance	$(5,240)
Other comprehensive income before reclassification	5,691
Amounts reclassified from accumulated other comprehensive loss	(1,035)

Net current period other comprehensive income	4,656

Ending balance	$(584)

        The following is significant amounts reclassified out of each component of accumulated other comprehensive income (loss) for the year ended December 31, 2014:

Details about Accumulated Other Comprehensive Income Components	Amount Reclassified From Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gains and losses on available-for-sale securities	$1,035	Net gain (losses) on sale of securities
	(352)	Tax (expense) or benefit

	$683	Net of tax

NOTE 13—SUBSEQUENT EVENTS

        On June 4, 2015, the Company entered into a definitive agreement and plan of merger ("Merger Agreement") with First Capital, Inc. ("First Capital"). Under the terms of the Merger Agreement, each share of outstanding of common stock and equivalents of the Company will be converted into the right to receive either (i) 382.83 shares of First Capital's common stock ("Stock Consideration") or (ii) $9,475 in cash ("Cash Consideration"). The Merger Agreement provides that the Stock Consideration and Cash Consideration will be adjusted within certain limits if the average per share closing price of First Capital common stock is greater or less than $24.75. The Merger Agreement also provides that the Stock Consideration and Cash Consideration will be decreased if the consolidated net book value of the Company (as defined in the Merger Agreement) is less than $29,010,000 but greater than $26,410,000. The completion of the merger is subject to regulatory and shareholder approval.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONSOLIDATED BALANCE SHEET

December 31, 2013 (Unaudited)

(Dollar amounts in thousands except share data)

ASSETS
Cash and due from financial institutions	$3,287
Federal funds sold	8,413

Cash and cash equivalents	11,700
Securities available-for-sale	129,258
Loans, net of allowance of $1,711	71,235
Federal Home Loan Bank and other restricted stock	1,295
Premises and equipment, net	2,543
Accrued interest receivable	1,440
Bank owned life insurance	739
Deferred tax asset, net	1,605
Foreclosed assets	1,556
Other assets	2,179

$223,550

LIABILITIES AND SHAREHOLDER'S EQUITY
Deposits
Non-interest bearing	$37,839
Interest bearing	161,869

Total deposits	199,708
Accrued interest payable	135
Deferred compensation	408

Total liabilities	200,251
Shareholder's equity:
Common stock: $25 par value, 5,080 shares authorized, 3,098 shares issued	77
Additional paid-in capital	7,184
Retained earnings	21,278
Accumulated other comprehensive loss	(5,240)

Total shareholder's equity	23,299

$223,550

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, 2013 (Unaudited)

(Dollar amounts in thousands)

Interest and dividend income
Loans, including interest and fees on loans	$4,982
Taxable securities	3,284
Tax exempt securities	307
Federal funds sold and other	57

8,630
Interest expense
Deposits	1,504

Net interest income	7,126
Provision for loan loss	300

Net interest income after provision for loan loss	6,826
Non-interest income
Service charges on deposit accounts	381
Net gain on sale of securities	353
Other	312

1,046
Non-interest expense
Salaries and employee benefits	3,796
Occupancy and equipment	514
Data processing	613
Bank franchise tax expense	312
FDIC assessment	243
Other	673

6,151

Income before income taxes	1,721
Income tax expense	499

Net income	$1,222

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Year ended December 31, 2013 (Unaudited)

(Dollar amounts in thousands)

Net income	$1,222
Other comprehensive income (loss):
Unrealized gains/(losses) on securities:
Unrealized holding losses arising during the period	(11,648)
Reclassification adjustment for gains included in net income	(353)

(12,001)
Tax effect	5,893

Total other comprehensive loss, net of tax	(6,108)

Comprehensive loss	$(4,886)

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

Year ended December 31, 2013

(Dollar amounts in thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
Balance at January 1, 2013 (unaudited)	$77	$7,273	$20,826	$868	$29,044
Net income	—	—	1,222	—	1,222
Stock repurchase (15 shares)	—	(89)	—	—	(89)
Other comprehensive income	—	—	—	(6,108)	(6,108)
Dividends declared ($249/sh)	—	—	(770)	—	(770)

Balance at December 31, 2013 (unaudited)	$77	$7,184	$21,278	$(5,240)	$23,299

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2013 (Unaudited)

(Dollar amounts in thousands)

Cash flows from operating activities
Net income	$1,222
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	127
Provision for loan losses	300
Net amortization on securities	169
Net realized gain on sales of securities	(353)
Earnings from bank owned life insurance	(43)
Write-downs and net losses on sale of foreclosed assets	192
Deferred taxes	5,007
Net change in:
Accrued interest receivable and other assets	(2,150)
Accrued interest payable and other liabilities	(169)

Net cash from operating activities	4,302
Cash flows from investing activities
Purchases of securities available-for-sale	(43,350)
Purchase of securities held-to-maturity	(27,969)
Proceeds from maturities and calls of securities available-for-sale	16,244
Proceeds from maturities and calls of securities held-to-maturity	14,411
Proceeds from sales of securities available-for-sale	25,070
Proceeds from sales of securities held-to-maturity	10,748
Loan originations and payments, net	5,970
Proceeds from sale of foreclosed assets	142

Net cash from investing activities	1,266
Cash flows from financing activities
Net change in deposits	3,650
Repayment of FHLB advances	(5,000)
Stock repurchase	(89)
Cash dividends paid	(770)

Net cash from financing activities	(2,209)

Net change in cash and cash equivalents	3,359
Beginning cash and cash equivalents	8,341

Ending cash and cash equivalents	$11,700

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$1,567
Income taxes paid	500,000
Supplemental non-cash information:
Transfer from loans to foreclosed assets	$734
Transfer from held-to-maturity to available-for-sale securities	89,826

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations and Principles of Consolidation:    The accompanying consolidated financial statements include the accounts of Peoples Bancorp Inc. of Bullitt County ("Company") and its wholly owned subsidiary, The Peoples Bank of Bullitt County ("Bank"). All intercompany transactions and balances are eliminated in consolidation.

        The Company provides financial services through its offices in Bullitt County, Kentucky. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

        Subsequent Events:    The Company has evaluated subsequent events for recognition and disclosure through September 15, 2015 which is the date the consolidated financial statements were available to be issued.

        Use of Estimates:    To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ.

        Cash Flows:    Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan, deposit and other borrowing transactions.

        Securities:    Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive loss, net of tax.

        Interest income includes amortization of purchase premium or discount. Premiums and discounts are amortized on a level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

        Loans:    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance.

        Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to nonaccrual status in accordance with the Company's policy, typically after 90 days of non-payment.

        All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Concentration of Credit Risk:    Most of the Company's business activity is with customers located within Bullitt County. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy in the Bullitt County area.

        Allowance for Loan Losses:    The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

        A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        Nonaccrual loans of all classes are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest income on impaired loans is recognized on the cash basis unless the loan is a troubled debt restructured loan performing under its modified terms.

        The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

  •
  Commercial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of business enterprises. These loans may be secured by accounts receivable, inventory, equipment or other business assets. Financial information is obtained from the borrower to evaluate ability to repay the loans.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Real estate loans are affected by the local real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. Appraisals are generally obtained to support the loan amount.

  •
  Consumer loans are dependent on local economies. Consumer loans are generally secured by consumer assets, but may be unsecured. The Company evaluates the borrower's repayment ability through a review of credit scores and an evaluation of debt to income ratios.

        Due to the added risks associated with loans which are graded as watch, special mention or substandard that are not classified as impaired, an additional analysis is performed to determine whether an allowance is needed that is not fully captured by the historical loss experience. While historical loss experience by loan segment and migration of loans into higher risk classifications are considered, the following factors are also considered in determining the level of needed allowance on such loans: the historical loss rates (or severity) of loans specifically classified as special mention, substandard, or doubtful; and the trends in the collateral on the loans included within these calculations. The Company calculated that the amount in the unallocated allowance is appropriate given the nature of the loan portfolio. The Company will continue to closely monitor its economic environment and loan portfolio and make adjustments where appropriate.

        Foreclosed Assets:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

        Premises and Equipment:    Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on an accelerated and straight-line basis.

        Federal Home Loan Bank (FHLB) Stock and Other Restricted Stock:    The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock and other restricted stock are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as other interest income.

        Bank Owned Life Insurance:    The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

        Benefit Plans:    The 401(k) plan expense is the amount contributed to the Plan as determined by Board decision. Management estimates the annual expense and recognizes the expense throughout the year. Deferred compensation plan expense allocates the benefits over years of service.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Income Taxes:    Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

        A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other expense.

        Earnings Per Common Share:    Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable. As of December 31, 2013 there were no potentially diluted securities. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements. Earnings per share at December 31, 2013 was $394.46 per share with weighted average shares of 3,098 during 2013.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Comprehensive Income:    Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

        Loss Contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.

        Dividend Restriction:    Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. The restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

        Fair Value:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 2—SECURITIES

        The fair value of available-for-sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows at December 31, 2013 (unaudited):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. government sponsored entities	$102,901	$—	$(9,173)	$93,728
Municipals	34,297	1,556	(323)	35,530

	$137,198	$1,556	$(9,496)	$129,258

        Sales of securities were as follows (unaudited):

Proceeds from securities available-for-sale	$25,070
Proceeds from securities held-to-maturity	10,478
Gross gains	353
Gross losses	—

        The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost (Unaudited)	Fair Value (Unaudited)
Available-for-sale
Due in one year or less	$285	$290
Due after five years through ten years	2,173	2,207
Due after ten years	134,740	126,761

Total	$137,198	$129,258

        Securities pledged at December 31, 2013 (unaudited) had a carrying value of $30,992 and were pledged to secure public deposits. At December 31, 2013 (unaudited), there were no holdings of securities to any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

        In March 2013, the Company's held-to-maturity portfolio which had a net carrying amount of $92,226,000 was reclassified to available-for-sale. As part of this reclassification, bonds totaling $8.8 million, which had previously been designed as held-to-maturity, were sold resulting in a gain of $74,000.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 2—SECURITIES (Continued)

        The following table summarizes securities with unrealized losses at December 31, 2013 (unaudited), aggregated by major security type and length of time in a continuous loss position:

	Less than 12 Months		12 Months or More		Total
Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2013 (Unaudited)
Obligations of U.S. government sponsored entities	$72,936	$(5,873)	$29,965	$(3,300)	$102,901	$(9,173)
Municipals	6,144	(323)	—	—	6,144	(323)

Total available for sale	$79,080	$(6,196)	$29,965	$(3,300)	$109,045	$(9,496)

        The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost and the financial condition and near term prospects of the issuer. Unrealized losses on securities have not been recognized into income because the issuer bonds are of high credit quality at acquisition date and as of December 31, 2013 (rated AA or higher) or government agencies, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.

NOTE 3—LOANS

        Loans at December 31, 2013 (unaudited) were as follows:

Real estate	$67,954
Commercial	74
Consumer and other	4,918

Subtotal	72,946
Allowance for loan losses	(1,711)

Loans, net	$71,235

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 3—LOANS (Continued)

        The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2013 (unaudited):

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
December 31, 2013 (unaudited)
Beginning balance	$2,730	$3	$131	$1,041	$3,905
Provision for loan loss	300	—	—	—	300
Loans charged off	(2,500)	—	(5)	—	(2,505)
Recoveries	8	—	3	—	11

Total ending allowance balance	$538	$3	$129	$1,041	$1,711

        The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method:

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
December 31, 2013 (unaudited)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$43	$—	$—	$—	$43
Collectively evaluated for impairment	495	3	129	1,041	1,668

Total ending allowance balance	$538	$3	$129	$1,041	$1,711

Loans:
Loans individual evaluated for impairment	$16,047	$—	$—	$—	$16,047
Loans collectively evaluated for impairment	51,907	74	4,918	—	56,899

Total ending loans balance	$67,954	$74	$4,918	$—	$72,946

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 3—LOANS (Continued)

        The following table presents information related to impaired loans by class of loans:

	Unpaid Principal Balance	Recorded Investment	Allowance for Credit Losses Allocated	Interest Income Recognized	Cash Basis Interest Recognized
December 31, 2013 (unaudited)
With allowance recorded:
Real estate	$256	$256	$43	$—	$—

Subtotal	256	256	43	—	—

Without allowance recorded:
Real estate	$15,791	$15,791	$—	$632	$632

Subtotal	15,791	15,791	—	632	632

Total	$16,047	$16,047	$43	$632	$632

        The recorded investment in loans excludes accrued interest receivable and loan origination fees, net. For purposes of this disclosure, the unpaid principal balance is reduced for net charge-offs.

        The following table presents the aging of the recorded investment in past due loans still accruing and nonaccrual loans by class of loans:

	30 - 89 Days Past Due Still Accruing	90 Days & Greater Past Due Still Accruing	Total Past Due Still Accruing	Nonaccrual
December 31, 2013 (unaudited)
Real estate	$2,003	$93	$2,096	$7,907
Consumer and other	72	10	82	15

Total	$2,075	$103	$2,178	$7,922

        Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Troubled Debt Restructurings:

        There were no troubled debt restructurings (TDR's) recorded as of December 31, 2013 (unaudited).

Credit Quality Indicators:

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 3—LOANS (Continued)

Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $100,000 and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on an annual basis. The Company uses the following definitions for risk ratings:

        Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

        Based on the most recent analysis performed, the risk category of loans by class of loans is as follows (tabular amounts are presented in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2013 (unaudited)
Real estate	$48,684	$2,628	$7,306	$9,336	$67,954
Commercial	66	—	7	1	74
Consumer and other	4,915	3	—	—	4,918

Total	$53,665	$2,631	$7,313	$9,337	$72,946

NOTE 4—PREMISES AND EQUIPMENT

        Premises and equipment were as follows at December 31, 2013 (unaudited):

Land and buildings	$5,044
Furniture and equipment	2,575

7,619
Less: accumulated depreciation	(5,076)

$2,543

        Depreciation expense for the year ended December 31, 2013 (unaudited) was $127,000.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 5—DEPOSITS

        Time deposits of $100,000 or more were $15,996,000 at December 31, 2013 (unaudited).

        At December 31, 2013 (unaudited), the scheduled maturities of time deposits were as follows:

2014	$22,679
2015	7,463
2016	3,215
2017	7,226
2018 and thereafter	2,456

Total	$43,039

NOTE 6—EMPLOYEE BENEFIT PLANS

        The Company has a 401(k) defined contribution retirement plan which allows employees to contribute up to 2% of their compensation and the Company matches the contribution. The Company also contributes 11% of each employee's compensation. The Company may make other annual contributions at its discretion. Total 401(k) contribution and expense was approximately $306,000 for the year ended December 31, 2013 (unaudited).

        The Company has also adopted a non-qualified deferred compensation plan for three key employees which provides for compensation at the employees' retirement. The Bank owns life insurance valued at approximately $739,000 at December 31, 2013 (unaudited) which will be used to fund this liability. Approximately $408,000 is included in liabilities for the present value of the deferred compensation at December 31, 2013 (unaudited).

NOTE 7—RELATED-PARTY TRANSACTIONS

        The Company has entered into loan transactions with its executive officers, certain directors, principal shareholders and their related interests. Total loans to these persons were approximately $2,619,000 at December 31, 2013 (unaudited).

        Deposits from principal officers, directors and their affiliates were approximately $77,000 at December 31, 2013 (unaudited).

NOTE 8—INCOME TAXES

        Income tax expense (benefit) was as follows (unaudited):

Current	$—
Deferred	499

Total	$499

        Interest income (net of non-deductible interest (expense) on municipal securities and loans of approximately $290,000 for the year ended December 31, 2013 (unaudited) is exempt from federal

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 8—INCOME TAXES (Continued)

income taxes. Accordingly, the tax expense is less than that obtained by using the statutory federal income tax rate.

        At December 31, 2013 (unaudited), the Bank had net deferred taxes which consisted of:

Deferred tax assets	$1,851
Deferred tax liabilities	246

Net deferred tax asset	$1,605

        The deferred tax assets consist primarily of temporary differences related to the allowance for loan losses, unrealized gains and losses on securities, deferred compensation, non-accrual loan interest, and write-downs of foreclosed assets. The deferred tax liabilities consist primarily of temporary differences related to Federal Home Loan Bank stock dividends and bank premises and equipment.

        No valuation allowance for the realization of deferred tax assets is necessary at December 31, 2013 (unaudited).

        The Bank is included in the consolidated U.S. Corporation federal income tax return with its parent. This return is subject to examination by taxing authorities for all years after December 31, 2010.

        The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. The Bank recorded no interest, penalties in the income statement for the year ended December 31, 2013 (unaudited), and no amounts were accrued at December 31, 2013 (unaudited).

NOTE 9—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

        Some financial instruments, such as credit lines and letters of credit are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

        Financial instruments with off-balance-sheet risk were as follows at December 31, 2013 (unaudited):

Unused lines of credit	$5,167
Letters of credit	397

        The fixed rate loan commitments have interest rates ranging from 4.0% to 10.95%.

NOTE 10—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

        Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 10—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2013 (unaudited), the Bank meets all capital adequacy requirements to which it is subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2013 (unaudited), the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's categories.

        During 2011, the Bank entered into an informal agreement with its regulators that involves the Bank developing written plans of action to decrease the Bank's risk position in each loan classified substandard or doubtful that aggregated $400,000 or more, eliminating all assets classified as "loss", correcting technical loan exceptions, revising its written lending policy, requiring complete loan documentation, realistic repayment terms, and current financial information adequate to support the outstanding indebtedness of each borrower, adopting procedures for placement of delinquent loans on non-accrual status, adopting and submitting to a plan of action for the collection of delinquent loans to the Regional Director and Commissioner, establishing a formal process for tracking capitalized interest, applying loan payment proceeds according to the terms of the promissory note signed by the borrower, making a provision for loan losses which will replenish the allowance for the loans charged off during the examination, establishing a compliance committee comprised of at least three directors who are not officers of the Bank, and providing progress reports covering each provision of the memorandum shall be submitted to the Regional Director and the Commissioner. If the Bank does not comply with the terms of the agreement, it could subject the Bank to further regulatory action.

        At June 30, 2015, the Bank qualified as "well capitalized" under applicable capital adequacy regulations. Actual capital levels (in thousands) and minimum required levels were:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Amounts to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013 (unaudited)
Total Capital (to Risk Weighted Assets)	$29,564	28.4%	$8,324	8.0%	$10,405	10.0%
Tier 1 Capital (to Risk Weighted Assets)	$28,258	27.2%	$4,162	4.0%	$6,243	6.0%
Tier 1 Capital (to Average Assets)	$28,258	12.6%	$8,969	4.0%	$11,221	5.0%

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 10—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

        The Bank is subject to certain regulations on the amount of dividends it may declare without prior regulatory approval. Under these regulations, the amount of dividends that may be paid in any year is limited to that year's net profits, as defined, combined with the retained net profits of the preceding two years, less dividends declared during those periods. At December 31, 2013 (unaudited), the Bank could not declare dividends without approval.

NOTE 11—FAIR VALUE

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

  Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2—Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3—Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The Company used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

        Investment Securities:    For securities where quoted prices are not available, fair values are calculated on market prices of similar securities, or matrix pricing, which is a mathematical technique, used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Matrix pricing relies on the securities' relationship to similarly traded securities, benchmark curves, and the benchmarking of like securities. Matrix pricing utilizes observable market inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. In instances, where broker quotes are used, these quotes are obtained from market makers or broker-dealers recognized to be market participants. This valuation method is classified as Level 2 in the fair value hierarchy.

        Impaired Loans:    The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower's financial statements, or aging reports, adjusted or discounted based on management's historical knowledge,

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 11—FAIR VALUE (Continued)

changes in market conditions from the time of the valuation, and management's expertise and knowledge of the client and client's business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Foreclosed Assets:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value are reviewed by management on a case by case basis.

        Assets and Liabilities Measured on a Recurring Basis:    Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013 (unaudited)
Financial Assets:
Available for sale securities
Obligations of U.S. government sponsored entities	$—	$93,728	$—
Municipals	—	35,530	—

	$—	$129,258	$—

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 11—FAIR VALUE (Continued)

        Assets and Liabilities Measured on a Non-Recurring Basis:    Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013 (unaudited)
Assets:
Impaired loans:
Real estate	$—	$—	$213

	$—	$—	$213

Foreclosed assets:
Real estate	$—	$—	$998

	$—	$—	$998

	Fair value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
December 31, 2013 unaudited)
Impaired loans—real estate	$213	Sales comparison approach	Adjustment for differences between the comparable sales	9% - 22% (15%)
Foreclosed assets—real estate	$998	Sales comparison approach	Adjustment for differences between the comparable sales	6% - 100% (34%)

        Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $256,000 with a valuation allowance of $43,000 at December 31, 2013 (unaudited). This resulted in no additional provision needed for the year ended December 31, 2013 (unaudited).

        Foreclosed assets, which are measured at fair value less costs to sell, had a net carrying value of $998,000 at December 31, 2013 (unaudited), which is made up of the outstanding balance. Writedowns of $192,000 were recorded during the year ended December 31, 2013 (unaudited).

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013 (Unaudited)

(Tabular dollar amounts in thousands)

NOTE 11—FAIR VALUE (Continued)

        Carrying value and estimated fair value of the Bank's financial instruments not previously presented are as follows at December 31, 2013 (unaudited):

	2013
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$11,700	$11,700
Loans, net	71,235	76,411
Federal Home Loan Bank and other restricted stock	1,295	N/A
Accrued interest receivable	1,440	1,440
Financial liabilities:
Deposits	$199,708	$201,256
Accrued interest payable	135	135

        The methods and assumptions used to estimate fair value are described as follows:

        Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. It was not practicable to determine the fair value of FHLB and other restricted stock to due restrictions placed on its transferability. The fair value of off-balance sheet items is not considered material.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2015 and December 31, 2014

(Dollar amounts in thousands except share data)

(Unaudited)

	June 30, 2015	December 31 2014
ASSETS
Cash and due from financial institutions	$7,962	$7,674
Federal funds sold	7,563	9,026

Cash and cash equivalents	15,525	16,700
Securities available-for-sale	151,425	144,971
Loans, net of allowance of $1,608 and $1,669	57,750	59,295
Federal Home Loan Bank and other restricted stock	1,295	1,295
Premises and equipment, net	2,378	2,451
Accrued interest receivable	1,344	1,209
Bank owned life insurance	784	769
Deferred tax asset, net	1,122	745
Foreclosed assets	6,154	6,100
Other assets	—	88

	$237,777	$233,623

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$45,184	$41,097
Interest bearing	163,436	162,822

Total deposits	208,620	203,919
Accrued interest payable	267	116
Deferred compensation	333	355
Other liabilities	450	406

Total liabilities	209,670	204,796
Shareholders' equity:
Common stock: $25 par value, 5,080 shares authorized; 3,071 and 3,074 issued in 2015 and 2014	77	77
Additional paid-in capital	7,069	7,088
Retained earnings	22,139	22,246
Accumulated other comprehensive loss	(1,178)	(584)

Total shareholders' equity	28,107	28,827

	$237,777	$233,623

See accompanying notes to condensed consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the six months ended June 30, 2015 and 2014

(Dollar amounts in thousands)

(Unaudited)

	2015	2014
Interest and dividend income
Loans, including interest and fees on loans	$1,992	$2,314
Taxable securities	1,456	1,839
Tax exempt securities	131	152
Federal funds sold and other	60	30

	3,639	4,335
Interest expense
Deposits	669	695

Net interest income	2,970	3,640
Provision for loan loss	—	—

Net interest income after provision for loan loss	2,970	3,640
Non-interest income
Service charges on deposit accounts	156	178
Net gain on sale of securities	97	24
Income from foreclosed asset operations	498	454
Other	210	154

	961	810
Non-interest expense
Salaries and employee benefits	1,796	1,704
Occupancy and equipment	216	258
Data processing	305	299
Bank franchise tax expense	168	197
FDIC assessment	150	144
Expense from foreclosed asset operations	528	522
Other	411	325

	3,574	3,449

Income before income taxes	357	1,001
Income tax expense	78	281

Net income	$279	$720

See accompanying notes to condensed consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the six months ended June 30, 2015 and 2014

(Dollar amounts in thousands)

(Unaudited)

	2015	2014
Net income	$279	$720
Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gains and losses arising during the period	(803)	5,399
Reclassification adjustment for gains included in net income	(97)	(24)

	(900)	5,375
Tax effect	306	(1,828)

Total other comprehensive income (loss), net of tax	(594)	3,547

Comprehensive income (loss)	$(315)	$4,267

See accompanying notes to condensed consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the six months ended June 30, 2015

(Dollar amounts in thousands)

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at January 1, 2015	$77	$7,088	$22,246	$(584)	28,827
Net income	—	—	279	—	279
Stock repurchase (3 shares)	—	(19)	—	—	(19)
Other comprehensive income	—	—	—	(594)	(594)
Dividends declared ($126/share)	—	—	(386)	—	(386)

Balance at June 30, 2015	$77	$7,069	$22,139	$(1,178)	$28,107

See accompanying notes to condensed consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2015 and 2014

(Dollar amounts in thousands)

(Unaudited)

	2015	2014
Cash flows from operating activities	$314	$1,024

Net cash from operating activities	314	1,024
Cash flows from investing activities
Purchases of securities available for sale	(52,895)	(24,028)
Proceeds from maturities and calls of securities available for sale	—	10,625
Proceeds from sales of securities available for sale	45,628	8,086
Loan originations and payments, net	1,467	2,619
Proceeds from sale of foreclosed assets	15	—

Net cash from investing activities	(5,785)	(2,002)
Cash flows from financing activities
Net change in deposits	4,701	1,577
Stock repurchase	(19)	(79)
Cash dividends paid	(386)	(384)

Net cash from financing activities	4,296	1,114

Net change in cash and cash equivalents	(1,175)	136
Beginning cash and cash equivalents	16,700	11,700

Ending cash and cash equivalents	$15,525	$11,836

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$518	$714
Income taxes paid	107	175
Supplemental non-cash information:
Transfer from loans to foreclosed assets	$78	$5,380

See accompanying notes to condensed consolidated financial statements.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying consolidated financial statements include the accounts of Peoples Bancorp Inc. of Bullitt County ("Company") and its wholly owned subsidiary, The Peoples Bank of Bullitt County ("Bank") and the Bank's wholly owned subsidiary, Heritage Hills LLC. Heritage Hills LLC provides income and expenses for the Bank through the operation of the Heritage Hill Golf Course. All intercompany transactions and balances are eliminated in consolidation.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions for condensed interim financial statements in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

        The Company provides financial services through its offices in Bullitt County, Kentucky. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the area. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

        Earnings Per Common Share:    Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable. As of June 30, 2015 and 2014 there were no potentially diluted securities. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements. Earnings per share for the six months ended June 30, 2015 and 2014 were $90.85 and $233.78 per share, respectively. Weighted average shares for the six months ended June 30, 2015 and 2014 were 3,071 and 3,080, respectively.

NOTE 2—SECURITIES

        The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows at June 30, 2015 and December 31, 2014:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2015
Obligations of U.S. government sponsored entities	$130,627	$27	$(2,609)	$128,045
Municipals	22,583	989	(192)	23,380

	$153,210	$1,016	$(2,801)	$151,425

December 31, 2014
Obligations of U.S. government sponsored entities	$125,475	$19	$(2,139)	$123,355
Municipals	20,381	1,259	(24)	21,616

	$145,856	$1,278	$(2,163)	$144,971

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 2—SECURITIES (Continued)

        Sales of securities were as follows at June 30, 2015 and 2014:

	2015	2014
Proceeds	$45,628	$8,086
Gross gains	97	24
Gross losses	—	—

        The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
June 30, 2015
Available for sale
Due after one year through five years	$46,187	$45,916
Due after five years through ten years	43,894	43,694
Due after ten years	63,129	61,815

Total	$153,210	$151,425

        Securities pledged at June 30, 2015 and December 31, 2014 had a carrying value of $39,604,000 and $39,938,000 and were pledged to secure public deposits. At June 30, 2015 and December 31, 2014, there were no holdings of securities to any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

        The following table summarizes securities with unrealized losses at June 30, 2015 and December 31, 2014, aggregated by major security type and length of time in a continuous loss position:

	Less than 12 Months		12 Months or More		Total
Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
June 30, 2015
Obligations of U.S. government sponsored entities	$84,931	$(735)	$40,072	$(1,874)	$125,003	$(2,609)
Municipals	5,211	(192)	—	—	5,211	(192)

Total available for sale	$90,142	$(927)	$40,072	$(1,874)	$130,214	$(2,801)

December 31, 2014
Obligations of U.S. government sponsored entities	$77,087	$(435)	$40,240	$(1,704)	$117,327	$(2,139)
Municipals	—	—	953	(24)	953	(24)

Total available for sale	$77,087	$(435)	$41,193	$(1,728)	$118,280	$(2,163)

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 2—SECURITIES (Continued)

        The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost and the financial condition and near term prospects of the issuer. Unrealized losses on securities have not been recognized into income because the issuer bonds are of high credit quality at acquisition date and as of June 30, 2015 and December 31, 2014 (rated AA or higher) or government agencies, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.

NOTE 3—LOANS

        Loans at June 30, 2015 and December 31, 2014 were as follows:

	June 30, 2015	December 31, 2014
Real estate	$53,949	$55,957
Commercial	65	96
Consumer and other	5,344	4,911

Subtotal	59,358	60,964
Allowance for loan losses	(1,608)	(1,669)

Loans, net	$57,750	$59,295

        The following table presents the activity in the allowance for loan losses by portfolio segment for the six months ended June 30, 2015 and June 30, 2014:

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
June 30, 2015
Beginning balance	$579	$1	$104	$985	$1,669
Provision for loan loss	(22)	—	13	9	—
Loans charged off	(48)	—	(17)	—	(65)
Recoveries	—	—	4	—	4

Total ending allowance balance	$509	$1	$104	$994	$1,608

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 3—LOANS (Continued)

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
June 30, 2014
Beginning balance	$538	$3	$129	$1,041	$1,711
Provision for loan loss	115	—	(27)	(142)	—
Loans charged off	—	—	(1)	—	(1)
Recoveries	19	—	—	—	19

Total ending allowance balance	$672	$3	$155	$899	$1,729

        The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method:

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
June 30, 2015
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$8	$—	$—	$—	$8
Collectively evaluated for impairment	501	1	104	994	1,600

Total ending allowance balance	$509	$1	$104	$994	$1,608

Loans:
Loans individual evaluated for impairment	$7,810	$—	$—	$—	$7,810
Loans collectively evaluated for impairment	46,139	65	5,344	—	51,548

Total ending loans balance	$53,949	$65	$5,344	$—	$59,358

December 31, 2014
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$52	$—	$—	$—	$52
Collectively evaluated for impairment	527	1	104	985	1,617

Total ending allowance balance	$579	$1	$104	$985	$1,669

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 3—LOANS (Continued)

	Real Estate	Commercial	Consumer and Other	Unallocated	Total
Loans:
Loans individual evaluated for impairment	$8,750	$11	$64	$—	$8,825
Loans collectively evaluated for impairment	47,207	85	4,847	—	52,139

Total ending loans balance	$55,957	$96	$4,911	$—	$60,964

        The following table presents information related to impaired loans by class of loans:

	Unpaid Principal Balance	Recorded Investment	Allowance for Credit Losses Allocated	Interest Income Recognized	Cash Basis Interest Recognized
June 30, 2015
With allowance recorded:
Real estate	$113	$113	$8	$—	$—

Subtotal	113	113	8	—	—

Without allowance recorded:
Real estate	$7,697	$7,697	$—	$308	$308

Subtotal	7,697	7,697	—	308	308

Total	$7,810	$7,810	$8	$308	$308

December 31, 2014
With allowance recorded:
Real estate	$153	$153	$52

Subtotal	153	153	52

Without allowance recorded:
Real estate	$8,597	$8,597	$—
Commercial	11	11	—
Consumer and other	64	64	—

Subtotal	8,672	8,672	—

Total	$8,825	$8,825	$52

        The recorded investment in loans excludes accrued interest receivable and loan origination fees, net. For purposes of this disclosure, the unpaid principal balance is reduced for net charge-offs.

        Interest income recognized and cash basis interest recognized was immaterial for the six months ended June 30, 2014.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 3—LOANS (Continued)

        The following table presents the aging of the recorded investment in past due loans still accruing and nonaccrual loans by class of loans:

	30 - 89 Days Past Due Still Accruing	90 Days & Greater Past Due Still Accruing	Total Past Due Still Accruing	Nonaccrual
June 30, 2015
Real estate	$2,017	$289	$2,306	$3,970
Consumer and other	62	12	74	91

Total	$2,079	$301	$2,380	$4,061

December 31, 2014
Real estate	$2,252	$129	$2,381	$2,602
Consumer and other	26	11	37	105

Total	$2,278	$140	$2,418	$2,707

        Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Troubled Debt Restructurings:

        There were no troubled debt restructurings (TDR's) recorded as of June 30, 2015 and December 31, 2014.

Credit Quality Indicators:

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $100,000 and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on an annual basis. The Bank uses the following definitions for risk ratings:

          Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

          Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 3—LOANS (Continued)

  characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

          Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

        Based on the most recent analysis performed, the risk category of loans by class of loans is as follows (tabular amounts are presented in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2015
Real estate	$41,759	$3,091	$7,689	$1,410	$53,949
Commercial	65	—	—	—	65
Consumer and other	5,338	6	—	—	5,344

Total	$47,162	$3,097	$7,689	$1,410	$59,358

December 31, 2014
Real estate	$48,255	$1,357	$4,922	$1,423	$55,957
Commercial	82	—	12	2	96
Consumer and other	4,886	21	—	4	4,911

Total	$53,223	$1,378	$4,934	$1,429	$60,964

NOTE 4—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

        Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of June 30, 2015 and December 31, 2014, the Bank meets all capital adequacy requirements to which it is subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of June 30, 2015 and December 31, 2014, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's categories.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 4—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

        At June 30, 2015, the Bank qualified as "well capitalized" under applicable capital adequacy regulations. Actual capital levels (in thousands) and minimum required levels are presented below.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Amounts to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2015
Total Capital (to Risk Weighted Assets)	$30,521	30.8%	$7,924	8.0%	$9,905	10.0%
Common Equity Tier I Capital (to Risk Weighted Assets)	$29,279	29.6%	$4,451	4.5%	$6,430	6.5%
Tier 1 Capital (to Risk Weighted Assets)	$29,279	29.6%	$5,943	6.0%	$7,913	8.0%
Tier 1 Capital (to Average Assets)	$29,279	12.2%	$9,627	4.0%	$12,033	5.0%
December 31, 2014
Total Capital (to Risk Weighted Assets)	$30,598	32.2%	$7,599	8.0%	$9,499	10.0%
Tier 1 Capital (to Risk Weighted Assets)	$29,405	31.0%	$3,780	4.0%	$5,699	6.0%
Tier 1 Capital (to Average Assets)	$29,405	12.6%	$9,337	4.0%	$11,672	5.0%

NOTE 5—FAIR VALUE

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

  Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2—Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3—Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The Company used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

        Investment Securities:    For securities where quoted prices are not available, fair values are calculated on market prices of similar securities, or matrix pricing, which is a mathematical technique, used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Matrix pricing relies on the securities' relationship to similarly traded securities, benchmark

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 5—FAIR VALUE (Continued)

curves, and the benchmarking of like securities. Matrix pricing utilizes observable market inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. In instances, where broker quotes are used, these quotes are obtained from market makers or broker-dealers recognized to be market participants. This valuation method is classified as Level 2 in the fair value hierarchy.

        Impaired Loans:    The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower's financial statements, or aging reports, adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and management's expertise and knowledge of the client and client's business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Foreclosed Assets:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value are reviewed by management on a case by case basis.

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 5—FAIR VALUE (Continued)

        Assets and Liabilities Measured on a Recurring Basis:    Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2015
Financial Assets:
Available for sale securities
U.S. government sponsored entities	$—	$128,045	$—
Municipals	—	23,380	—

	$—	$151,425	$—

December 31, 2014
Financial Assets:
Available for sale securities
U.S. government sponsored entities	$—	$123,355	$—
Municipals	—	21,616	—

	$—	$144,971	$—

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 5—FAIR VALUE (Continued)

        Assets and Liabilities Measured on a Non-Recurring Basis:    Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2015
Assets:
Impaired loans:
Real estate	$—	$—	$105

	$—	$—	$105

Foreclosed assets:
Real estate	$—	$—	$5,909

	$—	$—	$5,909

December 31, 2014
Assets:
Impaired loans:
Real estate	$—	$—	$101

	$—	$—	$101

Foreclosed assets:
Real estate	$—	$—	$5,909

	$—	$—	$5,909

	Fair value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
June 30, 2015
Impaired loans—real estate	$105	Sales comparison approach	Adjustment for differences between the comparable sales	10% - 17% (13%)
Foreclosed assets—real estate	$5,909	Sales comparison approach	Adjustment for differences between the comparable sales	6% - 80% (21%)
December 31, 2014
Impaired loans—real estate	$101	Sales comparison approach	Adjustment for differences between the comparable sales	9% - 22% (15%)
Foreclosed assets—real estate	5,909	Sales comparison approach	Adjustment for differences between the comparable sales	6% - 80% (21%)

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 5—FAIR VALUE (Continued)

        Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $113,000 with a valuation allowance of $8,000. This resulted in no additional provision for loan losses during the six months ended June 30, 2015. The Company recorded no provision expense for the six months ended June 30, 2014. Impaired loans totaled $8.8 million as of December 31, 2014, which included collateral dependent loans of $8.6 million and valuation allowance of $52,000.

        Foreclosed assets, which are measured at fair value less costs to sell, had a net carrying value of $5,909,000 million as of June 30, 2015. Writedowns of $135,000 were recorded during the six months ended June 30, 2015. There was no write-down expense during the six month ended June 30, 2014.

        Carrying value and estimated fair value of the Bank's financial instruments not previously presented are as follows at June 30, 2015 and December 31, 2014:

	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$15,525	$15,525	$16,700	$16,700
Loans, net	57,750	62,360	59,295	62,771
Federal Home Loan Bank and other restricted stock	1,295	N/A	1,295	N/A
Accrued interest receivable	1,344	1,344	1,209	1,209
Financial liabilities:
Deposits	$208,620	$210,268	$203,919	$205,475
Accrued interest payable	267	267	116	116

        The methods and assumptions used to estimate fair value are described as follows:

        Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. It was not practicable to determine the fair value of FHLB and other restricted stock to due restrictions placed on its transferability. The fair value of off-balance sheet items is not considered material.

NOTE 6—PENDING TRANSACTION

        On June 4, 2015, the Company entered into a definitive agreement and plan of merger ("Merger Agreement") with First Capital, Inc. ("First Capital"). Under the terms of the Merger Agreement, each outstanding share of common stock and equivalents of the Company will be converted into the right to receive either (i) 382.83 shares of First Capital's common stock ("Stock Consideration") or (ii) $9,475 in cash ("Cash Consideration"). The Merger Agreement provides that the Stock Consideration and Cash Consideration will be adjusted within certain limits if the average per share closing price of First Capital common stock is greater or less than $24.75. The Merger Agreement also provides that the

PEOPLES BANCORP INC. OF BULLITT COUNTY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Tabular dollar amounts in thousands)

(Unaudited)

NOTE 6—PENDING TRANSACTION (Continued)

Stock Consideration and Cash Consideration will be decreased if the consolidated net book value of the Company (as defined in the Merger Agreement) is less than $29,010,000 but greater than $26,410,000. The completion of the merger is subject to regulatory and shareholder approval.

 Annex A

AGREEMENT AND PLAN OF MERGER

between

FIRST CAPITAL, INC.

and

PEOPLES BANCORP, INC. OF BULLITT COUNTY

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated to be effective as of the 4th day of June, 2015, by and between FIRST CAPITAL, INC., an Indiana corporation ("First Capital"), and PEOPLES BANCORP, INC. OF BULLITT COUNTY, a Kentucky corporation ("Peoples").

W I T N E S S E T H:

        WHEREAS, First Capital is an Indiana corporation registered as a savings and loan holding company under the federal Home Owners Loan Act, with its principal office located in Corydon, Harrison County, Indiana; and

        WHEREAS, Peoples is a Kentucky corporation registered as a bank holding company under the federal Bank Holding Company Act, with its principal office located in Shepherdsville, Bullitt County, Kentucky; and

        WHEREAS, First Capital and Peoples seek to affiliate through a corporate reorganization whereby Peoples will merge with and into First Capital, so that immediately thereafter The Peoples Bank of Bullitt County ("Peoples Bank"), a Kentucky chartered commercial bank and wholly-owned subsidiary of Peoples, will be a wholly-owned subsidiary of First Capital; and

        WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Peoples with and into First Capital, and the mode of carrying such merger into effect as follows:

ARTICLE I.
THE MERGER

        1.01    The Merger

        (a)    General Description.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), Peoples shall merge with and into First Capital (the "Merger"). First Capital shall survive the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the Laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

        (b)    Name, Officers and Directors.

  (i)
  The name of the Surviving Corporation shall be "First Capital, Inc." Its principal office shall be located at 220 Federal Drive, NW, Corydon, Harrison County, Indiana.

  (ii)
  The officers of the Surviving Corporation following the Effective Time shall consist of those individuals serving as the officers of First Capital immediately prior to the Effective Time. Such individuals shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office.

  (iii)
  The directors of the Surviving Corporation following the Effective Time shall consist of those individuals serving as the directors of First Capital immediately prior to the Effective Time. Such individuals shall continue to serve until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

        (c)    Capital Structure.    The capital of the Surviving Corporation shall be not less than the capital of First Capital immediately prior to the Effective Time.

        (d)    Articles of Incorporation and By-Laws.    The Articles of Incorporation and By-Laws of First Capital in existence at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable Law.

        (e)    Effect of the Merger.    At the Effective Time, the title to all assets, real estate and other property owned by Peoples shall vest in the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6 and K.R.S. Section 271B.11-060, as amended, without reversion or impairment, and all liabilities of Peoples shall be assumed by the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6 and K.R.S. Section 271B.11-060, as amended.

        (f)    Integration.    At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

        1.02    Reservation of Right to Revise Structure    At First Capital's election, subject to the consent of Peoples, which consent shall not be unreasonably withheld, the Merger may alternatively be structured so that (a) Peoples is merged with and into a direct or indirect wholly-owned subsidiary of First Capital, or (b) any direct or indirect wholly-owned subsidiary of First Capital is merged with and into Peoples; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the tax treatment of the holders of common stock, no par value, of Peoples ("Peoples Common Stock"), (y) prevent the parties from obtaining the tax opinions referred to in Sections 7.01(h) and 7.02(i) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

        1.03    Tax Free Reorganization

        First Capital and Peoples intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

        1.04    Absence of Control

        Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither First Capital nor Peoples by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

        1.05    Rights of Dissenting Shareholders

        Shareholders of Peoples who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Subtitle 13 of the Kentucky Business Corporation Act (the "KBCA"). Shares with respect to which dissenter's rights have been asserted are referred to as "Dissenting Shares."

ARTICLE II.
MANNER AND BASIS OF EXCHANGE OF STOCK

        2.01    Consideration

        (a)   Subject to the terms and conditions of this Agreement, including the adjustments to the Exchange Ratio and Cash Consideration set forth in Sections 2.01(b) and (c) below and the allocation provisions of Section 2.04 below, at the Effective Time each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of Peoples, (ii) shares held directly or indirectly by First Capital, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, and (iii) Dissenting Shares) (the "Peoples Outstanding Stock") shall become and be converted, at the election of the holder thereof in accordance with the procedures set forth in Section 2.05 below, into the right to receive in accordance with this Article:

  (i)
  for each share of Peoples Outstanding Stock with respect to which an election to receive common stock, $0.01 par value per share, of First Capital (the "First Capital Common Stock") has been effectively made and not revoked or lost, 382.83 (the "Exchange Ratio") shares of First Capital Common Stock (the "Stock Consideration"); or

  (ii)
  for each share of Peoples Outstanding Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, $9,475.00 in cash (the "Cash Consideration").

        The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

        (b)   At the Effective Time, if the Average First Capital Closing Price is greater than $24.75:

  (i)
  the aggregate Stock Consideration shall be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75 (with a corresponding decrease in the Exchange Ratio, which Exchange Ratio, as adjusted as provided herein and in Section 2.06, shall become the "Exchange Ratio" for purposes of this Agreement), up to a minimum number of 560,868 shares of First Capital Common Stock (or an Exchange Ratio of 365.27 shares) to be issued as Stock Consideration; and

  (ii)
  the aggregate Cash Consideration shall be increased by a percentage equal to one-half of the percentage increase in the Average First Capital Closing Price above $24.75, to a maximum of $15,283,654 (or $9,953.54 per share) to be issued as Cash Consideration.

        "Average First Capital Closing Price" shall mean the average of the per share closing prices of a share of First Capital Common Stock as quoted on the NASDAQ Capital Market during the twenty (20) trading days preceding the fifth (5th) calendar day preceding the Effective Time.

        (c)   At the Effective Time, if the Average First Capital Closing Price is less than $24.75:

  (i)
  the aggregate Stock Consideration shall be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75 (with a corresponding increase in the Exchange Ratio, which Exchange Ratio, as adjusted as provided herein and in Section 2.06, shall become the "Exchange Ratio" for purposes of this Agreement), up to a maximum number of 620,124 shares of First Capital Common Stock (or an Exchange Ratio of 403.86 shares) to be issued as Stock Consideration; and

  (ii)
  the aggregate Cash Consideration shall be decreased by a percentage equal to one-half of the percentage decrease in the Average First Capital Closing Price below $24.75, to a minimum of $13,828,767 (or $9,006.04 per share) to be issued as Cash Consideration.

        (d)   For the avoidance of doubt, adjustments to the Cash Consideration and the Stock Consideration pursuant to Sections 2.01(b) and (c) of this Agreement shall be calculated in a manner consistent with Schedule 2.01(d).

        (e)   At the Effective Time, if the Consolidated Net Book Value of Peoples (as defined below) is greater than $26,410,000 but less than $29,010,000, the Merger Consideration shall be reduced by the difference between the Consolidated Net Book Value and $29,010,000.

  (i)
  "Consolidated Net Book Value" means the unaudited consolidated net shareholders' equity of Peoples as of the Determination Date, determined in accordance with GAAP, but without giving effect to: (A) the after-tax impact of any negative provision for loan and lease losses for the period between March 31, 2015 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; (B) the after-tax impact of any realized gains or losses on securities sold by Peoples after March 31, 2015; (C) accumulated other comprehensive income (loss); (D) expenses paid or incurred by Peoples as of the Determination Date in connection with the Merger contemplated by this Agreement; (E) the after-tax impact of any expenses paid or incurred by Peoples or its Subsidiaries at the request or direction of First Capital in connection with the Merger and the other transactions contemplated by this Agreement, including the amount of earned but unpaid vacation and sick time as set forth on Section 3.10 of the Peoples Disclosure Schedule (as defined in Article III of this Agreement) (for purposes of clarity, any amounts of earned but unpaid vacation time paid in excess of the amount set forth at Section 3.10 of the Peoples Disclosure Schedule shall be deducted from the Consolidated Net Book Value amount); (F) the payment of dividends in accordance with Section 5.04(c)(xxiii) of this Agreement; and (G) the after-tax impact of any operating losses incurred in connection with the operation of the Contingent Assets between the date of this Agreement and the Effective Time to the extent the net proceeds from a sale of the Contingent Assets exceeds $3,750,000. For the avoidance of doubt, net unrealized holding gains and losses on available-for-sale securities, accumulated net gains and losses on cash flow hedges, cumulative foreign currency translation adjustments and minimum pension liability adjustments shall be excluded from the calculation of Consolidated Net Book Value.

  (ii)
  "Determination Date" shall mean the tenth business day prior to the Closing Date.

        (f)    Each Peoples shareholder shall have the right to elect to receive the Stock Consideration or the Cash Consideration as to each share of Peoples Common Stock owned by such shareholder, subject however to the election, allocation, adjustment and proration procedures set forth in Section 2.04 of this Agreement.

        (g)   If Peoples Bank: (i) sells certain assets identified on Schedule 2.01(f) (the "Contingent Assets") prior to the Effective Time, or (ii) has entered into a written contract for the sale of the Contingent Assets with a purchaser (a "CA Purchaser") and the Contingent Assets are purchased by the CA Purchaser within sixty (60) days after the Effective Time, then the Merger Consideration shall be increased by an amount equal to (i) one hundred percent (100%) of the net sales proceeds received with respect to the sale of the Contingent Assets (which shall be net of any commissions paid with respect to the sale of the Contingent Assets) ("CA Proceeds") in excess of $3,750,000, up to $5,600,000 of CA Proceeds, and (ii) fifty percent (50%) of any CA Proceeds in excess of $5,600,000 payable in cash on a pro rata basis to the shareholders of Peoples at the Effective Time.

        (h)   If the Contingent Assets are not sold pursuant to Section 2.01(g) of this Agreement, then First Capital will, and will cause its Subsidiaries to, use commercially reasonable efforts in the ordinary course of business to sell the Contingent Assets within 24 months of the Effective Time. If First Capital or its Subsidiaries: (i) sell the Contingent Assets within twenty-four (24) months after the Effective Time, or (ii) enter into a written contract with a CA Purchaser for the sale of the Contingent Assets within twenty-four (24) months after the Effective Time and the Contingent Assets are purchased by the CA Purchaser within sixty (60) days after the expiration of such twenty-four (24) month period, First Capital shall distribute fifty percent (50%) of the CA Proceeds in excess of $3,750,000 on a pro rata basis to the former shareholders of Peoples at the Effective Time.

        2.02    Rights as Shareholders; Stock Transfers

        At the Effective Time, holders of Peoples Common Stock shall cease to be, and shall have no rights as, shareholders of Peoples, other than the right to receive any dividend or other distribution with respect to such Peoples Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Peoples of shares of Peoples Common Stock.

        2.03    Fractional Shares

        Notwithstanding any other provision in this Agreement, no fractional shares of First Capital Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Capital shall pay to each holder of Peoples Common Stock who otherwise would be entitled to a fractional share of First Capital Common Stock an amount in cash (without interest) determined by multiplying such fraction by the Average First Capital Closing Price. By fixing such fractional share price, the parties hereto disclaim that such price represents the "fair value" or "fair market value" of Peoples for any other purpose.

        2.04    Election and Allocation Procedures

        (a)   Subject to the allocation procedures set forth in Section 2.04(b), each record holder of Peoples Outstanding Stock will be entitled (1) to elect to receive the Stock Consideration (a "Stock Election") for all or some of the shares of Peoples Outstanding Stock ("Stock Election Shares") held by such record holder, (2) to elect to receive the Cash Consideration (a "Cash Election") for all or some of the shares of Peoples Outstanding Stock ("Cash Election Shares") held by such record holder or (3) to indicate that such holder makes neither a Stock Election nor a Cash Election (a "Non-Election") for all or some of the shares of Peoples Outstanding Stock ("Non-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by First Capital and reasonably acceptable to Peoples (an "Election Form"). The holders of Peoples Outstanding Stock entitled to receive the Election Form shall be those holders of record of Peoples Outstanding Stock as of the record date fixed for the special shareholders' meeting at which the Merger will be submitted to a vote of the Peoples shareholders (the "Peoples Meeting"). The Election Form shall be provided to the holders of Peoples Outstanding Stock entitled to receive the Election Form simultaneously with the provision of the solicitation of proxies and related materials for purposes of the Peoples Meeting. First Capital shall also use commercially reasonable efforts to make the Election Form available to shareholders of record who become such after the record date for the special shareholders' meeting and before the Election Deadline. For purposes of this Agreement, the

"Election Deadline is the date fixed by First Capital as the date by which properly completed Election Forms must be submitted, which shall be a date that is no later than the Closing Date and no earlier than the date that is seven days after the Peoples Meeting. Any shares of Peoples Common Stock with respect to which the record holder thereof has not, as of the Election Deadline, properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be Non-Election Shares. Holders of Dissenting Shares shall be deemed to have made a Cash Election. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The "Exchange Agent" shall be Computershare Limited, or such other bank or trust company as may be agreed to by First Capital (which may be an affiliate of First Capital) and Peoples, to effect the payment of the Merger Consideration to holders of Peoples Common Stock pursuant to this Agreement. The number of shares equal to 50% of the shares of Peoples Common Stock outstanding immediately prior to the Effective Time shall be referred to herein as the "Stock Conversion Number."

        (b)   Not later than the 10th business day after the Election Deadline, First Capital shall cause the Exchange Agent to effect the allocation among the holders of Peoples Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger as follows:

  (i)
  Number of Stock Election Shares Equal to the Stock Conversion Number.    If the number of Stock Election Shares equals the Stock Conversion Number, then (A) all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration, and (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration;

  (ii)
  Number of Stock Election Shares Less Than the Stock Conversion Number.    If the number of Stock Election Shares is less than the Stock Conversion Number, the Non-Elections shall be converted to Stock Elections, on a pro rata basis, until a sufficient number of Non-Election Shares have been converted so that the total Non-Election Shares so converted, when added to the Stock Election Shares, is equal as closely as possible to the Stock Conversion Number. In the event that, following the conversion of all Non-Elections to Stock Elections, the number of Stock Election Shares still is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) and the Cash Election Shares shall be converted into the right to receive the Stock Consideration and the Cash Consideration in the following manner:

    (A)    the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis (other than holders of Dissenting Shares), a sufficient number of such shares ("Stock Designated Shares") such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable to the Stock Conversion Number, and all such Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

    (B)    the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive the Cash Consideration; and

  (iii)
  Number of Stock Election Shares Greater Than the Stock Conversion Number.    If the number of Stock Election Shares exceeds the Stock Conversion Number, the Stock Elections shall be eliminated (each in its entirety) and converted into the right to receive the Stock Consideration and the Cash Consideration in the following manner:

    (A)    the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares ("Cash Designated Shares") such that the number of Stock Election Shares, when reduced by the Cash Designated Shares, is equal as closely as practicable to the Stock Conversion Number, and all such Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

    (B)    the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive the Stock Consideration.

        (c)   A holder of shares of Peoples Common Stock that is a bank, trust company, securities broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, securities broker-dealer or nominee certifies to the satisfaction of Peoples and First Capital the names of the persons for whom it is so holding shares (the "Beneficial Owners"). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

        2.05    Exchange Procedures

        (a)   At and after the Effective Time, each certificate representing shares of Peoples Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

        (b)   At or prior to the Effective Time, First Capital shall reserve a sufficient number of shares of First Capital Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five business days thereafter, First Capital shall cause the Exchange Agent to mail to each holder of Peoples Common Stock a letter of transmittal, in a form reasonably acceptable to First Capital and Peoples, providing instructions as to the transmittal to the Exchange Agent of certificates representing shares of Peoples Common Stock and the issuance of shares of First Capital Common Stock and cash in exchange therefor pursuant to the terms of this Agreement.

        (c)   First Capital shall within 5 business days after the receipt (or receipt by the Exchange Agent) of certificates representing such shares of Peoples Common Stock ("Old Certificates") (or bond or other indemnity reasonably satisfactory to First Capital if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in form and substance reasonably satisfactory to First Capital and Peoples, cause (i) a check in the amount of cash that each holder of Peoples Common Stock has the right to receive pursuant to Sections 2.01 and 2.04, (ii) a certificate representing that number of whole shares of First Capital Common Stock that each holder of Peoples Common Stock has the right to receive pursuant to Sections 2.01 and 2.04, and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

        (d)   No dividends or other distributions on First Capital Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Peoples Common Stock converted in the Merger into the right to receive shares of such First Capital Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.05. After becoming so entitled in accordance with this Section 2.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Capital Common Stock such holder had the right to receive upon surrender of the Old Certificate.

        (e)   The stock transfer books of Peoples shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Peoples of any shares of Peoples Common Stock (other than to settle transfers of Peoples Common Stock that occurred prior to the Effective Time). If, after the Effective Time, Old Certificates are presented to First Capital, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.05.

        (f)    First Capital shall be entitled to rely upon Peoples' stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a "Person") entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, First Capital shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

        (g)   If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and the posting by such Person of a bond or other indemnity reasonably satisfactory to First Capital as indemnity against any claim that may be made against it with respect to such Old Certificate, First Capital will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

        (h)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Peoples Common Stock that are held as treasury stock of Peoples or owned by First Capital (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of Peoples or other consideration shall be exchanged therefor.

        (i)    Notwithstanding the foregoing, no party hereto shall be liable to any former holder of Peoples Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        2.06    Anti-Dilution Adjustments

        If First Capital changes (or establishes a record date for changing) the number of shares of First Capital Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Capital Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio (as modified pursuant to Section 2.01(b), (c) or (f) of this Agreement) shall be adjusted so the shareholders of Peoples at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action. No adjustment shall be made for the holders of shares of Peoples Common Stock under this Section 2.06 solely as a result of First Capital issuing additional shares of First Capital Common Stock provided it receives fair market value consideration for such shares or such shares are issued in connection with the First Capital Plans (as hereinafter defined) consistent with past practice with respect to such issuances.

        2.07    Dissenting Shares

        Dissenting Shares will not be converted into the right to receive the Merger Consideration, and holders of such shares of Peoples Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Peoples Common Stock in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Peoples Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Cash Consideration, without any interest thereon. Peoples will give First Capital prompt notice of any demands received by Peoples for appraisal of shares of Peoples Common Stock. Prior to the Effective Time, Peoples will not, except with prior consent of First Capital, make any payment with respect to, or settle or offer to settle, any such demands.

        2.08    Preservation of Tax-Free Reorganization

        Notwithstanding anything in this Agreement to the contrary, if the tax opinions referred to in Sections 7.01(h) and 7.02(i) cannot be rendered (as reasonably determined, in each case, by Krieg, DeVault LLP) as a result of the Merger potentially failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then if agreed to by First Capital and Peoples, the Exchange Ratio shall be increased to the minimum extent necessary to enable such tax opinions to be rendered.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PEOPLES

        On or prior to the date hereof, Peoples has delivered to First Capital a schedule (the "Peoples Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V and Article VI.

        For the purpose of this Agreement, and in relation to Peoples, a "Material Adverse Effect" means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Peoples and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of Peoples to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of First Capital, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Peoples and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a "Material Adverse Effect", a "Material Adverse Effect" shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against Peoples or Peoples Bank following the date of this Agreement which would not be terminated upon a merger on terms reasonably satisfactory to First Capital of Peoples Bank and First Harrison Bank.

        For the purpose of this Agreement, and in relation to Peoples and its Subsidiaries, "knowledge" means those facts that are known by the directors or executive officers or should have been known after reasonable inquiry by the executive officers of Peoples and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to Peoples, its "Subsidiaries" shall mean any entity which is required to be consolidated with Peoples for financial reporting purposes pursuant to United States generally accepted accounting principles ("GAAP"). "Executive Officer" shall mean the Chairman of the Board of Directors and individuals with policy making functions, including without limitation the President, the Chief Financial Officer, the Chief Lending Officer, or individuals performing similar functions regardless of title.

        Accordingly, Peoples hereby represents and warrants to First Capital as follows, except as set forth in its Disclosure Schedule:

        3.01    Organization and Authority

        (a)   Peoples is a corporation duly organized and validly existing under the Laws of the Commonwealth of Kentucky and is a registered bank holding company under the federal Bank Holding Company Act. Peoples has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Attached as Schedule 3.01 is a complete list of the Subsidiaries of Peoples. Except for its Subsidiaries, Peoples owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (b)   Peoples Bank is a bank chartered and existing under the Laws of the Commonwealth of Kentucky. Peoples Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the Peoples Disclosure Schedule, and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, Peoples Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (c)   Each of Peoples' Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

        3.02    Authorization

        (a)   Peoples has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(d) and (e) hereof. As of the date hereof, Peoples has no knowledge of any reason why the approvals set forth in Section 7.02(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.02(d). This Agreement and its execution and delivery by Peoples have been duly authorized and approved by the Board of Directors of Peoples and, assuming due execution and delivery by First Capital, constitutes a valid and binding obligation of Peoples, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relating to or affecting the enforcement of creditors' rights.

        (b)   Except as set forth in Section 3.02(b) of the Peoples Disclosure Schedule, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of Peoples or the charter documents of any of Peoples' Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Peoples or any of its Subsidiaries is a party or by which Peoples or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than First Capital) or any other adverse interest, upon any right, property or asset of Peoples or any of its

Subsidiaries which would be material to Peoples; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Peoples or any of its Subsidiaries is bound or with respect to which Peoples or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

        (c)   Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Peoples.

        3.03    Capitalization

        (a)   The authorized capital stock of Peoples as of the date hereof consists, and at the Effective Time will consist, of 5,080 shares of Peoples Common Stock, three thousand and seventy one (3,071) shares of which are issued and outstanding as of the date hereof. Such issued and outstanding shares of Peoples Common Stock have been duly and validly authorized by all necessary corporate action of Peoples, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Peoples shareholder. Peoples has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Peoples Common Stock. Each share of Peoples Common Stock is entitled to one vote per share. A description of the Peoples Common Stock and Preferred Stock is contained in the Articles of Incorporation of Peoples.

        (b)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Peoples are owned by Peoples free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

        (c)   There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Peoples Common Stock or any of Peoples' Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Peoples or its Subsidiaries, by which Peoples is or may become bound. Peoples does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Peoples Common Stock. To the knowledge of Peoples, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of Peoples or its Subsidiaries.

        (d)   Except as set forth in Section 3.03(d) of the Peoples Disclosure Schedule, Peoples has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act")) 5% or more of the outstanding shares of Peoples Common Stock.

        3.04    Organizational Documents

        The Articles of Incorporation and By-Laws of Peoples and any similar governing documents for each of Peoples' Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to First Capital.

        3.05    Compliance with Law

        (a)   Neither Peoples nor any of its Subsidiaries is currently in violation of, and since January 1, 2012, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the "Law"), except where such violation would not have a Material Adverse Effect. Peoples and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to the Surviving Corporation at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

        (b)   Except as otherwise disclosed in Section 3.05(b) of the Peoples Disclosure Schedule, none of Peoples or its Subsidiaries is subject (nor has been subject during the last three years) to any order or investigation by, or is a party (or has been a party during the last three years) to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of Peoples or its Subsidiaries, including, without limitation, any state banking, lending or mortgage banking supervisor.

        (c)   Since January 1, 2012, Peoples and its Subsidiaries have filed all material reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with any governmental authority. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied, in all material respects, with the relevant statutes, rules and regulations enforced or promulgated by the governmental authority with which they were filed.

        (d)   None of the information supplied or to be supplied by Peoples or its Subsidiaries for inclusion in any documents to be filed with any governmental authority in connection with the transactions or events contemplated by this Agreement will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        (e)   Except as set forth in Section 3.05(e) of the Peoples Disclosure Schedule, Peoples and its Subsidiaries have filed (or will prior to the Closing have filed) all required notices or applications with, and has obtained (or will prior to the Closing have obtained) the necessary authorizations by, or the consent or approval of, each Governmental Authority required to be made or obtained in connection with the execution, delivery and/or performance of this Agreement by Peoples and its Subsidiaries.

        (f)    Section 3.05(f) of the Peoples Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Peoples who have outstanding loans from Peoples or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

        (g)   All of the existing offices and branches of Peoples Bank have been legally authorized and established in accordance with all applicable Laws, except such as would not have a Material Adverse Effect. Peoples Bank has no approved but unopened offices or branches.

        (h)   Peoples and its Subsidiaries have all (i) franchises, permits, licenses and any similar authority necessary for the conduct of its business relating solely to originating and/or servicing mortgage loans and (ii) material franchises, permits, licenses and any similar authority necessary for the conduct of its business other than relating to originating and/or servicing mortgage loans. Peoples and its Subsidiaries are not in default under any of such franchises, permits, licenses or other similar authority.

        (i)    None of Peoples or its Subsidiaries is now, or has ever been, a "United States real property holding corporation" as defined in the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder. Peoples and its Subsidiaries has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

        3.06    Statements True and Correct.

        (a)   This Agreement and the Peoples Disclosure Schedule, taken as a whole, do not contain an untrue statement of a material fact by Peoples or omit to state a material fact necessary to make the statements by Peoples contained herein or therein, in light of the circumstances in which they are made, not misleading.

        (b)   All of the information supplied or to be supplied by Peoples expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete on the date thereof and will comply as to form in all material respects with the provisions of applicable Law.

        3.07    Litigation and Pending Proceedings

        Except as set forth in Section 3.07 of the Peoples Disclosure Schedule:

        (a)   Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on Peoples, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Peoples or any of its Subsidiaries or, to the knowledge of Peoples or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against Peoples or any of its Subsidiaries. Peoples does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Peoples or any of its Subsidiaries.

        (b)   Neither Peoples nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Peoples, under governmental investigation with respect to, any actual or alleged material violations of any Law; or (iii) the subject of any material pending or, to the knowledge of Peoples, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        3.08    Financial Statements and Reports

        (a)   Except as set forth on the Peoples Disclosure Schedule, Peoples has delivered or made available to First Capital copies of the financial statements and reports of Peoples and its Subsidiaries, including the notes thereto, set forth in (i) below, and made available to First Capital its Call Reports described in (ii) below (collectively, the "Peoples Financial Statements"):

  (i)
  Consolidated Balance Sheets and the related Consolidated Statements of Earnings, Consolidated Statements of Changes in Shareholders' Equity, and Consolidated Statements of Cash Flows of Peoples as of and for the fiscal years ended December 31, 2014, 2013 and 2012;

  (ii)
  Call Reports ("Call Reports") for Peoples Bank as of the close of business on December 31, 2014, 2013 and 2012 and March 31, 2015.

        (b)   The Peoples Financial Statements present fairly in all material respects the consolidated financial position of Peoples as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders' equity for the periods covered thereby and are complete and correct in all material respects, and represent bona fide transactions, and have been prepared from the books and records of Peoples and its Subsidiaries. The Peoples Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

        (c)   Except as set forth in Section 3.08(c) of the Peoples Disclosure Schedule, none of Peoples or its Subsidiaries is a party to nor has it made any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar contract or arrangement involving Peoples or such

Subsidiary(ies), on the one hand, and any of its or their current or proposed affiliates, including any structured finance, special purpose or limited purpose entity or other natural or legal person, on the other hand, and any "off-balance sheet arrangements" (as that term is defined in Item 303(a) of Regulation S-K of the Securities and Exchange Commission, as amended from time to time).

        3.09    Material Contracts

        (a)   Except as set forth in Section 3.09 of the Peoples Disclosure Schedule, as of the date of this Agreement, neither Peoples nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any contract relating to the borrowing of money by Peoples or any of its Subsidiaries or the guarantee by Peoples or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of Peoples or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, Peoples or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a "sole source" basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to Peoples or any of its Subsidiaries, (iv) any lease of real or personal property providing for annual lease payments by or to Peoples or its Subsidiaries in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Peoples or any of its Subsidiaries is the lessor, or (v) any contract that involves expenditures or receipts of Peoples or any of its Subsidiaries in excess of $25,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence, whether or not in effect as of the date of this Agreement, shall be deemed "Material Contracts" hereunder. With respect to each of Peoples' Material Contracts that is disclosed in the Peoples Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither Peoples nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither Peoples nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to Peoples' knowledge, in material default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, are attached to the Peoples Disclosure Schedule.

        (b)   Neither Peoples nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for Peoples' own account or for the account of one or more of its Subsidiaries or their respective customers.

        3.10    Absence of Undisclosed Liabilities

        Except as provided in the Peoples Financial Statements or in Section 3.10 of the Peoples Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of Peoples Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries' business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of Peoples or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $25,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Peoples or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect. Neither Peoples nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any natural person or legal or contractual entity or group.

        3.11    Title to Properties

        Except as described in this Section 3.11 or as set forth in Section 3.11 of the Peoples Disclosure Schedule:

        (a)   Peoples or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the Peoples Financial Statements as of December 31, 2014; good and marketable title to all personal property reflected in the Peoples Financial Statements as of December 31, 2014, other than personal property disposed of in the ordinary course of business since December 31, 2014; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Peoples or any of its Subsidiaries purports to own or which Peoples or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2014. All of such properties and assets are owned or leased by Peoples or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Peoples Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Peoples Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; (v) the applicable lessor's reversionary interest in any leased property pursuant to the applicable lease; and (vi) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to Peoples on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of Peoples, leased by Peoples or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use Laws. To Peoples knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by Peoples or its Subsidiaries that is material to their respective businesses is structurally sound, in reasonable operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

        (b)   With respect to all real property presently owned, leased or used by Peoples or any of its Subsidiaries, Peoples, its Subsidiaries and to Peoples knowledge each of the prior owners, have conducted their respective business in compliance with all applicable Laws relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the knowledge of Peoples, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Peoples or any of its Subsidiaries with respect to the Environmental Laws, and to Peoples knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of Peoples or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To Peoples knowledge, neither Peoples nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To Peoples knowledge, neither Peoples nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

        3.12    Loans and Investments

        (a)   Peoples has provided First Capital with a list of each loan by Peoples Bank that has been classified by regulatory examiners or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of December 31, 2014. The most recent loan watch list of Peoples Bank and a list of all loans which have been determined to be 60 days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has also been provided by Peoples to First Capital.

        (b)   All loans reflected in the Peoples Financial Statements as of December 31, 2014, and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2014: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) for loans that are secured by collateral, are secured by perfected security interests or recorded mortgages naming Peoples Bank or a Subsidiary as the secured party or mortgagee (unless by written agreement to the contrary).

        (c)   The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Peoples Financial Statements are, in the judgment of management of Peoples, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

        (d)   Except as set forth in Section 3.12(d) of the Peoples Disclosure Schedule, none of the investments reflected in the Peoples Financial Statements as of and for the period ended December 31, 2014, and none of the investments made by any Subsidiary of Peoples since December 31, 2014, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Except as set forth in Section 3.12(d) of the Peoples Disclosure Schedule, neither Peoples nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.

        (e)   Except as set forth in Section 3.12(e) of the Peoples Disclosure Schedule, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither Peoples nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

        3.13    No Shareholder Rights Plan

        Peoples has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Peoples or which reasonably could be considered an anti-takeover mechanism.

        3.14    Employee Benefit Plans

        (a)   With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Peoples is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Peoples under Code Section 414(c), and all other entities which together with Peoples are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an "ERISA Affiliate"), whether written or oral, in which Peoples or any ERISA Affiliate participates as a participating employer, or to which Peoples or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Peoples or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2010 (individually, "Peoples Plan" and collectively, "Peoples Plans"), Peoples represents and warrants, except as set forth in the Peoples Disclosure Schedule:

  (i)
  All such Peoples Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor ("Department") Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

  (ii)
  All Peoples Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan has received a determination letter (or can rely on an opinion or advisory letter with respect to preapproved plans) from the Internal Revenue Service upon which Peoples may rely regarding the tax qualified status under the Code.

  (iii)
  All Peoples Plans that provide for payments of "nonqualified deferred compensation" (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2007, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

  (iv)
  No Peoples Plan (or its related trust) holds any stock or other securities of Peoples.

  (v)
  Neither Peoples, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of a Peoples Plan, has engaged in any transaction that may subject Peoples, any ERISA Affiliate or any Peoples Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

  (vi)
  All obligations required to be performed by Peoples or any ERISA Affiliate under any provision of any Peoples Plan have been performed by it in all material respects and, neither Peoples nor any ERISA Affiliate is in default under or in violation of any provision of any Peoples Plan.

  (vii)
  All required reports and descriptions for the Peoples Plans have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Peoples Plans have been proper as to form and timely given.

  (viii)
  There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any Peoples Plan.

  (ix)
  There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against Peoples or any ERISA Affiliate in connection with any Peoples Plan or the assets of any Peoples Plan.

  (x)
  Any Peoples Plan may be amended and terminated at any time without any Material Adverse Effect and these rights have always been maintained by Peoples and its ERISA Affiliates.

        (b)   Peoples has provided or made available to First Capital true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

  (i)
  Pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto);

  (ii)
  All employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

  (iii)
  All executive and other incentive compensation plans, programs and agreements;

  (iv)
  All group insurance (whether self-funded or fully insured), stop-loss policies and medical and prescription drug arrangements, policies or plans;

  (v)
  All other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Peoples for its current or former directors, officers or employees;

  (vi)
  All reports filed with the Internal Revenue Service or the Department within the preceding three years by Peoples or any ERISA Affiliate with respect to any Peoples Plan;

  (vii)
  All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

  (viii)
  Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

        (c)   Except as disclosed on the Peoples Disclosure Schedule, no current or former director, officer or employee of Peoples or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Peoples or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by Peoples or an ERISA Affiliate.

        (d)   With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by Peoples or any ERISA Affiliate, no director, officer, employee or agent of Peoples or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Peoples or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by Peoples or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

        (e)   Except as provided in the Peoples Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Peoples or any ERISA Affiliate and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

        (f)    Except as otherwise provided in the Peoples Disclosure Schedule, no Voluntary Employees' Beneficiary Association ("VEBA"), as defined in Code Section 501(c)(9), is sponsored or maintained by Peoples or any ERISA Affiliate.

        (g)   Except as otherwise disclosed in the Peoples Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due or vest as a result of the transactions contemplated by the terms of this Agreement.

        (h)   Except as may be disclosed in the Peoples Disclosure Schedule, Peoples and all ERISA Affiliates are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements.

        (i)    All of the Peoples Plans have been funded in accordance with the minimum funding requirements of ERISA Section 302 and Code Section 412, and effective January 1, 2008, ERISA Section 303 and Code Section 430 to the extent applicable, and no funding requirement has been waived, nor does Peoples or any ERISA Affiliate have any liability or potential liability as a result of the underfunding of, or termination of any such plan by Peoples or any ERISA Affiliate.

        (j)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), Peoples, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual," as such terms are defined in Code Section 280G.

        (k)   Neither Peoples nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way Peoples Plans.

        (l)    Neither Peoples nor any ERISA Affiliate have been a party to any transaction that is or is substantially similar to a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. No 409A Plan has been funded by an off-shore arrangement described in Section 409A(b)(1) of the Code. Peoples and any ERISA Affiliate have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

        3.15    Obligations to Employees

        All material obligations and liabilities of and all payments by Peoples or any ERISA Affiliate and all Peoples Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable Law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Peoples or an ERISA Affiliate in accordance with GAAP and applicable Law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) Peoples Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the Peoples Financial Statements and the books, statements and records of Peoples.

        3.16    Taxes, Returns and Reports

        Except as set forth in the Peoples Disclosure Schedule, each of Peoples and its Subsidiaries has since January 1, 2009 (a) duly and timely filed all federal, state, and local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Peoples has established, and shall establish in the Subsequent Peoples Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the Peoples Financial Statements adequate to cover all of Peoples and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Peoples nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Peoples Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of Peoples or its Subsidiaries. To the knowledge of Peoples, neither Peoples nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Peoples or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

        3.17    Deposit Insurance

        The deposits of Peoples Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law and Peoples or Peoples Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

        3.18    Insurance

        Peoples has provided First Capital with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers' blanket bond, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Peoples or any of its Subsidiaries on the date hereof or with respect to which Peoples or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

        3.19    Books and Records

        The books and records of Peoples are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Peoples on a consolidated basis set forth in the Peoples Financial Statements.

        3.20    Broker's, Finder's or Other Fees

        Except for reasonable fees and expenses of Peoples attorneys and accountants and of PBS, all of which shall be paid by Peoples at or prior to the Effective Time, and except as set forth in the Peoples Disclosure Schedule, no agent, broker or other Person acting on behalf of Peoples or under any authority of Peoples is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

        3.21    Interim Events

        Except as set forth in the Peoples Disclosure Schedule as otherwise permitted hereunder, since December 31, 2014, neither Peoples nor any of its Subsidiaries has:

        (a)   experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Peoples;

        (b)   Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $25,000 individually or in the aggregate;

        (c)   Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03 hereof;

        (d)   Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

        (e)   Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Peoples or a Subsidiary;

        (f)    Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

        (g)   Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

        (h)   Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

        (i)    Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business consistent with past practices;

        (j)    Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Peoples Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; (iii) arising under currently existing credit agreements and financing arrangements listed on the Peoples Disclosure Schedule; and (iv) that do not materially impair the ownership or use of such assets;

        (k)   Except as set forth in the Peoples Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

        (l)    Entered into any transaction, contract or commitment other than in the ordinary course of business;

        (m)  Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

        (n)   Conducted its business in any manner other than substantially as it was being conducted as of December 31, 2014.

        3.22    Insider Transactions

        Except as set forth in the Peoples Disclosure Schedule, since December 31, 2013, no officer or director of Peoples or any of its Subsidiaries or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such officer or director (an "Affiliate") has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by Peoples or any Subsidiary or in any liability, obligation or indebtedness of Peoples or any Subsidiary, except for deposits of Peoples Bank.

        3.23    Indemnification Agreements

        (a)   Other than as set forth in the Peoples Disclosure Schedule, neither Peoples nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of Peoples or the charter documents of a Subsidiary.

        (b)   Since January 1, 2013, no claims have been made against or filed with Peoples or any of its Subsidiaries nor have, to the knowledge of Peoples, any claims been threatened against Peoples or a Subsidiary, in either case for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Peoples or any of its Subsidiaries.

        3.24    Anti-takeover Provisions Inapplicable; Vote Required

        Except as set forth in Section 3.24 of the Peoples Disclosure Schedule:

        (a)   Peoples has taken all actions required to exempt First Capital, the Agreement and the Merger from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar Laws contained in the KBCA.

        (b)   The affirmative vote at the shareholders' meeting of a majority of the outstanding shares of Peoples Common Stock to approve and adopt this Agreement (including without limitation, the Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii)) is the only vote of the shareholders of Peoples that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        3.25    Intellectual Property

        (a)   Peoples and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by Peoples or its Subsidiaries in their respective businesses as currently conducted. Neither Peoples nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party, or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

        (b)   Peoples and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2010. There is no claim pending, or to the knowledge of Peoples threatened, against Peoples and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

        (c)   To the knowledge of Peoples, no third party has infringed, misappropriated or otherwise violated Peoples or its Subsidiaries' Intellectual Property rights since January 1, 2010. There are no claims asserted or threatened by Peoples or its Subsidiaries, nor has Peoples or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party's owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

        (d)   Peoples and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

        (e)   For purposes of this Agreement, "Intellectual Property" shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

        3.26    Community Reinvestment Act

        Peoples Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        3.27    Bank Secrecy Act

        Neither Peoples nor Peoples Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

        3.28    Agreements with Regulatory Agencies

        Except as set forth in Section 3.28 of the Peoples Disclosure Schedule in a manner permitted by applicable Law, neither Peoples nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Peoples Disclosure Schedule (a "Peoples Regulatory Agreement"), nor has Peoples or any of its Subsidiaries been advised since January 1, 2012, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Peoples Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Peoples or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to Peoples or any of its Subsidiaries.

        3.29    Internal Controls

        (a)   None of Peoples or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the system of internal accounting controls described in the next sentence. Peoples and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        (b)   Peoples has disclosed to its outside auditors and the audit committee of Peoples Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Peoples' ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples internal controls over financial reporting. These disclosures were made in writing by management to Peoples auditors and audit committee and a copy has previously been made available to First Capital.

        (c)   Since December 31, 2012, (i) through the date hereof, neither Peoples nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Peoples or any of its Subsidiaries, whether or not employed by Peoples or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Peoples or any of its officers, directors, employees or agents to the Board of Directors of Peoples or any committee thereof or to any director or officer of Peoples.

        3.30    Fiduciary Accounts

        Peoples and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither Peoples nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to Peoples knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        3.31    Opinion of Financial Advisor

        The Board of Directors of Peoples, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Professional Bank Services, Inc. ("PBS"), that the Merger Consideration is fair to the shareholders of Peoples from a financial point of view.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF FIRST CAPITAL

        On or prior to the date hereof, First Capital has delivered to Peoples a schedule (the "First Capital Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V and Article VI.

        For the purpose of this Agreement, and in relation to First Capital, a "Material Adverse Effect" means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of First Capital and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of First Capital to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Peoples, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of First Capital and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that in no event shall a change in the trading price of the shares of First Capital Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Capital and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect; provided further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a "Material Adverse Effect", a "Material Adverse Effect" shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against First Capital or First Harrison Bank following the date of this Agreement which would not be terminated upon a merger on terms reasonably satisfactory to Peoples of Peoples Bank and First Harrison Bank.

        For the purpose of this Agreement, and in relation to First Capital and its Subsidiaries, "knowledge" means those facts that are known by the directors and executive officers or should have been known after reasonable inquiry by the executive officers of First Capital and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to First Capital, its "Subsidiaries" shall mean any entity which is required to be consolidated with First Capital for financial reporting purposes pursuant to GAAP. "Executive Officer" shall mean the Chairman of the Board of Directors and individuals with policy making functions, including without limitation the President, the Chief Financial Officer, the Chief Lending Officer, or individuals performing similar functions regardless of title.

        Accordingly, First Capital hereby represents and warrants to Peoples as follows, except as set forth in its Disclosure Schedule:

        4.01    Organization and Authority

        (a)   First Capital is a corporation duly organized and validly existing under the Laws of the State of Indiana and is a registered savings and loan holding company under the federal Home Owners Loan Act. First Capital has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. First Capital has previously provided Peoples with a complete list of its Subsidiaries. Except as set forth in its Disclosure Schedule and except for its Subsidiaries, First Capital owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (b)   First Harrison Bank is a thrift institution chartered and existing under the Laws of the United States of America. First Harrison Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in Section 4.01(b) of the First Capital Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, First Harrison Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (c)   Each of First Capital's Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

        4.02    Authorization

        (a)   First Capital has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d) and (e) hereof. As of the date hereof, First Capital has no knowledge of any reason why the approvals set forth in Section 7.01(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(d). This Agreement and its execution and delivery by First Capital have been duly authorized and approved by the Board of Directors of First Capital and, assuming due execution and delivery by Peoples, constitutes a valid and binding obligation of First Capital, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other Laws of general application relating to or affecting the enforcement of creditors' rights.

        (b)   Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of First Capital or the charter documents of any of First Capital's Subsidiaries; (ii) conflicts with or violates any Law (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which First Capital or any of its Subsidiaries is a party or by which First Capital or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Peoples) or any other adverse interest, upon any right, property or asset of First Capital or any of its Subsidiaries which would be material to First Capital; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which First Capital or any of its Subsidiaries is bound or with respect to which First Capital or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

        (c)   Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by First Capital.

        4.03    Capitalization

        (a)   The authorized capital stock of First Capital as of the date hereof consists, and at the Effective Time will consist, of 5,000,000 shares of First Capital Common Stock, 2,760,002 shares of which shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock (the "Preferred Stock"), no shares of which are issued and outstanding as of the date hereof. Such issued and outstanding shares of First Capital Common Stock have been duly and validly authorized by all necessary corporate action of First Capital, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former First Capital shareholder. First Capital has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize any other capital stock or any additional shares of First Capital Common Stock. Each share of Voting Common Stock is entitled to one vote per share. A description of the First Capital Common Stock is contained in the Articles of Incorporation of First Capital.

        (b)   Except as set forth in the First Capital Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Capital are owned by First Capital free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

        (c)   Except as set forth in the First Capital Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of First Capital Common Stock or any of First Capital's Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of First Capital or its Subsidiaries, by which First Capital is or may become bound. First Capital does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of First Capital Common Stock. Except as set forth in the First Capital Disclosure Schedule, to the knowledge of First Capital, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of First Capital or its Subsidiaries.

        (d)   Except as set forth in Section 4.03(d) of the First Capital Disclosure Schedule, First Capital has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of the outstanding shares of First Capital Common Stock.

        4.04    Organizational Documents

        The Articles of Incorporation and By-Laws of First Capital and any similar governing documents for each of First Capital's Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Peoples.

        4.05    Compliance with Law

        (a)   Neither First Capital nor any of its Subsidiaries is currently in violation of, and since January 1, 2012, none has been in violation of, any Law, except where such violation would not have a Material Adverse Effect. First Capital and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to the Surviving Corporation at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

        (b)   Except as otherwise disclosed on the Disclosure Schedule, none of First Capital or its Subsidiaries is subject (nor has been subject during the last three years) to any order or investigation by, or is a party (or has been a party during the last three years) to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of the First Capital or its Subsidiaries, including, without limitation, any state banking, lending or mortgage banking supervisor.

        (c)   Since January 1, 2012, First Capital and its Subsidiaries have filed all material reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with any governmental authority. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied, in all material respects, with the relevant statutes, rules and regulations enforced or promulgated by the governmental authority with which they were filed.

        (d)   None of the information supplied or to be supplied by First Capital or its Subsidiaries for inclusion in any documents to be filed with any governmental authority in connection with the transactions or events contemplated by this Agreement will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        (e)   Except as set forth on the Disclosure Schedule, First Capital and its Subsidiaries have filed (or will prior to the Closing have filed) all required notices or applications with, and has obtained (or will prior to the Closing have obtained) the necessary authorizations by, or the consent or approval of, each Governmental Authority required to be made or obtained in connection with the execution, delivery and/or performance of this Agreement by First Capital and its Subsidiaries.

        (f)    All of the existing offices and branches of First Harrison Bank have been legally authorized and established in accordance with all applicable Laws, except such as would not have a Material Adverse Effect. First Harrison Bank has no approved but unopened offices or branches.

        (g)   First Capital and its Subsidiaries have all (i) franchises, permits, licenses and any similar authority necessary for the conduct of its business relating solely to originating and/or servicing mortgage loans and (ii) material franchises, permits, licenses and any similar authority necessary for the conduct of its business other than relating to originating and/or servicing mortgage loans. First Capital and its Subsidiaries are not in default under any of such franchises, permits, licenses or other similar authority.

        4.06    Statements True and Correct.

        (a)   This Agreement and the First Capital Disclosure Schedule, taken as a whole, do not contain an untrue statement of a material fact by First Capital or omit to state a material fact necessary to make the statements by First Capital contained herein or therein, in light of the circumstances in which they are made, not misleading.

        (b)   All of the information supplied or to be supplied by First Capital expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete on the date thereof and will comply as to form in all material respects with the provisions of applicable Law.

        4.07    Litigation and Pending Proceedings

        Except as set forth in the First Capital Disclosure Schedule:

        (a)   Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on First Capital, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against First Capital or any of its Subsidiaries or, to the knowledge of First Capital or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against First Capital or any of its Subsidiaries. First Capital does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against First Capital or any of its Subsidiaries.

        (b)   Neither First Capital nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of First Capital, under governmental investigation with respect to, any actual or alleged material violations of any Law; or (iii) the subject of any material pending or, to the knowledge of First Capital, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        4.08    Financial Statements and Reports

        (a)   First Capital has delivered or made available to Peoples copies of the following financial statements and reports of First Capital and its Subsidiaries, including the notes thereto (collectively, the "First Capital Financial Statements"):

  (i)
  Consolidated Balance Sheets and the related Consolidated Statements of Earnings as of and for the fiscal years ended December 31, 2014, 2013 and 2012; and

  (ii)
  Call Reports for First Harrison Bank as of the close of business on December 31, 2014, 2013 and 2012 and March 31, 2015.

        (b)   Except as disclosed on the Disclosure Schedule:

  (i)
  the First Capital Financial Statements present fairly in all material respects the consolidated financial position of First Capital as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders' equity for the periods covered thereby in accord with accounting principles that are generally accepted in the United States and are complete and correct in all material respects, and represent bona fide transactions, and have been prepared from the books and records of First Capital and its Subsidiaries; and

  (ii)
  do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business or any revenue that is not cash revenue or that consists of any bartering or exchange of goods or services, except, in each case, as expressly specified therein.

        4.09    Title to Properties

        Except as described in this Section 4.09 or the First Capital Disclosure Schedule:

        (a)   First Capital or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the First Capital Financial Statements as of December 31, 2014; good and marketable title to all personal property reflected in the First Capital Financial Statements as of December 31, 2014, other than personal property disposed of in the ordinary course of business since December 31, 2014; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which First Capital or any of its Subsidiaries purports to own or which First Capital or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2014. All of such properties and assets are owned or leased by First Capital or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the First Capital Disclosure Schedule; (ii) as specifically noted in reasonable detail in the First Capital Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) the applicable lessor's reversionary interest in any leased property pursuant to the applicable lease; and (vi) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to First Capital on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of First Capital, leased by First Capital or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use Laws. To First Capital's knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by First Capital or its Subsidiaries that is material to their respective businesses is structurally sound, in reasonable operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

        (b)   With respect to all real property presently or formerly owned, leased or used by First Capital or any of its Subsidiaries, First Capital, its Subsidiaries and to First Capital's knowledge each of the prior owners, have conducted their respective business in compliance with all applicable Environmental Laws. There are no pending or, to the knowledge of First Capital, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against First Capital or any of its Subsidiaries with respect to the Environmental Laws, and to First Capital's knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of First Capital or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To First Capital's knowledge, neither First Capital nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To First Capital's knowledge, neither First Capital nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

        4.10    Employee Benefit Plans

        With respect to the employee benefit plans, as defined in Section 3(3) of the ERISA, sponsored or otherwise maintained by First Capital or any of its Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, "First Capital Plans"), all such First Capital Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

        4.11    Taxes, Returns and Reports

        Except as set forth in the First Capital Disclosure Schedule, each of First Capital and its Subsidiaries has since January 1, 2009 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). First Capital has established, and shall establish in the Subsequent First Capital Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the First Capital Financial Statements adequate to cover all of First Capital's and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither First Capital nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent First Capital Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of First Capital or its Subsidiaries. To the knowledge of First Capital, neither First Capital nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of First Capital or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

        4.12    Deposit Insurance

        The deposits of First Harrison Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law and First Capital or First Harrison Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

        4.13    Insurance

        First Capital has provided Peoples with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by First Capital or any of its Subsidiaries on the date hereof or with respect to which First Capital or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

        4.14    Books and Records

        The books and records of First Capital are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of First Capital on a consolidated basis set forth in the First Capital Financial Statements.

        4.15    Broker's, Finder's or Other Fees

        Except for reasonable fees and expenses of First Capital's attorneys and accountants, all of which shall be paid by First Capital at or prior to the Effective Time, and except as set forth in the First Capital Disclosure Schedule, no agent, broker or other Person acting on behalf of First Capital or under any authority of First Capital is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

        4.16    First Capital Securities and Exchange Commission Filings

        First Capital has filed all SEC Reports required to be filed by it as of the date of this Agreement (excluding any SEC Report required to be filed by First Capital in connection with this Agreement). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. First Capital has made available to Peoples copies of all comment letters received by First Capital from the SEC since January 1, 2010 relating to the SEC Reports, together with all written responses of First Capital thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by First Capital, and to the knowledge of First Capital, none of the SEC Reports is the subject of any ongoing review or investigation by the SEC.

        4.17    Anti-takeover Provisions Inapplicable; Vote Required

        (a)   First Capital has taken all actions required to exempt Peoples, the Agreement and the Merger from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar Laws contained in the Indiana Business Corporation Law.

        (b)   The affirmative vote at the shareholders' meeting of a majority of the outstanding shares of First Capital Common Stock to approve and adopt this Agreement (including without limitation, the Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii)) is the only vote of the shareholders of First Capital that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        4.18    Community Reinvestment Act

        First Harrison Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        4.19    Bank Secrecy Act

        Neither First Capital nor First Harrison Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

        4.20    No Shareholder Rights Plan

        First Capital has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of First Capital or which reasonably could be considered an anti-takeover mechanism.

        4.21    Absence of Undisclosed Liabilities

        Except as provided in the First Capital Financial Statements or in Section 4.21 of the First Capital Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of First Capital Subsidiaries made in the ordinary course of business and trade payables incurred in the ordinary course of First Capital's Subsidiaries' business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of First Capital or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. Neither First Capital nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any natural person or legal or contractual entity or group which is not set forth in the First Capital Financial Statements.

        4.22    Interim Events

        Except as set forth in the First Capital Disclosure Schedule or as otherwise permitted hereunder, since March 31, 2015, neither First Capital nor any of its Subsidiaries has:

        (a)   experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on First Capital;

        (b)   except for the Merger contemplated by this Agreement or as disclosed in any of First Capital's SEC Reports, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party; or

        (c)   conducted its business in any manner other than substantially as it was being conducted as of March 31, 2015.

        4.23    Agreements with Regulatory Agencies

        Except as set forth in Section 4.23 of the First Capital Disclosure Schedule in a manner permitted by applicable Law, neither First Capital nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the First Capital Disclosure Schedule (a "First Capital Regulatory Agreement"), nor has First Capital or any of its Subsidiaries been advised since January 1, 2012, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such First Capital Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of First Capital or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to First Capital or any of its Subsidiaries.

        4.24    Available Funds

        Immediately before the Effective Time, First Capital will have cash sufficient to pay any amounts required to be paid by First Capital pursuant to Articles 1 and 2 of this Agreement.

        4.25    Opinion of Financial Advisor

        The Board of Directors of First Capital, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Raymond James & Associates, Inc. ("Raymond James"), that the Merger Consideration is fair to the shareholders of First Capital from a financial point of view.

ARTICLE V.
COVENANTS OF PEOPLES AND FIRST CAPITAL

        Peoples covenants and agrees with First Capital, and First Capital covenants and agrees with Peoples, each for itself and its respective Subsidiaries and not with respect to any other party, to act as follows and to cause its respective Subsidiaries to act as follows:

        5.01    Access to Records and Properties

        (a)   Peoples and First Capital shall each keep the other party advised of all material developments relevant to each party's businesses prior to consummation of the Merger. Prior to the Effective Time, each party will give the other party reasonable access to all of the party's premises during normal business hours on reasonable notice and books and records (including tax returns filed and those in preparation) of the party and its Subsidiaries and cause the party's officers to furnish the other party with such financial and operating data and other information with respect to the business and properties as the other party shall from time to time reasonably request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation by a party shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other party.

        (b)   During the period from the date of this Agreement to the Effective Time, each party will confer with the other party on a monthly or more frequent basis regarding the party's financial conditions, operations and business and matters relating to the completion of the Merger.

        5.02    Confidentiality

        Between the date of this Agreement and the Effective Time, Peoples and First Capital shall each maintain in confidence, and cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby and thereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested by the other party.

        5.03    Shareholder Approval

        (a)   Peoples agrees to submit this Agreement to Peoples shareholders for approval and adoption at the Peoples Meeting, which shall be called and held in accordance with applicable Law and Peoples' Articles of Incorporation and By-Laws at the earliest possible reasonable date following the effectiveness of the final form of the Registration Statement and regulatory approval of the Merger, and subject to Section 6.04 hereof, the Board of Directors of Peoples shall recommend to its shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from its shareholders.

        (b)   First Capital agrees to submit this Agreement to First Capital shareholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and its Articles of Incorporation and By-Laws at the earliest possible reasonable date, and subject to Section 6.04 hereof, the Board of Directors of First Capital shall recommend to its shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from its shareholders.

        5.04    Operation of the Business of First Capital and Peoples

        (a)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Peoples and First Capital and each of their respective Subsidiaries shall: (i) carry on their respective business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve their respective business organization intact, keep available the services of the present officers and employees and preserve their respective present relationships with customers and Persons having business dealings with each of them; (iii) use commercially reasonable efforts to maintain all of the properties and assets owned or utilized in the operation of their respective businesses as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all Laws applicable to them and to the conduct of their respective businesses; (v) timely file all required regulatory reports; and (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any of their respective contracts, agreements, commitments, obligations, understandings, arrangements, leases or licenses to which they or any of their respective Subsidiaries are a party or by which they or any of their respective Subsidiaries may be subject or bound which would reasonably be expected to have a Material Adverse Effect.

        (b)   Subject to the terms and conditions of this Agreement, First Capital and Peoples shall each use their respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger and the transactions contemplated thereby as promptly as practicable and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        (c)   Without limiting the generality of the foregoing, without the prior written consent of a duly authorized officer of First Capital, which consent shall not be unreasonably withheld, denied, or delayed, Peoples shall not:

  (i)
  Make any change in its authorized capital stock or capital stock accounts, issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock;

  (ii)
  Redeem any of its outstanding shares of common stock;

  (iii)
  Merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person except for First Capital or enter into any other similar transaction not in the ordinary course of business;

  (iv)
  Purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except consistent with its past practices and in the ordinary course of business necessary to manage its investment portfolio, and except that Peoples shall not purchase any additional "step up" bonds or purchase any security with a maturity in excess of three (3) years;

  (v)
  Make any changes in the composition of its executive officers, directors or other key management personnel;

  (vi)
  Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which change shall be reported promptly to the other party;

  (vii)
  Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit or any employment or consulting agreement;

  (viii)
  Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber or sell any of its assets, including the shares of any Subsidiary, purchase or otherwise acquire or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value consistent with past practice;

  (ix)
  Alter, amend or repeal its Articles or Bylaws except as contemplated by this Agreement or unless such amendment shall be necessary to complete the Merger or Bank Merger and the other party shall have authorized or consented to such change;

  (x)
  Enter into any new capital commitments or make any capital expenditures in excess of $10,000 each, other than pursuant to binding commitments existing on the date hereof;

  (xi)
  Enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation requiring payments by it or any of its Subsidiaries which exceed $10,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business, other than (1) as contemplated by Section 5.04(c)(xii) hereof, (2) for the payment of commissions to any broker or agent with respect to the sale of other real estate owned, or (3) for the payment of legal, accounting and other fees related to the Merger;

  (xii)
  Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any Person if the Loan is an existing credit on its books or the books of any Subsidiary and classified as "Substandard," "Doubtful," "Loss" or "special mention", or make any Loan which is a first mortgage loan in excess of $300,000 or any other Loan in excess of $100,000;

  (xiii)
  Except as provided in the Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $2,500 individually or $10,000 in the aggregate;

  (xiv)
  Make any investment subject to any restrictions, whether contractual or statutory, which materially impairs its ability to dispose freely of such investment at any time; or, subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by it or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank ("FHLB") borrowings;

  (xv)
  File any applications or make any contract with respect to branching or site location or relocation;

  (xvi)
  Make any material change in its accounting methods or practices, other than changes required by changes in applicable Laws or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable Laws;

  (xvii)
  Change its lending, investment, deposit or asset and liability management or other banking policies except as may be required by applicable Law and the other party shall have authorized or consented to such change;

  (xviii)
  Enter into any future contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

  (xix)
  Acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

  (xx)
  Incur any liability for borrowed funds or place upon or permit any encumbrance of any nature upon any of its properties or assets except as permitted by Section 3.11(a)(iii) and (iv);

  (xxi)
  Engage in any loan transaction with an Affiliate or any other transaction with an Affiliate which is not in the ordinary course of business;

  (xxii)
  Pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the Disclosure Schedule; or

  (xxiii)
  distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) Peoples Bank may pay cash dividends to Peoples in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Peoples and to provide funds for Peoples dividends to its shareholders in accordance with this Agreement, and (B) Peoples may pay to its shareholders its usual and customary cash dividend of no greater than $126 per share on a semi-annual basis, which may be prorated for a quarterly period if the anticipated Effective Time occurs after the end of a quarterly period but prior to the customary semi-annual dividend date occurring at the end of the next proceeding quarterly period, provided that no dividend may be paid for or during the quarterly period in which the Merger is scheduled to be consummated or is consummated if, during such period, Peoples shareholders will become entitled during such period to receive First Capital's regular quarterly cash dividend on their shares of First Capital Common Stock received pursuant to this Agreement;

        (d)   Without the prior written consent of a duly authorized officer of the other party to this Agreement, neither First Capital nor Peoples will take any action that is intended or is reasonably likely to result in:

  (i)
  any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a) and 7.02(a);

  (ii)
  any of the conditions to the Merger set forth in Article VII not being satisfied;

  (iii)
  a material violation of any provision of this Agreement; or

  (iv)
  a material delay in the consummation of the Merger except, in each case, as may be required by applicable Law.

        5.05    Insurance

        First Capital and Peoples shall each maintain, or cause to be maintained, on their own behalf and for their respective Subsidiaries, in full force and effect, insurance on their respective assets, properties and operations, and fidelity coverage, in such amounts and with regard to such liabilities and hazards as are currently insured by them or their respective Subsidiaries as of the date of this Agreement.

        5.06    Governmental Reports and Shareholder Information

        Promptly upon its becoming available, Peoples and First Capital shall each furnish to the other party (1) copy of each financial statement, report, notice, or proxy statement sent by them or any of their respective Subsidiaries to any Governmental Authority or to their respective shareholders generally and of any order issued by any Governmental Authority in any proceeding to which they or any of their respective Subsidiaries is a party. For purposes of this Agreement, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

        5.07    Financial Statements; SEC Filings and Tax Returns

        (a)   As soon as reasonably available after the date of this Agreement, Peoples and First Capital shall each deliver to the other party any additional financial statements which have been prepared on the delivering party's behalf or at its direction, including the delivering party's quarterly and monthly unaudited balance sheets and profit and loss statements prepared for the delivering party's internal use, the delivering party's Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by Law. Collectively, all such Peoples and First Capital financial statements described by this Section 5.07 are referred to as the "Subsequent Financial Statements." The Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except, in the case of unaudited financial statement or Call Report information, for the absence of notes and/or year-end adjustments). The Subsequent Financial Statements, including the notes thereto, shall not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, if such inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

        (b)   As soon as reasonably available after the date of this Agreement, First Capital and Peoples shall each deliver or cause to be made available to the other party any material SEC filings and tax returns which have been prepared on the delivering party's behalf or at its direction.

        5.08    Disclosure Supplements

        From time to time prior to the Effective Time, Peoples and First Capital shall each promptly supplement or amend their respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby. No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or the compliance by any party with the covenants set forth in Article V or Article VI hereof.

        5.09    Other Approvals

        (a)   Peoples and First Capital shall each proceed expeditiously, cooperate fully and use commercially reasonable efforts to procure upon terms and conditions consistent with the condition set forth in this Agreement all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

        (b)   Peoples and First Capital shall each use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and which the parties agree are material.

        5.10    Notice of Breach

        Peoples and First Capital shall each promptly give written notice to the other upon becoming aware of the existence, or the impending or threatened occurrence of, any events which have caused or would cause or constitute a breach of any of the representations, warranties, covenants or agreements made to or with the other party in this Agreement and will use their respective reasonable best efforts in good faith to prevent or promptly remedy the same.

        5.11    Notification of Material Adverse Effect

        Peoples and First Capital shall each give prompt notice to the other party of any fact, event or circumstance known to Peoples or First Capital (as applicable) that has resulted in or is reasonably likely, individually or taken together with all other facts, events and circumstances known to Peoples or First Capital (as applicable), to result in any Material Adverse Effect with respect to Peoples or First Capital (as applicable).

        5.12    Indemnification.

        (a)   From and after the Effective Time, First Capital shall provide the individuals who at any time prior to the Effective Time were directors or officers of Peoples or Peoples Bank (the "Indemnified Parties") with indemnification in respect of actions or omissions (other than actions or omissions which constitute fraud) occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), in accordance with the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of Peoples and Peoples Bank as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to First Capital).

        (b)   This Section 5.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on First Capital and its successors and assigns.

 ARTICLE VI.
CERTAIN AGREEMENTS

        6.01    Other Approvals

        First Capital shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall file such applications within 60 days after the execution of this Agreement. First Capital shall provide to Peoples' counsel drafts of all bank regulatory applications prior to filing, and First Capital shall consult with Peoples and provide Peoples an opportunity to comment on all draft bank regulatory applications prior to filing. First Capital shall provide Peoples copies of all filed bank regulatory applications and material written communications with all state and federal bank regulatory agencies relating to such applications. First Capital shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to First Capital, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

        6.02    SEC Registration

        (a)   First Capital shall file with the SEC as promptly as practicable and in the most expeditious manner practicable a Registration Statement on an appropriate form under the 1933 Act covering the shares of First Capital Common Stock to be issued pursuant to this Agreement and shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement." The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to First Capital and Peoples, prepared for use in connection with the meeting of shareholders of Peoples referred to in Section 5.03 hereof, all in accordance with the rules and regulations of the SEC. First Capital shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of First Capital Common Stock.

        (b)   Any materials or information provided by First Capital for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

        (c)   First Capital will use reasonable best efforts to list for trading on the NASDAQ Capital Market (subject to official notice of issuance) prior to the Effective Time, the shares of First Capital Common Stock to be issued in the Merger.

        6.03    Employee Benefit Plans

        (a)   First Capital shall make available to the officers and employees of Peoples or any Subsidiary ("Employees") who continue as employees of Peoples or any Subsidiary after the Effective Time ("Continuing Employees"), substantially the same employee benefits, on substantially the same terms and conditions as First Capital offers to its similarly situated officers and employees. Continuing Employees will receive credit for prior service with Peoples or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of First Capital and its Subsidiaries. To the extent that First Capital determines, in its sole discretion, that Peoples' employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in First Capital's employee benefit plans as soon as reasonably practicable after termination. Continuing Employees who become covered under the health or dental plans of First Capital shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of First

Capital or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of Peoples. To the extent that the initial period of coverage for Continuing Employees under age 65 under any such First Capital employee benefit plans is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Peoples plan during the balance of such 12-month period of coverage, provided that First Capital can obtain, in a manner satisfactory to First Capital, as determined in its sole discretion, the necessary data.

        (b)   All Continuing Employees shall be subject to First Capital's vacation policy as of the Effective Time. Peoples or its Subsidiaries, as applicable, shall pay prior to the Closing to each Employee all of such Employee's accrued but unpaid vacation time.

        (c)   After the Effective Time, mileage for Continuing Employees' business-related travel shall be reimbursed according to First Capital's reimbursement policy for mileage, consistent with the applicable provisions of the Code.

        (d)   After the Effective Time, Peoples' sick time policy shall terminate and all Continuing Employees shall be subject to First Capital's sick time policy. Peoples or its Subsidiaries, as applicable, shall pay prior to the Closing to each Employee all of such Employee's accrued but unpaid sick time.

        (e)   Until the Effective Time, Peoples or a Subsidiary of Peoples, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. First Capital or a First Capital Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Peoples or a Subsidiary of Peoples who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Peoples or a Subsidiary of Peoples who incurs a qualifying event before the Effective Time.

        (f)    After the Effective Time, any Employee whose employment is terminated after the Closing Date by First Capital or any of its Subsidiaries and who executes a valid waiver and release in a form acceptable to First Capital and First Harrison Bank (and who does not revoke such waiver and release during any applicable revocation period), shall be entitled to receive severance payments as set forth on Schedule 6.03(f).

        6.04    Public Announcements

        First Capital and Peoples will consult with the other before issuing any press release or otherwise making any public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by Law.

        6.05    Written Opinion of Financial Advisor

        Peoples shall receive within ten (10) days of this Agreement the written fairness opinion of PBS that the Merger Consideration is fair to the shareholders of Peoples from a financial point of view.

        6.06    Acquisition Proposals

        Peoples agrees that neither it nor Peoples Bank shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and Peoples Bank's directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Peoples or Peoples Bank, or any purchase of all or substantially all of the assets of Peoples or Peoples Bank or more than 10% of the outstanding equity securities of Peoples or Peoples Bank (any such proposal or offer being hereinafter referred to as an "Peoples Acquisition Proposal"). Peoples further agrees that neither Peoples nor Peoples Bank shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and Peoples Bank's directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Peoples Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Peoples Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Peoples or the Peoples Board from (i) complying with its disclosure obligations under federal or state Law; (ii) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Peoples Acquisition Proposal if the Peoples or Peoples Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (iii) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Peoples Acquisition Proposal or (iv) recommending such a Peoples Acquisition Proposal to the shareholders of Peoples, if and only to the extent that, in each such case referred to in clause (ii), (iii) or (iv) above, (A) the Peoples Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable Law and (B) the Peoples Board determines in good faith (after consultation with its financial advisor) that such Peoples Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction materially more favorable (taking into account the fees, expenses, and costs associated herewith and therewith) to Peoples' shareholders from a financial point of view than the Merger. A Peoples Acquisition Proposal which is received and considered by the Peoples Board in compliance with this Section 6.05 and which meets the requirements set forth in the preceding sentence is herein referred to as a "Peoples Superior Proposal." Peoples agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Peoples Acquisition Proposals. Peoples agrees that it will notify First Capital if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Peoples, Peoples Bank, or any of its representatives.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE MERGER

        7.01    First Capital    The obligation of First Capital to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by First Capital:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of Peoples contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Peoples, except for Section 3.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Peoples, has had or would result in a Material Adverse Effect on Peoples.

          (b)    Covenants.    Each of the covenants and agreements of Peoples shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    First Capital shall have received from Peoples at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to First Capital, set forth in Section 10.02(b) hereof.

          (d)    Registration Statement Effective.    First Capital shall have registered its shares of First Capital Common Stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by First Capital. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

          (e)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby ("Regulatory Approvals") shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of First Capital reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that First Capital would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (f)    Shareholder Approval.    The shareholders of First Capital and of Peoples shall each have approved and adopted this Agreement as required by applicable Law and its Articles of Incorporation.

          (g)    Officers' Certificate.    Peoples shall have delivered to First Capital a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Peoples contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of Peoples have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Peoples has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (h)    Tax Opinion.    The Board of Directors of First Capital shall have received a written opinion of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to First Capital, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to their respective shareholders, except with respect to cash received by the shareholders of Peoples as Cash Consideration or for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (i)    Material Proceedings.    None of First Capital, Peoples, or either of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

          (j)    NASDAQ Listing.    The shares of First Capital Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

        7.02    Peoples

        The obligation of Peoples to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Peoples:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of First Capital contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of First Capital, except for Section 4.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of First Capital, has had or would result in a Material Adverse Effect on First Capital.

          (b)    Covenants.    Each of the covenants and agreements of First Capital shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    Peoples shall have received from First Capital at the Closing the items and documents, in form and content reasonably satisfactory to Peoples, listed in Section 10.02(a) hereof.

          (d)    Regulatory Approvals.    All Regulatory Approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Peoples determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Peoples would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (e)    Shareholder Approvals.    The shareholders of First Capital and Peoples shall have approved and adopted this Agreement as required by applicable Law and such entity's Articles of Incorporation and the shareholders of First Capital shall have not rescinded their approval of this Agreement.

          (f)    Officers' Certificate.    First Capital shall have delivered to Peoples a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of First Capital contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of First Capital have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) First Capital has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (g)    Registration Statement Effective.    First Capital shall have registered its shares of First Capital Common Stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by First Capital. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

          (h)    NASDAQ Listing.    The shares of First Capital Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

          (i)    Tax Opinion.    Peoples shall have received from its special tax counsel, Krieg DeVault LLP, a written opinion dated the Closing Date, in form and content reasonably satisfactory to Peoples, to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) gain, if any, will be recognized by the holders of Peoples shares only to the extent of the cash received as Cash Consideration, for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof, or as a result of exercise of statutory dissenters rights; (iii) the basis of the shares of Peoples common stock retained by the shareholders of Peoples will be unaffected by the Merger; and (iv) the holding period of the shares of First Capital Common Stock received by the shareholders of Peoples will be unaffected by the Merger, provided such shares were held as capital assets as of the Effective Time. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (j)    Material Proceedings.    None of First Capital, Peoples, or any Subsidiary of First Capital or Peoples, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.
TERMINATION OF MERGER

        8.01    Termination

        This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

        (a)   by the mutual written consent of First Capital and Peoples;

        (b)   by either of Peoples or First Capital by written notice to the other:

  (i)
  if the Agreement is not approved by the requisite vote of Peoples or First Capital shareholders at the meeting of shareholders contemplated in Section 5.03;

  (ii)
  if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable;

  (iii)
  if the consummation of the Merger shall not have occurred on or before January 31, 2016 (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

  (iv)
  if the Peoples Board shall approve any Peoples Acquisition Proposal or publicly recommend that the holders of Peoples Common Stock accept or approve any Peoples Acquisition Proposal; or

  (v)
  if Peoples shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Peoples Acquisition Proposal.

        (c)   by written notice from First Capital to Peoples, if:

  (i)
  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

  (ii)
  if the Peoples Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

  (iii)
  Peoples breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Peoples within 20 business days after Peoples receipt of written notice of such breach from First Capital;

  (iv)
  there has been a Material Adverse Effect on Peoples on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

  (v)
  the Consolidated Net Book Value of Peoples is less than $26,410,000, as calculated pursuant to Section 2.01(e).

        (d)   by written notice from Peoples to First Capital if:

  (i)
  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

  (ii)
  First Capital breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by First Capital within 20 business days after First Capital's receipt of written notice of such breach from Peoples; or

  (iii)
  there has been a Material Adverse Effect on First Capital on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement.

        8.02    Effect of Termination

        (a)   Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of First Capital or Peoples and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 8.02 and Section 11.11, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

        (b)   Peoples shall pay to First Capital an amount in cash equal to $900,000 (the "Termination Fee") if:

  (i)
  this Agreement is terminated by First Capital pursuant to Section 8.01(c)(ii); or

  (ii)
  this Agreement is terminated by First Capital or Peoples pursuant to Section 8.01(b)(iv) or 8.01(b)(v); or

  (iii)
  this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of Peoples shareholders to approve the Agreement by the requisite vote and prior to the date that is twelve months after such termination Peoples or any of its Subsidiaries enters into any Peoples Acquisition Agreement or any Peoples Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

  (iv)
  this Agreement is terminated by either party pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, a Peoples Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, Peoples or any of its Subsidiaries enters into any Peoples Acquisition Agreement or any Peoples Acquisition Proposal is consummated.

        (c)   Any fee due under Section 8.02(b) shall be paid to First Capital by Peoples by wire transfer of same day funds:

  (i)
  in the case of Section 8.02(b)(i), concurrently with such termination; and

  (ii)
  in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date Peoples enters into such Acquisition Agreement or consummates such Acquisition Proposal.

        (d)   In the event that this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of the shareholders of the other party to approve (the "Nonapproving Party") the Agreement and the Merger by the requisite vote, then the Nonapproving Party shall promptly (but in any event within two business days) following receipt of an invoice pay or reimburse the other party all of the other party's actual and reasonably documented out of pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by the other party and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (but not in excess of $200,000 in the aggregate) (the "Expenses").

        (e)   In the event that Peoples owes the Termination Fee and/or fees and expenses to First Capital pursuant to this Agreement, then the payment of such amounts shall be the sole and exclusive remedy of First Capital for those termination events and shall constitute liquidated damages. In the event that First Capital owes Peoples fees and expenses pursuant to this Agreement, then the payment of such amounts shall be the sole and exclusive remedy of Peoples for those termination events and shall constitute liquidated damages.

        (f)    Each party to this Agreement acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not have entered into this Agreement. Accordingly, if (i) (A) Peoples fails promptly to pay the amounts due pursuant to this Section 8.02 or (B) First Capital fails to comply with any demand for specific performance of this Agreement and completion of the Merger, and (ii) in order to obtain such payment or such specific performance, the aggrieved party shall commence a suit that results in a judgment against the non-performing party for the amounts or relief set forth in this Section 8.02, then the non-performing party shall pay to the aggrieved party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.
EFFECTIVE TIME OF THE MERGER

        Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of First Capital and Peoples as filed with the Indiana Secretary of State (the "Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the fifth business day following the date by which the last of the following has occurred: (a) the fulfillment or waiver of all conditions precedent to the Merger set forth in Article VII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

ARTICLE X.
CLOSING

        10.01    Closing Date and Place

        So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the "Closing") will take place at 9:00 AM Eastern Time on such day (or if such day is not a business day on which the Indiana Secretary of State accepts filings under the Indiana Business Corporation Law, then on the last day prior to such date that is a business day) as the day of the Effective Time (the "Closing Date") at a location to be reasonably determined by First Capital.

        10.02    Deliveries

        (a)   At the Closing, First Capital will deliver to Peoples the following:

  (i)
  the officers' certificate contemplated by Section 7.02(f) hereof;

  (ii)
  copies of all approvals by government regulatory agencies necessary to consummate the Merger;

  (iii)
  copies of the resolutions adopted by the Board of Directors of First Capital certified by the Secretary of First Capital relative to the approval of this Agreement and the Merger;

  (iv)
  such other documents as Peoples or its legal counsel may reasonably request.

        (b)   At the Closing, Peoples will deliver to First Capital the following:

  (i)
  the officers' certificate contemplated by Section 7.01(f) hereof;

  (ii)
  copies of the resolutions adopted by the Board of Directors and shareholders of Peoples certified by the Secretary of Peoples relative to the approval of this Agreement and the Merger;

  (iii)
  such other documents as First Capital or its legal counsel may reasonably request.

ARTICLE XI.
MISCELLANEOUS

        11.01    Effective Agreement

        This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Section 11.08 hereof.

        11.02    Waiver; Amendment

        (a)   The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

        (b)   This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

        11.03    Notices

        All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service, as follows:

If to First Capital:	with a copy to (which will not constitute notice):
William W. Harrod, President and CEO First Capital, Inc. 220 Federal Drive NW P.O. Box 130 Corydon, Indiana 47112 E-mail: bharrod@firstharrison.com	John W. Tanselle, Esq. Krieg DeVault LLP One Indiana Square Suite 2800 Indianapolis, Indiana 46204 E-mail: jtanselle@kdlegal.com
If to Peoples:	with a copy to (which will not constitute notice):
G. William Hardy, Chairman and CEO Peoples Bancorp Inc. of Bullitt County 1612 Highway 44 East P.O. Box 247 Shepherdsville, Kentucky 40165	R. James Straus, Esq. Frost Brown Todd LLC 400 West Market Street Suite 3200 Louisville, Kentucky 40202-3363 E-mail: jstraus@fbtlaw.com
and with a copy to (which will not constitute notice):	and with a copy to (which will not constitute notice):
William L. Dawson, President Peoples Bancorp Inc. of Bullitt County 1612 Highway 44 East P.O. Box 247 Shepherdsville, Kentucky 40165 E-Mail: bdawson@pbofbc.com	Nathan L. Berger, Esq. Frost Brown Todd LLC 400 West Market Street Suite 3200 Louisville, Kentucky 40202-3363 E-mail: nberger@fbtlaw.com or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, two (2) business days after deposit with the United States Postal Service; and (c) if delivered by overnight express delivery service, on the next business day after deposit with such service with sufficient shipping fees for next business day delivery prepaid.

        11.04    Headings

        The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

        11.05    Severability

        In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

        11.06    Counterparts; Facsimile

        This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

        11.07    Governing Law; Enforcement; Specific Performance; Jury Trial

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Harrison County, Indiana or the United States District Court for the Southern District of Indiana, New Albany Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

        (b)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above without the necessity of posting any bond or other security and each of the parties hereby waives the defense in any such suit that the party seeking specific performance has an adequate remedy at law and agrees not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specific performance as provided in this paragraph shall be the sole and exclusive remedy of the parties and their respective shareholders under this Agreement, and neither party nor its respective shareholders shall have any other rights or remedies under this Agreement, except as otherwise provided in this Agreement.

        (c)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

        11.08    Entire Agreement

        This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written,

among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement, as amended on February 6, 2015, by and between Peoples and First Capital (the "Confidentiality Agreement"). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

        11.10    Survival of Representations, Warranties or Covenants

        Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter First Capital, Peoples and all the respective directors, officers and employees of First Capital and Peoples will have no further liability with respect thereto. The covenants contained in Section 8.02 shall survive termination of this Agreement. The covenants contained in Sections 11.08 shall survive the Effective Time.

        11.11    Expenses

        Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

        11.12    Certain References

        Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" will mean any day except Saturday and Sunday when First Harrison Bank, in Corydon, Indiana, is open for the transaction of business.

        11.13    Disclosure Schedules

        The mere inclusion of an item in a party's Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party's Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party's Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

[Signature Page Follows]

        IN WITNESS WHEREOF, First Capital and Peoples have made and entered into this Agreement and Plan of Merger as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

FIRST CAPITAL, INC.
By:	/s/ WILLIAM W. HARROD William W. Harrod, President and CEO
PEOPLES BANCORP, INC. OF BULLITT COUNTY
By:	/s/ G. WILLIAM HARDY G. William Hardy, Chairman and CEO

 Annex B

June 4, 2015

Board of Directors
Peoples Bancorp, Inc. of Bullitt County
1612 Highway 44 East
Shepherdsville, Kentucky 40165

Dear Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Peoples Bancorp, Inc. of Bullitt County, Shepherdsville, Kentucky ("Peoples") of the proposed merger of Peoples with First Capital, Inc., Corydon, Indiana ("First Capital") (the "Merger"). In the proposed Merger, Peoples shareholders will receive either 382.83 First Capital common shares per Peoples common share, or cash equal to $9,475.00 per Peoples common share, based on an assumed $24.75 price per First Capital common share, and subject to adjustment for changes in the price of First Capital common shares, Peoples failing to attain minimum consolidated net book value, and the net proceeds received from the sale of property owned by Peoples. The terms of the transaction are set forth in the Agreement and Plan of Merger between Peoples and First Capital (the "Agreement").

        Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

        For purposes of this opinion, PBS performed a review and analysis of the historic performance of Peoples including:

  •
  December 31, 2014 audited annual report of Peoples.

  •
  December 31, 2014 and March 31, 2015 Consolidated Reports of Condition and Income ("Call Reports") of Peoples' wholly owned subsidiary Peoples Bank of Bullitt County, Shepherdsville, Kentucky ("Peoples Bank" or the "Bank").

  •
  Uniform Bank Performance Report for Peoples Bank as of March 31, 2015.

  •
  Peoples budget and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports.

        We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general

B-1

market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

        A limited scope due diligence review of First Capital was performed by PBS and senior management of Peoples, which included an on-site visit by PBS personnel and Peoples senior management June 1, 2015 through June 2, 2015, utilizing various management and financial data of First Capital. The review included but was not limited to the following:

  •
  Certain asset quality reports provided by First Capital.

  •
  Consolidated Financial Statements for First Capital.

  •
  First Capital Annual Report for 2014.

  •
  Current consolidated month-end delinquency and non-accrual reports for First Capital.

  •
  Current and historical consolidated analysis of the allowance for loan and lease losses for First Capital.

  •
  Current consolidated internal loan reports, consolidated problem loan listing with classifications.

  •
  Various other current internal financial and operating reports prepared by First Capital.

  •
  Captive Insurance Risk Assessment and Analysis.

        We have not compiled or audited the financial statements of Peoples or First Capital, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of Peoples or First Capital.

        PBS, its officers, and its staff have no present business interest in Peoples. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by Peoples. PBS is independent of all parties to the contemplated transaction. Fees paid to PBS for the preparation of this review are neither dependent nor contingent upon any transaction or upon the results of the review.

        Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of Peoples under the Agreement is fair and equitable from a financial perspective.

Very truly yours,

Professional Bank Services, Inc.

B-2

 Annex C

June 3, 2015

Board of Directors
First Capital, Inc.
220 Federal Drive, NW
Corydon, IN 47112

Members of the Board of Directors:

        We understand that First Capital, Inc. ("First Capital" or the "Company") and Peoples Bancorp, Inc. of Bullitt County ("Peoples") propose to enter into the Agreement (defined below) pursuant to which, among other things, Peoples will be merged with and into First Capital (the "Transaction"). Subject to the terms and conditions of the Agreement, each share of Peoples common stock issued and outstanding shall become and be converted, at the election of the holder, into the right to receive 382.83 shares of First Capital common stock (the "Stock Consideration") or $9,475.00 in cash (the "Cash Consideration" and, collectively with the Stock Consideration, the "Merger Consideration"). Details of the election, allocation, proration and potential adjustments are more fully described in the Agreement. The Board of Directors of the Company (the "Board") has requested that Raymond James & Associates, Inc. ("Raymond James") provide an opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement, is fair from a financial point of view to the Company. For purposes of this Opinion, and with your consent, we have assumed that the Merger Consideration has a value of $9,475.00 per share.

        In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

  1.
  reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger between First Capital, Inc. and Peoples Bancorp, Inc. of Bullitt County dated as of May 30, 2015 (the "Agreement");

  2.
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of Peoples made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to Peoples for the periods ending December 31, 2020 as approved for our use by the Company (the "Projections");

  3.
  reviewed recent public filings and certain other publicly available information regarding Peoples;

  4.
  reviewed financial, operating and other information regarding Peoples and the industry in which it operates;

  5.
  reviewed the financial and operating performance of Peoples and those of other selected public companies that we deemed to be relevant;

  6.
  reviewed the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

  7.
  considered the publicly available financial terms of certain transactions we deemed to be relevant;

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

  9.
  discussed with members of the senior management of the Company and Peoples certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

        With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or Peoples or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Peoples. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

        We have relied upon, without independent verification, the assessment of the Company's management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of June 1, 2015 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Peoples since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

        We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of the Company's common stock either until or following the closing of the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by the Company.

        We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

        In formulating our opinion, we have considered only what we understand to be the Merger Consideration to be paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Peoples' officers, directors or employees, or class of such persons, in connection with the Transaction. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company's or any other party's security holders or other constituencies vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration to be paid in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Peoples or the ability of the Company or Peoples to pay their respective obligations when they come due.

        This opinion was approved by an opinion committee of Raymond James.

        Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, all of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Peoples or other participants in the Transaction, currently or in the future, for which Raymond James may receive compensation.

        It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

 Annex D

PROVISIONS OF THE KENTUCKY BUSINESS CORPORATION ACT
RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS

        271B.13-010.    Definitions.

        As used in this subtitle:

        (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

        (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

        271B.13-020.    Right to dissent.

        (1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the corporation is a party:

            1.     If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            2.     If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            1.     Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

            2.     Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            3.     Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

            4.     Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

          (e)   Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (f)    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        271B.13-030.    Dissent by nominees and beneficial owners.

        (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a)   He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

        271B.13-200.    Notice of dissenters' rights.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

        (2)   If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

        271B.13-210.    Notice of intent to demand payment.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Shall not vote his shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

        271B.13-220.    Dissenters' notice.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenter's notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

        (2)   The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e)   Be accompanied by a copy of this subtitle.

        271B.13-230.    Duty to demand payment.

        (1)   A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

        (2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        (3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

        271B.13-240.    Share restrictions.

        (1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

        (2)   The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        271B.13-250.    Payment.

        (1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (2)   The payment shall be accompanied by:

          (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)   A statement of the corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated; and

          (d)   A statement of the dissenter's right to demand payment under KRS 271B.13-280.

        271B.13-260.    Failure to take action.

        (1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

        271B.13-270.    After-acquired shares.

        (1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

        271B.13-280.    Procedure if shareholder dissatisfied with payment or offer.

        (1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

        271B.13-300.    Court action.

        (1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) day after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)   The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

        (5)   Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

        271B.13-310.    Court costs and counsel fees.

        (1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

        (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.